As filed with the Securities and Exchange Commission on October 22, 2010
Registration No. 333-169363

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1 to the
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Alliance Bancorp, Inc. of Pennsylvania
and Alliance Bank Profit Sharing/401(k) Plan

(Exact name of registrant as specified in its articles of incorporation)

Pennsylvania	6036	90-0606221
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

541 Lawrence Road
Broomall, Pennsylvania 19008
(610) 353-2900

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Dennis D. Cirucci
President and Chief Executive Officer
Alliance Bancorp, Inc. of Pennsylvania
541 Lawrence Road
Broomall, Pennsylvania 19008
(610) 353-2900

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Raymond A. Tiernan, Esq.	John J. Spidi, Esq.
Hugh T. Wilkinson, Esq.	James C. Stewart, Esq.
Kenneth B. Tabach, Esq.	Malizia Spidi &Fisch, PC
Elias, Matz, Tiernan & Herrick L.L.P.	Suite 200 West
734 15th Street, N.W., 11th Floor	1227 25th Street, N.W.
Washington, D.C. 20005	Washington, D.C. 20037
202-347-0300	202-434-4670

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price	Fee
Common Stock, $.01 par value per share	6,888,174 shares(1)	$10.00	$68,881,740(2)	$4,912 (3)
Participation interests	318,019 interests(2)			— (2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Regulation 457(o) under the Securities Act.

(2)	The securities of Alliance Bancorp, Inc. of Pennsylvania to be purchased by the Alliance Bank Profit Sharing/401(k) Plan are included in the common stock being registered. Pursuant to Rule 457(h)(2) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS
(Proposed holding company for Alliance Bank)
Up to 3,565,000 Shares of Common Stock for Sale
(Anticipated Maximum)

Alliance Bancorp, Inc. of Pennsylvania, a newly formed Pennsylvania corporation (which we refer to as “Alliance Bancorp — New”), is offering up to 3,565,000 shares of its common stock to the public in connection with the “second step” conversion of Alliance Mutual Holding Company from the mutual to the stock form of organization. All shares of common stock being offered for sale will be sold at a price of $10.00 per share. The shares being offered represent Alliance Mutual Holding Company’s current 59.5% ownership interest in the existing mid-tier holding company for Alliance Bank, a federally chartered corporation also known as Alliance Bancorp, Inc. of Pennsylvania (which we refer to as “Alliance Bancorp”). The remaining 40.5% ownership interest in Alliance Bancorp is now owned by public shareholders and will be exchanged for shares of common stock of Alliance Bancorp — New. The common stock of Alliance Bancorp is currently listed on the Nasdaq Global Market under the symbol “ALLB.” We expect that the common stock of Alliance Bancorp — New will trade under the symbol “ALLBD” for a period of 20 trading days after completion of the conversion and offering. Thereafter, the trading symbol will be “ALLB.”

•	If you are a current or former depositor of Alliance Bank as of one of the eligibility record dates, you may have priority rights to purchase shares in the subscription offering.
•	If you are not a depositor, but are interested in purchasing shares of our common stock, you may be able to purchase shares in the community offering to the extent shares remain available after priority orders are filled.

•	If you are a shareholder of Alliance Bancorp, the shares you own will be exchanged for between 0.6631 and 0.8971 shares of Alliance Bancorp — New or up to 1.0317 shares in the event the maximum of the offering range is increased by 15%.
We are offering shares of common stock in a “subscription offering” to eligible depositors of Alliance Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to residents of our local communities and the shareholders of Alliance Bancorp. We must sell a minimum of 2,635,000 shares to complete the offering. Stifel, Nicolaus & Company, Incorporated will assist us in selling our common stock on a best efforts basis in the subscription and community offerings. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering in a “syndicated community offering” through a syndicate of selected broker-dealers, with Stifel, Nicolaus & Company, Incorporated serving as a sole book-running manager. We retain the right to accept or reject, in part or in whole, any order received in the community offering or the syndicated community offering. Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any shares of common stock that are being offered for sale.
The minimum order is 25 shares. The subscription offering will end at 2:00 p.m., Eastern Time, on          , 2010. We expect that the community offering, if held, will terminate at the same time, although it may continue without notice to you until          , 2010. The offering may be extended further, if the Office of Thrift Supervision approves a later date. No single extension may exceed 90 days and the offering must be completed by          , 2012. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond          , 2010, or the number of shares of common stock to be sold is increased to more than 4,099,750 shares or decreased to less than 2,635,000 shares. If we extend the offering beyond          , 2010, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds, with interest calculated at Alliance Bank’s passbook rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,635,000 shares or more than 4,099,750 shares, we will promptly return all funds, with interest, and set a new offering range. All subscribers will be notified and given the opportunity to place a new order. Funds received prior to the completion of the offering will be held in a segregated account at Alliance Bank and will earn interest calculated at Alliance Bank’s passbook savings rate, which is currently     % per annum.
This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 20.

OFFERING SUMMARY
Price Per Share: $10.00

	Minimum	Midpoint	Maximum	Maximum, As Adjusted

Number of shares	2,635,000	3,100,000	3,565,000	4,099,750
Gross offering proceeds	$26,350,000	$31,000,000	$35,650,000	$40,997,500
Estimated offering expenses, excluding selling agent fees and expenses	$1,055,000	$1,055,000	$1,055,000	$1,055,000
Estimated selling agent fees and expenses(1)(2)	$1,223,240	$1,407,085	$1,590,931	$1,802,353
Estimated net proceeds	$24,071,760	$28,537,915	$33,004,069	$38,140,147
Estimated net proceeds per share	$9.14	$9.21	$9.26	$9.30

(1)	Includes: (i) selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated in connection with the subscription and community offerings equal to 1.0% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases) or approximately $141,000, at the adjusted maximum of the offering range, assuming that 40% of the offering is sold in the subscription and community offerings and the remaining 60% of the offering will be sold by a syndicate of broker-dealers in a syndicated community offering: (ii) fees and selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated and any other broker-dealers participating in the syndicated offering equal to 6.0% of the aggregate amount of common stock sold in the syndicated community offering, or approximately $1,476,000 at the adjusted maximum of the offering range, and (iii) other expenses of the offering payable to Stifel, Nicolaus & Company, Incorporated and the other broker-dealers that may participate in the syndicated community offering, including the assumptions regarding the number of shares that may be sold in the subscription offering and the syndicated community offering to determine the estimated offering expenses, see “Pro Forma Data” on page and “The Conversion and the Offering — Marketing Arrangements” on page .
(2)	If all shares of common stock are sold in the syndicated community offering, the maximum selling agent commissions and expenses would be $1.8 million at the minimum, $2.0 million at the midpoint, $2.3 million at the maximum, and $2.6 million at the adjusted maximum.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Stifel Nicolaus Weisel

For assistance, please contact the Stock Information Center, toll-free, at (          )          -
The date of this prospectus is           , 2010

MAP OF OUR MARKET AREA

We Build Relationships That Last

Alliance Bank

Your Community Bank Since 1938

Headquarters & Main Banking Office

541 Lawrence Road, Broomall, PA

Banking Offices

979 Baltimore Pike
Glen Mills

153 Saxer Avenue
Springfield

925 Providence Road
Secane

69th and Walnut Streets
Upper Darby

500 East Township Line Road
Havertown

9 East Baltimore Pike
Lansdowne

252 and West Chester Pike
Newton Square

82 East Lancaster Avenue
Paoli

PENNSYLVANIA
PHILADELPHIA
Chester County
Delaware County
76
30
476
3
1
95

SUMMARY

This summary highlights material information from this prospectus and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Alliance Bancorp and the section entitled “Risk Factors.”

Alliance Bancorp — New

Alliance Bancorp — New is a newly formed Pennsylvania corporation. Alliance Bancorp — New is conducting this offering in connection with the conversion of Alliance Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock of Alliance Bancorp — New to be sold represent the 59.5% ownership interest in Alliance Bancorp currently owned by Alliance Mutual Holding Company. The remaining 40.5% ownership interest in Alliance Bancorp is currently owned by other shareholders (who are sometimes referred to as the “public shareholders”) and will be exchanged for shares of common stock of Alliance Bancorp — New based on an exchange ratio of 0.6631 to 0.8971. The exchange ratio may be increased to as much as 1.0317 in the event the maximum of the offering range is increased by 15%. The actual exchange ratio will be determined at the closing of the offering and will depend on the number of shares of common stock sold in the stock offering. The executive offices of Alliance Bancorp — New are located at 541 Lawrence Road, Broomall, Pennsylvania 19008, and its telephone number is (610) 353-2900.

Alliance Bank

Alliance Bank is a Pennsylvania-chartered stock savings bank operating out of its executive offices in Broomall, Pennsylvania and nine other full service offices in Delaware and Chester Counties, Pennsylvania. While the bank’s legal name is Greater Delaware Valley Savings Bank, we conduct business, and are known, as “Alliance Bank.” The bank is primarily engaged in single-family residential lending and commercial real estate lending funded by deposits and borrowings. The bank’s loan portfolio primarily consists of single family residential real estate loans and commercial real estate loans. At June 30, 2010, single-family residential real estate loans amounted to $110.4 million or 38.4% of total loans and commercial real estate loans amounted to $136.9 million or 47.6% of total loans. Alliance Bank’s main office is located at 541 Lawrence Road, Broomall, Pennsylvania 19008 and its telephone number is (610) 353-2900.

Alliance Mutual Holding Company

Alliance Mutual Holding Company is a federally chartered mutual holding company which currently is the parent of Alliance Bancorp. The principal business purpose of Alliance Mutual Holding Company is owning more than a majority of the outstanding shares of common stock of Alliance Bancorp. Alliance Mutual Holding Company currently owns 59.5% of the outstanding shares of Alliance Bancorp. Alliance Mutual Holding Company will no longer exist upon completion of the conversion and offering.

Alliance Bancorp

Alliance Bancorp is a federally chartered corporation and currently is the mid-tier stock holding company for Alliance Bank. At June 30, 2010, 59.5% of the issued and outstanding shares of Alliance Bancorp were owned by Alliance Mutual Holding Company, and the remaining 40.5% of Alliance Bancorp’s issued and outstanding shares were owned by the public shareholders. The common stock of Alliance Bancorp is registered under the Securities Exchange Act of 1934, as amended, and is publicly traded on the Nasdaq Global Market. At the conclusion of the offering and the conversion of Alliance Mutual Holding Company, Alliance Bancorp will no longer exist. The existing public shareholders of Alliance Bancorp will have their shares converted into 0.6631 to 0.8971 shares of Alliance Bancorp — New common stock. The shares of common stock being offered by Alliance Bancorp — New represent Alliance Mutual Holding Company’s current ownership interest in Alliance Bancorp. As of June 30, 2010, Alliance Bancorp had $448.4 million in total assets, $381.2 million in total deposits and $48.6 million in stockholders’ equity. The executive offices of

Alliance Bancorp are located at 541 Lawrence Road, Broomall, Pennsylvania 19008, its telephone number is (610) 353-2900, and its website is www.allianceanytime.com. Information on our website should not be treated as part of this prospectus.

Our Current and Proposed Organizational Structure

We have been organized in the mutual holding company form since 1995. In January 2007, we completed our reorganization into the current two-tier mutual holding company structure. In our 2007 reorganization, existing shareholders of Alliance Bank, including Alliance Mutual Holding Company, exchanged their shares of common stock in Alliance Bank for shares of Alliance Bancorp pursuant to an exchange ratio of 2.09945 shares of Alliance Bancorp common stock for each outstanding share of Alliance Bank common stock. As a result, Alliance Bancorp became the “mid-tier” holding company for Alliance Bank. Prior to such reorganization in 2007, Alliance Bank had been a direct subsidiary of the mutual holding company. In addition, as part of the 2007 reorganization, Alliance Bancorp sold $16.5 million of its common stock, at a purchase price of $10.00 per share, in a public offering. As a result of the 2007 reorganization and offering, the ownership interest of Alliance Mutual Holding Company was reduced from 80.02% to 55.0%. As of June 30, 2010, Alliance Mutual Holding Company owned 59.5% of the issued and outstanding shares of common stock of Alliance Bancorp.

The following chart shows our current ownership structure which is commonly referred to as the “two-tier” mutual holding company structure:

Pursuant to the terms of our plan of conversion and reorganization, we are now converting from the partially public mutual holding company structure to the fully public stock holding company form of organization, in what is known as a “second step” transaction. As part of the conversion, we are offering for sale the majority ownership interest in Alliance Bancorp that is currently owned by Alliance Mutual Holding Company. Upon completion of the conversion and offering, Alliance Mutual Holding Company and Alliance Bancorp will cease to exist, we will be fully owned by public shareholders and there will be no continuing interest by a mutual holding company. Upon completion of the conversion, public shareholders of Alliance Bancorp will receive shares of common stock of Alliance Bancorp — New in exchange for their shares of Alliance Bancorp.

Following our conversion and this offering, we will be organized as a fully public holding company and our ownership structure will be as follows:

These transactions are commonly referred to as a “second-step” conversion.

Our Operating Strategy

The key elements of our operating strategy include:

Expand Our Market Presence and Geographic Reach.  We continue to seek ways to increase our market penetration to grow our business and expand our geographic reach in banking on other complementary financial services businesses.

•	Expanding our Market Presence. We have increased our market penetration through the use of television, print media and outdoor sign marketing campaigns and by increasing the products and services we offer. We incentivize our employees to cross-sell our products and emphasize a Customer First® mentality in an effort to maximize the number of our products that each customer, household or business utilizes.

•	Complementary acquisitions. In addition to organic growth, we continue to evaluate market expansion acquisition opportunities to acquire other financial institutions or financial service companies (such as wealth management and insurance companies) in our current market area as well as contiguous market areas that afford us the opportunity to add complementary products to our existing businesses, although we currently have no plans, agreements or understandings with respect to any acquisitions or de novo openings.

•	De novo branching. The net proceeds from the offering will facilitate our ability to add new branch locations, either on a de novo basis or through acquisitions to provide our customers with better access and service in addition to filling any gaps in our footprint. While our business plan indicates our intention to open a new de novo branch office in each of the next two years, any such openings will be subject to, among other factors, market conditions, the economic environment and the identification of sites which are acceptable to us being available within our targeted expense range. We currently have no specific plans, agreements or understandings with respect to any acquisitions or de novo openings.

Improve Our Earnings and Diversify Our Income Sources.  We continue to seek ways of increasing our net interest income, net interest margin and other sources of non-interest income.

•	Emphasizing Origination of Commercial Real Estate Loans. Commercial real estate loans are attractive because they generally provide us with higher yields and less interest rate risk because they typically have adjustable rates of interest and/or shorter terms to maturity in comparison to traditional single-family residential mortgage loans. At June 30, 2010, $136.9 million or 47.6% of our total loan portfolio consisted of commercial real estate loans. The net proceeds from the offering will increase our capital, although we currently maintain regulatory capital in excess of “well capitalized” standards, and will facilitate our ability to expand our loan relationships, consistent with our current underwriting guidelines. We intend to continue to emphasize growth in our commercial real estate lending in a manner consistent with our loan underwriting policies and procedures. Commercial real estate loans generally are considered to have a higher risk of loss than single-family residential mortgage loans due to, among other things, the fact that repayment of commercial real estate loans often depends on the successful operation of a business or the underlying property securing the loan as well as the fact that commercial real estate loans often typically involve larger loan balances to single borrowers or groups of related borrowers. See “Risk Factors — Risks Related to Our Business — Our Loan Portfolio Includes a Significant Amount of Commercial Real Estate Loans and Construction Loans, Which Have a Higher Risk of Loss than Conforming, Single-Family Residential Mortgage Loans.”

•	Expanding Business Banking Operations. We hired an additional loan officer in 2009 and are currently seeking more relationship managers and loan officers to facilitate increased sales calls on local real estate investors, builders and other area businesses to capitalize on our commercial banking experience and to further penetrate the markets we serve. As a community based bank, we believe that we offer high quality customer service by combining locally based management for fast decisions on loan applications and approvals with customized deposit services which are attractive to small and medium sized businesses.

•	Controlling Non-interest Expense. We monitor our expense ratios closely and strive to improve our efficiency ratio through expense control and increases in non interest income and in net interest income. Our largest non-interest expense is compensation. We work to limit growth of compensation expense by controlling increases in the number of employees to those needed to support our growth and by maximizing the use of technology to increase efficiency.

•	Considering New Product Lines and Businesses. We continue to evaluate new product lines in our efforts to maintain a competitive edge and provide our customers with a broad array of products and services to meet the needs of our retail and business customers. In particular, we continue to evaluate financial products to expand our product offerings and improve our non-interest income. In addition, we continue evaluate opportunities to provide our customers with wealth management and insurance products and services and to increase our non-interest income.

•	Continuing Residential Mortgage Lending. As a community bank we continue our mission of supporting the communities we serve by offering a strong line of traditional single-family residential mortgage products. We offer first and second mortgages of various terms using fixed or adjustable rate products. In addition, we offer home equity loans and lines of credit to support short term financing needs. At June 30, 2010, our loans secured by single-family residential mortgages amounted to $110.4 million or 38.4% of our total loan portfolio. At such date, our single-family residential loans included $20.0 million in home equity loans and lines of credit. Our single-family residential loan portfolio also includes loans which are considered “subprime.” Our subprime loans amounted to $23.2 million, or 8.1% of our total loan portfolio, at June 30, 2010. We are continuing to originate subprime loans. By their nature, subprime loans generally are considered to have a greater degree of risk than conforming single-family residential mortgage loans. See “Risk Factors — Risks Related to Our Business — We Originate Subprime Mortgage Loans For Our Portfolio and Subprime Loans Have a Higher Risk of Loss than Conforming Single-Family Residential Mortgage Loans.” We reported $1.2 million or 5.4% of our subprime loans as non-performing at June 30, 2010. We recognize the additional risk associated with subprime lending and utilize a higher risk-weighting factor in maintaining our allowance for loan losses with respect to these loans.

Maintaining a Quality Loan Portfolio While Exercising Prudent Underwriting Standards.  While the delinquencies in our loan portfolio have increased during the current economic downturn, we continue to emphasize maintaining strong asset quality by following conservative underwriting criteria, diligently applying our collection efforts, and originating loans secured primarily by real estate. We will continue to focus on asset quality as we seek to expand our commercial lending activities. Our net charge-offs were 0.18% of our average loans outstanding for the six months ended June 30, 2010, while our non-performing assets at June 30, 2010 were $16.1 million, or 3.60% of total assets. Of the $16.1 million, $9.8 million, or 60.9% of total non performing assets, are related to two borrower relationships that we believe are adequately collateralized and reserved against.

Improve our Funding Mix and Increase Core Deposits.  We are continuing our efforts to increase our core deposits in order to help reduce and control our cost of funds. We value core deposits because the represent longer-term customer relationships and lower costs of funds. We offer competitive rates on a wide variety of deposit products to meet the individual needs of our customers. We also promote longer term deposits where possible, consistent with our asset liability management goals. In addition, we have focused on lowering outstanding borrowings to improve our funding mix. Since the year ended December 31, 2009, we have reduced borrowings by $21.9 million, or 62.6%, to $13.1 million at June 30, 2010. We intend to continue to pay down our borrowings to improve our funding mix to benefit our net interest margin and results of operations.

The Offering and Persons Who Can Purchase in the Offering

We are offering common stock which represents the 59.5% ownership interest in Alliance Bancorp now owned by Alliance Mutual Holding Company. We are offering between 2,635,000 and 3,565,000 shares of common stock, at a price of $10.00 per share. The number of shares to be sold may be increased to 4,099,750. The actual number of shares we sell will depend on an independent appraisal performed by RP Financial, LC, an independent appraisal firm. We are also exchanging shares of Alliance Bancorp, other than those held by Alliance Mutual Holding Company, for shares of Alliance Bancorp — New based on an exchange ratio of between 0.6631 and 0.8971. The exchange ratio may be increased to as much as 1.0317 in the event the stock offering closes at the maximum, as adjusted of the valuation range. See “The Conversion and Offering — How We Determined the Price Per Share, the Offering Range and the Exchange Ratio” at page   . Shares are being offered in a subscription offering in the following order of priority.

FIRST:	Eligible Account Holders (depositors at Alliance Bank with $50 or more on deposit as of June 30, 2009).
SECOND:	Alliance Bank’s employee stock ownership plan.
THIRD:	Supplemental Eligible Account Holders (depositors at Alliance Bank with $50 or more on deposit as of , 2010).
FOURTH:	Other Depositors (depositors at Alliance Bank as of , 2010 who do not qualify as Eligible Account Holders or Supplemental Eligible Account Holders).

The subscription offering will terminate at 2:00 p.m., Eastern Time, on          , 2010. We may extend this expiration date without notice to you for up to 45 days, until          , 2010. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond          , 2010. We may request permission from the Office of Thrift Supervision to extend the offering beyond          , 2010, but in no event may the offering be extended beyond          , 2012. If the offering is extended beyond          , 2010, we will be required to notify each subscriber and give each subscriber the opportunity to confirm, change or cancel their order.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described in the plan of conversion and reorganization. See “The Conversion and Offering — Subscription Offering” at page    for a description of the allocation procedure.

Concurrently with the subscription offering, or commencing after the subscription offering begins, we may also offer shares of common stock to the general public in a community offering. In the community offering, natural persons (and trusts of natural persons) who reside in Delaware and Chester Counties, Pennsylvania, will have a preference, and shareholders of Alliance Bancorp as of          , 2009 will have a second preference in the community offering after persons residing in Delaware and Chester Counties. The community offering, if commenced, is expected to terminate at 2:00 p.m., Eastern Time, on          , 2010, but may be extended without notice until          , 2010.

Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis by a syndicate of selected broker-dealers.

We may begin the syndicated community offering at any time following the commencement of the subscription offering. Stifel, Nicolaus & Company, Incorporated will act as sole book-running manager in the syndicated community offering, which is also being conducted on a best efforts basis. Neither Stifel, Nicolaus & Company, Incorporated nor any other member of the syndicate is obligated to purchase any shares in the syndicated community offering.

We have the right to reject any orders of stock in the community offering and syndicated community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order.

The purchase price is $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Stifel, Nicolaus & Company, Incorporated, our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Stifel, Nicolaus & Company, Incorporated is not obligated to purchase any shares of common stock in the offering.

We may cancel the conversion and the offering at any time prior to the special meeting of depositors of Alliance Bank to vote on the plan of conversion and reorganization and the special meeting of shareholders of Alliance Bancorp to vote on the plan of conversion and reorganization. We may also cancel the conversion and offering after the special meetings with the concurrence of the Office of Thrift Supervision. If we cancel the offering, orders for common stock already submitted will be canceled and subscribers’ funds will be returned with interest calculated at Alliance Bank’s passbook savings rate.

You cannot transfer your rights to purchase shares in the subscription offering. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions.

How We Determined the Price Per Share, the Offering Range and the Exchange Ratio

The offering range and the exchange ratio are based on an independent appraisal by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of our common stock assuming the sale of shares in this offering. RP Financial has indicated that in its opinion as of August 20, 2010, the estimated pro forma market value of our common stock was $52.1 million at the midpoint. In the offering, we are selling the number of shares representing the 59.5% of shares currently owned by Alliance Mutual Holding Company, which results in an offering range between $26.4 million and $35.7 million, with a midpoint of $31.0 million. The appraisal was based in part upon Alliance Bancorp’s financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in this offering.

Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, we are offering 2,635,000 shares, and at the maximum, as adjusted, of the offering range we are offering 4,099,750 shares in the offering. The appraisal will be updated before the conversion is completed. If the pro forma market value of the common stock at that time is either below $44.3 million or above $68.9 million, we will notify subscribers, return their funds, with interest, or cancel their deposit withdrawal authorizations, and subscribers will have the opportunity to place a new order. See “The Conversion and Offering — How We Determined the Price Per Share, the Offering Range and the

Exchange Ratio” for a description of the factors and assumptions used in determining the stock price and offering range.

The appraisal was based in part upon Alliance Bancorp’s financial condition and results of operations, the effect of the additional capital we will raise from the sale of common stock in this offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considered comparable to us. The appraisal peer group consists of the companies listed below. Total assets are as of June 30, 2010.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(In millions)

New Hampshire Thrift Bancshares, Inc. (NHTB)	Nasdaq	Newport, New Hampshire	$939
Harleysville Savings Financial Corporation (HARL)	Nasdaq	Harleysville, Pennsylvania	844
TF Financial Corporation (THRD)	Nasdaq	Newtown, Pennsylvania	721
BCSB Bancorp, Inc. (BCSB)	Nasdaq	Baltimore, Maryland	601
Central Bancorp, Inc. (CEBK)	Nasdaq	Somerville, Massachusetts	542
Elmira Savings Bank (ESBK)	Nasdaq	Elmira, New York	499
Newport Bancorp, Inc. (NFSB)	Nasdaq	Newport, Rhode Island	450
WVS Financial Corp. (WVFC)	Nasdaq	Pittsburgh, Pennsylvania	376
Rome Bancorp, Inc. (ROME)	Nasdaq	Rome, New York	330
Mayflower Bancorp, Inc. (MFLR)	Nasdaq	Middleboro, Massachusetts	256

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	our historical, present and projected operating results including, but not limited to, historical income statement information such as return on assets, return on equity, net interest margin trends, operating expense ratios, levels and sources of non-interest income, and levels of loan loss provisions;

•	our historical, present and projected financial condition including, but not limited to, historical balance sheet size, composition and growth trends, loan portfolio composition and trends, liability composition and trends, credit risk measures and trends, and interest rate risk measures and trends;

•	the economic, demographic and competitive characteristics of Alliance Bancorp’s primary market area including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, deposit market share and largest competitors by deposit market share;

•	a comparative evaluation of the operating and financial statistics of Alliance Bancorp’s with those of other similarly situated, publicly traded companies, which included a comparative analysis of balance sheet composition, income statement ratios, credit risk, interest rate risk and loan portfolio composition;

•	the impact of the offering on Alliance Bancorp’s consolidated stockholders’ equity and earning potential including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the reinvestment of the net proceeds of the offering, the estimated impact on the consolidated equity and earnings resulting from adoption of the employee benefit plans and the effect of higher consolidated equity on Alliance Bancorp’s future operations;

•	the impact of consolidation of Alliance Mutual Holding Company with and into Alliance Bancorp, including the impact of consolidation of Allliance Mutual Holding Company’s assets and liabilities, the addition of certain expenses currently borne by Alliance Mutual Holding Company and the elimination of certain intercompany income and expenses; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total stockholders’ equity, and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total stockholders’ equity less intangible assets. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a reported basis as utilized by RP Financial in its appraisal. These ratios are based on earnings for the 12 months ended June 30, 2010 and book value as of June 30, 2010 for us and the peer group (other than one member of the peer group for which data was through March 31, 2010).

	Price to Earnings		Price to Book	Price to Tangible
	Multiple		Value Ratio	Book Value Ratio

Alliance Bancorp — New (pro forma)
Minimum	55.53	x	57.80%	57.80%
MidPoint	65.94	x	64.72	64.72
Maximum	76.55	x	70.97	70.97
Maximum, as adjusted	89.00	x	77.40	77.40
Peer group companies as of August 20, 2010
Average	16.11	x	81.26	90.93
Median	14.55	x	81.87	86.75

Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 375.2% to the peer group on a price-to-earnings basis and a discount of 12.7% to the peer group on a price-to book value basis and 22.0% on a price to tangible book value basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value and tangible book value basis. See “Pro Forma Data” for the assumptions used to derive these pricing ratios.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at a premium of 193.7% to the peer group on a price-to-earnings basis, discount of 28.9% to the peer group on a price-to-book basis, and a discount of 36.4% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and appropriate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock prior to adoption of the plan of conversion, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, the desired liquidity in the common stock after the offering, and the fact that $10.00 per share is the most commonly used price in conversion offerings. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.6631 to a maximum of 0.8971 shares of Alliance Bancorp — New common stock for each current share of Alliance Bancorp common stock, with a midpoint of 0.7801.

Because of differences and important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. Because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price. See “Risk Factors — Our Stock Price May Decline When Trading Commences” at page    and “Pro Forma Data” at page    and “The Conversion and Offering — How We Determined the Price Per Share, The Offering Range and the Exchange Ratio” at page   .

Possible Change in Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, RP Financial determines that our estimated pro forma market value has increased, we may sell up to 4,099,750 shares without further notice to you. If our pro forma market value at that time is either below $44.3 million or above $68.9 million, then, after consulting with the Office of Thrift Supervision, we may:

•	terminate the offering and promptly return all funds;

•	promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or

•	take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

The Exchange of Alliance Bancorp Common Stock

If you are a shareholder of Alliance Bancorp, the existing publicly traded mid-tier holding company, your shares will be cancelled and exchanged for new shares of Alliance Bancorp — New common stock. The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of Alliance Bancorp — New. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of Alliance Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

							100 Shares of
					Total Shares of		Alliance Bancorp
					Alliance		Common Stock
					Bancorp — New		would be
			Shares of Alliance		Common Stock		Exchanged for
			Bancorp — New Stock		to be		the Following
	Shares to be Sold in		to be Exchanged for		Outstanding		Number of Shares	Equivalent
	the Offering		Current Common Stock		after the	Exchange	of Alliance	per Share
	Amount	Percent	Amount	Percent	Conversion	Ratio	Bancorp — New(1)	Value(2)

Minimum	2,635,000	59.5%	1,792,183	40.5%	4,427,183	0.6631	66	$6.63
Midpoint	3,100,000	59.5	2,108,449	40.5	5,208,449	0.7801	78	7.80
Maximum	3,565,000	59.5	2,424,717	40.5	5,989,717	0.8971	89	8.97
15% above the maximum	4,099,750	59.5	2,788,424	40.5	6,888,174	1.0317	103	10.32

(1)	Cash will be paid instead of issuing any fractional shares.

(2)	Represents the value of shares of Alliance Bancorp-New common stock to be received by a holder of one share of Alliance Bancorp common stock at the exchange ratio, assuming a value of $10.00 per share.

If you own shares of Alliance Bancorp which are held in “street name,” they will be exchanged within your brokerage account without any action on your part. If you are the record owner of shares of Alliance Bancorp and hold stock certificates you will receive, after the conversion and offering is completed, a transmittal form with instructions to surrender your stock certificates. New certificates of our common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

No fractional shares of our common stock will be issued to any public shareholder of Alliance Bancorp upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price. For further information, see “The Conversion and Offering — Effect of the Conversion and Offering on Public Shareholders” beginning on page   .

Reasons for the Conversion and Offering

We are pursuing the conversion and offering for the following reasons:

•	The additional funds resulting from the offering will increase our capital (although Alliance Bank is deemed to be “well-capitalized”) and support continued growth, as well as provide increased lending capability.

•	We believe that our current mutual holding company structure has limited our opportunities to acquire other institutions because we cannot now issue stock in an acquisition in an amount that would cause Alliance Mutual Holding Company to own less than a majority of the outstanding shares of Alliance Bancorp. We expect that our conversion will facilitate our ability to acquire other institutions in the future by eliminating this requirement of majority ownership by our mutual holding company. Currently, we have no plans, agreements or understandings regarding any merger or acquisition transactions.

•	The conversion to the fully public form of ownership will remove the uncertainties associated with the mutual holding company structure created by the recently enacted financial reform legislation, which will result in a change of the federal regulator for our holding company. We believe that the conversion and offering will eliminate some of the uncertainties associated with the recent legislation, and better position us to continue to meet all future regulatory requirements, including regulatory capital requirements.

•	The conversion will increase the number of outstanding shares held by public shareholders, so we expect our stock to have greater liquidity.

Our board of directors also considered certain disadvantages in undertaking the conversion and offering at this time, as described below, but concluded that the disadvantages did not outweigh the reasons for the conversion described above.

•	Current shareholders of Alliance Bancorp will receive a lower exchange ratio for their existing shares compared to transactions that take place when market and economic conditions are more favorable. However, there is no way that our board of directors could ascertain when, or if, market or economic conditions may become more or less favorable in this regard.

•	In the initial period following the conversion and offering, the additional capital generated from the conversion and offering will likely result in a lower return on equity for Alliance Bancorp-New compared to many of its peers.

•	Given the current economic slowdown and the reduced demand for new originations of loans meeting our underwriting standards, it may be a challenge for us to deploy the net proceeds from the conversion and offering as quickly as we would like.

Conditions to Completion of the Conversion

We cannot complete our conversion and related offering unless:

•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by depositors of Alliance Bank;

•	The plan of conversion and reorganization is approved by at least:

•	two-thirds of the outstanding shares of Alliance Bancorp common stock; and

•	a majority of the outstanding shares of Alliance Bancorp common stock held by the public shareholders;

•	We sell at least the minimum number of shares offered; and

•	We receive the final approval of the Office of Thrift Supervision and the Pennsylvania Department of Banking to complete the conversion and offering and related transactions.

Alliance Mutual Holding Company intends to vote its 59.5% ownership interest in favor of the conversion. In addition, as of          , 2010, directors and executive officers of Alliance Bancorp and their associates owned           shares of Alliance Bancorp or     % of the outstanding shares. They intend to vote those shares in favor of the plan of conversion and reorganization.

After-Market Performance Information

The following table presents for all “second-step” conversions that began trading from December 19, 2009 to August 20, 2010, the percentage change in the trading price from the initial trading date of the offering to the dates shown in the table. The table also presents the average and median trading prices and percentage change in trading prices for the same dates. This information relates to stock performance experienced by other companies that may have no similarities to us with regard to market capitalization, offering size, earnings quality and growth potential, among other factors.

The table is not intended to indicate how our common stock may perform. Data represented in the table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of price performance trends of companies that undergo “second-step” conversions. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. There can be no assurance that our stock price will appreciate or that our stock price will not trade below $10.00 per share. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, please carefully read this entire prospectus, including “Risk Factors.”

After Market Trading Activity

Completed Second-Step Offerings

Closing Dates between December 19, 2009 and August 20, 2010

			Price Performance from Initial Trading Date
						Through
	Closing					August 20,
Company Name and Ticker Symbol	Date	Exchange	1 Day	1 Week	1 Month	2010

Jacksonville Bancorp, Inc. (JXSB)	7/15/10	Nasdaq	6.5%	5.8%	3.0%	1.2%
Colonial Fin. Services, Inc. (COBK)	7/13/10	Nasdaq	0.5	(3.5)	(3.5)	(2.0)
Viewpoint Fin. Group (VPFG)	7/7/10	Nasdaq	(5.0)	(4.5)	(3.0)	(6.9)
Oneida Financial Corp. (ONFC)	7/7/10	Nasdaq	(6.3)	(6.3)	(1.3)	(4.0)
Fox Chase Bancorp, Inc. (FXCB)	6/29/10	Nasdaq	(4.1)	(4.0)	(3.2)	(6.5)
Oritani Financial Corp. (ORIT)	6/24/10	Nasdaq	3.1	(1.4)	(0.9)	(5.7)
Eagle Bancorp Montana, Inc. (EBMT)	4/5/10	Nasdaq	5.5	6.5	4.1	(6.8)
Ocean Shore Holding Co. (OSHC)	12/21/09	Nasdaq	7.5	12.3	13.1	29.8
Northwest Bancshares, Inc. (NWBI)	12/18/09	Nasdaq	13.5	13.0	14.0	9.6
Average			2.4%	2.0%	2.5%	1.0%
Median			3.1	(1.4)	(0.9)	(4.0)

THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL TRADE SIMILARLY TO THESE COMPANIES. THERE CAN ALSO BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, PARTICULARLY AS THE PROCEEDS RAISED AS A PERCENTAGE OF PRO FORMA STOCKHOLDERS’ EQUITY MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE PERFORMANCE.

Use of Proceeds from the Sale of Our Common Stock

We will use the proceeds from the offering as follows:

			Percentage of Net
	Amount,	Amount,	Offering Proceeds
Use of Proceeds	at the Minimum	at the Maximum	at the Maximum
	(Dollars in thousands)

Loan to our employee stock ownership plan	$1,221	$1,652	5.0%
Repurchase of shares for our recognition and retention plan	1,771	2,396	7.3
Investment in Alliance Bank	12,036	16,502	50.0
General corporate purposes — dividend payments, possible acquisitions and stock repurchases	9,044	12,454	37.7

Total	$24,072	$33,004	100.0%

We may use the portion of the proceeds that we retain to, among other things, invest in securities, pay dividends to shareholders, repurchase shares of common stock (subject to regulatory restrictions), finance the possible acquisition of financial institutions or other businesses that are related to banking (although we have no current plans, agreements or understandings with respect to any possible acquisitions) or for general corporate purposes.

The proceeds to be contributed to Alliance Bank will be available for general corporate purposes, including to support the future expansion of operations through acquisitions of other financial institutions, the establishment of additional branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time. Pursuant to our business plan, we plan to open a de novo branch office in each of the next two years, subject to, among other factors, market conditions, the economic environment and our ability to identify acceptable sites where we can open such new branches within our targeted budget of approximately $300,000 per de novo branch office. The proceeds to be contributed to Alliance Bank also will support its lending activities.

The Amount of Stock You May Purchase

The minimum purchase is 25 shares. Generally, you may purchase no more than $500,000 (50,000 shares) of common stock in the offering. The maximum amount of shares that a person together with any associates or group of persons acting in concert with such person may purchase is $1.0 million of common stock (100,000 shares). Your associates include the following persons:

•	persons on joint accounts with you;

•	relatives living in your house;

•	companies, trusts or other entities in which you have a controlling interest or hold a position as an officer or a similar position;

•	trusts or other estates in which you have a substantial beneficial interest or as to which you serve as trustee or in another fiduciary capacity; or

•	other persons who may be acting together with you.

In addition to the above, there is a limitation for Alliance Bancorp public shareholders who wish to purchase additional shares in the offering. The number of shares of Alliance Bancorp — New common stock that a public shareholder may purchase in the offering individually, and together with associates or persons acting in concert, plus any exchange shares received, may not exceed 5% of the total shares of Alliance Bancorp — New common stock to be issued and outstanding at the completion of the conversion and offering, provided, however, that no one will be required to divest any shares of Alliance Bancorp — New or be limited in the number of exchange shares received.

We have the right to determine, in our sole discretion, whether subscribers are associates or acting in concert. Persons having the same address or with accounts registered at the same address generally will be assumed to be associates or acting in concert.

We may decrease or increase the maximum purchase limitations without notifying you with the concurrence of the Office of Thrift Supervision. In the event the maximum purchase limitation is increased, persons who subscribed for the maximum in the subscription offering and who indicated on their stock order forms a desire to be resolicited, will be notified and permitted to increase their subscription. For additional information, see “The Conversion and Offering — Limitations on Common Stock Purchases” at page   .

How to Pay for Shares in the Subscription and Community Offerings

In the subscription offering and the community offerings, you may pay for your shares by:

1. personal check, bank check or money order made payable directly to “Alliance Bancorp, Inc.”; or

2. authorizing us to withdraw money from the types of Alliance Bank deposit accounts identified on the stock order form.

If you wish to pay by cash rather than by the above recommended methods, you must deliver your stock order form and payment in person to Alliance Bank’s main office located at 541 Lawrence Road, Broomall, Pennsylvania. Alliance Bank is not permitted to lend funds (including funds drawn on an Alliance Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use an Alliance Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock.

You may not designate on your stock order form a direct withdrawal from a retirement account at Alliance Bank. If you wish to use funds in a retirement account at Alliance Bank, see “The Conversion and Offering — Procedure for Purchasing Shares in the Subscription and Community Offerings — Using

Retirement Account Funds to Purchase Shares” at page   . Additionally, you may not designate on your stock order form a direct withdrawal from Alliance Bank accounts with check-writing privileges. Please provide a check instead. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.

Checks will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds will be held in a segregated account at Alliance Bank. We will pay interest calculated at Alliance Bank’s passbook rate from the date those funds are processed until completion of or termination of the offering, at which time subscribers will receive interest checks. Withdrawals from certificate of deposit accounts at Alliance Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized from withdrawal from deposit accounts with Alliance Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may deliver your stock order form in one of three ways: by mail, using the stock order reply envelope provided; by overnight delivery to the Stock Information Center at the address indicated on the stock order form; or by hand-delivery to Alliance Bank’s main office, located at 541 Lawrence Road, Broomall, Pennsylvania. Please do not deliver stock order forms to other Alliance Bank offices or mail stock order forms to Alliance Bank. Once submitted, your order is irrevocable. See “The Conversion and Offering — Procedure for Purchasing Shares in the Subscription and Community Offerings” at page   .

We may, in our sole discretion, reject orders received in the community offering, either in whole or in part. In addition, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. If your order is rejected in part, you cannot cancel the remainder of your order.

Using IRA Funds to Purchase Shares in the Offering

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. If you wish to use some or all of other funds in your Alliance Bank IRA or other retirement account, the applicable funds must first be transferred to a self-directed retirement account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account you will need to establish one and transfer your funds before placing your stock order. Our Stock Information Center can give you guidance if you wish to place an order for stock using funds held in a retirement account at Alliance Bank or elsewhere. Because processing retirement account transactions takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the          , 2010 offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and possibly, limitations imposed by the institution where the funds are held. See “The Conversion and Offering — Procedure for Purchasing Shares in the Subscription and Community Offerings — Using Retirement Account Funds to Purchase Shares” at page   .

Deadline for Orders of Stock

The subscription offering will end at 2:00 p.m., Eastern Time, on          , 2010. We expect that the community offering, if held, will terminate at the same time. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) no later than this time. We are not required to accept copies or facsimiles of order forms. The subscription offering and/or community offering may be extended until          , 2010, or longer if the Office of Thrift Supervision approves a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond

          , 2010, in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds, with interest calculated at Alliance Bank’s passbook savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 2,635,000 shares or more than 4,099,750 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Termination of the Offering

We may terminate the offering at any time prior to the special meetings of depositors of Alliance Bank and shareholders of Alliance Bancorp that are being called to vote on the plan of conversion and reorganization, and at any time thereafter with the approval of the Office of Thrift Supervision. If we terminate the offering, we will promptly return your funds, with interest, and we will cancel deposit account withdrawal authorizations.

Your Subscription Rights are Not Transferable

You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights to purchase shares in the subscription offering, you will be required to acknowledge that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.

Benefits to Management from the Conversion and Offering

Our employees, officers and directors will benefit from the offering due to various stock-based benefit plans.

•	Full-time employees, including officers, are participants in our existing employee stock ownership plan which will purchase additional shares of common stock in the offering;

•	Subsequent to completion of the offering, we intend to implement:

•	a stock recognition and retention plan; and

•	a new stock option plan;

which will benefit our employees and directors.

•	Employee Stock Ownership Plan. The employee stock ownership plan provides retirement benefits to all eligible employees of Alliance Bank. The plan will purchase a number of shares of Alliance Bancorp — New common stock equal to 4.63% of the shares in the offering. When combined with the shares previously acquired by the employee stock ownership plan, as adjusted for the exchange ratio, the employee stock ownership plan will have acquired an aggregate of 7.0% of the shares of Alliance Bancorp-New to be outstanding after the conversion and offering. Alliance Bancorp — New will make a loan to the employee stock ownership plan to finance its purchase of shares in the offering (in our discretion, subject to OTS approval, the ESOP may purchase such shares in the open market after completion of the conversion and offering). As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•	New Stock Option and Stock Recognition and Retention Plans. We intend to implement a new stock option plan and a stock recognition and retention plan no earlier than six months after the conversion. Under these plans, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of both plans. See “Pro Forma Data” for an illustration of the effects of these plans. Under the new stock option plan, we may grant stock options in an amount up to 10.0% of the common stock of Alliance Bancorp — New to be sold in the offering. Under the stock recognition and retention plan, we may award restricted stock in an amount equal to 4.0% of the to-be outstanding shares of Alliance Bancorp — New, or 6.72% of the shares sold in the offering. The plans will comply with all applicable Office of Thrift Supervision regulations.

The following table presents the total value of all shares expected to be available for restricted stock awards under the new stock recognition and retention plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
	177,087 Shares	208,338 Shares	239,589 Shares	275,527 Shares
	Awarded at	Awarded at	Awarded at	Awarded at 15%
	Minimum of	Midpoint of	Maximum of	Above Maximum of
Share Price	Range	Range	Range	Range
	(Dollars in thousands)

$8.00	$1,417	$1,667	$1,917	$2,204
10.00	1,771	2,083	2,396	2,755
12.00	2,125	2,500	2,875	3,306
14.00	2,479	2,917	3,354	3,857

The following table presents the total value of all stock options expected to be made available for grant under the new stock option plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

	Value of
					409,975
		263,500 Options	310,000 Options	356,500 Options	Options Granted
		Granted at	Granted at	Granted at	at 15% Above
	Per Share	Minimum of	Midpoint of	Maximum of	Maximum of
Per Share Exercise Price	Option Value	Range	Range	Range	Range
	(Dollars in thousands, except per share amounts)

$8.00	$2.50	$659	$775	$891	$1,025
10.00	3.13	825	970	1,116	1,283
12.00	3.76	991	1,166	1,340	1,542
14.00	4.38	1,154	1,358	1,561	1,796

The following table summarizes, at the minimum and the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire, the dilution resulting from these stock-based benefit plans and the total value of all restricted stock awards and stock options that are expected to be available under the anticipated new stock recognition and retention plan and stock option plan, respectively.

	Number of Shares to be Granted or Purchased					Total Estimated Value of Grants
					Dilution
					Resulting
					From
					Issuance of
				As a % of	Shares for
	At	At	As a %	Common	Stock-		At
	Minimum of	Maximum of	of Shares	Stock to be	Based	At Minimum of	Maximum of
	Offering	Offering	in the	Outstanding After	Benefit	Offering	Offering
	Range	Range	Offering	the Offering	Plans(3)	Range	Range
	(Dollars in Thousands)

Employee stock ownership plan(1)	122,100	165,204	4.63%	2.76%	—%	$1,221	$1,652
Recognition and retention plan awards(1)	177,087	239,589	6.72	4.00	3.85	1,771	2,396
Stock options(2)	263,500	356,500	10.00	5.95	5.62	825	1,116

Total	562,687	761,293	21.35%	12.71%	9.05%	$3,817	$5,164

(1)	Assumes the value of the common stock of Alliance Bancorp — New is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $3.13, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

(3)	Represents the dilution of stock ownership interest assuming that we use newly issued shares for the proposed recognition and retention plan and new stock option plan, and that shares are sold in the offering at the midpoint of the offering range. No dilution is reflected for the employee stock ownership plan as shares for it are assumed to be purchased in the offering.

The following table presents information regarding our existing employee stock ownership plan, our prior stock option plan, and our proposed new stock option plan and recognition and retention plan. The table below assumes that 5,989,717 shares are outstanding after the offering, which includes the sale of 3,565,000 shares in the offering at the maximum of the offering range and the issuance of 2,424,717 shares in exchange for shares of Alliance Bancorp common stock using an exchange ratio of 0.8971. It is also assumed that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

					Percentage of Shares
			Estimated		Outstanding After the
Existing and New Stock Benefit Plans	Participants	Shares(1)	Value		Conversion

Employee Stock Ownership Plan:	All Employees
Shares previously purchased(2)		254,076	$2,540,760		4.24%
Shares to be purchased in this offering		165,204	1,652,040		2.76

Total employee stock ownership plan		419,280	$4,192,800		7.00

Proposed New Recognition and Retention Plan(3)	Directors and Officers	239,589	$2,395,890		4.00

Stock Option Plans:
1996 Stock Option Plan(4)	Directors and Officers	128,543	$402,340	(5)	2.15 (4)
Proposed New Stock Option Plan(5)	Directors and Officers	356,500	1,115,845		5.95

Total stock option plans		485,043	1,518,185		8.10

Total stock benefits plans		1,143,912	$8,106,875		19.10%

(1)	Shares previously purchased by the employee stock ownership plan prior to the conversion and shares reflected for the 1996 stock option plan have been adjusted for the 0.8971 exchange ratio at the maximum of the offering range.

(2)	Approximately 203,373 (226,700 shares prior to adjustment for the exchange ratio) of these shares have been allocated to the accounts of participants.

(3)	The actual value of new recognition and retention plan awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)	An aggregate of 143,287 shares previously were reserved for issuance under the 1996 stock option plan. All options previously granted under the 1996 stock option plan have been exercised or have been cancelled. No options remain outstanding under the 1996 stock option plan, and no additional options may be granted thereunder as the plan has terminated by its terms.

(5)	The fair value of stock options has been estimated at $3.13 per option using the Black-Scholes option-pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.96%; expected life, 10 years; expected volatility, 23.23%; and risk-free interest of 2.53%.

Market for Common Stock

Alliance Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “ALLB”. We have applied to have the common stock of Alliance Bancorp — New listed for trading on the Nasdaq Global Market. For the first 20 trading days after the conversion and offering is completed, we expect Alliance Bancorp New’s common stock to trade under the symbol “ALLBD”, thereafter it will trade under “ALLB.”

Our Dividend Policy

We have paid quarterly cash dividends since 1995. During the quarter ended June 30, 2010, the cash dividend was $0.03 per share or $0.12 per share on an annual basis (which is equivalent to a dividend yield of 1.2% based upon the $10.00 per share purchase price in the offering). We intend to continue to pay cash dividends on a quarterly basis after we complete the conversion and the offering. We currently expect that the level of cash dividends per share after the conversion and offering will be substantially consistent with the current amount of dividends per share paid by Alliance Bancorp. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future. Additionally, we cannot guarantee that the amount of dividends that we pay after the conversion will be equal to the per share dividend amount that shareholders of Alliance Bancorp currently receive.

Federal and State Income Tax Consequences

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Shareholders of Alliance Bancorp who receive cash in lieu of fractional share interests in shares of Alliance Bancorp — New will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Elias, Matz, Tiernan & Herrick L.L.P. and ParenteBeard LLC, have issued opinions to this effect, see “The Conversion and Reorganization — Tax Aspects” at page   .

Restrictions on the Acquisition of Alliance Bancorp — New and Alliance Bank

Federal regulation, as well as provisions contained in the articles of incorporation and bylaws of Alliance Bancorp — New, contain certain restrictions on acquisitions of Alliance Bancorp — New or its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Alliance Bancorp — New. Additionally, Office of Thrift Supervision approval would be required for us to be acquired within three years after the conversion.

In addition, the articles of incorporation and bylaws of Alliance Bancorp — New contain provisions that may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

•	prohibitions on the acquisition of more than 10% of our stock;

•	limitations on voting rights of shares held in excess of 10% thereafter;

•	staggered election of only approximately one-third of our board of directors each year;

•	limitations on the ability of shareholders to call special meetings;

•	advance notice requirements for shareholder nominations and new business;

•	removals of directors only for cause and by a majority vote of all shareholders;

•	requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation;

•	the right of the board of directors to issue shares of preferred or common stock without shareholder approval; and

•	a 75% vote of shareholders’ requirement for the approval of certain business combinations not approved by two-thirds of the board of directors.

For further information, see “Restrictions on Acquisitions of Alliance Bancorp — New and Alliance Bank and Related Anti-Takeover Provisions.”

Receiving a Prospectus and an Order Form

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on          . 2010 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the subscription and community offerings will be mailed by first-class mail by our transfer agent as soon as practicable following completion of the conversion and offering. Certificates will be mailed to purchasers at the registration address provided by them on the order form. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm.

How You Can Obtain Additional Information — Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The toll-free telephone number is (          )          . The Stock Information Center is open Monday through Friday, from 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in deciding how to vote on the conversion and before purchasing Alliance Bancorp — New common stock.

Risks Related to Our Business

Our Loan Portfolio Includes A Significant Amount of Commercial Real Estate Loans and Construction Loans, Which Have a Higher Risk of Loss than Conforming, Single-Family Residential Mortgage Loans.

As of June 30, 2010, $136.9 million or 47.6% of our loan portfolio consisted of commercial real estate loans and $24.1 million or 8.4% of our loan portfolio consisted of construction loans. Commercial real estate loans and construction loans are generally considered to have a higher risk of loss than conforming, single-family residential mortgage loans. Commercial real estate loans generally are considered to have a higher risk of loss because repayment of the loans often depends on the successful operation of a business or the underlying property securing the loan. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose us to greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. We seek to minimize these risks through our underwriting policies, which require such loans to be qualified on the basis of the property’s net income and debt service ratio; however, there is no assurance that our underwriting policies will protect us from credit-related losses. Construction loans generally have a higher risk of loss than single-family residential mortgage loans due primarily to the critical nature of the initial estimates of a property’s value upon completion of construction compared to the estimated costs, including interest, of construction as well as other assumptions. If the estimates upon which construction loans are made prove to be inaccurate, we may be confronted with projects that, upon completion, have values which are below the loan amounts. Commercial real estate loans and construction loans are also typically larger than single-family residential mortgage loans. The deterioration of one or more of these loans could cause a significant increase in non-performing loans, which could adversely affect our results of operations by requiring us to increase our provisions for loan losses. The net proceeds from the offering will increase our capital and facilitate our ability to make larger commercial real estate and construction loans by increasing our internal loans to one borrower limits.

We Originate Subprime Mortgage Loans For Our Portfolio and Subprime Loans Have a Higher Risk of Loss than Conforming Single-Family Residential Mortgage Loans.

Our single-family residential mortgage loan portfolio includes loans which are considered “subprime” due to the credit scores of our borrowers being lower than specified thresholds or, to a lesser extent, loan documentation issues. At June 30, 2010, we had $23.2 million of subprime loans, which constitutes 8.1% of our total loan portfolio at such date. At such date, $1.2 million, or 5.4%, of our subprime loans were considered non-performing loans. By their nature, subprime loans are generally considered to have a greater degree of risk than conforming single-family residential mortgage loans because the lower credit score of the borrower may indicate a reduced ability to remain current on loan payments. As a result of the composition of our loan portfolio, our credit risk profile will be higher than traditional thrift institutions that have higher concentrations of conforming one- to four-family residential loans.

Our Allowance for Losses on Loans May Not Be Adequate to Cover Probable Losses.

We have established an allowance for loan losses based upon various assumptions and judgments about the collectibility of our loan portfolio which we believe is adequate to offset probable losses on our existing loans. Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loan losses, and increases in the allowance may become necessary in the future. Any future declines in real estate market conditions, general economic conditions or changes in regulatory policies may require us to increase our allowance for loan losses, which would adversely affect our results of operations. We may also need to significantly increase our provision for loan losses, particularly if one or more of our larger loans or credit relationships becomes delinquent. In addition, federal regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs. Our allowance for loan losses amounted to 31.9% of non-performing loans at June 30, 2010.

Our Loans are Concentrated to Borrowers In Our Market Area, Which Has Experienced an Economic Downturn, and That Has Adversely Affected the Value of Collateral Securing our Loans.

The preponderance of our total loans are to individuals and/or secured by properties located in our market area of the greater Philadelphia metropolitan area and surrounding areas in southeastern Pennsylvania and the contiguous counties in New Jersey and Delaware. We have relatively few loans outside of our market. As a result, we have a greater risk of loan defaults and losses in the event of an economic downturn in our market area as adverse economic changes may have a negative effect on the ability of our borrowers to make timely repayment of their loans. Beginning in 2008 and continuing in 2009 and 2010, our market area has experienced a rise in unemployment as well as certain declines in real estate values, both residential and commercial. The decline in real estate values has adversely affected the value of certain collateral securing loans in our portfolio. Based on data obtained from the National Association of Realtors, median single-family home prices in the Philadelphia Metropolitan Statistical Area (“MSA”) declined by 5.0% at June 30, 2010 compared to December 31, 2007. In addition, we have seen an increased amount of foreclosure activity in our market area. According to data obtained from RealtyTrac, total foreclosure activity in Delaware and Chester Counties, Pennsylvania, increased by approximately 147% for the third quarter of 2010 compared to the fourth quarter of 2007. Continuing increases in unemployment or declines in collateral values could be a factor requiring us to make additional provisions to the allowance for loan losses, which would have a negative impact on net income. Additionally, if we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

Our Non-Performing Assets Have Increased in Recent Periods and Have Adversely Affected Our Results of Operations.

Our non-performing assets, which consist of non-accruing loans, accruing loans 90 days or more past due and other real estate owned and acquired by foreclosure or by accepting a deed-in-lieu of foreclosure (“OREO”), have increased in recent periods, which has had a negative impact on our results of operations. Our total non-performing assets increased to $16.1 million, or 3.6% of total assets, at June 30, 2010 compared to $10.8 million and $7.0 million at December 31, 2009 and 2008, respectively. In large part as a result of the increases in our level of non-performing assets, our provisions for loan losses, which are reflected as a charge to earnings, amounted to $1.2 million for the six months ended June 30, 2010 and $528,000 and $585,000 for the years ended December 31, 2009 and 2008, respectively. If our non-accruing loans at June 30, 2010 and at December 31, 2009 and 2008 had been current in accordance with their respective terms, we would have recorded an additional $214,000, $199,000 and $226,000 in interest income during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. In addition, we recognized $135,000 and $107,000 in provisions for losses on OREO during the six-months ended June 30, 2010 and the year ended December 31, 2009, respectively. Our ability to manage and reduce the level of our non-performing assets without incurring significant additional provisions for loan losses or losses related to OREO is likely to bear a key factor in our future results. No assurance can be given that we will be able to reduce the level of our non-performing assets without incurring additional provisions for loan losses or losses related to OREO.

Our Results of Operations are Significantly Dependent on Economic Conditions and Related Uncertainties.

Banking is affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists and other factors beyond our control may adversely affect our results of operations. As a result of the downturn in the economy accompanying the national recession, among other factors, we saw a significant increase in delinquent and non-performing loans during the first six months of 2010 and the years ended December 31, 2009 and 2008 over the respective prior periods as well as declines in property values of the collateral securing loans we have made. The negative economic factors being experienced in our market area could continue to have adverse effects upon our operations. We are particularly sensitive to changes in economic conditions and related uncertainties in southeastern Pennsylvania because we derive substantially all of our loans, deposits and other business from the greater Philadelphia region in southeastern Pennsylvania and contiguous counties in New Jersey and Delaware. Accordingly, we remain subject to the risks associated with a continuing and prolonged decline in the national or local economies. Changes in interest rates also could adversely affect our net interest income and have a number of other adverse effects on our operations, as discussed further in the risk factors below.

Future Changes in Interest Rates Could Reduce Our Profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

As a result of our historical focus on one- to four-family residential real estate loans, a substantial amount of our loans have fixed interest rates. Additionally, many of our securities investments have fixed interest rates. Like many savings institutions, our focus on deposit accounts as a source of funds, which have no stated maturity date or short contractual maturities, results in our liabilities having a shorter duration than our assets. For example, as of June 30, 2010, 69.2% of our loans had contractual maturities of more than five years, while 77.8% of our certificates of deposit had maturities of one year or less. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Asset and Liability Management.”

Changes in interest rates create reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities in a declining interest rate environment. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates.

Any Future Increases in Federal Deposit Insurance Corporation Insurance Premiums or Special Assessments Will Adversely Impact Our Earnings.

In May 2009, the Federal Deposit Insurance Corporation adopted a final rule levying a five basis point special assessment on each insured depository institution. We recorded an expense of approximately $195,000 during the year ended December 31, 2009, to reflect the special assessment. Any further special assessments that the Federal Deposit Insurance Corporation levies will be recorded as an expense during the appropriate period. In addition, the Federal Deposit Insurance Corporation increased the general assessment rate and, therefore, our Federal Deposit Insurance Corporation general insurance premium expense has increased compared to prior periods.

The Federal Deposit Insurance Corporation also issued a final rule pursuant to which all insured depository institutions were required to prepay on December 30, 2009 their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. We prepaid $2.3 million of our assessments on December 30, 2009, based on our deposits and assessment rate as of September 30, 2009. The prepaid balance will be reduced by the actual expense for our quarterly assessments, until the balance is exhausted. Depending on how our actual assessments compare to the estimated assessments, the prepaid balance may be exhausted earlier than or later than the planned three year time period.

The Requirement to Account for Certain Assets at Estimated Fair Value, and a Proposal to Account for Additional Financial Assets and Liabilities at Estimated Fair Value, May Adversely Affect Our Stockholders’ Equity and Results of Operations.

We report certain assets, including securities, at fair value, and a recent proposal would require us to report nearly all of our financial assets and liabilities at fair value. Generally, for assets that are reported at fair value, we use quoted market prices or valuation models that utilize observable market inputs to estimate fair value. Because we carry these assets on our books at their estimated fair value, we may incur losses even if the asset in question presents minimal credit risk. Under current accounting requirements, elevated delinquencies, defaults, and estimated losses from the disposition of collateral in our mortgage-backed securities portfolio may require us to recognize additional other-than-temporary impairment in future periods with respect to our securities portfolio. The amount and timing of any impairment recognized will depend on the severity and duration of the decline in the estimated fair value of the asset and our estimate of the anticipated recovery period. Under proposed accounting requirements, we may be required to record reductions in the fair value of nearly all of our financial assets and liabilities (including loans) either through a charge to net income or through a reduction to accumulated other comprehensive income (loss). Accordingly, we could be required to record charges on assets such as loans where we have no intention to sell the loan and expect to receive repayment in full on the loan. This could result in a decrease in net income, or a decrease in our stockholders’ equity, or both.

Strong Competition Within Our Market Area Could Hurt our Profits and Slow Growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to maintain and improve market share of loans and deposits. At June 30, 2009, which is the most recent date for which data is available from the FDIC, we held approximately 3.2% of the deposits in Delaware County, Pennsylvania and less than 1.0% of the deposits in Chester County, Pennsylvania. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect continued strong competition in the future. Our profitability depends upon our continued ability to compete successfully in our market area.

We May Not Succeed In Our Plan To Grow.

We intend to seek to either acquire other financial institutions and/or branch offices. Alliance Bank has never acquired another banking institution and we cannot assure you that we will be able to grow through acquisitions or, if we do, successfully integrate other financial institutions or branch offices. Our ability to successfully acquire other institutions depends on our ability to identify, acquire and integrate such institutions into our franchise. Currently, we have no agreements or understandings with anyone regarding an acquisition. In addition to acquisitions, we may seek to grow organically by opening new branch offices. Our ability to establish new branch offices depends on whether we can identify advantageous locations and generate new deposits and loans from those locations that will create an acceptable level of net income. New branches also typically entail start-up expenses. We cannot assure you that we will be successful in our plan to grow.

We Have A Significant Deferred Tax Asset and Cannot Assure It Will Be Fully Realized.

We had net deferred tax assets of $4.7 million as of June 30, 2010. We did not establish a valuation allowance against our federal net deferred tax assets as of June 30, 2010 as we believe that it is more likely than not that all of these assets will be realized. In evaluating the need for a valuation allowance, we estimated future taxable income based on management’s forecasts. This process required significant judgment by management about matters that are by nature uncertain. If future events differ from our current forecasts, we may need to establish a valuation allowance, which could have a material adverse effect on our future results of operations and financial condition.

We Operate in a Highly Regulated Environment and We May Be Adversely Affected By Changes in Laws and Regulations.

Alliance Bank is subject to extensive regulation, supervision and examination by the Pennsylvania Department of Banking and by the Federal Deposit Insurance Corporation. Alliance Bancorp — New will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Alliance Bank rather than for holders of Alliance Bancorp — New common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Recently Enacted Regulatory Reform May Have a Material Impact on Our Operations.

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act that, among other things, imposes new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including Alliance Bank. Under the new law, Alliance Bancorp’s primary regulator, the Office of Thrift Supervision, will be eliminated. Savings and loan holding companies will be regulated by the Federal Reserve Board, which will have the authority to promulgate new regulations governing Alliance Bancorp — New that will impose additional capital requirements and may result in additional restrictions on investments and other holding company activities. The law also creates a new consumer financial protection bureau that will have the authority to promulgate rules intended to protect consumers in the financial products and services market. The creation of this independent bureau could result in new regulatory requirements and raise the cost of regulatory compliance. The federal preemption of state laws currently accorded federally chartered financial institutions will be reduced. In addition, regulation mandated by the new law could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices which may have a material impact on our operations. Because the regulations under the new law have not been promulgated, we cannot determine the full impact on our business and operations at this time. See “Regulation — Recently Enacted Regulatory Reform.”

We depend on the skills and performance of management.

We depend heavily on our management team to provide leadership and to implement our strategic plan. Our senior management team provides valuable financial expertise and administrative guidance. The loss of any member of our senior management team could impair our ability to succeed. We can give no assurances, however, that these executive officers will continue in their capacities for any specific periods of time. The loss of services of any member of our senior management team may make it difficult for us to implement our business strategy and obtain and retain customers. It may be difficult to replace any senior management team member, and, upon the loss of any senior officer, we would lose the benefit of the knowledge he or she gained during his or her tenure with us.

If Our Investment in the Common Stock of the Federal Home Loan Bank of Pittsburgh is Classified as Other-Than-Temporarily Impaired or as Permanently Impaired, Our Earnings and Stockholders’ Equity Could Decrease.

We own common stock of the Federal Home Loan Bank of Pittsburgh. We hold this stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Pittsburgh’s advance program. The aggregate cost and fair value of our Federal Home

Loan Bank of Pittsburgh common stock as of June 30, 2010 was $2.4 million based on its par value. There is no market for our Federal Home Loan Bank of Pittsburgh common stock.

Published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capital of a Federal Home Loan Bank, including the Federal Home Loan Bank of Pittsburgh, could be substantially diminished or reduced to zero. In December of 2008, the FHLB notified member banks that it was suspending dividend payments and the repurchase of capital stock. Consequently, we believe that there is a risk that our investment in Federal Home Loan Bank of Pittsburgh common stock could be impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge. In addition, while we recently have repaid all of our remaining advances from the Federal Home Loan Bank of Pittsburgh, we have used the FHLB as a relatively low costing source of funds in the past and expect that we may do so again in the future. In the event that the financial position of the FHLB of Pittsburgh continues to deteriorate, it may cease to be a readily available or cost effective source of funds for our operations. In such case, we would be required to utilize other sources of funds, which may prove to be more costly or which may impose borrowing requirements that may be disadvantageous when compared to the loan products typically provided by the Federal Home Loan Bank of Pittsburgh.

Risks Related to this Offering

Our Stock Price May Decline When Trading Commences.

We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. The trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There May Be a Limited Market For Our Common Stock, Which May Adversely Affect Our Stock Price.

Currently, shares of Alliance Bancorp common stock are listed on the Nasdaq Global Market. Since Alliance Bank common stock began trading in 1995, trading in our shares has been relatively limited. There is no guarantee that the offering will improve the liquidity of our stock. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock in an efficient manner and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Our Share Price Will Fluctuate.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial service sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2008 and through the present, the business environment for financial services firms has been extremely challenging. During this period many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, we cannot assure you that further market and economic turmoil will not occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Additional Expenses Following the Offering From New Equity Benefit Plans Will Adversely Affect Our Net Income.

Following the offering, we will recognize additional annual employee compensation and benefit expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our net income. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be significant. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $575,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock at that time. For further discussion of these plans, see “Management-New Stock Benefit Plans.”

Our Return on Equity May Negatively Impact Our Stock Price.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. Our return on equity was 2.97% and 1.21% for the years ended December 31, 2009 and 2008, respectively, and on an annualized basis, was 1.09% for the six months ended June 30, 2010. These returns are lower than returns on equity for many comparable publicly traded financial institutions. We expect our return on equity ratio will not increase substantially, due in part to our increased capital level upon completion of the offering. Consequently, you should not expect a competitive return on equity in the near future. Failure to attain a competitive return on equity ratio may make an investment in our common stock unattractive to some investors which might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. The net proceeds from the stock offering, which may be as much as $38.1 million, will significantly increase our stockholders’ equity. On a pro forma basis and based on net income for the six months ended June 30, 2010, our annualized return on equity ratio, assuming shares are sold at the maximum of the offering range, would be approximately 0.27%. Based on trailing 12-month data for the most recent publicly available financial information (as of March 31 or June 30, 2010), the ten companies comprising our peer group in the independent appraisal prepared by RP Financial and all publicly traded mutual holding companies had average ratios of returns on equity of 4.90% and -0.01%, respectively.

We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Would Reduce Our Profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to Alliance Bank. Alliance Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restriction. Alliance Bank initially intends to use the net proceeds it retains to purchase investment and mortgage-backed securities. In the future, Alliance Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Alliance Bancorp and Alliance Bank may also use the proceeds of the offering to diversify their business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. There is a risk that we may fail to effectively use the net proceeds which could have a negative effect on our future profitability.

Our Employee Stock Benefit Plans Will Be Dilutive.

If the offering is completed and shareholders subsequently approve a stock recognition and retention plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the stock recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of Alliance Bancorp would be diluted by approximately 3.85%. However, it is our intention to purchase shares of our common stock in the open market to fund the stock recognition and retention plan. Assuming the shares of our common stock to be awarded under the stock recognition and retention plan are purchased at a price equal to the offering price in the offering, the reduction to stockholders’ equity from the stock recognition and retention plan would be between $1.8 million and $2.8 million at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of Alliance Bancorp’s public shareholders (those shareholders other than Alliance Mutual Holding Company) would also decrease by approximately 5.62% if all potential stock options under our proposed stock option plan are exercised and are filled using shares issued from authorized but unissued stock, assuming the offering closes at the maximum of the offering range. On a combined basis, if authorized but unissued shares of our common stock was the source of shares for both the recognition and retention plan and the stock option plan, the interests of public shareholders would be diluted by approximately 9.05%. See “Pro Forma Data” for data on the dilutive effect of the stock recognition and retention plan and the stock option plan and “Management — New Stock Benefit Plans” for a description of the plans.

We Intend to Remain Independent Which May Mean You Will Not Receive a Premium for Your Common Stock.

We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers That Management Opposes.

Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

•	restrictions on acquiring more than 10% of our common stock by any person and limitations on voting rights for positions of more than 10%;

•	the election of members of the board of directors to staggered three-year terms;

•	the absence of cumulative voting by shareholders in the election of directors;

•	provisions restricting the calling of special meetings of shareholders;

•	advance notice requirements for shareholder nominations and new business;

•	removals of directors only for cause and by a majority vote of all shareholders;

•	requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation;

•	a 75% vote requirement for the approval of certain business combinations not approved by two-thirds of our board of directors; and

•	our ability to issue preferred stock and additional shares of common stock without shareholder approval.

See “Restrictions on Acquisitions of Alliance Bancorp — New and Alliance Bank and Related Anti-Takeover Provisions” for a description of anti-takeover provisions in our corporate documents and federal regulations.

Our Stock Value May Suffer From Federal Regulations Restricting Takeovers.

For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Accordingly, the range of potential acquirors for Alliance Bancorp — New will be limited which will correspondingly reduce the likelihood that shareholders will be able to realize a gain on their investment through an acquisition of Alliance Bancorp — New. See “Restrictions on Acquisitions of Alliance Bancorp — New and Alliance Bank and Related Anti-Takeover Provisions — Regulatory Restrictions” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables contain certain information concerning the financial position and results of operations of Alliance Bancorp. You should read this information in conjunction with the financial statements included in this prospectus. The data presented as of and for the years ended December 31, 2009 and 2008 has been derived in part from the audited financial statements included in this prospectus. The data presented at June 30, 2010 and for the six month periods ended June 30, 2010 and 2009 are derived from unaudited condensed consolidated financial statements, but in the opinion of management reflect all adjustments necessary to present fairly the results for these interim periods. The adjustments consist only of normal recurring adjustments. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2010 or for any other period.

	At June 30,	At December 31,
	2010	2009	2008	2007	2006	2005
	(Unaudited)	(Dollars in thousands, except per share amounts)

Selected Financial Condition Data
Total assets	$448,446	$464,216	$424,109	$424,467	$410,350	$389,035
Cash and cash equivalents	66,456	74,936	28,308	42,079	48,283	20,956
Loans receivable, net	283,020	285,008	278,436	256,932	235,761	224,294
Mortgage-backed securities	19,551	23,355	31,921	35,632	43,636	48,362
Investment securities	50,291	52,336	62,070	67,861	59,305	72,079
Other real estate owned	3,026	2,968	—	—	—	1,795
Deposits	381,210	375,254	327,267	327,772	330,083	293,699
Borrowings(1)	13,112	35,090	41,632	40,058	40,891	56,512
Stockholders’ equity	48,567	48,445	48,899	51,458	33,500	34,127
Non-performing assets(2)	16,150	10,805	6,996	2,097	1,559	3,735

	For the Six Months
	Ended June 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Unaudited)		(Dollars in thousands, except per share amounts)

Selected Operating Data
Interest and dividend income	$10,132	$10,604	$21,091	$22,542	$24,340	$21,752	$19,883
Interest expense	3,787	4,983	9,509	11,701	13,999	11,331	8,907

Net interest income	6,345	5,621	11,582	10,841	10,341	10,421	10,976
Provision for loan losses	1,170	150	528	585	120	60	120

Net interest income after provision for loan losses	5,175	5,471	11,054	10,256	10,221	10,361	10,856
Other income	559	590	1,164	241	484	1,452	1,133
Other expenses	5,674	5,495	10,900	10,303	9,807	10,509	10,972

Income before income taxes	60	566	1,318	194	898	1,304	1,017
Income tax benefit	(205)	(59)	(41)	(411)	(157)	(67)	(157)

Net income	$265	$625	$1,359	$605	$1,055	$1,371	$1,174

Basic earnings per share(3)	$0.04	$0.09	$0.20	$0.09	$0.15	$0.19	$0.16

(Footnotes on following page)

	At or for
	the Six Months
	Ended June 30,				At or for the Year Ended December 31,
	2010		2009		2009		2008		2007		2006		2005
	(Unaudited)

Selected Operating Ratios
Return on average assets	0.11%		0.30%		0.30%		0.14%		0.25%		0.35%		0.30%
Return on average equity	1.09		2.55		2.97		1.21		2.18		4.05		3.39
Average yield earned on interest- earning assets	4.62		5.27		5.08		5.64		6.12		5.89		5.43
Average rate paid on interest-bearing liabilities	1.91		2.78		2.57		3.32		4.03		3.39		2.69
Average interest rate spread(4)	2.71		2.49		2.51		2.32		2.09		2.50		2.74
Net interest margin(4)	2.89		2.80		2.79		2.72		2.60		2.82		3.00
Interest-earning assets to interest-bearing liabilities	110.75		112.23		111.98		113.54		114.54		110.66		110.74
Other expense as a percent of average assets	2.43		2.56		2.47		2.44		2.33		2.69		2.89
Dividend payout ratio(5)	62.26		28.32		25.59		122.91		58.56		90.39		105.54
Efficiency ratio(6)	82.18		88.47		85.52		92.97		90.60		88.51		90.61
Full-service offices at end of period	9		9		9		9		9		9		8
Asset Quality Ratios
Nonperforming loans as a percent of total loans receivable(2)	4.57%		3.21%		2.71%		2.48%		0.81%		0.65%		0.85%
Nonperforming assets as a percent of total assets(2)	3.60		2.57		2.33		1.65		0.49		0.38		0.96
Allowance for loan losses as a percent of total loans receivable	1.46		1.15		1.23		1.13		1.09		1.14		1.18
Allowance for loan losses as a percent of nonperforming loans	31.89		35.71		45.14		45.30		135.00		174.39		137.63
Net charge-offs to average loans receivable outstanding during the period	0.18		0.02		0.06		0.09		—		0.01		0.03
Provision for loan losses to net charge-offs	2.24	x	2.42	x	3.32	x	2.37	x	13.33	x	5.45	x	2.11	x
Capital Ratios
Average equity to average assets	10.46%		11.43%		11.08%		11.79%		11.52%		8.68%		8.94%
Tier 1 risk-based capital ratio(7)	16.06		16.32		15.97		16.33		16.35		14.05		14.92
Total risk-based capital ratio(7)	17.32		17.47		17.17		17.47		17.38		15.12		16.06
Tier 1 leverage capital ratio(7)	10.05		10.65		10.17		10.67		10.52		8.98		9.02

(1)	Borrowings consist of Federal Home Loan Bank (“FHLB”) advances, demand notes issued to the U.S. Treasury, the Employee Stock Ownership Plan (“ESOP”) debt and customer sweep accounts.

(2)	Nonperforming assets consist of nonperforming loans, troubled debt restructurings and other real estate owned (“OREO”). Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more overdue, while OREO consists of real estate acquired through, or in lieu of, foreclosure.

(3)	The calculation of earnings per share for 2005 and 2006 has been adjusted for the exchange and additional share issuance in the reorganization and offering completed on January 30, 2007

(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)	Based on dividends paid on outstanding shares. For all periods subsequent to December 31, 2006, excludes the effect of dividends declared on shares owned by Alliance Mutual Holding Company, as Alliance Mutual Holding Company waived the receipt of dividends.

(6)	The efficiency ratio is calculated by dividing other expenses by the sum of net interest income and other income.

(7)	For Alliance Bank only.

RECENT DEVELOPMENTS OF ALLIANCE BANCORP

The following tables contain certain information concerning the financial position and results of operations of Alliance Bancorp at and for the three months and nine months ended September 30, 2010 as well as the prior comparison periods. You should read this information in conjunction with the audited financial statements included in this prospectus. The financial information at September 30, 2010 and for the three months and nine months ended September 30, 2010 and 2009 are unaudited and are derived from our interim condensed consolidated financial statements. The financial condition data at December 31, 2009 is derived from Alliance Bancorp’s audited consolidated financial statements. In the opinion of management, financial information at September 30, 2010 and for the three months and nine months ended September 30, 2010 and 2009 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month and nine-month periods ended September 30, 2010 may not be indicative of operations of Alliance Bancorp for the year ending December 31, 2010.

	At September 30,
	2010	At December 31, 2009
	(Unaudited)
	(Dollars in thousands)

Selected Financial Condition Data
Total assets	$435,854	$464,216
Cash and cash equivalents	55,688	74,936
Loans receivable, net	285,322	285,008
Mortgage-backed securities	17,804	23,355
Investment securities	47,713	52,336
Other real estate owned	3,122	2,968
Deposits	373,848	375,254
Borrowings(1)	7,938	35,090
Stockholders’ equity	48,474	48,445
Non-performing assets(2)	16,596	10,805

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share amounts)

Selected Operating Data
Interest and dividend income	$4,917	$5,265	$15,050	$15,869
Interest expense	1,369	2,290	5,156	7,273

Net interest income	3,548	2,975	9,894	8,596
Provision for loan losses	750	75	1,920	225

Net interest income after provision for loan losses	2,798	2,900	7,974	8,371
Other income	282	309	840	899
Other expenses	2,925	2,695	8,599	8,190

Income before income tax (benefit) expense	155	514	215	1,080
Income tax (benefit) expense	(54)	55	(259)	(4)

Net income	$209	$459	$474	$1,084

Basic earnings per share	$0.03	$0.07	$0.07	$0.16

(Footnotes on next page)

	At or For				At or For
	the Three Months Ended				the Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009

Selected Operating Ratios
Return on average assets	0.19%		0.41%		0.14%		0.33%
Return on average equity	1.71		3.77		1.29		2.96
Average yield earned on interest-earning assets	4.74		5.03		4.66		5.19
Average rate paid on interest-bearing liabilities	1.46		2.44		1.77		2.66
Average interest rate spread(3)	3.28		2.59		2.89		2.53
Net interest margin(3)	3.42		2.84		3.06		2.81
Interest-earning assets to interest-bearing liabilities	110.31		111.56		110.60		112.00
Other expense as a percent of average assets	2.64		2.42		2.50		2.51
Dividend payout ratio(4)	39.2		18.7		52.1		24.3
Efficiency ratio(5)	76.4		82.1		80.1		86.3
Full-service offices at end of period	9		9		9		9
Asset Quality Ratios
Nonperforming loans as a percent of total loans receivable(2)	4.64%		2.76%		4.64%		2.76%
Nonperforming assets as a percent of total assets(2)	3.81		2.37		3.81		2.37
Allowance for loan losses as a percent of total loans receivable	1.68		1.14		1.68		1.14
Allowance for loan losses as a percent of nonperforming loans	36.18		41.30		36.18		41.30
Net charge-offs to average loans receivable outstanding during the period	0.02		0.03		2.02		0.06
Provision for loan losses to net charge-offs	12.50	x	0.76	x	3.30	x	1.41	x
Capital Ratios
Average equity to average assets	11.04%		10.92%		10.65%		11.26%
Tier 1 risk-based capital ratio(6)	16.09		16.23		16.09		16.23
Total risk-based capital ratio(6)	17.34		17.35		17.34		17.35
Tier 1 leverage capital ratio(6)	10.70		10.43		10.70		10.43

(1)	Borrowings consist of demand notes issued to the U.S. Treasury, the Employee Stock Ownership Plan (“ESOP”) debt, customer sweep accounts and, at December 31, 2009, advances from the Federal Home Loan Bank (“FHLB”) of Pittsburgh.

(2)	Nonperforming assets consist of nonperforming loans, troubled debt restructurings and other real estate owned (“OREO”). Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more overdue, while OREO consists of real estate acquired through, or in lieu of, foreclosure.

(3)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	Based on dividends paid on outstanding shares. Excludes the effect of dividends declared on shares owned by Alliance Mutual Holding Company, as Alliance Mutual Holding Company waived the receipt of dividends.

(5)	The efficiency ratio is calculated by dividing other expenses by the sum of net interest income and other income.

(6)	For Alliance Bank only.

Comparison of Financial Condition at September 30, 2010 and December 31, 2009

Total assets decreased $28.4 million or 6.1% to $435.9 million at September 30, 2010 compared to $464.2 million at December 31, 2009. This decrease was primarily due to a $19.2 million or 25.7% decrease in total cash and cash equivalents, a $5.6 million or 23.8% decrease in mortgage-backed securities available for sale, a $3.7 million or 12.8% decrease in investment securities available for sale, and a $916,000 or 3.9% decrease in securities held to maturity.

Total liabilities decreased $28.4 million or 6.8% to $387.4 million at September 30, 2010 compared to $415.8 million at December 31, 2009. This decrease was due primarily to a $32.0 million reduction in FHLB advances, as all remaining FHLB advances matured and were repaid during the nine months ended September 30, 2010, which was partially offset by a $4.8 million or 156.9% increase in other borrowed money at September 30, 2010 compared to December 31, 2009. Total customer deposits decreased by $1.4 million or 0.4% to $373.8 million at September 30, 2010 compared to $375.3 million at December 31, 2009.

Stockholders’ equity increased $29,000 to $48.5 million, or 11.1% of total assets, as of September 30, 2010 compared to $48.4 million at December 31, 2009. The increase was primarily due to a $183,000 reduction in accumulated other comprehensive loss and a $227,000 increase in retained earnings. These items were partially offset by a $437,000 increase in treasury stock.

Nonperforming assets, which consist of nonaccruing loans, accruing loans 90 days or more delinquent and other real estate owned (“OREO”) (which includes real estate acquired through, or in lieu of, foreclosure) amounted to $16.6 million or 3.81% of total assets at September 30, 2010 compared to $16.2 million or 3.60% of total assets at June 30, 2010 and $10.8 million or 2.33% of total assets at December 31, 2009. Total nonperforming assets increased by $447,000 during the quarter ended September 30, 2010 due primarily to a $260,000 increase in non-accruing commercial real estate loans.

The following table sets forth the amounts and categories of our non-performing assets at the dates indicated. All troubled debt restructurings at the dates indicated are included in non-accruing loans.

	September 30,	June 30,	December 31,
	2010	2010	2009
	(Dollars in thousands)

Non-accruing loans:
Real estate
Single-family	$75	$76	$479
Multi-family	—	—	—
Commercial	1,623	1,363	1,778
Land and construction	9,874	9,767	3,728
Commercial business	73	74	472
Consumer	—	—	—

Total non-accruing loans	11,645	11,280	6,457

Accruing loans 90 days or more delinquent:
Single-family residential real estate	1,564	1,638	1,227
Consumer	265	206	153

Total accruing loans 90 days or more delinquent	1,829	1,844	1,380

Total non-performing loans	13,474	13,124	7,837

Other real estate owned	3,122	3,026	2,968

Total non-performing assets	$16,596	$16,150	$10,805

Comparison of Results of Operations for the Three and Nine Months ended September 30, 2010 and September 30, 2009

General.  Net income decreased $250,000 or 54.4% to $209,000 or $0.03 per share for the three months ended September 30, 2010 compared to net income of $459,000 or $0.07 per share for the same period in 2009. The decrease in net income was primarily due to a $675,000 increase in provision for loan losses and a $230,000 increase in other expenses for the three months ended September 30, 2010 compared to the three months ended September 30, 2009 which more than offset a $573,000 increase in net interest income.

Net income decreased $610,000 or 56.3% to $474,000 or $0.07 per share for the nine months ended September 30, 2010 compared to net income of $1.1 million or $0.16 per share for the same period in 2009.

Increases in the provision for loan losses and in other expenses more than offset an increase in net interest income.

Net Interest Income.  Net interest income is determined by the interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased $573,000 or 19.3% during the three months ended September 30, 2010 compared to the same period in 2009. The increase in net interest income was due to a $921,000 or 40.2% reduction in interest expense on interest-bearing liabilities, primarily the result of a $453,000 or 25.9% decrease in interest expense on interest-bearing deposits as well as a $468,000 or 86.2% decrease on interest expense on FHLB advances and other borrowed money. The reduction in interest expense in the three months ended September 30, 2010, was due primarily to lower average costs on interest-bearing liabilities, primarily as a result of the continuing low interest rate environment. The reduction in interest expense during the period more than offset a $348,000 or 6.6% decrease in interest income for the three month period ended September 30, 2010 compared to the same period in 2009.

Net interest income increased $1.3 million or 15.1% during the nine months ended September 30, 2010 as compared to the same period in 2009. The improvement in net interest income during the first nine months of 2010 compared to the same period in 2009 was again due primarily to the effects of the current low market rates of interest, which has reduced our cost of funds. Our interest expense on interest-bearing liabilities was $2.1 million or 29.1% lower in the nine-month period ended September 30, 2010, primarily as a result of a $1.3 million or 22.6% decrease in the interest expense on interest-bearing deposits as well as an $866,000 or 50.1% decrease in interest expense on FHLB advances and other borrowed money. The reduction in interest expense more than offset an $819,000 or 5.2% decrease in interest income during the nine months ended September 30, 2010 compared to the same period in 2009.

Interest Income.  Interest income decreased $348,000 or 6.6% to $4.9 million for the three months ended September 30, 2010, compared to the same period in 2009. The decrease was primarily due to a $246,000 or 36.9% decrease in interest income on investment securities, a $95,000 or 32.8% decrease in interest income on mortgage backed securities, and a $16,000 or 28.6% decrease in interest earned on balances due from depository institutions. These decreases were partially offset by a $9,000 increase in interest income earned on loans. The decrease in interest income on investment securities was due to a $9.7 million or 16.3% decrease in the average balance of investment securities and a 109 basis point or 24.5% decrease in the average yield earned. The decrease in interest income on mortgage backed securities was due to a $7.8 million or 29.2% decrease in the average balance of mortgage backed securities and a 22 basis point or 5.1% decrease in the average yield earned. The decrease in interest income on balances due from depository institutions was due to a 20 basis point or 42.0% decrease in the average yield earned, which was partially offset by a $10.7 million or 22.9% increase in the average balance of balances due from depository institutions. The increase in interest income on loans was due to a $3.2 million or 1.1% increase in the average balance of loans outstanding, which was partially offset by a five basis point or 0.9% decrease in the average yield earned.

Interest income decreased $819,000 or 5.2% to $15.1 million for the nine months ended September 30, 2010, compared to the same period in 2009. The decrease was due to a $520,000 or 26.0% decrease in interest income on investment securities, a $319,000 or 33.1% decrease in interest income on mortgage backed securities, and a $46,000 or 0.4% decrease in interest income on loans. These decreases were partially offset by a $66,000 or 53.2% increase in interest income earned on balances due from depository institutions. The decrease in interest income on investment securities was due to a $5.6 million or 9.7% decrease in the average balance of investment securities and an 84 basis point or 18.2% decrease in the average yield earned. The decrease in interest income on mortgage backed securities was due to an $8.1 million or 28.1% decrease in the average balance of mortgage backed securities and a 31 basis point or 7.0% decrease in the average yield earned. The decrease in interest income on loans was due to a 12 basis point or 2.0% decrease in the average yield earned on loans, which was partially offset by a $4.9 million or 1.7% increase in the average balance of loans. The increase in interest income on balances due from depository institutions was due to a $31.8 million or 85.3% increase in the average balance of balances due from depository institutions, which was partially offset by a seven basis point or 15.9% decrease in the average yield earned.

Interest Expense.  Interest expense decreased $921,000 or 40.2% to $1.4 million for the three months ended September 30, 2010, compared to the same period in 2009. This decrease in interest expense was

36

primarily the result of a $453,000 or 25.9% decrease in interest expense on interest-bearing deposits as well as a $468,000 or 86.2% decrease on interest expense on FHLB advances and other borrowed money. The decrease in interest expense on interest-bearing deposits was the result of a 64 basis point or 31.0% decrease in the average rate paid on interest-bearing deposits, which was partially offset by a $24.8 million or 7.3% increase in the average balance of interest bearing deposits. The decrease in interest expense on FHLB advances and other borrowed money was the result of a $23.8 million or 65.5% decrease in the average balance of advances and other borrowed money and a 359 basis point or 59.9% decrease in the average rate paid on FHLB advances and other borrowed money.

Interest expense decreased $2.1 million or 29.1% to $5.2 million for the nine months ended September 30, 2010, compared to the same period in 2009. This decrease in interest expense was primarily the result of a $1.3 million or 22.6% decrease in interest expense on interest-bearing deposits and an $866,000 or 50.1% decrease in interest expense on FHLB advances and other borrowed money. The decrease in interest expense on interest-bearing deposits was the result of a 72 basis point or 31.7% decrease in the average rate paid on interest-bearing deposits, which was partially offset by a $43.2 million or 13.3% increase in the average balance of interest-bearing deposits. The decrease in interest expense on FHLB advances and other borrowed money was the result of a $17.8 million or 45.9% decrease in the average balance of FHLB advances and other borrowed money and a 46 basis point or 7.8% decrease in the average rate paid on FHLB advances and other borrowed money.

Provision for Loan Losses.  The provision for loan losses amounted to $750,000 and $75,000 for the three months ended September 30, 2010 and 2009, respectively. The provision for loan losses amounted to $1.9 million and $225,000 for the nine months ended September 30, 2010 and 2009, respectively.

The $675,000 increase in the provision for loan losses in the three months ended September 30, 2010 compared to the three months ended September 30, 2009 reflects, among other factors, the $350,000 increase in non-performing loans in the third quarter of 2010 and $60,000 in charge-offs to the allowance for loan losses during the quarter in addition to a provision covering a modest increase in the amount of our outstanding commercial real estate loans and construction loans. Also in the quarter ended September 30, 2010, we increased our provision for losses for amounts allocated to our $6.1 million participation interest in an acquisition and development loan located in Bradenton, Florida by $300,000 primarily as a result of the borrowers’ failure to make a scheduled payment to cover future interest and real estate taxes, as required by an extension and forbearance agreement entered into in June 2010. See “Business — Asset Quality — Delinquent Loans.” In addition, real estate sales activity in the Florida market area in which this property is located continues to be slow. This loan was placed on non-accrual status in March 2010. Given the borrower’s failure to make the scheduled payment in the quarter ended September 30, 2010, as required by the extension and forbearance agreement, and the inability of the borrower to enter into agreements with potential buyers of any of the collateral parcels securing the loan, we are considering all of our options with respect to this loan, including the possibility of foreclosure. No assurance can be given that we may not be required to recognize additional provisions for loan losses and/or charge-offs with respect to this loan. Our provision for loan losses for the quarter ended September 30, 2010 also includes $276,000 allocated to our participation interests, which had an aggregate outstanding balance of $2.9 million at September 30, 2010, in two loans for the renovation and conversion of an eight-story condominium building with 132 residential units and one commercial unit located in Center City, Philadelphia. While these loans are performing and the borrower has continued to make all scheduled payments, current cash flow from the project does not cover the loan payments and sales activity has not met projections. The cash shortfall is being supplemented by a cash collateral account held by the lead lender and other cash from the borrowers. In addition, the lead lender recently obtained an updated appraisal which reflected a reduction in the appraised value of the condominium project and the other collateral securing these loans.

Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. In addition, the Pennsylvania Department of Banking and the FDIC, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to such allowance based on their judgments about information available to them at the time of their examination.

Other Income.  Other income was $282,000 for the three months ended September 30, 2010 compared to $309,000 for the same period in 2009. The $27,000 or 8.7% decrease in other income included a $6,000 or

36.1

6.7% decrease in management fees, a $4,000 or 4.7% decrease in the cash surrender value of bank owned life insurance, and a $21,000 prior period gain on the sale of OREO.

Other income was $840,000 for the nine months ended September 30, 2010 compared to $899,000 for the same period in 2009. The $59,000 or 6.6% decrease was primarily the result of a $21,000 loss on the sale of OREO which was recorded as a reduction of other income in the first quarter of 2010 compared to a $21,000 gain in the nine months ended September 30, 2009. The decrease in other income also included an $18,000 or 6.7% decrease in management fees, and a $12,000 or 4.5% decrease in the cash surrender value of bank owned life insurance, partially offset by a $12,000 or 9.8% increase in other fee income.

Other Expenses.  Other expenses increased $230,000 or 8.5% to $2.9 million for the three months ended September 30, 2010 compared to the same period in 2009. The increase was primarily due to a $213,000 or 174.4% increase in professional fees that resulted from litigation expense related to the protection of our Customer First® trademark. In addition, other expenses increased in the third quarter of 2010 due to a $51,000 or 11.9% increase in expenses related to occupancy and equipment, a $13,000 or 43.3% increase in loan and OREO expense, and a $27,000 or 37.5% increase in advertising and marketing expense. Salaries and employee benefits expense were reduced by $87,000 or 5.6% in the three months ended September 30, 2010 compared to the same period in 2009.

Other expenses increased $409,000 or 5.0% to $8.6 million for the nine months ended September 30, 2010 compared to the same period in 2009. The increase was primarily due to a $135,000 provision for loss on OREO, a $36,000 or 0.8% increase in salaries and employee benefits, a $223,000 or 55.9% increase in professional fees, primarily as a result of our trademark litigation expense, and a $20,000 or 10.4% increase in directors’ fees. Such increases were partially offset by an $118,000 or 19.5% decrease in FDIC insurance premiums that primarily resulted from the prior period special assessment.

Income Tax Expense (Benefit).  Income tax (benefit) expense amounted to $(54,000) and $55,000 for the three months ended September 30, 2010 and 2009, respectively, resulting in effective tax rates of (34.8)% and 10.7%, respectively. The increase in income tax benefit was primarily due to a lower income before income tax benefit for the three months ended September 30, 2010 compared to income before income tax expense for the three months ended September 30, 2009.

Income tax benefit amounted to $(259,000) and $(4,000) for the nine months ended September 30, 2010 and 2009, respectively, resulting in effective tax rates of (120.5)% and (0.37)%, respectively. The increase in income tax benefit was primarily due to a lower amount of income before income tax benefit for the nine months ended September 30, 2010 compared to income before income tax benefit for the nine months ended September 30, 2009.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include, but are not limited to:

•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy;

•	statements regarding asset quality and market risk; and

•	estimates of future costs, benefits and results.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” beginning at page    that could affect the actual outcome of future events and the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	our ability to successfully manage our growth;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Securities and Exchange Commission or the Financial Accounting Standards Board; and

•	our ability to successfully implement our branch expansion strategy, enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements.

USE OF PROCEEDS

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Alliance Bank will reduce Alliance Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

							15% Above
	Minimum of		Midpoint of		Maximum of		Maximum of
	Offering Range		Offering Range		Offering Range		Offering Range
	2,635,000		3,100,000		3,565,000		4,099,750
	Shares at	Percent of	Shares at	Percent of	Shares at	Percent of	Shares at	Percent of
	$10.00	Net	$10.00	Net	$10.00	Net	$10.00	Net
	per Share	Proceeds	per Share	Proceeds	per Share	Proceeds	per Share	Proceeds
	(Dollars in thousands)

Offering proceeds	$26,350		$31,000		$35,650		$40,997
Less: offering expenses	(2,278)		(2,462)		(2,646)		(2,857)

Net offering proceeds	24,072	100.0%	28,538	100.0%	33,004	100.0%	38,140	100.0%

Less:
Proceeds contributed to Alliance Bank	12,036	50.0%	14,269	50.0%	16,502	50.0%	19,070	50.0%
Proceeds used for loan to employee stock ownership plan	1,221	5.1	1,437	5.0	1,652	5.0	1,900	5.0
Proceeds used to repurchase shares for stock recognition plan	1,771	7.4	2,083	7.3	2,396	7.3	2,755	7.2

Proceeds remaining for Alliance Bancorp-New	$9,044	37.5%	$10,749	37.7%	$12,454	37.7%	$14,415	37.8%

Alliance Bancorp — New intends to invest the proceeds it retains from the offering initially in short-term, liquid investments. Although there can be no assurance that Alliance Bancorp — New will invest the net proceeds in anything other than short-term, liquid investments, over time, Alliance Bancorp — New may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or branch offices or other businesses that are related to banking (although we currently have no plans, understandings or agreements with respect to any specific acquisitions); and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, Alliance Bancorp — New may not repurchase shares of its common stock during the first year following the offering, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Alliance Bank intends to initially use the net proceeds it receives to purchase investment and mortgage-backed securities. In the future, Alliance Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Alliance Bank:

•	to fund new loans;

•	to invest in short-term investment securities and mortgage-backed securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above. Pursuant to our business plan, we plan to open a de novo branch office in each of the next two years, subject to, among other factors, market conditions, the economic environment and our ability to identify acceptable sites where we can open such new branches within our targeted budget of approximately $300,000 per de novo branch office.

Except as described above, neither Alliance Bancorp — New nor Alliance Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering see “The Conversion and Offering — Purposes of the Conversion and Offering.”

OUR DIVIDEND POLICY

Alliance Bancorp and Alliance Bank as its predecessor, has paid quarterly cash dividends since 1995. Alliance Bancorp’s current quarterly dividend is $0.03 per share or $0.12 per share on an annual basis (which is equivalent to a dividend yield of 1.2% based upon the $10.00 per share purchase price in the offering). After we complete the conversion, dividends will be paid by Alliance Bancorp — New on its outstanding shares of common stock. We currently expect that the level of cash dividends per share after the conversion and offering will be substantially consistent with the current amount of dividends per share paid by Alliance Bancorp on its common stock. However, the rate of such dividends and the initial or continued payment thereof will be in the discretion of the board of directors of Alliance Bancorp — New and will depend upon a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future. We cannot guarantee that the amount of dividends that we pay after the conversion will be equal to the per share dividend amount that Alliance Bancorp’s shareholders currently receive. In addition, during the first three years after the conversion, no dividend will be declared or paid if it would be classified as a return of capital.

Alliance Bank’s ability to pay dividends to Alliance Bancorp — New will be governed by the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. In addition, the prior approval of the Office of Thrift Supervision will be required for the payment of a dividend if the total of all dividends declared by Alliance Bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, Alliance Bank will be prohibited from paying cash dividends to Alliance Bancorp — New to the extent that any such payment would reduce Alliance Bank’s regulatory capital below required capital levels or would impair the liquidation account to be established for the benefit of Alliance Bank’s eligible account holders and supplemental eligible account holders. See “The Conversion and Offering — Liquidation Rights.” Regulations of the Pennsylvania Department of Banking also impose limitations on the payment of “capital distributions” by savings institutions such as Alliance Bank and require that Alliance Bank pay dividends only out of accumulated earnings. See “Regulation — Regulation of Alliance Bank — Restrictions on Capital Distributions.”

Dividends from Alliance Bancorp — New may eventually depend, in part, upon receipt of dividends from Alliance Bank, because Alliance Bancorp — New initially will have no source of income other than dividends from Alliance Bank, earnings from the investment of proceeds from the sale of common stock retained by us, and interest payments with respect to our loan to our employee stock ownership plan.

Any payment of dividends by Alliance Bank to Alliance Bancorp — New which would be deemed to be drawn out of Alliance Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Alliance Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Alliance Bank does not intend to make any distribution to Alliance Bancorp — New that would create such a federal tax liability. See “Taxation.”

Unlike Alliance Bank, Alliance Bancorp — New is not subject to the above regulatory restrictions on the payment of dividends to its shareholders. Alliance Bancorp-New is, however, subject to the requirements of Pennsylvania law, which generally limit the payment of dividends to amounts that will not have the effect of making a corporation unable to pay its debts as they become due in the ordinary course of business or if the corporation’s total assets would be less than its total liabilities plus the amount, if any, needed to satisfy any preferential rights that shareholders may have if the corporation were dissolved.

MARKET FOR OUR COMMON STOCK

Alliance Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “ALLB”, and there is an established market for such common stock. We have applied to have the common stock of Alliance Bancorp — New listed for trading on the Nasdaq Global Market and we expect that the common stock will trade under the symbol “ALLBD” for a period of 20 trading days after completion of the offering. Thereafter, the trading symbol will be “ALLB.” In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. We currently have more than six registered market makers.

Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. You should view the common stock as a long-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the $10.00 per share price in the offering.

The following table sets forth the high and low closing stock prices for Alliance Bancorp common stock and cash dividends per share declared for the periods indicated.

	Stock Price				Cash
	per Share				Dividends
Quarter Ended:	High		Low		per Share

December 31, 2010 (through , 2010)	$		$		$0.03
September 30, 2010		8.44		7.20	0.03
June 30, 2010		8.75		8.00	0.03
March 31, 2010		8.65		8.25	0.03
December 31, 2009		8.75		8.40	0.03
September 30, 2009		8.89		8.50	0.03
June 30, 2009		8.65		7.50	0.03
March 31, 2009		8.05		7.25	0.03
December 31, 2008		8.44		7.25	0.06
September 30, 2008		8.83		7.24	0.06
June 30, 2008		9.48		8.81	0.06
March 31, 2008		9.06		6.82	0.06

At August 10, 2010, the business day immediately preceding the public announcement of the conversion, and at          , 2010, the date of this prospectus, the closing prices of Alliance Bancorp common stock as reported on the Nasdaq Global Market were $8.22 per share and $      per share, respectively. At          , 2010, Alliance Bancorp had approximately           shareholders of record.

REGULATORY CAPITAL REQUIREMENTS

At June 30, 2010, Alliance Bank exceeded all of its regulatory capital requirements. The table below sets forth Alliance Bank’s historical capital under accounting principles generally accepted in the United States of America and regulatory capital at June 30, 2010, and the pro forma capital of Alliance Bank after giving effect to the offering, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Alliance Bank of 50% of the net offering proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Alliance Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at June 30, 2010.

			Pro Forma at June 30, 2010
									15% Above
	Alliance Bank		Minimum of		Midpoint of		Maximum of		Maximum of
	Historical at		Offering Range		Offering Range		Offering Range		Offering Range
	June 30, 2010		2,635,000 Shares		3,100,000 Shares		3,565,000 Shares		4,099,750 Shares
	(Unaudited)		at $10.00 per Share		at $10.00 per Share		at $10.00 per Share		at $10.00 per Share
		Percent		Percent		Percent		Percent		Percent
		of		of		of		of		of
	Amount	Assets(1)	Amount	Assets	Amount	Assets	Amount	Assets	Amount	Assets
	(Unaudited)		(Dollars in thousands)

GAAP capital	$46,796	10.44%	$55,840	12.17%	$57,545	12.49%	$59,250	12.81%	$61,211	13.17%

Tier 1 capital:
Actual	$47,117	10.05%	$56,161	11.72%	$57,866	12.03%	$59,571	12.33%	$61,532	12.68%
Requirement	18,755	4.00	19,166	4.00%	19,242	4.00%	19,319	4.00%	19,408	4.00%

Excess	$28,362	6.05%	$36,996	7.72%	$38,624	8.03%	$40,252	8.33%	$42,125	8.68%

Tier 1 risk-based capital:
Actual	$47,117	16.06%	$56,161	19.01%	$57,866	19.57%	$59,571	20.12%	$61,532	20.75%
Requirement	11,733	4.00	11,815	4.00%	11,830	4.00%	11,846	4.00%	11,863	4.00%

Excess	$35.384	12.06%	$44,346	15.01%	$46,036	15.57%	$47,725	16.12%	$49,669	16.75%

Total capital:
Actual	$50,790	17.32%	$59,834	20.26%	$61,539	20.81%	$63,244	21.36%	$65,205	21.99%
Requirement	23,466	8.00	23,630	8.00%	23,660	8.00%	23,691	8.00%	23,727	8.00%

Excess	$27,324	9.32%	$36,204	12.26%	$37,879	12.81%	$39,553	13.36%	$41,479	13.99%

Reconciliation of capital infused into Alliance Bank:
Net proceeds infused			$12,036		$14,269		$16,502		$19,070
Less:
Common stock acquired by employee stock ownership plan			(1,221)		(1,437)		(1,652)		(1,900)
Less:
Shares acquired by stock recognition plan			(1,771)		(2,083)		(2,396)		(2,755)
Pro forma increase in GAAP and regulatory capital			$9,044		$10,749		$12,454		$14,415

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

OUR CAPITALIZATION

The following table presents the historical capitalization of Alliance Bancorp at June 30, 2010, and the pro forma consolidated capitalization of Alliance Bancorp — New after giving effect to the conversion and offering, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.”

		Alliance Bancorp — New — Pro Forma
		Based Upon Sale at $10.00 per Share
		2,635,000	3,100,000	3,565,000	4,099,750
		Shares	Shares	Shares	Shares(1)
	Alliance Bancorp	(Minimum of	(Midpoint of	(Maximum of	(15% Above
	Historical	Offering	Offering	Offering	Maximum of
	Capitalization	Range)	Range)	Range)	Offering Range)
	(In thousands)

Deposits(2)	$381,210	$381,210	$381,210	$381,210	$381,210
FHLB advances	5,000	5,000	5,000	5,000	5,000
Other borrowings	8,112	8,112	8,112	8,112	8,112

Total deposits and borrowings	$394,322	$394,322	$394,322	$394,322	$394,322

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized (post-offering); none to be issued	$—	$—	$—	$—	$—
Common stock, $.01 par value, (post-offering) 50,000,000 shares authorized (post-offering); shares to be issued as reflected(3)	72	44	52	60	69
Additional paid-in capital(3)	24,015	48,115	52,573	57,031	62,158
Retained earnings(4)	29,948	29,948	29,948	29,948	29,948
Plus:
Equity received from mutual holding company	—	6,929	6,929	6,929	6,929
Less:
Accumulated other comprehensive loss	(321)	(321)	(321)	(321)	(321)
Common stock held by the employee stock ownership plan(5)	(565)	(1,786)	(2,002)	(2,217)	(2,465)
Common stock held by the recognition and retention plan(6)	—	(1,771)	(2,083)	(2,396)	(2,755)
Treasury stock	(4,582)	(4,582)	(4,582)	(4,582)	(4,582)

Total stockholders’ equity	$48,567	$76,576	$80,514	$84,452	$88,981

Ratio of total stockholders’ equity to total assets	10.83%	16.07%	16.76%	17.44%	18.20%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the offering or to fill the order of our employee stock ownership plan.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(Footnotes continued on next page)

(3)	Our pro forma amounts of common stock and additional paid-in capital have been increased to reflect the number of shares of our common stock to be outstanding, which includes the exchange of all of the currently outstanding shares of Alliance Bancorp common stock pursuant to the exchange ratio except for the shares earned by Alliance Mutual Holding Company. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a new stock option plan and to submit such plan to shareholders at a meeting of shareholders to be held at least six months following completion of the offering. If the plan is approved by shareholders, an amount up to 10.0% of the common stock of Alliance Bancorp — New to be outstanding after the conversion and offering, less the number of options previously reserved under Alliance Bank’s 1996 stock option plan (143,287 shares), as adjusted for the exchange ratio, will be reserved for future issuance pursuant to the plan. Your ownership percentage would decrease by approximately 5.62% if all potential stock options are exercised from our authorized but unissued stock. See “Pro Forma Data” and “Management — New Stock Benefit Plans — Stock Option Plan.”

(4)	The retained earnings of Alliance Bank will be partially restricted after the offering.

(5)	Assumes that 4.63% of the shares to be sold in the offering will be purchased by our employee stock ownership plan in addition to the shares already owned by the employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of stockholders’ equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from us. See Note 1 to the tables set forth under “Pro Forma Data” and “Management-New Stock Benefit Plans — Employee Stock Ownership Plan.”

(6)	Gives effect to the recognition plan which we expect to adopt after the offering and present to shareholders for approval at a meeting of shareholders to be held at least six months after we complete the offering. No shares will be purchased by the recognition plan in the offering, and such plan cannot purchase any shares until shareholder approval has been obtained. If the recognition plan is approved by our shareholders, the plan intends to acquire an amount of common stock equal to 4.0% of the common stock of Alliance Bancorp — New to be outstanding after the conversion and offering, or 6.72% of the shares sold in the offering. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in stockholders’ equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders’ equity. If the recognition plan purchases authorized but unissued shares from us, such issuance would dilute the voting interests of existing shareholders by approximately 3.85%. See “Pro Forma Data” and “Management — New Stock Benefit Plans — Recognition Plan.”

PRO FORMA DATA

The actual net proceeds from the sale of Alliance Bancorp — New common stock in the offering cannot be determined until the offering is completed. However, the net proceeds are currently estimated to be between $24.1 million and $33.0 million, or up to $38.1 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	We will sell 40% of the shares of common stock in the subscription offering and community offerings with the remaining 60% of the shares sold in a syndicated community offering;

•	Our employee stock ownership plan will purchase an amount equal to 4.63% of the shares sold in the offering and that such shares are purchased at a price of $10.00 per share with a loan from Alliance Bancorp — New;

•	35,500 shares of common stock will be purchased by our employees, directors and their immediate families;

•	Stifel, Nicolaus & Company, Incorporated will receive an aggregate management fee equal to 1.0% of the aggregate purchase price of the shares sold in the subscription and community offerings, except that no fee will be paid with respect to shares purchased by our officers, directors and employees or members of their immediate families or by our employee stock ownership plan;

•	The sales commission and management fee for shares sold in the syndicated community offering will be equal to 6.0% of the aggregate purchase price of the shares sold in the syndicated community offering; and

•	Total expenses of the offering, excluding sales commissions and management fees referenced above, will be approximately $1.24 million.

We have prepared the following table, which sets forth our historical consolidated net income and stockholders’ equity prior to the conversion and offering and our pro forma consolidated net income and stockholders’ equity following the conversion and offering. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•	Pro forma earnings have been calculated assuming the common stock had been sold at the beginning of the periods and the net proceeds had been invested at an average yield of 2.60%, which represents the average of the yield on the five-year U.S. Treasury Note as of June 30, 2010 (1.79%) and on 15-year fixed-rate mortgage-backed securities (3.42%, based on Freddie Mac’s Primary Mortgage Market Survey®) for the week ended June 30, 2010. We have used an assumed yield of 2.60% (1.72% after tax) in lieu of the arithmetic average method because we believe it more accurately reflects the yield that we will receive on the net proceeds of the offering.

•	An effective tax rate of 34.0%.

•	No withdrawals were made from Alliance Bank’s deposit accounts for the purchase of shares in the offering.

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

•	Pro forma stockholders’ equity amounts have been calculated as if our common stock had been sold in the offering on December 31, 2009 and June 30, 2010, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. Stockholders’ equity does not give effect to intangible assets in the event of a liquidation or to Alliance Bank’s bad debt reserve. The pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The tables reflect the possible issuance of additional shares to be reserved for future issuance pursuant to our proposed new stock option plan which we expect to adopt following the offering and present, together with the stock recognition plan discussed below, to our shareholders for approval at a meeting to be held at least six months after the offering is completed. See “Management — New Stock Benefit Plans.” For purposes of the tables, we have assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the common stock at the date of grant were $10.00 per share, that the stock options had a term of 10 years and vested pro rata over five years, and that the new stock option plan granted options to acquire common stock equal to 10.0% of the shares sold in the offering. We applied the Black-Scholes option pricing model to estimate a grant date fair value of $3.13 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 23.23% for the common stock, dividend yield of 0.96%, an expected option life of 10 years and a risk free interest rate of 2.53%. There can be no assurance that shareholder approval of the stock option plan will be obtained, that the exercise price of the options will be $10.00 per share or that the Black-Scholes option pricing model assumptions used to prepare the table will be the same at the time the options are granted.

The tables also give effect to the stock recognition and retention plan, which we expect to adopt following the offering and present, together with the new stock option plan discussed above, to our shareholders for approval at a meeting to be held at least six months after the offering is completed. If approved by shareholders, the stock recognition and retention plan intends to acquire an amount of common stock equal to 6.72% of the shares to be sold in the offering, or 4.0% of the common stock of Alliance Bancorp — New to be outstanding after the offering, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The tables assume that shareholder approval has been obtained and that the shares acquired by the stock recognition and retention plan are purchased in the open market at $10.00 per share and vest over a five-year period at the rate of 20% per year. There can be no assurance that shareholder approval of the stock recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

The tables on the following pages are based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of our common stock following the conversion and the offering.

At or for the Six Months Ended June 30, 2010
2,635,000	3,100,000	3,565,000	4,099,750
Shares Sold	Shares Sold	Shares Sold	Shares Sold
at $10.00	at $10.00	at $10.00	at $10.00
per Share	per Share	per Share	per Share
(Minimum of	(Midpoint of	(Maximum of	(15% Above
Range)	Range)	Range)	Maximum)
(Dollars in thousands, except per share amounts)

Gross proceeds	$26,350	$31,000	$35,650	$40,997
Less: estimated offering expenses	(2,278)	(2,462)	(2,646)	(2,857)

Estimated net proceeds	$24,072	$28,538	$33,004	$38,140

Less: common stock acquired by employee stock ownership plan(1)	(1,221)	(1,437)	(1,652)	(1,900)
Less: common stock to be acquired by recognition and retention plan(2)	(1,771)	(2,083)	(2,396)	(2,755)
Plus: cash and investment assets received from mutual holding company	4,286	4,286	4,286	4,286

Estimated net investable proceeds	25,366	29,304	33,242	37,771
Plus: fixed assets received from mutual holding company	2,643	2,643	2,643	2,643

Net proceeds, as adjusted	$28,009	$31,947	$35,885	$40,414

Pro Forma Net Income:
Pro forma net income:
Historical	$265	$265	$265	$265
Impact of mutual holding company consolidation(3)	(106)	(106)	(106)	(106)
Pro forma income on net investable proceeds(4):	218	252	285	324
Less: pro forma employee stock ownership plan adjustments(1)	(20)	(24)	(28)	(32)
Less: pro forma restricted stock award expense(2)	(117)	(138)	(158)	(182)
Less: pro forma stock option expense(5)	(76)	(89)	(102)	(118)

Pro forma net income	$164	$160	$156	$151

Pro forma net income per share:
Historical(6)	$0.06	$0.05	$0.05	$0.04
Impact of mutual holding company consolidation	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma income on net investable proceeds:	0.05	0.05	0.05	0.05
Less: pro forma employee stock ownership plan adjustments(1)	0.00	0.00	0.00	0.00
Less: pro forma restricted stock award expense(2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense(5)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.04	$0.03	$0.03	$0.02

Offering price as a multiple of pro forma net income per share	125.0	x	166.67	x	166.67	x	250.0	x
Number of shares used to calculate pro forma net income per share(7)	4,308,134	5,068,388	5,828,642	6,702,947
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value)(5):
Historical	$48,567	$48,567	$48,567	$48,567
Estimated net proceeds	24,072	28,538	33,004	38,140
Plus: equity increase from mutual holding company	6,929	6,929	6,929	6,929
Less: common stock acquired by employee stock ownership plan(1)	(1,221)	(1,437)	(1,652)	(1,900)
Less: common stock to be acquired by recognition and retention plan(2)	(1,771)	(2,083)	(2,396)	(2,755)

Pro forma stockholders’ equity	$76,576	$80,514	$84,452	$88,981

Pro forma stockholders’ equity per share(6):
Historical	$10.97	$9.32	$8.11	$7.05
Estimated net proceeds	5.44	5.48	5.51	5.54
Plus: equity increase from mutual holding company	1.57	1.33	1.16	1.01
Less: common stock acquired by employee stock ownership plan(1)	(0.28)	(0.28)	(0.28)	(0.28)
Less: common stock to be acquired by recognition and retention plan(2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$17.30	$15.45	$14.10	$12.92

Offering price as a percentage of pro forma stockholders’ equity per share	57.80%	64.72%	70.92%	77.40%

Number of shares used to calculate pro forma stockholders’ equity per share(7)	4,427,182	5,208,449	5,989,717	6,888,174

(Footnotes begin on page 43)

At or for the Year Ended December 31, 2009
2,635,000	3,100,000	3,565,000	4,099,750
Shares Sold	Shares Sold	Shares Sold	Shares Sold
at $10.00	at $10.00	at $10.00	at $10.00
per Share	per Share	per Share	per Share
(Minimum of	(Midpoint of	(Maximum of	(15% Above
Range)	Range)	Range)	Maximum)
(Dollars in thousands, except per share amounts)

Gross proceeds	$26,350	$31,000	$35,650	$40,997
Less: estimated offering expenses	(2,278)	(2,462)	(2,646)	(2,857)

Estimated net proceeds	$24,072	$28,538	$33,004	$38,140

Less: common stock acquired by employee stock ownership plan(1)	(1,221)	(1,437)	(1,652)	(1,900)
Less: common stock to be acquired by recognition and retention plan(2)	(1,771)	(2,083)	(2,396)	(2,755)
Plus: cash and investment assets received from mutual holding company	4,286	4,286	4,286	4,286

Estimated net investable proceeds	25,366	29,304	33,242	37,771
Plus: fixed assets received from mutual holding company	2,643	2,643	2,643	2,643

Net proceeds, as adjusted	$28,009	$31,947	$35,885	$40,414

Pro Forma Net Income:
Pro forma net income:
Historical	$1,359	$1,359	$1,359	$1,359
Impact of mutual holding company consolidation(3)	(228)	(228)	(228)	(228)
Pro forma income on net investable proceeds(4):	435	503	570	648
Less: pro forma employee stock ownership plan adjustments(1)	(40)	(47)	(55)	(63)
Less: pro forma restricted stock award expense(2)	(234)	(275)	(316)	(364)
Less: pro forma stock option expense(5)	(151)	(178)	(204)	(235)

Pro forma net income	$1,141	$1,134	$1,126	$1,117

Pro forma net income per share:
Historical(6)	$0.32	$0.27	$0.23	$0.20
Impact of mutual holding company consolidation	(0.05)	(0.05)	(0.04)	(0.03)
Pro forma income on net investable proceeds:	0.10	0.10	0.10	0.10
Less: pro forma employee stock ownership plan adjustments(1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense(2)	(0.05)	(0.05)	(0.05)	(0.05)
Less: pro forma stock option expense(5)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share	$0.27	$0.22	$0.19	$0.17

Offering price as a multiple of pro forma net income per share	37.04	x	45.45	x	52.63	x	58.82	x
Number of shares used to calculate pro forma net income per share(7)	4,311,187	5,071,979	5,832,772	6,707,697
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value)(5):
Historical	$48,445	$48,445	$48,445	$48,445
Estimated net proceeds	24,072	28,538	33,004	38,140
Plus: equity increase from mutual holding company	6,929	6,929	6,929	6,929
Less: common stock acquired by employee stock ownership plan(1)	(1,221)	(1,437)	(1,652)	(1,900)
Less: common stock to be acquired by recognition and retention plan(2)	(1,771)	(2,083)	(2,396)	(2,755)

Pro forma stockholders’ equity	$76,454	$80,392	$84,330	$88,859

Pro forma stockholders’ equity per share(6):
Historical	$10.94	$9.30	$8.09	$7.03
Estimated net proceeds	5.44	5.48	5.51	5.54
Plus: equity increase from mutual holding company	1.57	1.33	1.16	1.01
Less: common stock acquired by employee stock ownership plan(1)	(0.28)	(0.28)	(0.28)	(0.28)
Less: common stock to be acquired by recognition and retention plan(2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$17.27	$15.43	$14.08	$12.90

Offering price as a percentage of pro forma stockholders’ equity per share	57.90%	64.81%	71.02%	77.52%

Number of shares used to calculate pro forma stockholders’ equity per share(7)	4,427,182	5,208,449	5,989,717	6,888,174

(Footnotes begin on next page)

(1)	The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the offering retained by Alliance Bancorp — New. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. Alliance Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Alliance Bancorp — New will earn on the loan will offset the interest paid on the loan by Alliance Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan, based on an assumed effective tax rate of 34.0%. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The pro forma net income for the six months ended June 30, 2010 assumes the 3,053, 3,591, 4,130 and 4,749 shares were committed to be released during the period at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively. For the year ended December 31, 2009, the pro forma net income assumes that 6,105, 7,183, 8,260 and 9,499 shares were committed to be released at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater.

(2)	Assumes that Alliance Bancorp — New will purchase shares in the open market for the recognition and retention plan proposed to be adopted following the offering. The assumed cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of shareholders of Alliance Bancorp — New, by approximately 3.85%, assuming the midpoint of the offering range. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. The assumed effective tax rate is 34.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the recognition and retention plan, total recognition and retention plan expense would be greater.

(3)	As a result of the mergers contemplated by the plan of conversion and reorganization and the elimination of Alliance Mutual Holding Company, certain income and expense items currently recognized by Alliance Mutual Holding Company will be assumed by Alliance Bancorp-New. These items include an expense related to the Directors’ Retirement Plan, which amounted to $7,200 and $14,400 for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, and office building depreciation, which amounted to $6,600 and $13,200 for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively. In addition, certain intercompany income and expense items of Alliance Mutual Holding Company and Alliance Bancorp will be eliminated upon elimination of Alliance Mutual Holding Company. These items include the management fee paid by Alliance Mutual Holding Company to Alliance Bancorp, which amounted to $168,000 and $360,000 for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, rental expense currently paid by Alliance Bank to Alliance Mutual Holding Company, which amounted to $21,000 and $42,000 for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, and rental expense currently paid by Alliance Bank to Alliance Mutual Holding Company, which amounted to $21,000 and $42,000 for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively. The amounts reflected in pro forma net income are shown net of taxes.

(Footnotes continued on next page)

(4)	Pro forma income on net investable proceeds is equal to the net proceeds of the offering, plus the cash and investment assets received from Alliance Mutual Holding Company, less the cost of acquiring shares in the open market at the $10.00 per share purchase price to fund the employee stock ownership plan and the restricted stock awards under the recognition and retention plan multiplied by the after-tax reinvestment rate. The after-tax reinvestment rate is equal to 1.72% based on the following assumptions: combined federal and state income tax rate of 34.0% and a pre-tax reinvestment rate of 2.60%.

(5)	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options (assuming no federal tax benefit) that may be granted under the new stock option plan to be adopted following the offering. If the new stock option plan is approved by shareholders, a number of shares equal to 10.0% of the shares sold in the offering, or 5.95% of Alliance Bancorp — New’s common stock to be outstanding after the offering, will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. The Black-Scholes option-pricing formula has been used to estimate the values of the options. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Alliance Bancorp — New may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. In addition, if the fair market value per share is different than $10.00 per share on the date options are awarded under the stock option plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders, by approximately 5.62%, assuming the midpoint of the offering range.

(6)	The historical net income per share has been adjusted to reflect the exchange ratio of the additional shares to be issued by Alliance Bancorp — New in exchange for the currently outstanding shares of Alliance Bancorp common stock. As reported, the net income per share of Alliance Bancorp for the six months ended June 30, 2010 and December 31, 2009 was $0.04 and $0.20, respectively.

(7)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the offering. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Alliance Bancorp is a federally chartered holding company which owns 100% of the capital stock of Alliance Bank, a community oriented savings bank headquartered in Broomall, Pennsylvania. We operate a total of nine banking offices, eight of which are located in Delaware County and one in Chester County. Both counties are suburbs of Philadelphia. Our primary business consists of attracting deposits from the general public and using those funds, together with funds we borrow, to originate loans to our customers and invest in securities such as U.S. Government and agency securities, mortgage-backed securities and municipal obligations. At June 30, 2010, Alliance Bancorp had $448.4 million of total assets, $381.2 million of total deposits and stockholders’ equity of $48.6 million.

Alliance Bank attracts the majority of its deposits from the general public, businesses and municipalities using a combination of its branch office network and the internet. These deposits are used primarily to (i) originate and purchase loans secured by first liens on single-family (one-to four-family units) residential and commercial real estate properties and (ii) invest in securities issued by the United States (“U.S.”) Government and agencies thereof, municipal and corporate debt securities and certain mutual funds. Alliance Bank derives its income principally from interest earned on loans, mortgage-backed securities and investments and, to a lesser extent, from a variety of fees received such as loan fees, services charges on deposits accounts, safe deposit box rental income and ATM fees. Alliance Bank’s primary expenses are interest expense on deposits and borrowings and general operating expenses, including FDIC deposit insurance premiums. Cash flow for activities is provided primarily by new deposits, repayments, prepayments and maturities of outstanding loans, investments, mortgage-backed securities and other sources.

Alliance Bank is subject to regulation by the Pennsylvania Department of Banking, as its chartering authority, and by the FDIC, which insures Alliance Bank’s deposits up to applicable limits.

The key elements of our operating strategy include:

Expand Our Market Presence and Geographic Reach.  We continue to seek ways to increase our market penetration to grow our business and expand our geographic reach in banking on other complementary financial services businesses.

•	Expanding our Market Presence. We have increased our market penetration through the use of television, print media and outdoor sign marketing campaigns and by increasing the products and services we offer. We incentivize our employees to cross-sell our products and emphasize a Customer First® mentality in an effort to maximize the number of our products that each customer, household or business utilizes.

•	Complementary acquisitions. In addition to organic growth, we continue to evaluate market expansion acquisition opportunities to acquire other financial institutions or financial service companies (such as wealth management and insurance companies) in our current market area as well as contiguous market areas that afford us the opportunity to add complementary products to our existing businesses, although we currently have no plans, agreements or understandings with respect to any acquisitions or de novo openings.

•	De novo branching. The net proceeds from the offering will facilitate our ability to add new branch locations, either on a de novo basis or through acquisitions to provide our customers with better access and service in addition to filling any gaps in our footprint. While our business plan indicates our intention to open a new de novo branch office in each of the next two years, any such openings will be subject to, among other factors, market conditions, the economic environment and the identification of sites which are acceptable to us being available within our targeted expense range. We currently have no specific plans, agreements or understandings with respect to any acquisitions or de novo openings.

Improve Our Earnings and Diversify Our Income Sources.  We continue to seek ways of increasing our net interest income, net interest margin and other sources of non-interest income.

•	Emphasizing Origination of Commercial Real Estate Loans. Commercial real estate loans are attractive because they generally provide us with higher yields and less interest rate risk because they typically have adjustable rates of interest and/or shorter terms to maturity in comparison to traditional single-family residential mortgage loans. At June 30, 2010, $136.9 million or 47.6% of our total loan portfolio consisted of commercial real estate loans. The net proceeds from the offering will increase our capital, although we currently maintain regulatory capital in excess of “well capitalized” standards, and will facilitate our ability to expand our loan relationships, consistent with our current underwriting guidelines. We intend to continue to emphasize growth in our commercial real estate lending in a manner consistent with our loan underwriting policies and procedures while recognizing the increased risk inherent in commercial real estate loans. See “Risk Factors — Risks Related to Our Business — Our Loan Portfolio Includes a Significant Amount of Commercial Real Estate Loans and Construction Loans, which Have a Higher Risk of Loss than Conforming, Single-Family Residential Mortgage Loans.”

•	Expanding Business Banking Operations. We hired an additional loan officer in 2009 and are currently seeking more relationship managers and loan officers to facilitate increased sales calls on local real estate investors, builders and other area businesses to capitalize on our commercial banking experience and to further penetrate the markets we serve. As a community based bank, we believe that we offer high quality customer service by combining locally based management for fast decisions on loan applications and approvals with customized deposit services which are attractive to small and medium sized businesses.

•	Controlling Non-interest Expense. We monitor our expense ratios closely and strive to improve our efficiency ratio through expense control and increases in non interest income and in net interest income. Our largest non-interest expense is compensation. We work to limit growth of compensation expense by controlling increases in the number of employees to those needed to support our growth and by maximizing the use of technology to increase efficiency.

•	Considering New Product Lines and Businesses. We continue to evaluate new product lines in our efforts to maintain a competitive edge and provide our customers with a broad array of products and services to meet the needs of our retail and business customers. In particular, we continue to evaluate financial products to expand our product offerings and improve our non-interest income. In addition, we continue evaluate opportunities to provide our customers with wealth management and insurance products and services and to increase our non-interest income.

•	Continuing Residential Mortgage Lending. As a community bank we continue our mission of supporting the communities we serve by offering a strong line of traditional single-family residential mortgage products. We offer first and second mortgages of various terms using fixed or adjustable rate products. In addition, we offer home equity loans and lines of credit to support short term financing needs. At June 30, 2010, our loans secured by single-family residential mortgages amounted to $110.4 million or 38.4% of our total loan portfolio. At such date, our single-family residential loans included $20.0 million in home equity loans and lines of credit. Our single-family residential mortgage loans also include subprime loans which, by their nature, generally are considered to have a greater degree of risk than conforming single-family residential mortgage loans. See “Risk Factors — Risks Related to Our Business — We Originate Subprime Mortgage Loans For Our Portfolio and Subprime Loans Have a Higher Risk of Loss than Conforming, Single-Family Residential Mortgage Loans.”

Maintaining a Quality Loan Portfolio While Exercising Prudent Underwriting Standards.  While the delinquencies in our loan portfolio have increased during the current economic downturn, we continue to emphasize maintaining strong asset quality by following conservative underwriting criteria, diligently applying our collection efforts, and originating loans secured primarily by real estate. We will continue to focus on asset quality as we seek to expand our commercial lending activities. Our net charge-offs were

0.18% of our average loans outstanding for the six months ended June 30, 2010, while our non-performing assets at June 30, 2010 were $16.1 million, or 3.60% of total assets. Of the $16.1 million, $9.8 million, or 60.9% of total non-performing assets, are related to two borrower relationships that we believe are adequately collateralized and reserved against.

Improve our Funding Mix and Increase Core Deposits.  We are continuing our efforts to increase our core deposits in order to help reduce and control our cost of funds. We value core deposits because the represent longer-term customer relationships and lower costs of funds. We offer competitive rates on a wide variety of deposit products to meet the individual needs of our customers. We also promote longer term deposits where possible, consistent with our asset liability management goals. In addition, we have focused on lowering outstanding borrowings to improve our funding mix. Since the year ended December 31, 2009, we have reduced borrowings by $21.9 million, or 62.6%, to $13.1 million at June 30, 2010. We intend to continue to pay down our borrowings to improve our funding mix to benefit our net interest margin and results of operations.

Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and securities portfolios and interest expense on deposits and borrowings. Our net interest income is largely determined by our net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by our provisions for loan losses, fees and service charges and other non-interest income and non-interest expense. Non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, data processing, FDIC insurance premiums, advertising and other expense. Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact our financial condition and results of operations.

Our net income amounted to $265,000, $1.4 million and $605,000 for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. Some of the major factors and trends which have impacted our results of operations in these periods include the following:

•	Other than Temporary Impairment of Securities. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not Alliance Bancorp intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss). During 2008, Alliance Bancorp recognized $882,000 in impairment charges on certain mutual funds. During 2008, Alliance Bancorp identified the impairment in these securities, which had a carrying value of $18.0 million, as other than temporary and recorded the charges against its operating results. During the second and third quarters of 2008, we sold an aggregate of $15.8 million of these securities into the market and recorded additional pretax losses on such sales of $157,000 in the aggregate. The remaining $2.7 million of such mutual funds were sold at fair value to Alliance Mutual Holding Company in 2008. During July 2010, Alliance Mutual Holding Company sold all of its remaining interest in such mutual funds.

•	Low Market Rates of Interest. In recent periods, our results have benefitted from the historically low market rates of interest that have prevailed. During 2008, the Federal Reserve Board reduced the federal funds rate seven times from 4.25% at December 31, 2007 to a range of 0% to 0.25% at December 31, 2008 and throughout 2009. The average rates that we pay on our interest-bearing deposits and other liabilities have fallen steadily, from 4.03% for the year ended December 31, 2007 to 1.91% during the six months ended June 30, 2010. Because the average rates on our deposits and other liabilities tend to adjust to changes in market rates of interest more quickly than the average yields we earn on our loans and other interest-earning assets, our average interest rate spread (the difference between the average yield earned on interest-earning assets and the average cost paid on interest-bearing liabilities) has steadily increased over this period, as has our net interest income. We anticipate that the current low rate environment will continue to put downward pressure on short term interest rates until the economic recovery is sustainable. However, when the interest rate environment begins to increase, it will cause pricing pressure our deposit accounts and may have a negative impact on our net income.

•	Increased Provisions for Loan Losses. In recent periods, our results have been adversely affected by provisions for loan losses, which are charged to expense, which have been higher than our average historical levels. For the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, our provisions for loan losses amounted to $1.2 million, $528,000 and $585,000, respectively. The increases in our provisions for loan losses reflect, among other factors, an increase in the amount of our non-performing loans, which totalled $13.1 million or 4.57% of our total loan portfolio at June 30, 2010 compared to $2.1 million or 0.81% of the total loan portfolio at December 31, 2007. At June 30, 2010, two loan relationships accounted for $9.8 million or 74.8% of our total non-performing loans. The increase in our non-performing loans reflects the pressures imbedded in the national and local economies as a result of the continuing recession. Our results in future periods may be significantly affected by, among other factors, additional provisions for loan losses or to recognize losses on other non-performing assets.

•	Managing Other Expenses. Our other, or non-interest expenses amounted to $5.7 million, $10.9 million and $10.3 million for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. Our non-interest expenses increased $179,000, or 3.3%, in the first six months of 2010 compared to the first half of 2009. The primary reasons for the increase in non-interest expenses in the 2010 period were increased provisions for losses on other real estate owned (“OREO”) and increased salary and employee benefits expenses. The increase in 2009 compared to 2008 was primarily due to a $563,000 or 290.9% increase in FDIC premium expense and an increase in salary and employee benefits of $214,000. The increase in FDIC deposit insurance premiums in the year ended December 31, 2009 included a $195,000 charge for the FDIC special assessment we paid in September of 2009. The increase in salaries and employee benefits in 2009 compared to 2008 was due to a higher level of staff members and annual increases in employees’ salaries. We expect an additional increase in salaries and benefits expenses after the conversion and offering as a result of the proposed stock purchase by our employee stock ownership plan as well as the new stock benefit plans that we intend to implement. See “Management — New Stock Benefit Plans.”

Critical Accounting Policies

In reviewing and understanding financial information for Alliance Bancorp, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements included elsewhere in this document. These policies are described in Note 2 of the notes to our consolidated financial statements. The accounting and financial reporting policies of Alliance Bancorp conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported consolidated financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

Allowance for Loan Losses.  The allowance for loan losses is established through a provision for loan losses charged to expense. Charges against the allowance for loan losses are made when management believes that the collectibility of loan principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impaired loans, value of collateral, estimated losses on our commercial and residential loan portfolios and general amounts for historical loss experience. All of these estimates may be susceptible to significant change.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan losses have not required significant adjustments from management’s initial estimates. In addition, the Pennsylvania Department of Banking and the FDIC, as an integral part of their examination processes, periodically review our allowance for loan losses. The Pennsylvania Department of Banking and the FDIC may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Income Taxes.  We make estimates and judgments to calculate some of our tax liabilities and determine the recoverability of some of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. We also estimate a deferred tax asset valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective. Historically, our estimates and judgments to calculate our deferred tax accounts have not required significant revision to our initial estimates.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results, recent cumulative losses and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

Other than Temporary Impairment of Securities.  Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not we intend to sell or expects that it is more likely than not that we will be required to sell the security prior to an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

FHLB Restricted Stock.  Restricted stock represents required investments in the common stock of a correspondent bank and is carried at cost. As of June 30, 2010, December 31, 2009 and December 31, 2008, restricted stock consisted solely of the common stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”). In December of 2008, the FHLB notified member banks that it was suspending dividend payments and the repurchase of capital stock.

Management’s evaluation and determination of whether this investment is impaired is based on its assessment of the ultimate recoverability of its cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of an investment’s cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Asset and Liability Management

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing “gap”, provides an indication of the extent to which a bank’s interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. Alliance Bank’s one year gap position at June 30, 2010 was a negative 35.9% primarily due to the $198.6 million of certificate accounts which mature during the one year period subsequent to June 30, 2010. In order to minimize the potential for adverse effects of material and prolonged changes in interest rates on Alliance Bank’s results of operations, Alliance Bank’s management has implemented and continues to monitor asset and liability management policies to better match the maturities and repricing terms of Alliance Bank’s interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing investment in adjustable-rate mortgage loans (“ARMs”) and shorter-term (15 years or less) mortgage-backed securities; (ii) originating short-term secured commercial loans with balloon provisions or the rate on the loan tied to the prime rate; (iii) purchasing shorter-term (primarily two to ten years) investment securities of investment grade quality and U.S. Government Agency Bonds with terms of 15 years or less; (iv) selling longer-term (15 years or more) fixed-rate residential mortgage loans in the secondary market; (v) maintaining a high level of liquid assets (including investments and mortgage backed securities available for sale) that can be readily reinvested in higher yielding investments should interest rates rise; (vi) emphasizing the retention of lower-costing savings accounts and other core deposits; (vii) using interest rate floors and prepayment penalties on loan products; and (viii) lengthening liabilities and locking in lower borrowing rates with longer terms whenever possible.

The following table summarizes the anticipated maturities or repricing of Alliance Bank’s interest-earning assets and interest-bearing liabilities as of June 30, 2010 based on the information and assumptions set forth in the footnotes below.

		Over	Over 3	Over 5
		1 Year	Years	Years
	1 Year	to 3	to 5	to 15	Over 15
	or Less	Years	Years	Years	Years	Total
	(Dollars in thousands)

Interest-earning assets
Loans receivable(1)	$50,130	$46,002	$84,722	$86,052	$9,020	$275,926
Mortgage-backed securities(2)	3,112	120	3,813	9,474	3,032	19,551
Investment securities(3)	9,026	10,085	5,021	16,653	9,506	50,291
Other interest-earning assets	60,908	—	—	—	—	60,908

Total interest-earning assets	123,176	56,207	93,556	112,179	21,558	406,676

Interest-bearing liabilities
Savings accounts(4)	8,573	8,573	8,573	8,573	8,572	42,864
NOW accounts	42,112	—	—	—	—	42,112
Money market deposit accounts	21,921	—	—	—	—	21,921
Certificate accounts	198,570	53,130	2,378	1,022	—	255,100
Borrowed money	13,112	—	—	—	—	13,112

Total interest-bearing liabilities	284,288	61,703	10,951	9,595	8,572	375,109

Repricing GAP during the period	(161,112)	(5,496)	82,605	102,584	12,986	31,567

Cumulative GAP	$(161,112)	$(166,608)	$(84,003)	$18,581	$31,567

Ratio of GAP during the period to total assets	(35.9)%	(1.2)%	18.4%	22.9%	2.9%

Ratio of cumulative GAP to total assets	(35.9)%	(37.2)%	(18.7)%	4.1%	7.0%

(1)	Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are contractually due to mature. Fixed-rate loans are included in the period in which they are contractually due to mature. Balances have been reduced by $11.3 million for nonaccrual loans at June 30, 2010.

(2)	Reflects the repricing of the underlying loans and/or the expected average life of the mortgage-backed security.

(3)	Reflects repricing or contractual maturity with respect to investment securities.

(4)	For savings accounts, which totaled $42.9 million or 11.2% of deposits at June 30, 2010, assumes a decay rate of 20% per period.

Management believes that the assumptions utilized to evaluate the vulnerability of Alliance Bank’s operations to changes in interest rates approximate actual experience and considers them reasonable. However, the interest rate sensitivity of Alliance Bank’s assets and liabilities in the above table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

Although the actions taken by management of Alliance Bank have reduced the potential effects of changes in interest rates on Alliance Bank’s results of operations, significant increases in interest rates may adversely affect Alliance Bank’s net interest income because the repricing of interest-bearing liabilities relative to interest-earning assets occurs within shorter periods and because Alliance Bank’s adjustable-rate, interest-earning assets generally are not as responsive to changes in interest rates as its interest-bearing liabilities. This is primarily due to terms which generally permit only annual adjustments to loan interest rates and which generally limit the amount which interest rates thereon can adjust at such time and over the life of the related asset.

Net Portfolio Value and Net Interest Income Analysis.  Our interest rate sensitivity also is monitored by management through the use of models which generate estimates of the change in its net portfolio value (“NPV”) and net interest income (“NII”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario.

The table below sets forth as of June 30, 2010, the estimated changes in our net portfolio value that would result from designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rates changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

	As of June 30, 2010
			Percentage
Change in Interest		Dollar Change	Change from
Rates (Basis Points)(1)	Amount	from Base	Base
	(Dollars in thousands)

+300	$52,026	$(1,591)	(3.0)%
+200	53,428	(188)	(0.4)
+100	54,395	778	1.5
0	53,616	—	—
−100	49,039	(4,577)	(8.5)
−200	45,446	(8,170)	(15.2)

(1)	Assumes an instantaneous uniform change in interest rates. One basis point equals 0.01%.

In addition to modeling changes in NPV, we also analyze potential changes to NII for a twelve-month period under rising and falling interest rate scenarios. The following table shows our NII model as of June 30, 2010.

Change in Interest Rates in
Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
	(Dollars in thousands)

300	$14,004	$106	0.8%
200	13,985	87	0.6
100	14,006	108	0.8
Static	13,898	—	—
(100)	13,970	72	0.5
(200)	13,966	68	0.5

The above table indicates that as of June 30, 2010, in the event of an immediate and sustained 200 basis point increase in interest rates, our net interest income for the 12 months ending June 30, 2011 would be expected to increase by $87,000 or 0.6% to $14.0 million.

As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and NII require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the models presented assume that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

Financial Condition

Changes in Financial Condition at June 30, 2010 Compared to December 31, 2009

Total assets decreased $15.8 million or 3.4% to $448.4 million at June 30, 2010 compared to $464.2 million at December 31, 2009. This decrease was primarily due to an $8.5 million or 11.3% decrease in total cash and cash equivalents, a $3.8 million or 16.3% decrease in mortgage backed securities, a $1.4 million or 5.8% decrease in investment securities held to maturity, a $674,000 or 2.3% decrease in investment securities available for sale, and a $2.0 million or 0.7% decrease in loans receivable, net of allowance for loan losses.

Total liabilities decreased $15.9 million or 3.8% to $399.9 million at June 30, 2010 compared to $415.8 million at December 31, 2009. This decrease was due to a $27.0 million or 84.4% decrease in FHLB advances, partially offset by a $6.0 million or 1.6% increase in total deposits and a $5.0 million or 162.5% increase in other borrowed money.

Stockholders’ equity increased $122,000 to $48.6 million as of June 30, 2010 compared to $48.4 million at December 31, 2009. The increase was primarily due to a $262,000 decrease in accumulated other comprehensive loss, and a $100,000 increase in retained earnings. The increase was partially offset by a $277,000 increase in treasury stock. In January 2009, Alliance Bancorp commenced a 292,612 share repurchase program and has repurchased a total of 261,200 shares at an average price of $8.14 per share through June 30, 2010.

Nonperforming assets, which consist of nonaccruing loans, accruing loans 90 days or more delinquent and OREO (which includes real estate acquired through, or in lieu of, foreclosure), increased $5.3 million to $16.1 million or 3.60% of total assets at June 30, 2010 from $10.8 million or 2.33% of total assets at December 31, 2009. This increase was primarily due to a $6.1 million land and development loan for a mixed use commercial real estate project located in Bradenton, Florida, being placed on non-accrual status at March 31, 2010. This resulted from a lack of sales activity combined with a decline in the liquidity of the borrowers and their inability to access additional funds. At June 30, 2010, the $16.1 million of nonperforming assets consisted of $1.8 million of accruing loans 90 days or more delinquent, $11.3 million of nonaccrual loans, and $3.0 million in OREO. At June 30, 2010, the $11.3 million of nonaccrual loans consisted of one single family real estate loan in the amount of $76,000, nine commercial real estate loans totaling $1.4 million, two real estate construction loans in the amount of $9.8 million, and one commercial business loan in the amount of $74,000. The amount of specific reserves related to nonaccrual loans was $1.2 million as of June 30, 2010. Management continues to aggressively pursue the collection and resolution of all delinquent loans. See “Business — Asset Quality — Delinquent Loans.”

Alliance Bancorp strives to maintain current valuations of the collateral supporting its impaired loans as well as other real estate owned. In most cases, we utilize third-party appraisals to determine the estimated fair value of the underlying collateral when measuring for impairment. As part of our valuation analysis, management considers the timing and reliability of the original appraisal, the original loan-to-value, our overall exposure and current market conditions. As part of our analysis, discounts may be applied to any collateral valuations that were performed more than six months prior to the reporting date.

At June 30, 2010 and December 31, 2009, the allowance for loan losses amounted to $4.2 million and $3.5 million, respectively. At June 30, 2010, the allowance for loan losses amounted to 31.9% of nonperforming loans and 1.46% of total loans receivable, as compared to 45.1% and 1.23%, respectively, at December 31, 2009. The decrease in the allowance for loan losses to total nonperforming loans was primarily due to our analysis of the underlying real estate collateral securing these loans.

Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. In addition, the Pennsylvania Department of

Banking and the FDIC, as an integral part of their examination process, periodically review Alliance Bank’s allowance for loan losses. Such agencies may require Alliance Bank to recognize additions to such allowance based on their judgments about information available to them at the time of their examination.

Changes in Financial Condition at December 31, 2009 compared to December 31, 2008

Alliance Bancorp’s total assets increased $40.1 million or 9.5% to $464.2 million at December 31, 2009, compared to $424.1 million at December 31, 2008. This increase was due primarily to a $46.6 million or 164.7% increase in cash and cash equivalents, a $6.6 million or 2.4% increase in loans receivable, a $3.0 million increase in OREO, and a $2.0 million increase in prepaid FDIC premium assessments. These increases were partially offset by an $8.9 million or 23.6% decrease in investment securities available for sale, an $8.6 million or 26.8% decrease in mortgage backed securities, and an $810,000 decrease in investment securities held to maturity. The increase in total cash and cash equivalents in 2009 was primarily attributed to an increase in customer deposits as well as cash received from certain investment securities being called by the issuers as well as normal principal repayments received on our portfolio of mortgage backed securities available for sale. New loan production amounted to $65.6 million for the year ended December 31, 2009 and included $14.9 million in residential and consumer lending, $43.0 million in commercial and business lending and $7.7 million in real estate construction lending. Alliance Bancorp’s net loans receivable outstanding at December 31, 2009 grew $6.6 million or 2.4% to $285.0 million compared to $278.4 million at December 31, 2008. Alliance Bancorp remains committed to continuing its lending emphasis on developing and growing new and existing relationships with both retail and commercial customers.

Total liabilities increased $40.6 million or 10.8% to $415.8 million at December 31, 2009, compared to $375.2 million at December 31, 2008. This increase was primarily due to an increase of $46.1 million or 14.7% in interest bearing deposits and a $1.9 million or 13.9% increase in non-interest bearing deposits. The increase was partially offset by a $5.0 million or 13.5% decrease in FHLB advances. Stockholders’ equity decreased $454,000 or 0.9% to $48.4 million as of December 31, 2009 compared to $48.9 million at December 31, 2008. During the year ended December 31, 2009, Alliance Bancorp repurchased a total of 228,000 shares of its common stock in its stock repurchase program at an average price of $8.42 per share which decreased stockholders’ equity by $1.9 million. The decrease was partially offset by net income of $1.4 million in 2009.

Nonperforming assets increased to $10.8 million or 2.33% of total assets at December 31, 2009 from $7.0 million or 1.65% of total assets at December 31, 2008. At December 31, 2009, $10.8 million of nonperforming assets consisted of $1.4 million of accruing loans 90 days or more delinquent, $6.5 million of nonaccrual loans and $3.0 million in other real estate owned. At December 31, 2009, nonperforming loans consisted of $1.7 million in single-family residential real estate loans, $1.8 million in commercial real estate loans, $3.7 million in a residential real estate construction loan, $472,000 in commercial business loans, and $153,000 in consumer and other loans.

At December 31, 2009, the total allowance for loan losses amounted to $3.5 million, as compared to $3.2 million at December 31, 2008. The increase was due to $528,000 in provisions for loan losses made during the year ended December 31, 2009 in light of factors such as the level of nonperforming loans and the current economic environment. In addition, in 2009, net charge-offs amounted to $159,000. At December 31, 2009, the allowance for loan losses amounted to 45.1% of total nonperforming loans and 1.23% of total loans receivable, as compared to 45.3% and 1.13%, respectively, at December 31, 2008 and 135.00% and 1.09% at December 31, 2007.

Results of Operations

Comparison of Results of Operations for the Six Months Ended June 30, 2010 and 2009

General.  Net income decreased $360,000 or 57.6% to $265,000 or $0.04 per basic and diluted share for the six months ended June 30, 2010 compared to $625,000 or $0.09 per basic and diluted share for the same period in 2009. The decrease in net income was primarily due to a $1.0 million or 680.0% increase in the provision for loan losses for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. Also contributing to the decrease in net income in the first six months of 2010 was the $135,000 provision for loss on OREO compared to no such provision in the prior year period. The increase in the provision for loan losses was primarily due to the need for additional reserves that resulted from our quarterly valuation analysis for problem loans and, charge-offs of $523,000. The provision for loss on OREO was recorded was primarily due to the need for additional write-downs that resulted from our quarterly valuation analysis of our OREO.

Average Balances, Net Interest Income and Yields Earned and Rates Paid.  The following average balance sheet table sets forth at the date and for the periods indicated, information on Alliance Bancorp regarding: (i) the average balance of interest-bearing assets and liabilities; (ii) the total dollar amounts of interest income on interest-earning assets and the resulting average yields; (iii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (iv) net interest income; (v) interest rate spread; (vi) net average interest-earning assets; (vii) the net yield earned on interest-earning assets; and (viii) the ratio of total interest-earning assets to average total interest-bearing liabilities. Information is based on average daily balances during the six month periods presented.

		Six Months Ended June 30,
	At June 30 2010,	2010			2009
	Yield/	Average		Yield/	Average		Yield/
	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Interest-earning assets:
Loans receivable(1)(2)	5.96%	$288,503	$8,475	5.88%	$282,827	$8,530	6.03%
Mortgage-backed securities	4.61	21,774	450	4.14	30,070	674	4.48
Investment securities(2)	3.78	53,334	1,057	3.96	56,767	1,332	4.69
Other interest-earning assets	0.27	75,038	150	0.40	32,503	68	0.42

Total interest-earning assets	4.79	438,649	10,132	4.62	402,167	10,604	5.27

Non-interest-earning assets		28,492			26,105

Total assets		$467,141			$428,272

Interest-bearing liabilities:
Deposits	1.44	$370,700	3,001	1.62	$318,244	3,798	2.39
FHLB advances and other borrowings	2.69	25,369	786	6.20	40,111	1,185	5.91

Total interest-bearing liabilities	1.48	396,069	3,787	1.91	358,355	4,983	2.78

Non-interest-bearing liabilities		22,220			20,945

Total liabilities		418,289			379,300
Stockholders’ equity		48,852			48,972

Total liabilities and stockholders’ equity		$467,141			$428,272

Net interest-earning assets		$42,580			$43,812

Net interest income/interest rate spread			$6,345	2.71%		$5,621	2.49%

Net interest margin(3)				2.89%			2.80%

Ratio of interest-earning assets to interest-bearing liabilities				110.75%			112.23%

(1)	Nonaccrual loans and loan fees have been included.

(2)	Indicated yields are not reflected on a tax equivalent basis.

(3)	Net interest income divided by average interest-earning assets.

Rate/Volume Analysis.  The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Six Months Ended June 30,
	2010 vs. 2009
	Increase
	(Decrease) Due To
			Total
			Increase
	Rate	Volume	(Decrease)
	(Dollars in thousands)

Interest-earning assets:
Loans receivable	$(537)	$482	$(55)
Mortgage-backed securities	93	(317)	(224)
Investment securities	(330)	55	(275)
Other interest-earning assets	(99)	181	82

Total interest-earning assets	(873)	401	(472)

Interest-bearing liabilities:
Deposits	(2,870)	2,073	(797)
FHLB advances and other borrowings	527	(926)	(399)

Total interest-bearing liabilities	(2,343)	1,147	(1,196)

Increase (decrease) in net interest income	$1,470	$(746)	$724

Net Interest Income.  Net interest income is determined by our interest rate spread (i.e., the difference between the yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities Net interest income increased $724,000 or 12.9% during the six months ended June 30, 2010 compared to the same period in 2009. The increase in net interest income in the 2010 period was due to a $1.2 million or 24.0% decrease in interest expense on interest bearing liabilities, primarily the result of a $797,000 or 21.0% decrease in the interest expense on interest bearing deposits as well as a $399,000 or 33.7% decrease on interest expense on FHLB advances and other borrowed money. This decrease more than offset a $472,000 or 4.5% decrease in interest income during the six months ended June 30, 2010 compared to the same period in 2009.

Interest Income.  Interest income decreased $472,000 or 4.5% to $10.1 million for the six months ended June 30, 2010, compared to the same period in 2009. The decrease was due to a $275,000 or 20.6% decrease in interest income on investment securities, a $224,000 or 33.2% decrease in interest income on mortgage backed securities, and a $55,000 or 0.6% decrease in interest income on loans. These decreases were partially offset by an $82,000 or 120.6% increase in interest income earned on balances due from depository institutions. The decrease in interest income on investment securities was due to a $3.4 million or 6.1% decrease in the average balance of investment securities and a 73 basis point or 15.6% decrease in the average yield earned. The decrease in interest income on mortgage backed securities was due to an $8.3 million or 27.6% decrease in the average balance of mortgage backed securities and a 34 basis point or 7.6% decrease in the average yield earned. The decrease in interest income on loans was due to a 15 basis point or 2.5% decrease in the average yield earned on loans, which was partially offset by a $5.7 million or 2.0% increase in the average balance of loans. The increase in interest income on balances due from depository institutions was due to a $42.5 million or 130.9% increase in the average balance of balances due from depository institutions, which was partially offset by a two basis point or 4.8% decrease in the average yield earned.

Interest Expense.  Interest expense decreased $1.2 million or 24.0% to $3.8 million for the six months ended June 30, 2010, compared to the same period in 2009. This decrease in interest expense was primarily the result of a $797,000 or 21.0% decrease in interest expense on interest bearing deposits and a $399,000 or 33.7% decrease on interest expense on FHLB advances and other borrowed money. The decrease in interest expense on interest bearing deposits was the result of a 77 basis point or 32.2% decrease on rates paid on interest bearing deposits, which was partially offset by a $52.5 million or 16.5% increase in the average balance of interest bearing deposits. The decrease in interest expense on FHLB advances and other borrowed money was the result of a $14.7 million or 36.8% decrease in the average balance of FHLB advances and other borrowed money, partially offset by a 29 basis point or 4.9% increase in the average rate paid on FHLB advances and other borrowed money.

Provision for Loan Losses.  We establish provisions for loan losses, which are charged to operations, to maintain the allowance for loan losses at a level which will cover known and inherent losses in the loan portfolio, based upon an assessment of prior loss experience, the volume and type of lending conducted, industry standards, past due loans, economic conditions in our market area and other factors related to the collectibility of the loan portfolio. The provision for loan losses amounted to $1.2 million for the six months ended June 30, 2010.

The higher provisions in 2010 primarily resulted from the completion of our quarterly valuation analysis with respect to a $3.7 million real estate construction loan on 16 remaining substantially completed residential units located in center city Philadelphia that has been on non-accrual status since March 2009 as well as a $6.1 million land and development loan for a mixed use commercial real estate project located in Brandenton, Florida that was placed on non-accrual status on March 31, 2010. Also contributing to this increase were charge-offs of $523,000 related to two residential real estate loans and two commercial loan relationships. Such provisions were necessary in light of, among other factors, the level of nonperforming loans and the current economic environment.

Other Income.  Other income was $559,000 for the six months ended June 30, 2010 compared to $590,000 for the same period in 2009. The decrease was primarily the result of Alliance Bancorp realizing a $20,000 loss on the sale of OREO which was recorded as a reduction of other income in the first quarter of 2010. The decrease in other income also included a $12,000 or 6.7% decrease in management fees and a $7,000 or 3.8% decrease in the cash surrender value of bank owned life insurance, which was partially offset by a $4,000 or 4.8% increase in other fee income. For the six months ended June 30, 2010, Alliance Bancorp collected $168,000 in management fees from Alliance Mutual Holding Company compared to $180,000 for the six months ended June 30, 2009.

Other Expenses.  Other expenses increased $179,000 or 3.3% to $5.7 million for the six months ended June 30, 2010 compared to the same period in 2009. The increase was primarily due to a $135,000 provision for loss on OREO. The increase in the provision for loss on OREO was primarily due to the need for additional write-downs that resulted from our quarterly valuation analysis for OREO. Also contributing to the increase in other expenses was a $123,000 or 4.2% increase in salaries and employee benefits, a $10,000 or 3.6% increase in professional fees, and a $12,000 or 9.4% increase in directors fees. These increases in other expenses were partially offset by a $122,000 or 27.1% decrease in FDIC insurance premiums that primarily resulted from a special assessment of $195,000 recorded on June 30, 2009.

In May 2010, Alliance Bank commenced legal action to defend its trademark known as Customer First. For the quarter ended June 30, 2010, we recorded $52,000 in related legal expenses and estimate additional legal expenses ranging from $200,000 to $250,000 to be recorded in the third quarter of 2010 with respect to this action. See “Business — Legal Proceedings.”

Income Tax Benefit.  Income tax benefit amounted to $(205,000) and $(59,000) for the six months ended June 30, 2010 and 2009, respectively, resulting in effective tax rates of (341.7)% and (10.4)%, respectively. The increase in income tax benefit was primarily due to a lower amount of income before income tax benefit for the six months ended June 30, 2010 compared to income before income tax benefit for the six months ended June 30, 2009.

Comparison of Results of Operations for the Years Ended December 31, 2009 and 2008

General.  We recorded net income of $1.4 million, or $0.20 per basic and diluted share, for the year ended December 31, 2009 compared to net income of $605,000, or $0.09 per basic and diluted share, in 2008.

Net interest income increased $741,000 for the year ended December 31, 2009 compared to 2008, primarily due to a $2.2 million decrease in interest expense as a result of decreasing interest rates paid on deposits during 2009 and 2008. The lower interest rates paid on deposits reflect the generally lower market rates of interest following the actions of the Federal Reserve Board to reduce the key short-term rate seven times from 4.25% at December 31, 2007 to a range of 0% to 0.25% at December 31, 2008 and throughout 2009. Other income increased $923,000 or 383.0% for the year ended December 31, 2009, compared to 2008. This increase was primarily attributable to the prior year $882,000 impairment charge on certain mutual funds and a $157,000 loss on the sale of certain mutual funds recorded during 2008, which was partially offset by a reduction in service charges in 2009 compared to 2008. Other expenses increased by $597,000 or 5.8% for the year ended December 31, 2009 compared to 2008. The increase in other expense in 2009 compared to 2008 was primarily due to increases in salaries and employee benefits expense, an increase in FDIC deposit insurance premiums, and an increase in provision for loss on OREO. The increase in salaries and employee benefits was primarily attributed to a higher level of staff members and annual increases in employees’ salaries. The increase in FDIC deposit insurance premiums included a $195,000 charge for the FDIC special assessment recorded in the second quarter of 2009. The increase in the provision for loss on OREO was the result of our analysis of the underlying real estate which warranted an additional reserve. The provision for loan losses decreased $57,000 in 2009 compared to 2008 primarily due to a lower amount of charge-offs in 2009 as compared to 2008. For 2009, we recorded a $41,000 income tax benefit compared to a $411,000 tax benefit for 2008. The income tax benefit decreased due to a higher amount of pretax income for the year ended December 31, 2009 compared to 2008.

Average Balances, Net Interest Income and Yields Earned and Rates Paid.  The following average balance sheet table sets forth for the periods indicated, information on Alliance Bancorp regarding: (i) the average balance of interest-bearing assets and liabilities; (ii) the total dollar amounts of interest income on interest-earning assets and the resulting average yields; (iii) the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs; (iv) net interest income; (v) interest rate spread; (vi) net average interest-earning assets; (vii) the net yield earned on interest-earning assets; and (viii) the ratio of average total interest-earning assets to total interest-bearing liabilities. Information is based on average daily balances during the periods presented.

	Year Ended December 31,
	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Interest-earning assets:
Loans receivable(1)(2)(4)	$283,736	$17,024	6.00%	$271,859	$17,485	6.43%	$247,157	$16,966	6.86%
Mortgage-backed securities	28,897	1,230	4.26	32,531	1,494	4.59	39,660	1,816	4.58
Investment securities(4)	58,383	2,638	4.52	59,568	2,851	4.79	64,983	3,333	5.13
Other interest-earning assets	44,065	199	0.45	36,021	712	1.98	46,200	2,225	4.82

Total interest-earning assets	415,081	21,091	5.08	399,979	22,542	5.64	398,000	24,340	6.12

Non-interest-earning assets	25,774			23,028			22,741

Total assets	$440,855			$423,007			$420,741

Interest-bearing liabilities:
Deposits	$332,795	$7,257	2.18	$310,023	9,267	2.99	$307,096	11,618	3.79
FHLB advances and other borrowings	37,880	2,252	5.95	42,249	2,434	5.76	40,372	2,381	5.90

Total interest-bearing liabilities	370,675	9,509	2.57	352,272	11,701	3.32	347,468	13,999	4.03

Non-interest-bearing liabilities	21,331			20,883			24,800

Total liabilities	392,006			373,155			372,268
Stockholders’ equity	48,849			49,852			48,473

Total liabilities and stockholders’ equity	$440,855			$423,007			$420,741

Net interest-earning assets	$44,406			$47,707			$50,532

Net interest income/interest rate spread		$11,582	2.51%		$10,841	2.32%		$10,341	2.09%

Net interest margin(3)			2.79%			2.71%			2.60%

Ratio of interest-earning assets to interest-bearing liabilities			111.98%			113.54%			114.54%

(1)	Includes loans held for sale.

(2)	Nonaccrual loans and loan fees have been included.

(3)	Net interest income divided by average interest-earning assets.

(4)	Indicated yields are not reflected on a tax equivalent basis.

Rate/Volume Analysis.  The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31,
	2009 vs. 2008			2008 vs. 2007
	Increase			Increase
	(Decrease) Due To			(Decrease) Due To
			Total			Total
			Increase			Increase
	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)
	(Dollars in thousands)

Interest-earning assets:
Loans receivable	$(1,079)	$618	$(461)	$(1,368)	$1,887	$519
Mortgage-backed securities	(102)	(161)	(263)	4	(327)	(323)
Investment securities	(160)	(54)	(214)	(211)	(270)	(481)
Other interest-earning assets	(498)	(15)	(513)	(1,233)	(280)	(1,513)

Total interest-earning assets	(1,839)	387	(1,451)	(2,808)	1,010	(1,798)

Interest-bearing liabilities:
Deposits	(2,444)	434	(2,010)	(2,437)	86	(2,351)
FHLB advances and other borrowings	67	(249)	(182)	(48)	101	53

Total interest-bearing liabilities	(2,377)	185	(2,192)	(2,485)	188	(2,298)

Increase (decrease) in net interest income	$538	$202	$741	$(324)	$822	$500

Net Interest Income.  Interest expense decreased $2.2 million or 18.7% in 2009 compared to 2008 which more than offset a decrease of $1.5 million or 6.4% in interest income. Net interest income increased $741,000 or 6.8% to $11.6 million for the year ended December 31, 2009 compared to 2008. This increase was primarily due to a decrease in rates paid on interest bearing deposits, which was partially offset by reductions in interest income on loans, investment securities on balances from depository institutions. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock. At December 31, 2009, our investment in FHLB stock amounted to $2.4 million. We received $53,000 in dividends on our FHLB stock during the year ended December 31, 2008.

Interest Income.  Interest income decreased $1.5 million or 6.4% to $21.1 million for the year ended December 31, 2009, compared to the same period in 2008. The decrease was primarily due to a $513,000 or 72.1% decrease in interest income on balances due from depository institutions, a $213,000 or 7.5% decrease in interest income on investment securities, a $264,000 or 17.7% decrease in interest income earned on mortgage backed securities, and a $461,000 or 2.6% decrease in interest income earned on loans. The decrease in interest due from depository institutions was due to a 153 basis point or 77.3% decrease in the average yield earned on balances due from depository institutions, which was partially offset by an $8.0 million or 22.3% increase in the average balance of balances due from depository institutions. The decrease in interest income on investment securities was due to a $1.2 million or 2.0% decrease in average balance of investment securities and a 27 basis point or 5.6% decrease in the average yield earned on investment securities. The decrease in interest income on mortgage backed securities was primarily due to a $3.6 million or 11.2% decrease in the average balance of mortgage backed securities and a 33 basis point or 7.2% decrease in the average yield earned on mortgage backed securities. The decrease in interest income on loans was primarily due to a 43 basis point or 6.7% decrease in the average yield earned on loans, partially offset by a $11.9 million or 4.4% increase in the average balance of loans outstanding.

Interest Expense.  Interest expense decreased $2.2 million or 18.7% to $9.5 million for the year ended December 31, 2009, compared to the same period in 2008. This decrease was primarily due to a decrease of $2.0 million or 21.9% in interest expense on deposits and a decrease of $182,000 or 7.5% in interest expense on FHLB advances and other borrowings. The decrease in interest expense on deposits was primarily due to a 81 basis point or 27.0% decrease in the average rate paid, which was partially offset by a $22.8 million or 7.4% increase in the average balance outstanding. The decrease in interest expense on FHLB advances and other borrowings was due to a $4.4 million or 10.3% decrease in the average balance outstanding, which was partially offset by an 19 basis point or 3.3% increase in the average rates paid on FHLB advances and other borrowings.

Provision for Loan Losses.  The provision for loan losses amounted to $528,000 and $585,000 for the years ended December 31, 2009 and 2008, respectively.

Other Income.  Total other income increased $923,000 or 383.0% to $1.2 million for the year ended December 31, 2009, compared to 2008. This increase is primarily attributable to the prior year $882,000 impairment charge on certain mutual funds and a $157,000 loss on the sale of certain mutual funds recorded during 2008. Alliance Bank has collected a management fee from Alliance Mutual Holding Company which reimburses Alliance Bank for certain salary and overhead costs Alliance Bank incurs on behalf of the mutual holding company. The management fees for 2009 and 2008 were $360,000 and $384,000, respectively.

Other Expenses.  Our other expenses amounted to $10.9 million and $10.3 million for the years ended December 31, 2009 and 2008, respectively. This increase is primarily due to increases in salaries and employee benefits expense of $213,000, an increase in FDIC deposit insurance premiums of $563,000, and an increase in provision for loss on OREO of $107,000 when comparing 2009 to 2008. The increase in salaries and employee benefits was primarily attributed to a higher level of staff members and modest annual increases in employees’ salaries. The increase in FDIC deposit insurance premiums included a $195,000 charge for the FDIC special assessment we recorded in the second quarter of 2009. The increase in the provision for loss on OREO is the result of our analysis of the value of the subject real estate. As of December 31, 2009, we had $3.0 million in OREO compared to no OREO at December 31, 2008.

Income Tax Benefit.  Income tax benefit amounted to $41,000 and $411,000 for the years ended December 31, 2009 and 2008, respectively, resulting in effective tax rates of (3.1)% and (211.6)%, respectively. The decrease in income tax benefit for the year ended December 31, 2009 was primarily due to higher pre-tax income in 2009 compared to 2008. The tax benefit primarily resulted from tax exempt income from bank owned life insurance and certain tax-exempt securities purchased by Alliance Bancorp.

Liquidity and Capital Resources

Alliance Bancorp’s liquidity, represented by cash and cash equivalents, is a product of cash flows from operations. Our primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, sales of loans, maturities and calls of investment securities and other short-term investments and income from operations. Changes in the cash flows of these instruments are greatly influenced by economic conditions and competition. The 2007 reorganization to the two tier holding company structure and related stock offering resulted in $16.5 million in net proceeds, which further strengthened our liquidity and capital position. We attempt to balance supply and demand by managing the pricing of its loan and deposit products while maintaining a level of growth consistent with the conservative operating philosophy of the management and board of directors. Any excess funds are invested in overnight and other short-term interest-earning accounts. Alliance Bancorp generates cash flow through the retail deposit market, its traditional funding source, for use in investing activities. In addition, we may utilize borrowings such as FHLB advances for liquidity or profit enhancement. At June 30, 2010, we had $5.0 million of outstanding advances and $135.0 million of additional borrowing capacity from the FHLB of Pittsburgh. We are reviewing our continued utilization of advances from the FHLB as a source of funding based upon decisions by the FHLB to suspend the dividend on, and restrict the repurchase of, FHLB stock. The $5.0 million in FHLB advances is due in the third quarter of 2010. Management intends to repay the remaining $5.0 million with cash on hand. FHLB stock is required to be held when advances from the FHLB are taken. Further, we have access to the Federal Reserve Bank discount window. At June 30, 2010, we had no such funds outstanding from the Federal Reserve Bank.

The primary use of funds is to meet ongoing loan and investment commitments, to pay maturing savings certificates and savings withdrawals and expenses related to general operations of Alliance Bancorp. At June 30, 2010, the total approved loan commitments outstanding amounted to $9.1 million. At the same date, commitments under unused lines of credit amounted to $29.4 million. Certificates of deposit scheduled to mature in one year or less at June 30, 2010, totaled $198.6 million. Management believes that a significant portion of maturing deposits will remain with Alliance Bancorp. Investment and mortgage-backed securities totaled $41.6 million at June 30, 2010, of which $12.1 million are scheduled to mature or reprice in one year or less. We anticipate that we will continue to have sufficient cash flows to meet our current and future commitments.

Regulatory Capital Requirements

The following table summarizes Alliance Bank’s total stockholders’ equity, FDIC regulatory capital, total FDIC risk-based assets, leverage and risk-based regulatory ratios at the date indicated.

June 30, 2010
(Dollars in thousands)

Total stockholders’ equity or GAAP capital	$46,795
FDIC adjustment for securities available-for-sale	(781)
FDIC adjustment for retirement plans	1,102

FDIC tier 1 capital	47,116
Plus: FDIC tier 2 capital(1)	3,673

Total FDIC risk-based capital	$50,789

FDIC quarterly average total assets for leverage ratio	$468,873
FDIC net risk-weighted assets	293,199

FDIC leverage capital ratio	10.05%
Minimum requirement(2)	4.00% to 5.00%

FDIC risk-based capital — tier 1	16.06%
Minimum requirement	4.00%

FDIC total risk based capital (tier 1 & 2)	17.32%
Minimum requirement	8.00%

(1)	Tier 2 capital consists entirely of the allowable portion of the allowance for loan losses, which is limited to 1.25% of total risk-weighted assets as detailed under regulations of the FDIC.

(2)	The FDIC has indicated that most highly rated institutions which meet certain criteria will be required to maintain a ratio of 3%, and all other institutions will be required to maintain an additional cushion of 100 to 200 basis points. As of June 30, 2010, Alliance Bank had not been advised of any additional requirements in this regard.

Payments Due Under Contractual Obligations

The following table presents information relating to Alliance Bancorp’s payments due under contractual obligations as of June 30, 2010.

	Payments Due by Period
	Less Than One	One to Three	Three to Five	More Than
	Year	Years	Years	Five Years	Total
	(Dollars in thousands)

FHLB Advances	$5,000	$—	$—	$—	$5,000
Other Borrowings	8,112	—	—	—	8,112
Certificates of deposit	198,570	53,130	2,378	1,022	255,100
Operating lease obligations	390	518	481	841	2,230

Total contractual obligations	$212,072	$53,648	$2,859	$1,863	$270,442

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and letters of credit.

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer defaults and the value of any existing collateral becomes worthless. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at the dates indicated are as follows:

	At June 30,	At December 31,
	2010	2009	2008
	(Dollars in thousands)

Commitments to extend credit:(1)
Future loan commitments	$9,106	$7,838	$6,419
Undisbursed construction loans	10,878	10,745	15,333
Undisbursed home equity lines of credit	5,851	6,380	6,430
Undisbursed commercial lines of credit	11,580	11,759	8,272
Overdraft protection lines	244	245	252
Standby letters of credit	849	1,420	1,300

Total Commitments	$38,508	$38,387	$38,006

(1)	Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments may require payment of a fee and generally have fixed expiration dates or other termination clauses.

We anticipate that we will continue to have sufficient funds and alternative funding sources to meet our current commitments.

Recent Accounting Pronouncements

The FASB has issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require: a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures: for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. Alliance Bancorp is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310): Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, codifies the consensus reached in EITF Issue No. 09-I, “Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset.” The amendments to the Codification provide that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. ASU 2010-18 does not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40. ASU 2010-18 is effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Early application is permitted. Upon initial adoption of ASU 2010-18, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. The implementation of this standard did not have an impact on Alliance Bancorp’s consolidated financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, will help investors assess the credit risk of a company’s receivables portfolio and the adequacy of its allowance for credit losses held against the portfolios by expanding credit risk disclosures. This ASU requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators. Both new and existing disclosures must be disaggregated by portfolio segment or class. The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure. The amendments in this Update apply to all public and nonpublic entities with financing receivables. Financing receivables include loans and trade accounts receivable. However, short-term trade accounts receivable, receivables measured at fair value or lower of cost or fair value, and debt securities are exempt from these disclosure amendments. Alliance Bancorp is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

For public companies, the amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010. The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010.

Impact of Inflation and Changing Prices

The consolidated financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does the effect of inflation.

BUSINESS

Business of Alliance Bancorp — New

Alliance Bancorp — New is a Pennsylvania corporation which was organized in August 2010. Upon completion of the conversion and offering, Alliance Bancorp — New will become the holding company of Alliance Bank and will succeed to all of the business and operations of Alliance Bancorp, and each of Alliance Bancorp and Alliance Mutual Holding Company will cease to exist.

Initially following the completion of the conversion and offering, Alliance Bancorp — New will have no significant assets other than owning 100% of the outstanding common stock of Alliance Bank, the net proceeds it retains from the offering, part of which will be used to make a loan to the Alliance Bank employee stock ownership plan, and will have no significant liabilities. See “How our Net Proceeds Will Be Used.” Alliance Bancorp — New intends to use the support staff and offices of Alliance Bank. If Alliance Bancorp — New expands or changes its business in the future, it may hire its own employees. In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements with respect to these activities.

Alliance Bancorp — General

Alliance Bancorp is a federally chartered savings and loan holding company which owns 100% of the capital stock of Alliance Bank, which is a Pennsylvania chartered community oriented savings bank headquartered in Broomall, Pennsylvania. On January 30, 2007, Alliance Bank completed a reorganization to a mid-tier holding company structure. In the 2007 reorganization and offering, Alliance Bancorp sold 1,807,339 shares of common stock at a purchase price of $10.00 per share and issued 5,417,661 shares of common stock in exchange for former outstanding shares of Alliance Bank. Each share of Alliance Bank’s common stock was converted into 2.09945 shares of common stock of Alliance Bancorp. The offering resulted in approximately $16.5 million in net proceeds to Alliance Bancorp. The significant asset of Alliance Bancorp is the capital stock of Alliance Bank.

Alliance Bank operates a total of nine banking offices located in Delaware and Chester Counties, which are suburbs of Philadelphia. Our primary business consists of attracting deposits from the general public and using those funds, together with funds we borrow, to originate loans to our customers and invest in securities such as U.S. Government and agency securities, mortgage-backed securities and municipal obligations. At June 30, 2010, we had $448.4 million of total assets, $381.2 million of total deposits and stockholders’ equity of $48.6 million.

Alliance Bancorp is subject to supervision and regulation by the OTS. Alliance Bank is subject to regulation by the Pennsylvania Department of Banking, as its chartering authority, and by the FDIC, which insures Alliance Bank’s deposits up to applicable limits.

Market Area and Competition

We are headquartered in Broomall, Pennsylvania and conduct our business through eight offices located in Delaware County, Pennsylvania, and one office in Chester County, Pennsylvania. The primary market areas we serve are Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania. To a lesser extent, we also service the southern New Jersey market area. Our primary market area’s economy is diverse and contains a highly-educated and skilled labor force. The most prominent sectors include manufacturing, financial services, pharmaceutical, health care, aviation, information technology and higher education. According to the Delaware County Chamber of Commerce, there are more than 65 degree-granting institutions in the Delaware Valley region, representing a higher density of colleges and universities than any other area in the United States. In addition, our primary market area’s central location in the Northeast corridor, with its infrastructure, and other factors have made it attractive to many large corporate employers, including Comcast, Boeing, State Farm Insurance, United Parcel Service, PECO Energy, SAP America, Inc. and Wawa. Crozer/Keystone Health System, Main Line Health, Jefferson Health System, Mercy Health Corp., Johnson & Johnson and Astra-Zeneca are among the larger health care employers within our market area

Our primary market area has many large and small to mid-sized businesses that support the local economy. Our primary market area had a total population of 3.9 million and total households of 1.5 million according to SNL Financial. Since 2000, our primary market area has experienced population growth at rates that ranged from 4.8% to 16.5%, which exceeded the Commonwealth of Pennsylvania’s average of 2.39%, with the exception of Delaware County, which grew at 1.3%, and Philadelphia County which experienced a population decline of 5.0% according to SNL Financial.

In view of the current economic downturn, our primary market area has remained a relatively stable banking environment. As of July 2010, the unemployment rates in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties were 8.3%, 7.6%, 9.2%, 8.0% and 12.1% compared to the Pennsylvania unemployment rate of 9.3%, according to the U.S. Department of Labor. The unemployment rates in all of the counties in our primary market area, with the exception of Bucks County which improved 9.8% from the prior year, have exhibited a 20% or greater improvement according to data from the U.S. Department of Labor. As of June 30, 2010, median household income levels ranged from $41,221 to $87,078 in our primary market area according to SNL Financial. With the exception of Philadelphia County, the other counties in which we conduct business significantly exceeded the United States and Commonwealth of Pennsylvania median household income level averages of $54,442 and $52,723, respectively, according to data provided by SNL Financial.

We face strong competition, both in attracting deposits and making real estate and commercial loans. Our most direct competition for deposits has historically come from other savings banks, credit unions and commercial banks located in our market area. This includes many large regional financial institutions and internet banks which have even greater financial and marketing resources available to them. Our ability to attract and retain core deposits depends on our ability to provide a competitive rate of return, liquidity, and service convenience comparable to those offered by competing investment opportunities. Management remains focused on attracting core deposits through our branch network, business development efforts and commercial business relationships.

Lending Activities

General.  At June 30, 2010, Alliance Bancorp’s total portfolio of loans receivable amounted to $287.5 million, or 64.1%, of the $448.4 million of total assets at such time. Alliance Bancorp has traditionally concentrated its lending activities on first mortgage loans secured by residential property. Such loans amounted to $110.4 million or 38.4% of the total loan portfolio at June 30, 2010. Alliance Bancorp also places an emphasis on loans secured by commercial real estate properties. Consistent with such approach, commercial real estate loans amounted to $136.9 million or 47.6% of the total loan portfolio at June 30, 2010. Alliance Bancorp intends to continue its emphasis on single-family residential mortgage loans and commercial real estate loans. To a significantly lesser extent, Alliance Bancorp also originates multi-family loans, land and construction loans, consumer loans and commercial business loans. At June 30, 2010, such loan categories amounted to $1.2 million, $24.1 million, $7.4 million and $7.5 million, respectively, or 0.4%, 8.4%, 2.6% and 2.6% of the total loan portfolio, respectively.

Loan Portfolio Composition.  The following table sets forth the composition of Alliance Bancorp’s loan portfolio by type of loan at the dates indicated.

	June 30,		December 31,
	2010		2009		2008		2007		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)

Real estate loans:
Single-family(1)(2)	$110,388	38.40%	$114,953	39.82%	$116,683	41.43%	$111,499	42.92%	$108,551	45.48%	$104,020	45.79%
Multi-family	1,208	0.42	1,231	0.43	1,282	0.46	1,673	0.64	2,088	0.87	2,221	0.98
Commercial	136,933	47.63	131,874	45.68	123,465	43.84	122,703	47.24	108,339	45.39	105,687	46.53
Land and construction:(3)
Residential	12,456	4.33	12,284	4.25	16,372	5.81	6,034	2.32	6,700	2.81	3,520	1.55
Commercial	11,628	4.05	12,297	4.26	8,889	3.16	8,557	3.29	5,074	2.13	3,876	1.70

Total real estate loans	272,613	94.83	272,639	94.44	266,691	94.70	250,466	96.41	230,752	96.68	219,324	96.55

Consumer:
Student	6,902	2.40	7,077	2.45	5,455	1.94	1,782	0.69	1,779	0.74	2,440	1.07
Savings account	430	0.15	482	0.17	430	0.15	477	0.18	561	0.24	566	0.25
Other	60	0.02	55	0.01	51	0.02	109	0.04	103	0.04	88	0.04

Total consumer loans	7,392	2.57	7,614	2.63	5,936	2.11	2,368	0.91	2,443	1.02	3,094	1.36

Commercial business loans	7,462	2.60	8,458	2.93	8,985	3.19	6,924	2.68	5,485	2.30	4,745	2.09

Total loans receivable	287,467	100.00%	288,711	100.00%	281,612	100.00%	259,758	100.00%	238,680	100.00%	227,163	100.00%

Less:
Deferred costs (fees)	262		165		6		(5)		75		199
Allowance for loan losses	4,185		3,538		3,169		2,831		2,719		2,670

Loans receivable, net	$283,020		$285,008		$278,436		$256,932		$235,886		$224,294

(1)	At December 31, 2006, includes $125,000 of loans held for sale. No loans were held for sale at any of the other dates indicated.

(2)	At June 30, 2010, includes $20.0 million of home equity loans. At December 31, 2009, 2008, 2007, 2006, and 2005, includes $21.4 million, $25.6 million, $29.5 million, $28.9 million, and $22.8 million, respectively, of home equity loans and lines

(3)	At June 30, 2010, excludes $10.9 million of undisbursed funds on land and construction loans. At December 31, 2009, 2008, 2007, 2006, and 2005, excludes $10.7 million, $15.3 million, $10.8 million, $9.7 million, and $2.9 million, respectively, of undisbursed funds on land and construction loans.

Contractual Maturities.  The following table sets forth the scheduled contractual maturities of Alliance Bancorp’s loans receivable at the dates indicated. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less. Adjustable-rate loans are reported on a contractual basis rather than on a repricing basis. The amounts shown for each period do not take into account loan prepayments and normal amortization of the loan portfolio.

	At June 30, 2010
	Real Estate Loans				Consumer	Commercial
				Land and	and Other	Business
	Single-Family	Multi-Family	Commercial	Construction	Loans	Loans	Total
	(In thousands)

Amounts due in:
One year or less	$973	$137	$12,882	$24,084	$548	$2,582	$41,206
After one year through three years	2,702	848	18,216	—	45	2,315	24,126
After three years through five years	5,445	133	14,894	—	393	2,474	23,339
After five years through fifteen years	43,452	90	65,848	—	6,369	91	115,850
Over fifteen years	57,816	—	25,093	—	37	—	82,946

Total(1)	$110,388	$1,208	$136,933	$24,084	$7,392	$7,462	$287,467

Interest rate terms on amounts due after one year:
Fixed	$52,112	$1,071	$52,554	$—	$—	$4,880	$110,617
Adjustable	$57,303	$—	$71,497	$—	$6,844	$—	$135,644

(1)	Does not include the effects relating to the allowance for loan losses and unearned income.

	At December 31, 2009
	Real Estate Loans				Consumer	Commercial
				Land and	and Other	Business
	Single-Family	Multi-Family	Commercial	Construction	Loans	Loans	Total
	(In thousands)

Amounts due in:
One year or less	$270	$143	$12,558	$24,581	$70	$3,316	$40,938
After one year through three years	2,494	859	10,818	—	105	2,032	16,308
After three years through five years	7,221	137	20,387	—	369	2,488	30,602
After five years through fifteen years	37,367	92	57,967	—	7,015	622	103,063
Over fifteen years	67,601	—	30,144	—	55	—	97,800

Total(1)	$114,953	$1,231	$131,874	$24,581	$7,614	$8,458	$288,711

Interest rate terms on amounts due after one year:
Fixed	$45,497	$1,088	$49,388	—	—	$5,142	$101,115
Adjustable	$69,186	—	$69,928	—	$7,544	—	$146,658

(1)	Does not include the effects relating to the allowance for loan losses and unearned income.

Scheduled contractual amortization of loans does not reflect the expected term of the loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments and due-on-sale clauses, which gives Alliance Bancorp the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on the loan portfolio decreases as higher-yielding loans are repaid or refinanced at lower rates.

The following table shows origination, purchase and sale activity of Alliance Bancorp with respect to its loans during the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Real estate loan originations:
Single-family(1)	$6,009	$4,625	$12,215	$24,541	$28,601
Multi-family	—	—	—	120	980
Commercial	10,011	16,400	37,910	26,873	32,913
Land and construction:
Residential	2,000	1,301	3,114	4,525	6,770
Commercial	2,043	1,525	3,628	6,536	2,828

Total real estate loan originations	20,063	23,851	56,867	62,595	72,092

Consumer originations:
Student	—	2,135	2,147	4,202	582
Savings account	89	339	557	310	330
Other	—	180	—	4	7

Total consumer loan originations	89	2,654	2,704	4,516	919

Commercial business originations	450	—	1,966	1,475	3,909

Total loan originations	20,602	26,505	61,537	68,586	76,920

Purchase of real estate loans:
Single-family	—	—	—	—	—
Multi-family	—	—	—	—	—
Residential construction	—	—	1,000	—	—
Commercial	44	43	3,090	175	113
Commercial construction	—	—	—	6,300	—

Total real estate loan purchases	44	43	4,090	6,475	113

Total loan originations and purchases(2)	20,646	26,548	65,627	75,061	77,033

Less:
Principal loan repayments	(20,750)	(23,247)	(54,264)	(51,643)	(51,002)
Transfers to OREO	(669)	(2,100)	(3,764)	—	—
Loans and participations sold	—	—	(500)	(1,335)	(4,762)
Other, net(3)	(1,215)	1,304	(527)	(578)	(223)

Net increase (decrease)	$(1,988)	$2,505	$6,572	$21,505	$21,046

(1)	Includes $1.9 million and $2.0 million of home equity loans and lines of credit originated during the six month periods ended June 30, 2010 and 2009, respectively, and $4.9 million, $5.1 million and $9.9 million of home equity loans and lines of credit originated during the years ended December 31, 2009, 2008 and 2007, respectively.

(2)	Includes originations of loans held for sale and subsequently sold in the secondary market.

(3)	Includes gains on the sale of loans, amortization of deferred loan fees and provisions for loan losses.

Origination, Purchase and Sale of Loans.  Our lending activities are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained by a variety of sources, including referrals from real estate brokers, builders, existing customers, advertising, walk-in customers and, to a significant extent, mortgage brokers who obtain credit reports, appraisals and other documentation involved with a loan. Property valuations are always performed by independent outside appraisers. Title and hazard insurance are generally required on all security property other than property securing a home equity loan, in which case we obtain a title opinion. The majority of our loans are secured by property located in our primary lending area.

Real estate loans up to $500,000 must be approved by the loan officer and the Chief Lending Officer. Commercial real estate loans between $500,001 and $1,000,000 must be approved by the Chief Executive Officer and one member of the Senior Loan Committee. Commercial real estate loans between $1,000,001 and $2,000,000 must be approved by the Senior Loan Committee. Commercial real estate loans over $2,000,001 must be approved by the board of directors.

Any commercial loan which is not secured by real estate up to $250,000 must be approved by the loan officer and the Chief Lending Officer. Secured commercial loans between $250,001 and $500,000 must be approved by the Chief Executive Officer and one member of the Senior Loan Committee. Secured commercial loans between $500,001 and $2,000,000 must be approved by the Senior Loan Committee. Secured commercial loans over $2,000,001 must be approved by the board of directors.

Unsecured commercial loans up to $100,000 must be approved by the loan officer and the Chief Lending Officer. Unsecured commercial loans between $100,001 and $500,001 must be approved by the Chief Executive Officer and one member of the Senior Loan Committee. Unsecured commercial loans between $500,001 and $750,000 must be approved by the Senior Loan Committee. Unsecured commercial loans over $750,001 must be approved by the board of directors.

Residential real estate loans up to $250,000 must be approved by the loan officer and an Assistant Vice President. Residential real estate loans between $250,001 and $500,000 must be approved by the loan officer and a Senior Vice President. Residential real estate loans between $500,001 and $1,000,000 must be approved by the loan officer and the Chief Lending Officer. Residential real estate loans between $1,000,001 and $2,000,000 must be approved by the Senior Loan Committee. Residential real estate loans over $2,000,001 must be approved by the board of directors.

Home equity loans up to $100,000 must be approved by the loan officer and an Assistant Vice President. Home equity loans between $100,001 and $250,000 must be approved by the loan officer and a Senior Vice President. Home equity loans between $250,001 and $750,000 must be approved by the loan officer and the Chief Lending Officer. Home equity loans between $750,001 and $2,000,000 must be approved by the Senior Loan Committee. Home equity loans over $2,000,001 must be approved by the board of directors.

Other consumer loan types up to $100,000 must be approved by the loan officer and the Chief Lending Officer. Consumer loans between $100,001 and $2,000,000 must be approved by the Senior Loan Committee. Consumer loans over $2,000,001 must be approved by the board of directors.

Alliance Bancorp’s single-family loan originations amounted to $6.0 million during the six months ended June 30, 2010 and $12.2 million and $24.5 million during 2009 and 2008, respectively. When possible, we emphasize the origination of single-family residential adjustable-rate mortgage loans (“ARMs”). Originations of such loans amounted to $2.0 million, $3.1 million and $10.3 million during the six months ended June 30, 2010 and during 2009 and 2008, respectively. We also originate fixed-rate single-family residential real estate loans with terms of five, ten, 15, 20, 25 and 30 years. Generally, as part of our asset/liability strategies, fixed-rate residential mortgage loans with terms greater than 15 years have been originated pursuant to commitments to sell such loans to correspondent mortgage-banking institutions in order to reduce the proportion of the loan portfolio comprised of such assets and reduce interest rate risk. Loans are sold without any recourse to Alliance Bancorp by the purchaser in the event of default on the loan by the borrower and are sold with servicing released. Alliance Bancorp sold $1.4 million of long-term (generally over 15 years) fixed-rate residential loans during the year ended December 31, 2008. We had no sales of residential mortgage loans during the six months ended June 30, 2010 or the year ended December 31, 2009. At June 30, 2010, December 31, 2009 and 2008 there were no loans held for sale.

In recent years we have increased our emphasis on commercial real estate loan originations. Such originations amounted to $10.0 million during the six months ended June 30, 2010 and $37.9 million and $26.9 million during 2009 and 2008, respectively. Commercial real estate loans generally have higher average yields and shorter terms to maturity compared to single-family residential mortgage loans. Land and construction loan originations amounted to $4.0 million during the six months ended June 30, 2010 and $6.7 million and $11.1 million during 2009 and 2008, respectively.

Since 1999, we have provided single-family residential loan products to borrowers that did not meet the underwriting criteria of the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”). These loans, which are known as “non-conforming” loans, are generally not saleable in the secondary market due to the credit risk characteristics of the borrower, the underlying documentation, the loan-to-value ratio, or the size of the loan, among other factors. We recognize that these loans have additional risk factors as compared to typical single-family residential lending. At June 30, 2010, December 31, 2009 and 2008, our non-conforming single-family loan portfolio included $23.2 million or 21.1%, $21.9 million or 19.1%, and $24.1 million or 20.6% of loans which are considered to be subprime loans due to the credit score of the borrowers and, to a lesser extent, the underlying loan documentation. Alliance Bancorp reported $1.2 million or 5.4% of these loans as non-performing at June 30, 2010. Alliance Bancorp recognizes the additional risk associated with subprime lending and utilizes a higher risk-weighting factor in maintaining its allowance for loan losses with respect to these loans. In addition, management calculates and reports the delinquency ratio of its subprime loan portfolio to the board of directors on a monthly basis and provides reports to the board of directors on the profitability of its subprime portfolio on a quarterly basis.

Historically, we have not been an active purchaser of loans. We purchased no loans during the six months ended June 30, 2010. We did, however, purchase $4.1 million and $6.5 million in real estate loans during the years ended December 31, 2009 and 2008, respectively. With the exception of a $6.1 million participation interest in a commercial construction loan for a development located in Florida, at June 30, 2010, substantially all of our purchased loans were secured by properties located in Pennsylvania. As of June 30, 2010, the outstanding balance of our purchased loans amounted to $13.6 million and included $2.9 million of residential construction loans, $465,000 of single-family residential real estate loans, $4.2 million of commercial real estate loans and $6.1 million of commercial construction loans. At June 30, 2010, one of these loans in the amount of $6.1 million was reported as non-performing. See “— Asset Quality — Delinquent Loans.”

As a Pennsylvania-chartered savings bank, Alliance Bank is not subject to any specific regulatory limits on the size of the loans that it may originate. However, we generally have adhered to an “in-house” policy limit that no loans to any one borrower and such borrower’s affiliates will not exceed 15% of the bank’s capital. At June 30, 2010, our five largest loan relationships amounted to $6.8 million, $6.5 million, $6.1 million, $5.7 million and $4.8 million.

Single-Family Residential Real Estate Loans.  We have historically concentrated our lending activities on the origination of loans secured primarily by first mortgage liens on existing single-family residences and we intend to continue to originate permanent loans secured by first mortgage liens on single-family residential properties in the future. At June 30, 2010, $110.4 million or 38.4% of our total loan portfolio consisted of single-family residential real estate loans. Our single-family residential real estate loan portfolio included approximately $19.8 million of loans secured by non-owner occupied residences at June 30, 2010. Typically, the borrowers for these types of loans are individuals who invest in multiple properties. At June 30, 2010, $57.3 million or 51.9% of our single-family residential real estate loans had adjustable rates of interest and $53.1 million or 48.1% had fixed rates of interest.

Our ARMs typically provide for an interest rate which adjusts every year after an initial period of three, five, seven or ten years in accordance with a designated index (the national monthly median cost of funds or the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity of one year) plus a margin. Such loans are typically based on a 30-year amortization schedule. The amount of any increase or decrease in the interest rate is presently limited to 200 basis points per year, with a limit of 600 basis points over the life of the loan. We have not engaged in the practice of using a cap on the payments that could allow the loan balance to increase rather than decrease, resulting in negative amortization. The adjustable-rate loans offered by Alliance Bancorp, like many other financial institutions, provide for initial rates of interest below the rates which would prevail when the index used for repricing is applied. However, we underwrite loans on the basis of the borrower’s ability to pay at the initial rate which would be in effect without the discount. Although we continue to offer ARMs, such loan products have not been as attractive due to the lower interest rate environment which has recently prevailed resulting in a decrease in the spread between the rates offered on fixed and adjustable rate loans.

Adjustable-rate loans decrease the risks to Alliance Bancorp that are associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. We believe that these risks, which have not had a material adverse effect on us to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment.

We have continued to originate a limited amount of fixed-rate mortgage loans with terms up to 30 years. Prior to 2010, we generally sold fixed-rate residential mortgage loans with terms greater than 15 years into the secondary market. In addition, while we offer balloon loans with five, seven and ten year terms based on a 20 to 30 year amortization schedule, we have only originated a small amount of such loans.

We also offer home equity loans with fixed rates of interest and terms of 15 years or less. We do not require that we hold the first mortgage on the secured property; however, the balance on all mortgages on the secured property cannot exceed 90% of the value of the secured property. At June 30, 2010, approximately $7.9 million of our home equity loans were secured by a first lien held by us on the property securing the loan. At June 30, 2010, home equity loans and lines amounted to $20.0 million or 8.1% of the total loan portfolio, which are included in single family loans.

We are permitted to lend up to 100% of the appraised value of the real property securing a residential loan; however, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, we are required by federal regulations to obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by our board of directors, we may lend up to an 80% loan-to-value ratio without private mortgage insurance unless it is determined that additional collateral in the form of private mortgage insurance or other acceptable collateral is needed. We may lend up to a 90% loan-to-value ratio on a one or two family owner-occupied residential property as long as additional collateral in the form of private mortgage insurance or other acceptable collateral enhancements are obtained. Exceptions to this policy may be made to assist in our community outreach efforts if deemed prudent by management and with additional collateral enhancements to reduce the risk inherent in the loan(s).

Commercial Real Estate Loans and Multi-Family Residential Loans.  We originate and, to a lesser extent, purchase mortgage loans for the acquisition and refinancing of existing commercial real estate properties and multi-family (over four units) residential properties. At June 30, 2010, $136.9 million or 47.6% of the loan portfolio consisted of loans secured by existing commercial real estate properties and $1.2 million or 0.4% of the total loan portfolio consisted of loans secured by multi-family residential properties. Our holdings of commercial real estate loans have increased steadily over the past five years. Such increase was due to our strategy to increase such lending due to the higher average yields and shorter terms to maturity provided by commercial real estate loans compared to single-family residential mortgage loans. We intend to continue to emphasize commercial real estate lending.

The majority of commercial real estate loans are primarily secured by office buildings, small retail establishments, restaurants and other facilities. These types of properties constitute the majority of our commercial real estate loan portfolio. The majority of the multi-family residential and commercial real estate loan portfolio at June 30, 2010 was secured by properties located in our primary market area. The five largest commercial real estate loan relationships or loan balances outstanding to one borrower at June 30, 2010 amounted to $6.8 million, $6.5 million, $5.7 million, $4.8 million and $4.8 million, respectively, all of which were performing in accordance with their terms and were current at such date.

Commercial real estate and multi-family residential mortgage loans are made on terms up to 30 years, some of which include call or balloon provisions ranging from five to 15 years. We will originate and purchase these loans either with fixed interest rates or with interest rates which adjust in accordance with a designated index. Loan to value ratios on commercial real estate loans and multi-family residential mortgage loans are typically limited to 80% of appraised value at the time the loan is granted. As part of the criteria for underwriting commercial real estate and multi-family residential mortgage loans, Alliance Bancorp generally imposes a minimum debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of not less than 1.15 times. It is also Alliance Bancorp’s policy to obtain corporate or personal guarantees, as applicable, on its multi-family residential and commercial real estate loans from the principals of the borrower.

Commercial real estate lending and multi-family residential lending entails significant additional risks as compared with single-family residential property lending. Such loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand conditions in the market for commercial real estate as well as economic conditions generally. At June 30, 2010, Alliance Bancorp had no non-performing multi-family loans and nine non-performing commercial real estate loans with an aggregate outstanding balance of $1.4 million at such date.

Construction Loans.  We also originate residential and commercial construction loans, and to a limited degree, land acquisition and development loans. Construction loans are classified as either residential construction loans or commercial real estate construction loans at the time of origination, depending on the nature of the property securing the loan. Alliance Bancorp’s construction lending activities generally are limited to our primary market area. At June 30, 2010, construction loans amounted to $24.1 million or 8.4% of the total loan portfolio, and consisted of $12.5 million of residential and $11.6 million of commercial real estate construction loans.

Our residential construction loans are primarily made to local real estate builders and developers for the purpose of constructing single-family homes and single-family residential developments. Upon successful application, credit review and analysis of personal and corporate financial statements, we will grant local builders lines of credit up to designated amounts. Once approved for a construction loan or credit line, a developer submits a progress report and a request for payment. Alliance Bancorp makes payments using the stage of completion method or the voucher method. Prior to making payment, Alliance Bancorp inspects all construction sites and verifies that the work being submitted for payment has been performed.

Our commercial construction loans are generally made to local developers and others for the purpose of developing commercial real estate properties such as small office buildings and hotels, storage facilities and commercial building renovations. The application, credit review and disbursement process are similar to those mentioned above for our residential construction loans. The five largest real estate construction loans had outstanding balances of $6.1 million, $3.7 million, $2.9 million, $2.0 million, and $1.7 million as of June 30, 2010. The $6.1 million loan is a land and development loan for a mixed use commercial real estate project located in Bradenton, Florida, and was classified as substandard and placed on non-accrual status during the first quarter 2010. The $6.1 million loan was restructured in June 2010, and was classified as non-accruing as of June 30, 2010. The $3.7 million loan was restructured in December of 2009, and was classified as non-accruing as of December 31, 2009 and June 30, 2010. The $2.9 million loan is a performing residential construction project located in Philadelphia, Pennsylvania and was designated as special mention due to slower than anticipated sales. The $2.0 million loan is a performing commercial construction loan located in Philadelphia, Pennsylvania. The $1.7 million loan is a performing commercial construction loan located in Oaks, Pennsylvania and was designated as special mention due to the borrower’s financial condition as payments are being received directly from the tenant.

Our construction loans generally have maturities of 12 to 36 months, with payments being made monthly on an interest-only basis. These interest payments are generally paid out of an interest reserve, which is established in connection with the origination of the loan. Generally, such loans adjust monthly based on the prime rate plus a margin of up to 2.0%. Residential and commercial real estate construction loans are generally made with maximum loan to value ratios of 80% and 75%, respectively, on an as completed basis. We utilize interest rate floors on commercial loans and lines of credit whenever possible.

Construction lending is generally considered to involve a higher level of risk as compared to single-family residential lending, due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. Our construction loans include loans to a builder to construct homes which are not pre-sold. These loans are considered speculative and thus pose a greater potential risk to Alliance Bancorp than construction loans to individuals on their personal residences. We have limited the amount of our speculative construction lending based on current market conditions.

We have attempted to minimize the foregoing risks by, among other things, limiting the number of units built to one to three sample units plus any under agreement of sale and limiting the extent of our construction lending and have adopted underwriting guidelines which impose stringent loan-to-value, debt service and other requirements for loans which are believed to involve higher elements of credit risk, by generally limiting the geographic area in which we will do business and by working with builders with whom we have established relationships. At June 30, 2010, we had two non-performing construction loans which had an outstanding aggregate balance of $9.8 million as discussed below. See “Asset Quality — Delinquent Loans.”. We encourage our borrower builders to lease any completed unsold homes in order to generate cash flow to support the project’s carrying costs.

Consumer Loans.  We offer consumer loans in order to provide a full range of financial services to our customers and because such loans generally have shorter terms and higher interest rates than mortgage loans. The consumer loans presently offered by Alliance Bancorp include student loans, deposit account secured loans and lines of credit. Consumer loans amounted to $7.4 million or 2.6% of the total loan portfolio at June 30, 2010. Student loans, which we are not currently originating, amounted to $6.9 million or 2.4% of the total loan portfolio at June 30, 2010. Such loans are made to local students for a term of ten years, presently with adjustable interest rates. The interest rate is determined by the U.S. Department of Education. Loan repayment obligations do not begin until the student has completed his or her education. The principal and interest on such loans is guaranteed by the U.S. Government. Loans secured by deposit accounts amounted to $430,000 or 0.2% of the total loan portfolio at June 30, 2010. Such loans are originated for up to 90% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance.

Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. We believe that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to provide a full range of services to its customers. At June 30, 2010, there were 78 non-performing student loans which amounted to $207,000, compared to 68 non-performing student loans which amounted to $153,000 at December 31, 2009.

Commercial Business Loans.  Alliance Bank has a commercial loan department to provide a full range of commercial loan products to small business customers in its primary marketing area. These loans generally have shorter terms and higher interest rates as compared to mortgage loans. Such loans amounted to $7.5 million or 2.6% of the total loan portfolio at June 30, 2010 and were primarily secured by inventories and other business assets. During the six months ended June 30, 2010, we had $305,000 in charge-offs that related to two former commercial business loan relationships.

Although commercial business loans generally are considered to involve greater credit risk than other certain types of loans, management intends to continue to offer commercial business loans to small businesses located in its primary market area. At June 30, 2010, we had one non-performing commercial business loan which amounted to $74,000.

Loan Fee Income.  In addition to interest earned on loans, we receive income from fees in connection with loan originations, loan modifications, late payments, prepayments and for miscellaneous services related to our loans. Income from these activities varies from period to period with the volume and type of loans made and competitive conditions. We charge loan origination fees which are calculated as a percentage of the amount borrowed. Loan origination and commitment fees and all incremental direct loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are amortized in the same manner.

Asset Quality

Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. We do not accrue interest on real estate loans past due 90 days or more unless, in the opinion of management, the value of the property securing the loan exceeds the outstanding balance of the loan (principal, interest and escrows) and collection is in process. Alliance Bancorp provides an allowance for accrued interest deemed uncollectible. Such allowance amounted to approximately $147,000 at June 30, 2010. Accrued interest receivable is reported net of the allowance for uncollected interest. Loans may be reinstated to accrual status when all payments are brought current and, in the opinion of management, collection of the remaining balance can be reasonably expected.

Real estate acquired by Alliance Bancorp as a result of foreclosure or by deed-in-lieu of foreclosure is classified as OREO until sold and is initially recorded at the fair value at the date of acquisition. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their fair value.

Under accounting principles generally accepted in the United States of America, we are required to account for certain loan modifications or restructurings as “troubled debt restructurings.” In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if Alliance Bancorp, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession, such as a reduction in the effective interest rate, to the borrower that Alliance Bancorp would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings, however, and troubled debt restructurings do not necessarily result in non-accrual loans. At June 30, 2010, we had two troubled debt restructured construction loans which had an aggregate outstanding balance of $9.8 million and which were on non-accrual status at such date. At December 31, 2009, we had one troubled debt restructured construction loan which had an outstanding balance of $3.7 million and which was on non-accrual status at such date. We did not have any troubled debt restructurings as of December 31, 2008. Management will continue to include these loans on non-accrual in accordance with generally accepted accounting principles.

Delinquent Loans.  The following table sets forth information concerning delinquent loans at the indicated dates, in dollar amounts and as a percentage of each category of our total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

	At June 30, 2010
	30 - 59 Days		60 - 89 Days		90 or More Days
		Percent of		Percent of		Percent of
		Loan		Loan		Loan
	Amount	Category	Amount	Category	Amount	Category
	(Dollars in thousands)

Real estate:
Single-family	$457	0.41%	$1,094	0.99%	$1,714	1.55%
Multi-family	—	—	—	—	—	—
Commercial	1,108	0.81	976	0.71	1,363	0.85
Land and construction	950	3.94	—	—	—	—
Commercial business	—	—	—	—	74	0.99
Consumer	159	2.15	69	0.93	206	2.79

Total	$2,674		$2,139		$3,357

	At December 31, 2009
	30 - 59 Days		60 - 89 Days		90 or More Days
		Percent of		Percent of		Percent of
		Loan		Loan		Loan
	Amount	Category	Amount	Category	Amount	Category
	(Dollars in thousands)

Real estate:
Single-family	$1,302	1.13%	$15	0.01%	$1,706	1.48%
Multi-family	—	—	—	—	—	—
Commercial	4,098	3.11	10	0.01	1,768	1.34
Land and construction	1,310	5.33	—	—	—	—
Commercial business	25	0.30	50	0.59	422	4.99
Consumer	143	1.88	94	1.23	153	2.01

Total	$6,878		$169		$4,049

The following table sets forth the amounts and categories of our non-performing assets at the dates indicated. We had no troubled debt restructurings at any of the dates indicated, other than those included in non-accruing loans.

	June 30,	December 31,
	2010	2009	2008	2007	2006	2005
	(Dollars in thousands)

Non-accruing loans:
Real estate:
Single-family	$76	$479	$762	$1,086	$874	$762
Multi-family	—	—	—	—	—	—
Commercial	1,363	1,778	3,551	416	—	222
Land and construction	9,767	3,728	896	—	—	—
Commercial business	74	472	—	—	—	—
Consumer	—	—	—	—	—	—

Total non-accruing loans	11,280	6,457	5,209	1,502	874	984

Accruing loans 90 days or more delinquent:
Real estate:
Single-family	1,638	1,227	1,712	563	649	942
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Land and construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	206	153	75	32	36	14

Total accruing loans 90 days or more delinquent	1,844	1,380	1,787	595	685	956

Total non-performing loans	13,124	7,837	6,996	2,097	1,559	1,940

Other real estate owned	3,026	2,968	—	—	—	1,795

Total non-performing assets	$16,150	$10,805	$6,996	$2,097	$1,559	$3,735

Total non-performing loans as a percentage of total loans	4.57%	2.71%	2.48%	0.81%	0.65%	0.85%

Total non-performing assets as a percentage of total assets	3.60%	2.33%	1.65%	0.49%	0.38%	0.96%

Nonperforming assets, which consist of nonaccruing loans, accruing loans 90 days or more delinquent and OREO (which includes real estate acquired through, or in lieu of, foreclosure) increased to $16.1 million or 3.60% of total assets at June 30, 2010 from $10.8 million or 2.33% of total assets at December 31, 2009. This increase was primarily due to the placement of a $6.1 million land and development loan for a mixed use commercial real estate project located in Bradenton, Florida, as non-performing during the first quarter of 2010.

At June 30, 2010, 60.9% of our nonperforming assets consisted of two loan relationships, with an aggregate outstanding balance of $9.8 million at such date, which are described below.

•	A $6.1 million participation interest was made in a $13.7 million acquisition and development loan of an approximately 150 acre parcel of ground located in Bradenton, Florida. The developers, which included a former director of Alliance Bancorp and Alliance Bank, designed, developed and received all municipal and governmental approvals necessary for a planned mixed use development which will include an apartment complex, senior housing, hotel and commercial lots. Alliance Bank acquired its

$6.1 million participation interest in the loan in July 2008, at which time the loan-to-value ratio, based on an independent appraisal was approximately 55%. The primary purpose of the loan was to provide funding for all necessary site improvements in order that the development could advance to the next stage, building construction. The borrowers filed applications with the U.S. Department of Housing and Urban Development (“HUD”) to obtain guarantees as a form of credit support with respect to construction loans for the residential portions of the development. In late 2009, HUD determined to suspend its credit support program in the state of Florida. While the developers are continuing their efforts to obtain construction financing without any credit support from HUD, they have begun to market the various individual parcels within the site for sale. The interest reserve funded by the ground development loan ultimately was exhausted. In June 2010, Alliance Bank along with the co-lender entered into a forbearance and extension agreement with the borrower, which extended the loan maturity date for one year from June 30, 2010 to June 30, 2011. This agreement was subject to certain conditions including the contemporaneous payment due at execution of the agreement of all past due interest. An additional cash payment was required to be paid during the third quarter of 2010 of an amount sufficient to cover all interest on the loan and all real estate taxes which will become due during the 12-month period ending June 30, 2011. We made an additional provision to the allowance for loan losses with respect to this loan during the quarter ended September 30, 2010 due to, among other things, the fact that we did not receive the additional cash payment as required. See “Recent Developments.”

All site improvements have been completed. An updated appraisal received in January 2010 reflected a loan-to-value ratio of approximately 102%. We placed the loan on non-accrual status during the first quarter of 2010. The loan remains on non-accrual status given the lack of signed agreements of sale. We have no obligation to advance any additional funds with respect to this loan. At June 30, 2010, we have allocated $890,000 of our allowance for loan losses to this loan. Since the execution of the forbearance and extension agreement in June 2010, all cash payments received have been reported as a reduction of the outstanding principal balance.

•	A $4.7 million acquisition, renovation and construction loan originated in August of 2006 for a mixed-use building consisting of 18 residential units and one commercial unit located in Center City, Philadelphia. This loan, which had an outstanding balance of $3.7 million at June 30, 2010, was placed on non-accrual status in the first quarter of 2010 due to a combination of very slow sales and construction delays. In addition, the project encountered cost overruns resulting from structural engineering defects discovered during the renovation. These issues resulted in costly changes and modifications required by the City of Philadelphia. In December 2009, we entered into an extension and forbearance agreement with the borrowers, which extends the term of the loan until February 2011, and provides interest and construction funding to complete all units. In connection with the extension and forbearance agreement, the borrowers made a cash payment, which will serve as an interest reserve, and pledged additional collateral to support the loan.

An appraisal dated November 2009 states a valuation of $3.6 million on a fully completed basis. To date, three of the residential units have been sold. Seven residential units are rented, with all rental payments being made directly to Alliance Bank. All units are being marketed and are scheduled to be 100% complete by November 15, 2010. As of June 30, 2010, we have allocated $265,000 of our allowance for loan losses to this loan. All cash payments received are being deferred and are reported as a reduction of the outstanding principal balance.

At June 30, 2010, in addition to the $9.8 million of non-accruing construction loans described above, we had $1.5 million of non-accruing loans consisting of one single family real estate loan in the amount of $76,000, nine commercial real estate loans totaling $1.4 million, and one commercial business loan in the amount of $74,000. The aggregate amount of our allowance for loan losses allocated to non-accrual loans was $1.2 million as of June 30, 2010. Management continues to aggressively pursue the collection and resolution of all delinquent loans.

If the $11.3 million of non-accruing loans at June 30, 2010 had been current in accordance with their terms during the six-month period ended June 30, 2010, the gross income on such loans would have been approximately $227,000 for the six-month period ended June 30, 2010. We actually recorded $13,000 in interest income on such loans for the period. If the $6.5 million of non-accruing loans at December 31, 2009 had been current in accordance with their terms during 2009, the gross income on such loans would have been approximately $335,000 for 2009. We actually recorded $136,000 in interest income on such loans for 2009. If the $5.2 million of non-accruing loans at December 31, 2008 had been current in accordance with their terms during 2008, the gross income on such loans would have been approximately $347,000 for 2008. We actually recorded $121,000 in interest income on such loans for 2008.

Our non-performing assets also include OREO. As of June 30, 2010, we had approximately $3.0 million in OREO. The $3.0 million consists of two commercial properties totaling $965,000, three improved building lots totaling $1.0 million, and four single family residences totaling $1.1 million, including one single-family residential mortgage loan with an outstanding balance of $781,000. All of the properties are located within our market area except one of the single family residences which is located in Tampa, Florida with a carrying value of $25,000.

Classified Assets.  Under applicable banking regulations and policies, each insured savings bank’s assets are subject to classification on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three regulatory classifications for problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “special mention” also must be established and maintained for assets which have a weakness but do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss.

At June 30, 2010, we had $16.0 million of assets classified as substandard and no assets classified as doubtful or loss. At June 30, 2010 our assets classified as substandard included $12.9 million of loans and $3.0 million of OREO. In addition, at June 30, 2010, we had $9.7 million of loans designated special mention, which consisted of $3.8 million in commercial real estate loans and $5.9 million in real estate construction loans. All of these loans are located in our primary market area. The $12.9 million of loans designated as substandard at June 30, 2010 consisted of $1.7 million of single-family real estate loans, $1.4 million in commercial real estate loans, $9.8 million in construction real estate loans, and $74,000 in commercial business loans. The $9.8 million in construction real estate loans consists of the two non-accruing construction loans described above. See “— Delinquent Loans.”

Allowance for Loan Losses.  The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Allowances are provided for specific loans when losses are probable and can be estimated. When this occurs, management considers the remaining principal balance, fair value and estimated net realizable value of the property collateralizing the loan. Current and future operating and/or sales conditions are also considered. These estimates are susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating and other conditions that may be beyond management’s control.

General loan loss reserves are established as an allowance for losses based on inherent probable risk of loss in the loan portfolio. In assessing risk, management considers historical experience, volume and composition of lending conducted, industry standards, status of non-performing loans, general economic conditions as they relate to the market area and other factors related to the collectibility of the loan portfolio.

Impaired loans are predominantly measured based on the fair value of the collateral. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of probable losses and impairment existing in the current loan portfolio. A loan is considered to be impaired when, based upon current information and events, it is probable that Alliance Bancorp will be unable to collect all amounts due according to the original contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Large groups of smaller balance homogeneous loans, including residential real estate and consumer loans, are collectively evaluated for impairment, except for loans restructured under a troubled debt restructuring.

Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. In addition, the Pennsylvania Department of Banking and the FDIC, as an integral part of their examination process, periodically review Alliance Bank’s allowance for loan losses. Such agencies may require Alliance Bank to recognize additions to such allowance based on their judgments about information available to them at the time of their examination.

The following table summarizes changes in the allowance for loan losses and selected ratios for the periods presented.

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands)

Average loans receivable, net(1)	$288,503	$282,827	$283,736	$271,849	$247,157	$232,520	$218,036

Allowance for loan losses, beginning of year	$3,538	$3,169	$3,169	$2,831	$2,720	$2,671	$2,608
Provision for loan losses	1,170	150	528	585	120	60	120

Charge-offs:
Single-family residential	(81)		—	(3)	(3)	—	—
Multi-family residential	—	(6)	(6)	—	—	—	—
Commercial real estate	(137)	(56)	(153)	(350)	—	—	(86)
Land and construction	—	—	—	—	—	—	—
Consumer	—	—	(1)	(13)	(11)	(14)	(9)
Commercial business	(305)	—	—	—	—	—	—

Total charge-offs	(523)	(62)	(160)	(366)	(14)	(14)	(95)

Recoveries:
Single-family residential	—	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—	—
Commercial real estate	—	—	—	114	—	—	37
Land and construction	—	—	—	—	—	—	—
Consumer	—	—	1	5	5	3	1
Commercial business	—	—	—	—	—	—	—

Total recoveries	—	—	1	119	5	3	38

Allowance for loan losses, end of year	$4,185	$3,257	$3,538	$3,169	$2,831	$2,720	$2,671

Net charge-offs to average loans receivable, net	0.18%	0.02%	0.06%	0.09%	0.00%	0.01%	0.03%

Allowance for loan losses to total loans receivable	1.46%	1.15%	1.23%	1.13%	1.09%	1.14%	1.18%

Allowance for loan losses to total non-performing loans	31.89%	35.71%	45.14%	45.30%	135.00%	174.39%	137.63%

Net charge-offs to allowance for loan losses	12.47%	1.90%	4.49%	7.79%	0.32%	0.40%	2.13%

(1)	Includes mortgage loans held for sale.

The following table presents the allocation of the allowance for loan losses to the total amount of loans in each category listed at the dates indicated.

	June 30,		December 31,
	2010		2009		2008		2007		2006		2005
		% of Loans		% of Loans		% of Loans		% of Loans		% of Loans		% of Loans
		in Each		in Each		in Each		in Each		in Each		in Each
		Category to		Category to		Category to		Category to		Category to		Category to
	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans
	(Dollars in thousands)

Single-family residential	$377	38.40%	$588	39.82%	$322	41.43%	$391	42.92%	$445	45.48%	$462	45.79%
Multi-family residential	16	0.42	16	0.43	16	0.46	17	0.64	25	0.87	28	0.98
Commercial real estate	1,942	47.63	1,985	45.68	1,786	43.84	1,713	47.24	1,691	45.39	1,698	46.52
Land and construction	1,672	8.38	735	8.51	856	8.97	556	5.61	416	4.94	322	3.26
Consumer	33	2.60	27	2.63	16	2.11	8	0.91	9	1.02	12	1.36
Commercial business	145	2.57	187	2.93	173	3.19	146	2.67	134	2.30	149	2.09

Total	$4,185	100.00%	$3,538	100.00%	$3,169	100.00%	$2,831	100.00%	$2,720	100.00%	$2,671	100.00%

Investment Activities

Mortgage-Backed Securities.  Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as Alliance Bancorp. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the Government National Mortgage Association (“GNMA”).

The FHLMC is a public corporation chartered by the U.S. Government. The FHLMC issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal within one year. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for conventional mortgage loans. Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. To accommodate larger-sized loans, and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.

Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The cash flow associated with the underlying pool of mortgages, i.e., fixed rate or adjustable rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

The following table sets forth the fair value of Alliance Bancorp’s mortgage-backed securities portfolio designated as available for sale at the dates indicated.

	June 30,		December 31,
	2010		2009	2008	2007
	(In thousands)

Mortgage-backed securities:
FNMA pass-through securities	$10,139		$12,336	$16,788	$21,060
FHLMC pass-through securities	7,293		8,798	12,641	10,872
GNMA pass-through securities	2,119		2,221	2,492	3,700

Total mortgage-backed securities	$19,551	(1)	$23,355	$31,921	$35,632

(1)	At June 30, 2010, gross unrealized gains on such securities amounted to $966,000 and gross unrealized losses amounted to $8,000.

The following table sets forth the purchases, sales and principal repayments of Alliance Bancorp’s mortgage-backed securities for the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(In thousands)

Mortgage-backed securities purchased	$—	$—	$—	$4,340	$—
Mortgage-backed securities sold	—	—	—	—	—
Principal repayments	(3,870)	(4,840)	(8,876)	(8,258)	(8,959)
Other, net	66	214	310	207	955

Net decrease	$(3,804)	$(4,626)	$(8,566)	$(3,711)	$(8,004)

Mortgage-backed securities generally increase the quality of Alliance Bancorp’s assets by virtue of the insurance or guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Alliance Bancorp. At June 30, 2010, $5.9 million or 30.2% of our mortgage-backed securities were pledged to secure various obligations of Alliance Bancorp. See Note 4 to the consolidated financial statements contained elsewhere in this prospectus. Alliance Bancorp does not knowingly invest in subprime mortgage-backed securities, and has not been materially impacted by the current subprime crisis as of June 30, 2010.

Information regarding the contractual maturities and weighted average yield of Alliance Bancorp’s mortgage-backed securities portfolio, stated at amortized cost, at the indicated dates is presented below.

	June 30, 2010
	One Year	After One to	After Five	Over 15
	or Less	Five Years	to 15 Years	Years	Total
	(Dollars in thousands)

FHLMC securities pass-through securities	$—	$2,439	$2,157	$2,255	$6,851
FNMA securities pass-through securities	—	3,675	4,721	1,310	9,706
GNMA securities pass-through securities	—	—	—	2,036	2,036

Total	$—	$6,114	$6,878	$5,601	$18,593	(1)

Weighted average yield	—	4.25%	5.20%	4.26%	4.61%

(1)	All mortgage-backed securities were designated as available for sale.

	December 31, 2009
	One Year	After One to	After Five	Over 15
	or Less	Five Years	to 15 Years	Years	Total
	(Dollars in thousands)

FHLMC pass-through certificates	$—	$2,678	$3,033	$2,668	$8,379
FNMA pass-through certificates	456	1,902	7,919	1,666	11,943
GNMA pass-through certificates	—	—	—	2,142	2,142

Total	$456	$4,580	$10,952	$6,476	$22,464	(1)

Weighted average yield	2.08%	4.18%	5.07%	3.49%	4.76%

(1)	All mortgage-backed securities are designated as available for sale.

The actual maturity of a mortgage-backed security is typically less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and increase or decrease its yield to maturity if the security was purchased at a discount or premium, respectively. The yield is based upon the interest income and the amortization of any premium or discount related to the mortgage-backed security. In accordance with accounting principles generally accepted in the United States of America, premiums and discounts are amortized over the estimated lives of the loans, which decrease and increase interest income, respectively. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, when premiums or discounts are involved, and these assumptions are reviewed periodically to reflect actual prepayments. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, Alliance Bancorp may be subject to reinvestment risk because to the extent that the mortgage-backed securities amortize or prepay faster than anticipated, Alliance Bancorp may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. During periods of rising interest rates, prepayment of the underlying mortgages generally slow down when the coupon rate of such mortgages is less than the prevailing market rate. We may be subject to extension risk when this occurs.

Investment Securities.  The investment policy of Alliance Bancorp, as established by the board of directors, is designed primarily to provide and maintain liquidity and to generate a favorable return on investments without incurring undue interest rate risk, credit risk, or investment portfolio asset concentrations. Our investment policy takes into account our business plan, interest rate management, the current economic environment, the types of securities to be held and other safety and soundness considerations. Our investment policy is currently implemented by the Chief Executive Officer and reviewed and evaluated by the Asset Liability Committee. The Asset Liability Committee is required to issue a written compliance report to the board of directors at least quarterly.

Alliance Bancorp is authorized to invest in obligations issued or fully guaranteed by the U.S. Government, certain federal agency obligations, insured municipal obligations, certain mutual funds, investment grade corporate debt securities and other specified investments. At June 30, 2010, our investment securities amounted to $50.3 million, of which $28.2 million was designated as available for sale and $22.1 million was designated as held to maturity. Alliance Bancorp has designated the majority of its investment securities as available for sale in order to be more able to respond to changes in market rates, increases in loan demand, and changes in liquidity needs.

The following table sets forth certain information relating to Alliance Bancorp’s investment securities portfolio at the dates indicated.

	June 30,				December 31,
	2010				2009				2008		2007
	Amortized		Fair		Amortized		Fair		Amortized	Fair	Amortized	Fair
	Cost		Value		Cost		Value		Cost	Value	Cost	Value
	(In thousands)

U.S. Government and agency securities	$27,990		$28,216		$28,995		$28,890		$37,448	$37,814	$26,335	$26,472
Municipal obligations	22,075		22,582		23,446		23,796		24,256	23,958	22,247	22,827
Investment in mutual funds(2)	—		—		—		—		—	—	19,142	19,142

Total	$50,065	(1)	$50,798	(1)	$52,441	(1)	$52,686	(1)	$61,704	$61,772	$67,724	$68,441

(1)	At June 30, 2010, investment securities totaling $28.2 million were designated as available for sale. At June 30, 2010, gross unrealized losses amounted to zero and there were $226,000 in unrealized gains. At June 30, 2010, $11.8 million or 23.2% of Alliance Bancorp’s investment securities were pledged to secure various obligations of Alliance Bancorp. See Note 3 to the consolidated financial statements contained elsewhere in this prospectus.

(2)	During 2008, Alliance Bancorp recognized $882,000 in impairment charges on these mutual funds compared to an $860,000 impairment in 2007. Alliance Bancorp attributes the lower valuations of these mutual funds to a significant widening of spreads primarily due to the mortgage-related securities underlying these funds. This spread differential was primarily due to the general lack of investor interest for these type of securities in the market environment at the time. On August 20, 2008, subsequent to recording the impairment charges, Alliance Bancorp sold these mutual funds to Alliance Mutual Holding Company at fair value. Alliance Mutual Holding Company subsequently sold all of its holdings of such mutual funds.

Information regarding the contractual maturities and weighted average yield of Alliance Bancorp’s investment securities portfolio at the dates indicated is presented below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Amounts are reflected at amortized cost.

	At June 30, 2010
	One Year or	After One to	After Five to	Over
	Less	Five Years	10 Years	10 Years	Total
	(Dollars in thousands)

U.S. Government and agency securities	$3,003	$2,008	$14,173	$9,032	$28,216	(1)
Municipal obligations	—	—	—	22,075	22,075	(2)

Total	$3,003	$2,008	$14,173	$31,107	$50,291

Weighted average yield	0.83%	2.00%	3.77%	4.30%	3.78%

(1)	The $28.2 million of U.S. Government agency securities are designated as available for sale.

(2)	The $22.1 million of municipal obligations are designated as held to maturity.

	At December 31, 2009
	One Year or	After One to	After Five to	Over
	Less	Five Years	10 Years	10 Years	Total
	(Dollars in thousands)

U.S. Government and agency securities	$1,000	$1,000	$10,996	$15,999	$28,995	(1)
Municipal obligations	—	—	4,316	19,130	23,446	(2)

Total	$1,000	$1,000	$15,312	$35,129	$52,441

Weighted average yield	1.20%	2.00%	4.13%	4.47%	4.26%

(1)	The $29.0 million of U.S. Government agency securities are designated as available for sale.

(2)	The $23.4 million of municipal obligations are designated as held to maturity and are tax exempt.

Sources of Funds

General.  Deposits are the primary source of Alliance Bancorp’s funds for lending and other investment purposes. In addition to deposits, Alliance Bancorp derives funds from loan principal repayments, prepayments and advances from the FHLB of Pittsburgh and proceeds from sales of investment securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

Deposits.  Our deposit products include a broad selection of deposit instruments, including NOW accounts, money market accounts, regular savings accounts and term certificate accounts. Deposit account terms vary, with the principal difference being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

We consider our primary market area to be Delaware and Chester counties, Pennsylvania. We attract deposit accounts by offering a wide variety of accounts, competitive interest rates, and convenient office locations and service hours. In addition, we maintain automated teller machines at our Broomall, Concordville, Havertown, Springfield, Lansdowne, Paoli, and Secane offices. We utilize traditional marketing methods to attract new customers and savings deposits, including print media advertising and direct mailings. We do not advertise for deposits outside of our primary market area or utilize the services of deposit brokers, and management believes that an insignificant number of deposit accounts were held by non-residents of Pennsylvania at June 30, 2010.

We have been competitive in the types of accounts and in interest rates we have offered on our deposit products but do not necessarily seek to match the highest rates paid by competing institutions. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, we intend to continue to promote longer term deposits to the extent possible and consistent with our asset and liability management goals.

The following table shows the distribution of, and certain other information relating to, Alliance Bancorp’s deposits by type of deposit as of the dates indicated.

	June 30,		December 31,
	2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Passbook and statement savings accounts	$42,864	11.2%	$40,892	10.9%	$39,378	12.0%	$38,223	11.7%
Money market accounts	21,921	5.8	18,664	5.0	18,067	5.5	22,089	6.7
Certificates of deposit	255,100	66.9	251,583	67.0	207,943	63.3	201,860	61.6
NOW accounts	48,112	12.6	48,609	13.0	48,269	14.7	48,760	14.9
Non-interest bearing accounts	13,213	3.5	15,506	4.1	13,610	4.2	16,840	5.1

Total deposits at end of period	$381,210	100.0%	$375,254	100.0%	$327,267	100.0%	$327,772	100.0%

The following table sets forth the net deposit flows of Alliance Bancorp during the periods indicated.

	Six Months
	Ended June 30,	Year Ended December 31,
	2010	2009	2008	2007
	(In thousands)

Increase (decrease) before interest credited	$2,021	$38,480	$(12,194)	$(14,632)
Interest credited	3,935	9,507	11,689	11,618

Net deposit increase (decrease)	$5,956	$47,987	$(505)	$(3,014)

The following table sets forth maturities of Alliance Bancorp’s certificates of deposit of $100,000 or more at the dates indicated by time remaining to maturity.

	At June 30,	At December 31,
	2010	2009
	(In thousands)

Three months or less	$13,478	$12,059
Over three months through six months	10,671	19,695
Over six months through 12 months	24,511	14,395
Over 12 months	13,965	10,867

Total	$62,625	$57,016

The following table presents the average balance of each deposit type and the average rate paid on each deposit type for the periods indicated.

	Six Months Ended
	June 30,				Year Ended December 31,
	2010		2009		2009		2008		2007
		Average		Average		Average		Average		Average
	Average	Rate	Average	Rate	Average	Rate	Average	Rate	Average	Rate
	Balance	Paid	Balance	Paid	Balance	Paid	Balance	Paid	Balance	Paid
	(Dollars in thousands)

Passbook and statement savings accounts	$41,844	0.49%	$40,142	0.49%	$40,412	0.55%	$39,155	0.55%	$38,212	0.75%
Money market accounts	23,151	0.68	16,792	0.75	17,604	0.76	18,545	1.63	20,663	3.16
Certificates of deposit	257,531	2.10	214,252	3.28	227,821	2.93	203,122	3.94	201,860	4.73
NOW and Super NOW	48,174	0.49	47,058	0.52	46,958	0.50	49,201	1.50	48,771	2.66
Non-interest bearing accounts	16,817	—	14,565	—	14,797	—	15,731	—	16,840	—

Total average deposits(1)	$387,517	1.62%	$332,809	2.39%	$347,592	2.18%	$325,754	2.99%	$326,346	3.79%

(1)	Reflects average rate paid on total interest bearing deposits.

The following table sets forth the amount and remaining maturities of Alliance Bancorp’s certificates of deposit at June 30, 2010.

		Over Six	Over One	Over Two
	Six	Months	Year	Years
	Months	Through	Through	Through	Over Three
	and Less	One Year	Two Years	Three Years	Years	Total
			(In thousands)

2.00% or less	$69,427	$82,549	$27,282	$815	$—	$180,073
2.01% to 3.00%	27,804	9,389	8,026	8,088	2,483	55,790
3.01% to 4.00%	1,627	1,407	2,610	647	699	6,990
5.01% to 6.00%	1,850	4,517	5,381	281	218	12,247

Total	$100,708	$97,862	$43,299	$9,831	$3,400	$255,100

Borrowings.  Alliance Bancorp may obtain advances from the FHLB of Pittsburgh upon the security of the common stock it owns in that bank and certain of its loans, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. At December 31, 2009, we had $32.0 million of advances from the FHLB of Pittsburgh. Of the $32.0 million of FHLB advances at December 31, 2009, $6.0 million was repaid in February 2010, $11.0 million was repaid in May 2010, $10.0 million was repaid in June 2010. As a result, our outstanding FHLB advances amounted to $5.0 million at June 30, 2010, all of which mature in the third quarter of 2010. The weighted average interest rate of our FHLB advances was 6.10% at June 30, 2010. We are reviewing our continued utilization of advances from the FHLB as a source of funding based upon decisions by the FHLB to suspend the dividend on, and restrict the repurchase of, FHLB stock. FHLB stock is required to be held when advances from the FHLB are taken. At June 30, 2010, we had $2.4 million of FHLB stock.

The following table sets forth certain information regarding borrowed funds at or for the dates indicated:

	At or for the Six
	Months Ended
	June 30,	At or for the Year Ended December 31,
	2010	2009	2008	2007
	(Dollars in thousands)

FHLB of Pittsburgh advances:
Average balance outstanding	$24,193	$34,767	$37,000	$37,153
Maximum amount outstanding at any month-end during the period	32,000	37,000	37,100	37,170
Balance outstanding at end of period	5,000	32,000	37,000	37,000
Weighted average interest rate during the period	6.20%	6.39%	6.30%	6.37%
Weighted average interest rate at end of period	6.10%	6.31%	6.30%	6.30%
Total borrowings:
Average balance outstanding	$25,369	$34,811	$37,815	$37,356
Maximum amount outstanding at any month-end during the period	35,238	37,082	39,812	38,975
Balance outstanding at end of period	13,112	35,090	41,632	40,058
Weighted average interest rate during the period	5.91%	5.95%	5.76%	5.90%
Weighted average interest rate at end of period	5.81%	5.87%	5.76%	5.83%

Employees

Alliance Bancorp had 73 full-time employees and 30 part-time employees at June 30, 2010. None of these employees is represented by a collective bargaining agent, and Alliance Bancorp believes that it enjoys good relations with its personnel.

Subsidiaries

Presently, Alliance Bank has three wholly-owned subsidiaries, Alliance Delaware Corp., which holds and manages certain investment securities, Alliance Financial and Investment Services LLC, which participates in commission fees, and 908 Hyatt Street LLC which owns and manages commercial real estate properties. Alliance Delaware Corp. was formed in 1999 to accommodate the transfer of certain assets that are legal investments for the Bank and to provide for a greater degree of protection to claims of creditors. The laws of the State of Delaware and the court system create a more favorable environment for the business affairs of the subsidiary. Alliance Delaware Corp. currently manages certain investments for the Bank, which, as of June 30, 2010 amounted to $57.5 million. Alliance Financial and Investment Services LLC was established in 2003 to share in commission fees from non-insured alternative investment products. 908 Hyatt Street was established in June 2010 to hold certain properties acquired through foreclosure.

Offices and Properties

At June 30, 2010, Alliance Bancorp conducted its business from its executive offices in Broomall, Pennsylvania and nine full service offices, all of which are located in southeastern Pennsylvania.

The following table sets forth certain information with respect to the office and other properties of Alliance Bancorp at June 30, 2010.

			Net Book
			Value of
			Premises and	Amount of
Description/Address	Leased/Owned		Fixed Assets	Deposits
			(In thousands)

MAIN OFFICE
Lawrence Park	Owned		$1,368	$82,855
541 Lawrence Road Broomall, PA 19008

BRANCH OFFICES
Upper Darby	Leased	(1)	226	41,410
69th and Walnut Sts Upper Darby, PA 19082
Secane	Leased	(2)	125	63,999
925 Providence Road Secane, PA 19018
Newtown Square	Leased	(3)	21	32,721
252 & West Chester Pike Newtown Square, PA 19073
Havertown	Leased	(4)	87	53,740
500 E. Township Line Road Havertown, PA 19083
Lansdowne	Owned		208	25,368
9 E. Baltimore Pike Lansdowne, PA 19050
Springfield	Leased	(5)	402	42,428
153 Saxer Avenue Springfield, PA 19064
Shoppes at Britton Lake	Leased	(6)	106	27,323
979 Baltimore Pike Glen Mills, PA 19342
Paoli Shopping Center	Leased	(7)	29	11,366
82 E. Lancaster Ave. Paoli, PA 19301

(1)	The lease expires in February 2017 with two successive options to extend the lease for five years each.

(2)	The lease expires in April 2011 with one remaining option to extend the lease for ten years. We currently intend to exercise this option.

(3)	The building is owned but the ground is leased. The lease expires in June 2011 with one remaining option to extend the lease for five years each. We currently intend to exercise this option.

(4)	The lease expires in January 2011 with two successive options to extend the lease for five years each. We currently intend to exercise this option.

(5)	Property is owned by Alliance Mutual Holding Company. The lease expires in September 2015.

(6)	The lease expires in January 2021 with two successive options to extend the lease for five years each.

(7)	The lease expires May 2012.

In addition to the Springfield branch office of Alliance Bank, Alliance Mutual Holding Company owns an approximate 10 acre parcel of land located in Chester County, Pennsylvania, which had a carrying value of $1.6 million June 30, 2010, and which is expected to be sold to a third party within the next six to 12 months.

Legal Proceedings

On May 14, 2010, Alliance Bank filed a complaint against New Century Bank in the United States District Court for the Eastern District of Pennsylvania claiming trademark infringement, false designation of origin and unfair competition due to New Century Bank’s unauthorized adoption and use of Alliance Bank’s registered trademark of “Customer First”® in connection with providing banking and financial services, including doing business under the name “Customer 1st Bank.” Alliance Bank sought to enjoin New Century Bank from the use of its trademark as well as unspecified monetary damages. In its answer to the complaint, New Century Bank filed a counterclaim against Alliance Bank alleging that the trademark is invalid.

On July 27, 2010, the District Court, following an evidentiary hearing and oral argument, found that Alliance Bank was likely to succeed on the merits of the trademark infringement case at trial and granted Alliance Bank’s motion for a preliminary injunction against New Century Bank prohibiting its use of the name Customer First or any similar name and requiring New Century Bank to immediately modify its signage and cease using the name Customer 1st Bank in its branches or otherwise using or disseminating marketing and promotional materials that uses or features the mark Customers 1st and/or Customers 1st Bank or any logo, trade name or trademark which incorporates such mark. Following entry of the preliminary injunction, the parties entered into a settlement agreement whereby New Century Bank agreed to permanently cease all use of the Customer First name or any similar name, withdraw its trademark applications for use of such names and transfer the registration of all related domain names to Alliance Bank, and Alliance Bank agreed to withdraw all other claims under the lawsuit.

REGULATION

General

Alliance Bancorp and Alliance Mutual Holding Company, as federally-chartered savings and loan holding companies, are required to file certain reports with, and are subject to examination by, and otherwise must comply with the rules and regulations of the OTS. Alliance Bancorp is also subject to the rules and regulations of the SEC under the federal securities laws.

Alliance Bank is a Pennsylvania-chartered savings bank and is subject to extensive regulation and examination by the Pennsylvania Department of Banking and by the FDIC, and is also subject to certain requirements established by the Federal Reserve Board. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the payment of dividends, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. There are periodic examinations by the Pennsylvania Department of Banking and the FDIC to test Alliance Bank’s compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Pennsylvania Department of Banking, the FDIC or the Congress could have a material adverse impact on Alliance Bancorp, Alliance Bank and Alliance Mutual Holding Company and their operations.

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, the powers of the Office of Thrift Supervision regarding Alliance Mutual Holding Company and Alliance Bancorp will transfer to other federal financial institution regulatory agencies on July 21, 2011, unless extended up to an additional six months. See “— Recently Enacted Regulatory Reform.” All of the regulatory functions related to Alliance Bancorp and Alliance Mutual Holding Company, as savings and loan holding companies that are currently under the jurisdiction of the Office of Thrift Supervision, will transfer to the Federal Reserve Board.

Certain of the regulatory requirements that are or will be applicable to Alliance Bank, Alliance Bancorp and Alliance Mutual Holding Company are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Alliance Bank, Alliance Bancorp and Alliance Mutual Holding Company and is qualified in its entirety by reference to the actual statutes and regulations.

Recently Enacted Regulatory Reform

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The financial reform and consumer protection act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. In addition, the new law changes the jurisdictions of existing bank regulatory agencies and in particular transfers the regulation of federal savings associations from the Office of Thrift Supervision to the Office of Comptroller of the Currency, effective one year from the effective date of the legislation, with a potential extension up to six months. Savings and loan holding companies will be regulated by the Federal Reserve Board. The new law also establishes an independent federal consumer protection bureau within the Federal Reserve Board. The following discussion summarizes significant aspects of the new law that may affect Alliance Bank, Alliance Mutual Holding Company and Alliance Bancorp. Regulations implementing these changes have not been promulgated, so we cannot determine the full impact on our business and operations at this time.

The following aspects of the financial reform and consumer protection act are related to the operations of Alliance Bank:

•	A new independent consumer financial protection bureau will be established within the Federal Reserve Board, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Smaller financial institutions, like Alliance Bank, will be subject to the supervision and enforcement of their primary federal banking regulator with respect to the federal consumer financial protection laws.

•	Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated subject to various grandfathering and transition rules.

•	The current prohibition on payment of interest on demand deposits was repealed, effective July 21, 2011.

•	Deposit insurance is permanently increased to $250,000 and unlimited deposit insurance for non-interest-bearing transaction accounts extended through January 1, 2013.

•	The deposit insurance assessment base calculation will equal the depository institution’s total assets minus the sum of its average tangible equity during the assessment period.

•	The minimum reserve ratio of the Deposit Insurance Fund increased to 1.35 percent of estimated annual insured deposits or assessment base; however, the Federal Deposit Insurance Corporation is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

The following aspects of the financial reform and consumer protection act are related to the operations of Alliance Bancorp and Alliance Mutual Holding Company:

•	Authority over savings and loan holding companies will transfer to the Federal Reserve Board.

•	Leverage capital requirements and risk based capital requirements applicable to depository institutions and bank holding companies will be extended to thrift holding companies.

•	The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

•	The Securities and Exchange Commission is authorized to adopt rules requiring public companies to make their proxy materials available to shareholders for nomination of their own candidates for election to the board of directors.

•	Public companies will be required to provide their shareholders with a non-binding vote: (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years.

•	A separate, non-binding shareholder vote will be required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments.

•	Securities exchanges will be required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant.

•	Stock exchanges will be prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation payable on the basis of financial information reportable under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information.

•	Disclosure in annual proxy materials will be required concerning the relationship between the executive compensation paid and the financial performance of the issuer.

•	Item 402 of Regulation S-K will be amended to require companies to disclose the ratio of the Chief Executive Officer’s annual total compensation to the median annual total compensation of all other employees.

•	Smaller reporting companies are exempt from complying with the internal control auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Regulation of Alliance Bank

Pennsylvania Banking Law.  The Pennsylvania Banking Code of 1965 (the “Banking Code”) contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, employees and members, as well as corporate powers, savings and investment operations and other aspects of Alliance Bank and its affairs. The Banking Code delegates extensive rulemaking power and administrative discretion to the Pennsylvania Department of Banking so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

One of the purposes of the Banking Code is to provide savings banks with the opportunity to be competitive with each other and with other financial institutions existing under other Pennsylvania laws and other state, federal and foreign laws. A Pennsylvania savings bank may locate or change the location of its principal place of business and establish an office anywhere in the Commonwealth, with the prior approval of the Pennsylvania Department of Banking.

The Pennsylvania Department of Banking generally examines each savings bank not less frequently than once every two years. The Pennsylvania Department of Banking may accept the examinations and reports of the FDIC in lieu of its own examination, the present practice is for the Pennsylvania Department of Banking to alternate with the FDIC. The Pennsylvania Department of Banking may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, trustee, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Pennsylvania Department of Banking has ordered the activity to be terminated, to show cause at a hearing before the Pennsylvania Department of Banking why such person should not be removed.

Insurance of Accounts.  The deposits of Alliance Bank are insured to the maximum extent permitted by the Deposit Insurance Fund and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions.

The recently enacted financial institution reform legislation permanently increased deposit insurance on most accounts to $250,000. In addition, pursuant to Section 13(c)(4)(G) of the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation has implemented two temporary programs to provide deposit insurance for the full amount of most non-interest bearing transaction deposit accounts through the end of 2013 and to guarantee certain unsecured debt of financial institutions and their holding companies through December 2012. For non-interest bearing transaction deposit accounts, including accounts swept from a non-interest bearing transaction account into a non-interest bearing savings deposit account, a 10 basis point annual rate surcharge will be applied to deposit amounts in excess of $250,000. Financial institutions could have opted out of either or both of these programs. We did not opt out of the temporary liquidity guarantee program; however, we do not expect that the assessment surcharge will have a material impact on our results of operations.

The Federal Deposit Insurance Corporation’s risk-based premium system provides for quarterly assessments. Each insured institution is placed in one of four risk categories depending on supervisory and capital considerations. Within its risk category, an institution is assigned to an initial base assessment rate which is then adjusted to determine its final assessment rate based on its brokered deposits, secured liabilities and unsecured debt. Assessment rates range from seven to 77.5 basis points, with less risky institutions paying lower assessments.

In 2009, the Federal Deposit Insurance Corporation collected a five basis point special assessment on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009. The amount of our special assessment, which was paid on September 30, 2009, was an additional expense of $195,000.

In 2009, the Federal Deposit Insurance Corporation also required insured deposit institutions on December 30, 2009 to prepay 13 quarters of estimated insurance assessments. Our prepayment totaled approximately $2.3 million. Unlike a special assessment, this prepayment did not immediately affect bank earnings. Banks will book the prepaid assessment as a non-earning asset and record the actual risk-based premium payments at the end of each quarter.

In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Deposit Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is not aware of any existing circumstances which could result in termination of the Bank’s deposit insurance.

Capital Requirements.  The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks which, like Alliance Bank, are not members of the Federal Reserve System. These requirements are substantially similar to those adopted by the Federal Reserve Board regarding bank holding companies.

The FDIC’s capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks. An additional cushion of at least 100 basis points is required for all other state-chartered, non-member banks, which effectively increases their minimum Tier I leverage ratio to 4.0% or more. Under the FDIC’s regulation, the most highly-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders’ equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights.

The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital.

Alliance Bank is also subject to more stringent Pennsylvania Department of Banking capital guidelines. Although not adopted in regulation form, the Department utilizes capital standards requiring a minimum of 6% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the FDIC. At June 30, 2010, Alliance Bank’s capital ratios exceeded each of its capital requirements.

Prompt Corrective Action.  The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

	Total	Tier 1	Tier 1

Capital Category	Risk-based Capital	Risk-based Capital	Leverage Capital
Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

In addition, an institution is “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized).

An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

At June 30, 2010, Alliance Bank was deemed a well capitalized institution for purposes of the prompt corrective action regulations and as such is not subject to the above mentioned restrictions.

Activities and Investments of Insured State-Chartered Banks.  The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things:

•	acquiring or retaining a majority interest in a subsidiary;

•	investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank’s total assets;

•	acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors’, trustees’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions; and

•	acquiring or retaining the voting shares of a depository institution if certain requirements are met.

The FDIC has adopted regulations pertaining to the other activity restrictions imposed upon insured state banks and their subsidiaries. Pursuant to such regulations, insured state banks engaging in impermissible activities may seek approval from the FDIC to continue such activities. State banks not engaging in such activities but that desire to engage in otherwise impermissible activities either directly or through a subsidiary may apply for approval from the FDIC to do so; however, if such bank fails to meet the minimum capital requirements or the activities present a significant risk to the FDIC insurance funds, such application will not be approved by the FDIC. Pursuant to this authority, the FDIC has determined that investments in certain majority-owned subsidiaries of insured state banks do not represent a significant risk to the deposit insurance funds. Investments permitted under that authority include real estate activities and securities activities.

Restrictions on Capital Distributions.  Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. These regulations apply to Alliance Mutual Holding Company and Alliance Bancorp. Under applicable regulations, a savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years;

•	the institution would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the institution is not eligible for expedited treatment of its filings with the Office of Thrift Supervision.

If an application is not required to be filed, savings institutions such as Alliance Bank which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

An institution that either before or after a proposed capital distribution fails to meet its then applicable minimum capital requirement or that has been notified that it needs more than normal supervision may not make any capital distributions without the prior written approval of the Office of Thrift Supervision. In addition, the Office of Thrift Supervision may prohibit a proposed capital distribution, which would otherwise be permitted by Office of Thrift Supervision regulations, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

Under federal rules, an insured depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it is already undercapitalized. In addition, federal regulators have the authority to restrict or prohibit the payment of dividends for safety and soundness reasons. The FDIC also prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC. Alliance Bank is currently not in default in any assessment payment to the FDIC. Pennsylvania law also restricts the payment and amount of dividends, including the requirement that dividends be paid only out of accumulated net earnings.

Privacy Requirements of the Gramm-Leach-Bliley Act.  Federal law places limitations on financial institutions like Alliance Bank regarding the sharing of consumer financial information with unaffiliated third parties. Specifically, these provisions require all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties. Alliance Bank currently has a privacy protection policy in place and believes such policy is in compliance with the regulations.

Anti-Money Laundering.  Federal anti-money laundering rules impose various requirements on financial institutions intends to prevent the use of the U.S. financial system to fund terrorist activities. These provision include a requirement that financial institutions operating in the United States have anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. Alliance Bank has established policies and procedures to ensure compliance with the federal anti-laundering provisions.

Regulatory Enforcement Authority.  Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Community Reinvestment Act.  All insured depository institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to comply with the provisions of the Community Reinvestment Act could result in restrictions on its activities. Alliance Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Federal Home Loan Bank System.  Alliance Bank is a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank.

As a member, Alliance Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Pittsburgh in an amount in accordance with the Federal Home Loan Bank’s capital plan and sufficient to ensure that the Federal Home Loan Bank remains in compliance with its minimum capital requirements. At June 30, 2010, Alliance Bank was in compliance with this requirement.

Federal Reserve Board System.  The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, which are primarily checking and NOW accounts, and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the Pennsylvania Department of Banking. At June 30, 2010, Alliance Bank was in compliance with these reserve requirements.

Regulation of Alliance Bancorp and Alliance Mutual Holding Company

General.  Alliance Bancorp and Alliance Mutual Holding Company are subject to regulation as savings and loan holding companies under the Home Owners’ Loan Act, as amended, instead of being subject to regulation as bank holding companies under the Bank Holding Company Act of 1956 because Alliance Bank has made an election under Section 10(l) of the Home Owners’ Loan Act to be treated as a “savings association” for purposes of Section 10 of the Home Owners’ Loan Act. As a result, Alliance Bancorp and Alliance Mutual Holding Company registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements relating to savings and loan holding companies. As a subsidiary of a savings and loan holding company, Alliance Bank is subject to certain restrictions in its dealings with Alliance Bancorp and Alliance Mutual Holding Company and affiliates thereof.

Federal Securities Laws.  Alliance Bancorp’s common stock is registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Alliance Bancorp is subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. As part of the conversion, Alliance Bancorp — New will register under the Exchange Act and be subject to the same Exchange Act rules currently applicable to Alliance Bancorp. Alliance Bancorp — New has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for its common stock to be issued in the conversion and offering. If our new common stock is listed on the Nasdaq Global Market, our common stock will be deemed registered under Section 12(b) of the Securities and Exchange Act of 1934. Pursuant to Office of Thrift Supervision regulations and our plan of conversion and reorganization, we have agreed to maintain such registration for a minimum of three years following the conversion and offering.

The Sarbanes-Oxley Act.  As a public company, Alliance Bancorp is subject to the Sarbanes-Oxley Act of 2002 which addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our principal executive officer and principal financial officer are required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

Restrictions Applicable to Alliance Bancorp and Alliance Mutual Holding Company.  Because Alliance Bancorp and Alliance Mutual Holding Company operate under federal charters issued by the Office of Thrift Supervision under Section 10(o) of the Home Owners’ Loan Act, they are permitted to engage only in the following activities:

•	investing in the stock of a savings institution;

•	acquiring a mutual association through the merger of such association into a savings institution subsidiary of such holding company or an interim savings institution subsidiary of such holding company;

•	merging with or acquiring another holding company, one of whose subsidiaries is a savings institution;

•	investing in a corporation, the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or association is located; and

•	the permissible activities described below for non-grandfathered savings and loan holding companies.

Generally, companies that become savings and loan holding companies following the May 4, 1999 grandfather date in the Gramm-Leach-Bliley Act of 1999 may engage only in the activities permitted for financial institution holding companies or for multiple savings and loan holding companies.

If a mutual holding company or a mutual holding company subsidiary holding company acquires, is acquired by, or merges with another holding company that engages in any impermissible activity or holds any impermissible investment, it has a period of two years to cease any non-conforming activities and divest any non-conforming investments. As of the date hereof, neither Alliance Mutual Holding Company nor Alliance Bank was engaged in any non-conforming activities and neither had any non-conforming investments.

All savings associations subsidiaries of savings and loan holding companies are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. If the subsidiary savings institution fails to meet the QTL, as discussed below, then the savings and loan holding company must register with the Federal Reserve Board as a bank holding company, unless the savings institution requalifies as a QTL within one year thereafter.

Qualified Thrift Lender Test.  A savings association can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the Office of Thrift Supervision QTL test. A savings bank subsidiary of a savings and loan holding company that does not comply with the QTL test must comply with the following restrictions on its operations:

•	the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank;

•	the branching powers of the institution shall be restricted to those of a national bank; and

•	payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank.

Upon the expiration of three years from the date the institution ceases to meet the Qualified Thrift Lender test, it must cease any activity and not retain any investment not permissible for a national bank (subject to safety and soundness considerations).

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, a savings institution not in compliance with the QTL test is also prohibited from paying dividends and is subject to an enforcement action for violation of the Home Owners’ Loan Act, as amended.

Alliance Bank believes that it meets the provisions of the Qualified Thrift Lender test.

Limitations on Transactions with Affiliates.  Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a mutual holding company context, the mutual holding company and mid-tier holding company of a savings institution (such as Alliance Bancorp and Alliance Mutual Holding Company) and any companies which are controlled by such holding companies are affiliates of the savings institution. Generally, Section 23A limits the extent to which the savings institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings institution as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a savings institution to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, Section 11 of the Home Owners’ Loan Act prohibits a savings institution from (i) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution’s loans to one borrower limit (generally equal to 15% of the institution’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At June 30, 2010, Alliance Bank was in compliance with the above restrictions.

Restrictions on Acquisitions.  Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the Office of Thrift Supervision, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company’s stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

The Director of the Office of Thrift Supervision may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (ii) the acquirer is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act ; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by the state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

TAXATION

General.  Alliance Bancorp, Alliance Mutual Holding Company and Alliance Bank are subject to federal income tax provisions of the Internal Revenue Code of 1986, as amended, in the same general manner as other corporations with some exceptions listed below. For federal income tax purposes, Alliance Bancorp files a consolidated federal income tax return with its wholly owned subsidiaries on a fiscal year basis. The applicable federal income tax expense or benefit will be properly allocated to each subsidiary based upon taxable income or loss calculated on a separate company basis.

Method of Accounting.  For federal income tax purposes, income and expenses are reported on the accrual method of accounting and Alliance Bancorp files its federal income tax return using a December 31 calendar year end.

Bad Debt Reserves.  The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Prior to that time, Alliance Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act, savings associations must use the specific chargeoff method in computing their bad debt deduction beginning with their 1996 federal tax return.

Taxable Distributions and Recapture.  Prior to the Small Business Job Protection Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Alliance Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Alliance Bank make certain non-dividend distributions or cease to maintain a savings bank charter.

At June 30, 2010, Alliance Bank’s total federal pre-1988 reserve was approximately $7.1 million. The reserve reflects the cumulative effects of federal tax deductions for which no federal income tax provisions have been made.

Minimum Tax.  The Internal Revenue Code imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Alliance Bank has been subject to the AMT and as of June 30, 2010, had $1.3 million of AMT available as credit for carryover purposes.

Net Operating Loss Carryovers.  Net operating losses incurred in taxable years beginning before August 6, 1997 may be carried back to the three preceding taxable years and forward to the succeeding 15 taxable years. For net operating losses in years beginning after August 5, 1997, other than 2001 and 2002, such net operating losses can be carried back to the two preceding taxable years and forward to the succeeding 20 taxable years. Net operating losses arising in 2001 or 2002 may be carried back five years and may be carried forward 20 years. Special rules enacted in 2009 permit certain electing small business taxpayers to carryback a 2008 net operating loss for a period of three, four or five years to offset taxable income in those preceding taxable years. At June 30, 2010, Alliance Bank had no net operating loss carryforwards respectively, for federal income tax purposes.

Corporate Dividends-Received Deduction.  Alliance Bancorp may exclude from income 100% of dividends received from a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations, which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

Pennsylvania Taxation.  Alliance Bancorp is subject to the Pennsylvania Corporate Net Income Tax and Capital Stock and Franchise Tax. The Corporation Net Income Tax rate for fiscal 2009, 2008, and 2007 is 9.99% and is imposed on unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock Tax is a property tax imposed at the rate of approximately 0.289% (for 2009) of a corporation’s capital stock value, which is determined in accordance with a fixed formula based upon average net income and net worth.

Alliance Bank is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act (the “MTIT”), as amended to include thrift institutions having capital stock. Pursuant to the MTIT, the tax rate is 11.5%. The MTIT exempts Alliance Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The MTIT is a tax upon net earnings, determined in accordance with U.S. generally accepted accounting principles with certain adjustments. The MTIT, in computing income under U.S. generally accepted accounting principles, allows for the deduction of interest earned on state and federal obligations, while disallowing a percentage of a thrift’s interest expense deduction in the proportion of interest income on those securities to the overall interest income of Alliance Bank. Net operating losses, if any, thereafter can be carried forward three years for MTIT purposes. At December 31, 2009, the Bank had approximately $790,000, $1.4 million, and $772,000 in NOL carryforwards expiring in 2010, 2011 and 2012, respectively, for state tax purposes.

MANAGEMENT

Management of Alliance Bancorp — New and Alliance Bank

Board of Directors.  The board of directors of Alliance Bancorp — New will be divided into three classes, each of which will contain one-third of the board. The directors will be elected by our shareholders for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Stonier, Flatley and Meier, will have a term of office expiring at the first annual meeting of shareholders after the conversion and reorganization, a second class, consisting of Messrs. Cotter, Hecht and Raggi, will have a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. Cirucci, Rainer and Woolard will have a term of office expiring at the third annual meeting of shareholders.

The following table sets forth certain information regarding the persons who serve as directors of Alliance Bancorp — New, all of whom currently serve as directors of Alliance Bancorp and Alliance Bank. Ages are reflected as of June 30, 2010.

		Principal Occupation During	Year Term	Director
Name	Age	the Past Five Years/Public Directorships	Expires	Since(1)

J. William Cotter, Jr.	67	Chairman and a partner in Title Alliance, Ltd., a management company located in Media, Pennsylvania. Also the owner of Real Alliances, LLC, a consulting company located in Media, Pennsylvania, and a Director of J.M. Oliver Heating and Air Conditioning Company, Morton, Pennsylvania. Also serves as a director of Aklero, Radnor, Pennsylvania, a company which reviews and reports on the accuracy of mortgage files. Previously, Mr. Cotter served as Chief Executive Officer of T.A. Title Insurance Co., Media, Pennsylvania from 1979 until his retirement in December 2006.	2012	1986
Dennis D. Cirucci	59	President and Chief Executive Officer of Alliance Bancorp since January 2007 and Chief Executive Officer of Alliance Bank since April 2005 and President of Alliance Bank since April 2003. Also the Chief Operating Officer of Alliance Bank between April 1997 and April 2005 and Executive Vice President of Alliance Bank between April 1997 and April 2003. Between January 1993 and April 1997, served as Executive Vice President, Treasurer and Chief Financial Officer of Alliance Bank. Between 1983 and 1993, served as Alliance Bank’s Treasurer and Chief Financial Officer. Prior thereto, employed as a certified public accountant with the accounting firm of Deloitte & Touche LLP.	2013(2)	1995
Timothy E. Flatley	51	President, Owner and Founder of Sterling Investment Advisors, Ltd. since 2000.	2011	2005
William E. Hecht	63	Chairman of the Board of Alliance Bancorp since April 2000. Served as Chief Executive Officer of Alliance Bank between January 1990 and April 2005. Also, served as President of Alliance Bank between January 1, 1990 and April 2003. Prior thereto, was Senior Vice President and served Alliance Bank in various positions beginning in 1972.	2012	1988

		Principal Occupation During	Year Term	Director
Name	Age	the Past Five Years/Public Directorships	Expires	Since(1)

Peter J. Meier	55	Executive Vice President and Chief Financial Officer of Alliance Bancorp since January 2007 and Executive Vice President of Alliance Bank since April 2003 and Chief Financial Officer of Alliance Bank since April 1997. Also served as Senior Vice President of Alliance Bank between April 1997 and April 2003. Joined Alliance Bank in 1995 as Vice President of Finance. Prior to joining Alliance Bank, employed by other financial institutions and also worked at Deloitte & Touche LLP in public accounting specializing in financial institutions.	2011	2005
G. Bradley Rainer	63	Partner in the law firm of Reger Rizzo & Darnall LLP, Philadelphia, Pennsylvania. Mr. Rainer chairs the Estates and Trusts Department of the firm and practices primarily in the estate planning and business areas. From 1993 until 2007, was a principal in the law firm of Eckell Sparks Levy Auerbach Monte Rainer & Sloane, P.C., Media, Pennsylvania. Also is an adjunct professor at Temple University School of Law, where he teaches Transactional Practice, a seminar course integrating business law, trusts and estates law and professional responsibility and Planning for the Family that Owns and Operates a Business, a Masters program course.	2013	2003
John A. Raggi	67	Vice President of Sales, Alcom Printing Group, Broomall, Pennsylvania, since 1962.	2012	1992
Philip K. Stonier	70	Self-employed as an Individual Practitioner Business Consultant and Tax Preparer since June 2000. Prior thereto, the Treasurer, Financial Vice President and Chief Operating Officer for A&L Handles, Inc., Pottstown, Pennsylvania since 1981. A&L Handles, Inc. develops and manufactures caps and handles for tools. Prior to 1981, Mr. Stonier served as a partner in a small accounting firm.	2011	2002
R. Cheston Woolard	57	Managing partner of Woolard, Krajnik, Masciangelo, LLP, a certified public accounting firm with offices in Montgomery and Chester Counties, Pennsylvania. Member of the American and Pennsylvania Institutes of Certified Public Accountants and the Affordable Housing Association of Certified Public Accountants. Also Chairman of the West Whiteland Municipal Services Commission and Treasurer of the Downingtown Area Regional Authority.	2013	2004

(1)	Includes service as a director of Alliance Bank.

(2)	Mr. Cirucci currently serves as a director of Alliance Bancorp in the class whose terms are scheduled to expire in 2011. In order to make the number of directors in each class of Alliance Bancorp — New as nearly equal as possible, as required by the bylaws, Mr. Cirucci has been appointed to the class of 2013.

Director Compensation.  During the year ended December 31, 2009 each non-employee member of the board of directors of Alliance Bancorp received $900 for each meeting attended. In addition, Mr. Hecht, as Chairman of the Board, received an annual retainer of $60,000 and each non-employee director, including Mr. Hecht, received an annual retainer of $11,000. The committee chairman and non-employee board members received an additional fee of $600 and $500, respectively, for each committee meeting attended in 2009, except that the chairman of the audit committee received $750 for each meeting attended. The Chairman of the Board receives no committee fees.

The table below summarizes the total compensation paid to the non-employee directors of Alliance Bancorp for the fiscal year ended December 31, 2009.

	Fees Earned
	or Paid in	All Other
Name	Cash	Compensation(1)	Total

James S. Carr(2)	$24,500	$1,800	$26,300
J. William Cotter, Jr.	25,500	1,800	27,300
Timothy E. Flatley	23,900	1,800	25,700
William E. Hecht	81,800	134,451 (3)	216,251
John A. Raggi	22,800	1,800	24,600
G. Bradley Rainer	25,600	1,800	27,400
Philip K. Stonier	26,400	1,800	28,200
R. Cheston Woolard	24,300	1,800	26,100

(1)	Includes an allocation to each non-employee director of $1,800 under the Alliance Mutual Holding Company Directors’ Retirement Plan.

(2)	Mr. Carr resigned as a director in June 2010.

(3)	Includes the annual payment of $104,016 pursuant to Mr. Hecht’s supplemental executive retirement plan, post-retirement health insurance premiums of $14,745, life insurance premiums, club dues and automobile expenses.

Directors’ Retirement Plan.  The Alliance Mutual Holding Company Directors’ Retirement Plan and Trust Agreement was adopted in order to provide retirement benefits to non-employee directors who have provided expertise in enabling Alliance Mutual Holding Company, Alliance Bank and Alliance Bancorp to experience successful growth and development.

Each current and future non-employee member of the board of directors of Alliance Mutual Holding Company, Alliance Bank and Alliance Bancorp is eligible to participate in the Directors’ Retirement Plan, which provides directors with an accrued benefit in an amount equal to the number of months served as a director multiplied by $150. For purposes of determining a director’s accrued benefit, months of service prior to the adoption of the Directors’ Retirement Plan were recognized. The Directors’ Retirement Plan provides that trust may be used to fund its obligations. The amount of the retirement benefit actually received under the Directors’ Retirement Plan shall equal the value of the investments on behalf of such individual as reflected in his account balance.

Under the Directors’ Retirement Plan Trust, the trustee is given limited investment choices. Specifically, the trustee may invest trust assets in common stock of Alliance Bancorp, interest bearing accounts at Alliance Bank, including certificates of deposit with Alliance Bank, U.S. governmental securities and agencies thereof and funds that invest in such securities. The trust also allows the trustee to establish investment options consistent with the foregoing investment authority which Alliance Mutual Holding Company may provide to its directors so that they may express their investment preferences. The trustee, however, retains ultimate investment authority over trust assets. The trustee is an independent third party trustee with respect to Alliance Mutual Holding Company.

A director shall receive his retirement benefit in the form of a lump sum payment on his retirement date, which is the first day of the quarter following the date of his retirement from service as a member of the board of directors. The Directors’ Retirement Plan provides that if a director dies prior to his retirement date, the director’s retirement benefit shall be paid to the director’s designated beneficiary, and in the absence of such designated beneficiary, to the director’s estate. Following consummation of the conversion and offering, Alliance Bancorp-New will adopt and continue the Directors’ Retirement Plan.

Retirement Agreement.  Alliance Bank entered into a Retirement Agreement with William E. Hecht, the former Chief Executive Officer of Alliance Bank. The terms of the retirement agreement provide that Alliance Bank will maintain $300,000 in life insurance coverage until age 85, provide Mr. Hecht and his spouse with medical coverage to age 65 unless he should obtain other employment which provides similar medical coverage. In addition, so long as Mr. Hecht serves as Chairman of the Board of Directors, Alliance Bank will continue to provide certain perquisites, including an office at Alliance Bank’s headquarters, club membership and an automobile.

Committees of the Board of Directors.  In connection with the completion of the conversion and reorganization, Alliance Bancorp — New will establish a nominating and corporate governance committee, a compensation committee and an audit committee, similar to those of Alliance Bancorp discussed below. All of the members of the audit committee, the nominating and corporate governance committee and the compensation committee will be independent directors as defined in the listing standards of the Nasdaq Stock Market. Such committees will operate in accordance with written charters which we expect to have available on our website at www.allianceanytime.com.

A majority of our directors are independent directors as defined in the rules of the Nasdaq Stock Market. The board of directors has determined that all of our directors except for Messrs. Cirucci and Meier are independent directors.

Board Meetings and Committees of the Board of Directors of Alliance Bancorp

Regular meetings of the board of directors of Alliance Bancorp are held on a monthly basis and special meetings of the board of directors are held from time-to-time as needed. There were 12 meetings of the board of directors of Alliance Bancorp held during 2009. No director attended fewer than 75% of the total number of meetings of the board of directors of Alliance Bancorp held during 2009 and the total number of meetings held by all committees of the board on which the director served during such year. During 2009, the board of directors of Alliance Bancorp held four separate executive sessions of solely independent directors in accordance with the listing requirements of the Nasdaq Stock Market.

The board of directors of Alliance Bancorp have established various committees, including audit, corporate governance, nominating, compensation and forward planning committees.

Audit Committee.  The audit committee engages Alliance Bancorp’s external auditor and reviews with management, the internal auditor and the external auditors Alliance Bancorp’s systems of internal control. In addition, the audit committee reviews with the external auditors and management the annual audited consolidated financial statements (including the Form 10-K), the quarterly Form 10-Q and monitors Alliance Bancorp’s adherence to accounting principles generally accepted in the United States of America for financial reporting. The audit committee currently consists of Messrs. Stonier (Chairman), Cotter, Rainer and Woolard.

All of the members of the audit committee are independent as determined by the board of directors and as defined in the Nasdaq Stock Market’s listing standards and the regulations of the SEC. Based upon its charter, the audit committee meets a minimum of four times each year. In 2009, the audit committee met in regular session four times. The audit committee reviews and reassesses this charter annually. A copy of the audit committee charter can be viewed on our website at www.allianceanytime.com.

The board of directors have determined that Mr. Stonier, the chairman of the audit committee, meets the requirements adopted by the SEC for qualification as an audit committee financial expert. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of accounting principles generally accepted in the United States of America and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity or accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the audit committee and the board of directors in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the SEC does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors. Finally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933.

Corporate Governance Committee.  Alliance Bancorp has established a corporate governance committee to, among other things, review the composition of the board, evaluate and make recommendations to the board of directors for the election of directors, recommend to the board and monitor compliance with the corporate governance guidelines established by the board and review Alliance Bancorp’s ethics and compliance program. Currently, the members of this committee are Messrs. Rainer (Chairman), Hecht and Stonier. Each of these persons is independent within the meaning of the rules of the Nasdaq Stock Market. The corporate governance committee operates pursuant to a written charter, which can be viewed on our website at www.allianceanytime.com. During 2009, the corporate governance committee met three times.

The corporate governance committee considers candidates for director suggested by its members and other directors, as well as management and shareholders. The corporate governance committee also may solicit prospective nominees identified by it. A shareholder who desires to recommend a prospective nominee for the board should notify Alliance Bancorp’s Corporate Secretary or any member of the corporate governance committee in writing with supporting material the shareholder considers appropriate.

The charter of the corporate governance committee sets forth certain criteria the committee may consider when recommending individuals for nomination as director including: (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee also may consider the extent to which the candidate would fill a present need on the board of directors.

Once the corporate governance committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Nominating Committee.  The nominating committee of the board of Alliance Bancorp is appointed at the January board meeting to serve for a one-year period. The nominating committee considers recommendations of the corporate governance committee for board nominees and vacancies. The nominating committee also considers whether to nominate any person nominated pursuant to the provision of the bylaws of relating to shareholder nominations. The nominating committee charter requires that each member must be independent within the meaning of the listing standards of the Nasdaq Stock Market. In addition, only those directors who are not eligible to be re-elected at an upcoming annual meeting are eligible to serve on the nominating committee. The current members of the nominating committee are Messrs. Cotter (Chairman), Hecht and Raggi. The nominating committee met one time in 2009.

Forward Planning Committee.  The forward planning committee of the board of Alliance Bancorp meets to discuss long-range planning considerations. The forward planning committee, which currently consists of Messrs. Stonier (Chairman), Cirucci, Cotter, Flatley, Meier and Hecht, met two times during 2009.

Compensation Committee.  The compensation committee of the board of Alliance Bancorp meets on a periodic basis to review senior executive compensation including salaries, bonuses, perquisites, and deferred/

retirement compensation. In addition, the compensation committee assists the board of directors in carrying out its responsibilities with respect to overseeing the compensation policies and practices of Alliance Bancorp. The compensation committee currently consists of Messrs. Cotter (Chairman), Raggi, Rainer and Woolard. The compensation committee met two times in 2009. All of the current members of the committee are independent within the meaning of the listing standards of the Nasdaq Stock Market. No member of the compensation committee is a current or former officer or employee of Alliance Bancorp, Alliance Bank or Alliance Mutual Holding Company.

The compensation committee’s charter sets forth the responsibilities of the compensation committee and reflects such committee’s commitment to create a compensation structure that incentivizes senior management and aligns the interests of senior management with those of our shareholders. The compensation committee and the board periodically review and revise the compensation committee charter, as appropriate. The full text of the compensation committee charter is available on our website at www.allianceanytime.com. The compensation committee’s membership is determined by the board.

The compensation committee has exercised exclusive authority over the compensation paid to the President and Chief Executive Officer of Alliance Bancorp and reviews and approves salary increases and bonuses for all of the corporation’s officers as prepared and submitted to the compensation committee by the President and Chief Executive Officer. The types of compensation we offer our executives remain within the traditional categories: salary, short and long-term incentive compensation (cash bonus and stock-based awards), standard executive benefits, and retirement and severance benefits.

Although the compensation committee does not delegate any of its authority for determining executive compensation, the compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the compensation committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Cotter (Chairman), Raggi, Rainer and Woolard, serve as members of the Compensation Committee. None of the members of the Compensation Committee during 2009 was a current or former officer or employee of Alliance Bancorp or Alliance Bank. Nor did any member engage in certain transactions with Alliance Bancorp or Alliance Bank required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2009, which generally means that no executive officer of Alliance Bancorp served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Alliance Bancorp.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee of the board of directors of Alliance Bancorp has reviewed the policies and practices applicable to employees, including Alliance Bancorp’s benefit plans, arrangements and agreements, and do not believe that they are reasonably likely to have a material adverse effect on Alliance Bancorp. The committee does not believe that Alliance Bancorp’s policies and practices encourage officers or employees to take unnecessary or excessive risks or behavior focused on short-term results rather than the creation of long-term value.

Code of Ethics for Directors, Executive Officers and Financial Professionals

The board of directors of Alliance Bancorp has adopted a code of ethics for its directors, executive officers, including the chief executive officer and the chief financial officer, and financial professionals. Directors and officers are expected to adhere at all times to this code of ethics. Failure to comply with this code of ethics is a serious offense and will result in appropriate disciplinary action. Alliance Bancorp has posted this code of ethics on its Internet website at www.allianceanytime.com.

Alliance Bancorp will disclose on its Internet website at www.allianceanytime.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of ethics (other than technical, administrative, or other non-substantive amendments), the approval of any material departure from a provision of this code of ethics, and the failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethics that has been made known to any of its executive officers.

Board Leadership Structure and the Board’s Role in Risk Oversight

Mr. Dennis Cirucci serves as the President and Chief Executive Officer of Alliance Bancorp and Mr. William E. Hecht serves as Chairman of the Board. The board of directors has determined that that separation of the offices of Chairman of the Board and President enhances board independence and oversight. Further, the separation of the Chairman of the Board permits the President and Chief Executive Officer to better focus on his responsibilities on managing the daily operations of the corporation, enhancing shareholder value and expanding and strengthening the franchise while allowing the Chairman to lead the board of directors in its fundamental role of providing independent oversight and advice to management. Mr. Hecht is an independent director under the rules of the Nasdaq Stock Market.

Risk is inherent with every business, particularly financial institutions. Alliance Bancorp faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of the risks Alliance Bancorp faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to ensure that the risk management processes designed and implemented by management are adequate and functioning as designed. In this regard, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Corporation. Members of senior management regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management or other matters. The Chairman of the Board and independent directors work together to provide strong, independent oversight of Alliance Bancorp’s management and affairs though its committees and meetings of independent directors.

Directors’ Attendance at Annual Meetings

Although Alliance Bancorp does not have a formal policy regarding attendance by members of its board of directors at annual meetings of shareholders, Alliance Bancorp expects that its directors will attend, absent a valid reason for not doing so. In 2009, all of the directors of Alliance Bancorp attended its annual meeting of shareholders.

Director Nominations

The Charter of the Nominating and Corporate Governance Committee of Alliance Bancorp sets forth certain criteria the committee may consider when recommending individuals for nomination of director including: ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee also may consider the extent to which the candidate would fill a present need on the board of directors. The committee does not have a separate diversity policy for selecting nominees for director. However, the compensation committee charter sets forth criteria for selecting nominees which is designed to provide that the board of directors is diverse. We expect that the charter of Alliance Bancorp — New will be substantially similar. The Nominating and Corporate Governance Committee will also consider candidates for director suggested by other directors, as well as management and shareholders.

Any shareholder wishing to make a nomination must follow our procedures for shareholder nominations, which are set forth in the bylaws of Alliance Bancorp and Alliance Bancorp — New. Article II, Section 14 of the bylaws of Alliance Bancorp governs nominations for election to the board of directors, and requires all nominations for election to the board other than those made by the board to be made by a shareholder who has complied with the notice provisions in that section. Written notice of a shareholder nomination must be delivered to the Secretary of Alliance Bancorp not later than five days prior to the annual meeting of our shareholders. The bylaws of Alliance Bancorp — New provide that written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding annual meeting of shareholders. If, as expected, we complete our second step conversion prior to the next annual meeting of shareholders the bylaws of Alliance Bancorp — New provide that nominations must be received by January 31, 2011. Each written notice of a shareholder nomination is required to set forth certain information specified in Section 3.12 of the bylaws of Alliance Bancorp — New.

Executive Officers Who Are Not Directors.  The following individuals currently serve as executive officers of Alliance Bancorp and Alliance Bank and will serve in the same positions with Alliance Bancorp — New following the conversion and reorganization. Ages are as of June 30, 2010.

Name	Age	Principal Occupation During the Past Five Years

William T. McGrath	52	Senior Vice President and Chief Lending Officer of Alliance Bancorp and Alliance Bank since September 2008. Prior to joining Alliance, employed by First Priority Bank in Malvern as a Managing Director and Wachovia Bank, N.A. in Philadelphia as a Senior Vice President. Also previously employed by the Federal Reserve Bank of Philadelphia as a bank examiner.
Suzanne J. Ricci	42	Senior Vice President of Alliance Bancorp since January 2007 and the Chief Technology Officer and Senior Vice President of Alliance Bank since April 2004. Also served as a Vice President of Alliance Bank and served Alliance Bank in various positions beginning in 1990.

In accordance with the bylaws of Alliance Bancorp — New, our executive officers will be elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation awarded to or paid by Alliance Bancorp or its subsidiaries for services rendered in all capacities during the last two fiscal years to its principal executive officer and its two other highest compensated executive officers. We refer to these individuals as the “named executive officers.”

					Nonqualified
				Non-Equity	Deferred
				Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Compensation(2)	Earnings(3)	Compensation(4)	Total

Dennis D. Cirucci	2009	$280,327	—	$60,951	$—	$26,493	$367,771
President and Chief	2008	267,900	—	40,233	—	25,168	333,301
Executive Officer
Peter J. Meier	2009	176,269	—	30,662	—	23,047	229,978
Executive Vice	2008	171,269	—	20,570	—	22,199	214,038
President and Chief Financial Officer
William T. McGrath(5)	2009	161,659	—	28,112	—	22,521	212,292
Senior Vice	2008	50,400	—	5,000	—	2,887	58,287
President and Chief Lending Officer

(Footnotes on next page)

(1)	We periodically review, and may increase, base salaries in accordance with the terms of employment agreements or Alliance Bancorp’s normal annual compensation review for each of the named executive officers.

(2)	Reflects bonuses for the indicated year which were paid in January of the next year under Alliance Bancorp’s incentive bonus program.

(3)	None of the named executive officer’s received any above market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(4)	Includes club dues, automobile expenses, allocations under the Alliance Bancorp employee stock ownership plan (“ESOP”), allocations under the Profit Sharing and 401(k) Plan, tax reimbursements related to the executive’s supplemental executive retirement plan and, with respect to Messrs. Cirucci and Meier, life insurance premiums paid by Alliance Bancorp under the endorsement split dollar agreements with such executive officers.

(5)	Mr. McGrath commenced employment with Alliance Bancorp in September 2008.

Outstanding Equity Awards at Fiscal Year-End

None of the named executive officers had any outstanding equity awards as of December 31, 2009.

Option Exercises and Stock Vested

None of the named executive officers exercised any outstanding options or had any restricted stock vest during 2009.

Employment Agreements

Alliance Bank has entered into amended employment agreements with Messrs. Cirucci and Meier. The employment agreements with Messrs. Cirucci and Meier have a term of two years. The terms are extended annually unless either Alliance Bank or the executive gives notice at least 60 days prior to the annual anniversary date that the agreement shall not be extended. Under the terms of the employment agreements, the executives receive an initial annual base salary which is reviewed from time to time by the board of directors. The executives are entitled to participate in Alliance Bank’s benefit plans and programs and receive reimbursement for reasonable business expenses. Each of the employment agreements is terminable with or without cause by Alliance Bank. The executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination by the executive or termination by Alliance Bank for cause other than for disability, retirement, death or good reason, as defined in the agreement. In the event of the officer’s termination due to retirement or disability, Alliance Bank will continue to provide life, medical, dental and disability coverage for the remaining term of the agreement. In the event of the officers’ death during the term of the agreement, Alliance Bank will continue to provide medical and dental coverage to the officer’s surviving spouse until age 65.

In the event that (1) the executive terminates his or her employment because of failure to comply with any material provision of the employment agreement by Alliance Bank or (2) the employment agreement is terminated by Alliance Bank other than for cause, disability, retirement or death, the executive will be entitled to the payment of two times the executive’s average annual compensation, as defined in the agreement as cash severance. In addition, the executive would continue to receive benefits under all employee plans for the remainder of the term of the agreement, or until the executive’s full time employment with another employer. In the event that the executive’s employment is terminated in connection with a change in control, as defined, for other than cause, disability, retirement or death or the executive terminates his or her employment as a result of certain adverse actions which are taken with respect to the executive’s employment following a change in control, as defined, the executive will be entitled to a cash severance amount equal to two times his or her average annual compensation, as defined, and the maintenance, as described above, of the employee benefit plans for the remainder of the term of the agreement or until the executive’s full-time employment with another employer that provides similar benefits.

A change in control generally is defined in the agreements to include any change in control of Alliance Bank required to be reported under the federal securities laws, as well as (i) the acquisition by any person, other than Alliance Mutual Holding Company, of 20% or more of Alliance Bank’s outstanding voting securities and (ii) a change in a majority of our directors during any three-year period without the approval of at least two-thirds of the persons who were directors at the beginning of such period.

The agreements with Messrs. Cirucci and Meier also provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and such payments will cause the executive officer to incur an excise tax under the Internal Revenue Code, Alliance Bank shall pay the executive officer an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax.

Benefit Plans

Retirement Income Plan.  Alliance Bank maintains the Alliance Bank Retirement Income Plan, a non-contributory defined benefit pension plan qualified under the Employee Retirement Income Security Act of 1974, as amended. Employees became eligible to participate in the retirement plan upon the attainment of age 21 and the completion of one year of eligibility service. For purposes of the retirement plan, an employee earns one year of eligibility service upon the completion of 1,000 hours of service within a one-year eligibility computation period. An employee’s first eligibility computation period is the one-year period beginning on the employee’s date of hire. In June 2008, Alliance Bank closed the Retirement Income Plan to new participants.

The retirement plan provides for a monthly benefit upon a participant’s retirement at the age of 65. A participant may also receive a benefit on his or her early retirement date, which is the date on which he or she attains age 55, completes ten years of vesting service and such early retirement is approved by the board. Benefits received prior to a participant’s normal retirement date are reduced by certain factors set forth in the retirement plan. Participants become fully vested in their benefits under the retirement plan upon the completion of five years of vesting service as well as upon the attainment of normal retirement age (age 65). Following consummation of the conversion and offering, Alliance Bancorp — New will adopt and continue the retirement plan.

Supplemental Executive Retirement Plan.  Alliance Bank currently maintains a supplemental executive retirement plan for Messrs. Cirucci and Meier. The supplemental retirement plan provides supplemental annual payments for the life of the participant commencing upon retirement. The supplemental annual payments under this plan are $108,261 and $72,263 for Messrs. Cirucci and Meier, respectively. If an executive has less than 18 years of service at the time of retirement, the annual payments are pro-rated. Messrs. Cirucci and Meier had 26 and 14 years of service, respectively, at December 31, 2009.

Endorsement Split Dollar Agreements.  Alliance Bank has purchased insurance policies on the lives of Messrs. Cirucci and Meier, and has entered into endorsement split dollar agreements with each of those officers. The policies are owned by Alliance Bank. Under the agreements with the named executive officers, upon an officer’s death while he or she remains employed by Alliance Bank or after a termination of employment, the death benefits under the insurance policies on the officer’s life in excess of the cash surrender value will be paid to the officer’s beneficiary. Alliance Bank will receive the full cash surrender value, which is expected to reimburse Alliance Bank in full for its life insurance investment.

The endorsement split dollar agreements may be terminated at any time by Alliance Bank. Upon termination, Alliance Bank may surrender the policy and collect the cash surrender value, substitute a new officer under the policy or, with the officer’s consent, transfer the policy to the officer.

Incentive Bonus Program.  Alliance Bancorp has maintained a practice of paying incentive cash bonuses to its executive officers based on specific performance criteria as set forth in its annual budget. Target bonuses, expressed as a percentage of salary and category weights assigned to each performance component, are set by the board of directors based on recommendations by the compensation committee. The compensation committee uses various outside sources such as salary surveys and other statistical data in setting the target incentive rate. Individual components are reviewed annually along with the target bonus amounts. The weights assigned to each performance category may be adjusted from year to year to challenge the executives in the areas considered by the board of directors to be more important. Performance payments are capped at 120% of performance category and no bonuses are paid for a performance category unless 60% of the targeted goal is met.

For 2009, the incentive bonus program components consisted of budgeted targets for net income, net interest income, noninterest income, noninterest expense, deposit growth and loan production. Each program component was assigned a weight factor and the actual bonus assigned to that component was driven by the percent by which the target was exceeded or missed. The target bonus for 2009 was 25.00% of the chief executive officer’s salary and 20.00% of the other named executive officer’s salary and the actual bonus paid for 2009 was 21.70% for the chief executive officer and 17.39% for the other named executive officers.

Related Party Transactions

Alliance Bancorp’s policy provides that all loans made by Alliance Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2009, Alliance Bancorp’s directors and executive officers or their affiliates had loans outstanding totaling $6.9 million in the aggregate. All such loans were made by Alliance Bank in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Alliance Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. However, a $6.1 million land and development loan for a mixed use commercial real estate project located in Bradenton, Florida, which was originated by Alliance Bank in July 2008 to an entity affiliated with James Carr, a former director of Alliance Bancorp, was placed on non-accrual status during the first quarter of 2010. See “Business — Asset Quality-Delinquent Loans.”

Under Alliance Bancorp’s audit committee charter, the audit committee is required to review and approve all related party transactions, as described in Item 404 of Regulation S-K of the SEC’s rules. To the extent such transactions are ongoing business relationships with Alliance Bancorp or Alliance Bank, such transactions shall be reviewed annually and such relationships shall be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arms’ length.

New Stock Benefit Plans

Employee Stock Ownership Plan.  Alliance Bancorp has established an employee stock ownership plan for its employees which previously acquired a total of 283,219 shares of Alliance Bancorp’s common stock on behalf of participants (as adjusted for the 2007 organization and offering). Employees, other than those paid solely on a retainer or fee basis, who have been credited with at least 1,000 hours of service during a 12-month period, have completed six months of employment and who have attained age 21 are eligible to participate in Alliance Bancorp’s employee stock ownership plan.

As part of the conversion and reorganization, the employee stock ownership plan intends to purchase a number of shares of Alliance Bancorp — New common stock equal to 4.63% of the shares sold in the offering, or 122,100 shares and 189,975 shares based on the minimum and 15% above the maximum of the offering range, respectively. When combined with the shares previously acquired by the employee stock ownership plan, as adjusted for the exchange ratio, the employee stock ownership plan will have acquired an aggregate of 7.0% of the shares of Alliance Bancorp-New to be outstanding after the conversion and offering. We anticipate that the employee stock ownership plan will borrow funds from Alliance Bancorp — New, and that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. Alliance Bancorp — New has agreed to loan the employee stock ownership plan the funds necessary to purchase shares. The employee stock ownership plan may purchase shares in the subscription offering or, subject to prior approval of the OTS, in the open market after the offering is completed at a price which may be more or less than $10.00 per share. The loan to the employee stock ownership plan will be repaid principally from contributions by Alliance Bank to the employee stock ownership plan and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at Alliance Bank’s prime rate at the date the employee stock ownership plan enters into the loan. Alliance Bancorp — New may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Alliance Bancorp — New or upon the sale of treasury shares by Alliance Bancorp — New. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from Alliance Bancorp — New or from Alliance Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s plan account based on the ratio of each such participant’s base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Upon the completion of five years of service, the account balances of participants within the employee stock ownership plan becomes 100% vested. In the case of a “change in control,” as defined in the plan, however, participants will become immediately fully vested in their account balances. Participants also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

Generally accepted accounting principles require that any third party borrowing by the employee stock ownership plan of Alliance Bancorp — New be reflected as a liability on its statement of financial condition. Since the employee stock ownership plan is borrowing from Alliance Bancorp — New, the loan will not be treated as a liability but instead will be a reduction of shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from Alliance Bancorp — New, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

Alliance Bancorp’s employee stock ownership plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

Stock Option Plan.  Following consummation of the conversion and reorganization, Alliance Bancorp — New intends to adopt a new stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Alliance Bancorp — New as an incentive to contribute to its success and reward key employees for outstanding performance. The new stock option plan will provide for the grant of incentive stock options, intended to comply with the requirements of Section 422 of the Internal Revenue Code, and non-incentive or compensatory stock options. Options may be granted to our directors and key employees. The new stock option plan will be administered and interpreted by a committee of the board of directors. Unless sooner terminated, the new stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

Under the new stock option plan, the committee will determine which directors, officers and key employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% shareholders).

At a meeting of the shareholders of Alliance Bancorp — New after the conversion and reorganization, which under applicable Office of Thrift Supervision policies may be held no earlier than six months after the completion of the conversion and reorganization, Alliance Bancorp — New intends to present the stock option plan to shareholders for approval and to reserve an amount equal to 10.0% of the shares sold in the offering, or 263,500 shares or 409,975 shares based on the minimum and 15% above the maximum of the offering range, respectively. Alliance Bank previously reserved an aggregate of 143,287 shares of common stock under its 1996 stock option plan. While the prior plan has expired by its terms and no options remain outstanding under the 1996 stock option plan, the aggregate amount of shares previously reserved under the 1996 stock option plan plus the number of shares to be reserved under the proposed new stock option plan will be equal to approximately 8.1% of the shares of common stock of Alliance Bancorp-New to be outstanding upon consummation of the conversion and reorganization. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion and reorganization, no individual officer or employee of Alliance Bancorp — New may receive more than 25% of the options granted under the new stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the new stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over a five-year period at 20% per year. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee’s employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee’s employment terminates may result in the loss of incentive stock option treatment. We currently anticipate that the new stock option plan will be submitted to shareholders of Alliance Bancorp — New within one year, but not earlier than six months from, the date of completion of the conversion and reorganization and the offering. Accordingly, we expect that the above described limitations imposed by regulations of the Office of Thrift Supervision would be applicable. However, we reserve the right to submit the new stock option plan to shareholders more than one year from the date of the conversion and reorganization, in which event the above-described Office of Thrift Supervision regulations may not be fully applicable. The Office of Thrift Supervision requires that stock option plans implemented by institutions within one year of a conversion and reorganization must be approved by a majority of the outstanding shares of voting stock. Stock option plans implemented more than one year after a conversion and reorganization could be approved by the affirmative vote of the shares present and voting at the meeting of shareholders.

At the time an option is granted pursuant to the new stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the new stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by Alliance Bancorp — New on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the new stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding.

Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to Alliance Bancorp — New at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and Alliance Bancorp — New will be entitled to a deduction in the amount of income so recognized by the optionee.

Recognition Plan.  After the conversion and reorganization, Alliance Bancorp — New intends to adopt a stock recognition and retention plan for its directors, officers and employees. The objective of the stock recognition and retention plan will be to enable Alliance Bancorp — New to provide directors, officers and employees with a proprietary interest in Alliance Bancorp — New as an incentive to contribute to its success. Alliance Bancorp — New intends to present the stock recognition and retention plan to its shareholders for their approval at a meeting of shareholders which, pursuant to applicable Office of Thrift Supervision regulations, may be held no earlier than six months after the offering.

The recognition plan will be administered by a committee of the board of directors of Alliance Bancorp — New, which will have the responsibility to invest all funds contributed to the trust created for the stock recognition and retention plan. Alliance Bancorp — New will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to 6.72% of the shares sold in the offering, or 177,087 shares or 275,527 shares based on the minimum and 15% above the maximum of the offering range, respectively. The amount of shares in the proposed stock recognition and retention plan will equal 4.0% of the shares of Alliance Bancorp-New to be outstanding upon completion of the conversion and offering. Given that neither Alliance Bank nor Alliance Bancorp ever implemented a recognition and retention plan, management and the board of directors of Alliance Bancorp-New believes that the proposed size of the recognition and retention plan is appropriate. Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by the board of directors of Alliance Bancorp — New or a board committee. Currently, Alliance Bancorp — New expects that shares granted under the recognition plan will vest over a five-year period at a rate no faster than 20% per year. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares vest. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition plan, recipients of awards will be entitled to instruct the trustees of the recognition plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient’s employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. Alliance Bancorp — New will be able to terminate the recognition plan at any time, and if it did so, any shares not allocated will revert to Alliance Bancorp — New. Recipients of grants under the recognition plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

We currently anticipate that the stock recognition and retention plan will be submitted to shareholders of Alliance Bancorp — New within one year, but not earlier than six months from, the date of completion of the conversion and reorganization. Accordingly, we expect that the above described limitations imposed by regulations of the Office of Thrift Supervision would be applicable. However, we reserve the right to submit the stock recognition and retention plan to shareholders more than one year from the date of the conversion and reorganization, in which event the above-described Office of Thrift Supervision regulations may not be fully applicable.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth as of          , 2010, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) the directors of Alliance Bancorp, (c) the executive officers of Alliance Bancorp named in the Summary Compensation Table (the “named executive officers”) who do not serve as directors; and (d) all directors and executive officers of Alliance Bancorp as a group.

	Amount and Nature
	of Beneficial
	Ownership at ,
Beneficial Owner	2010(1)		Percent of Class

Alliance Mutual Holding Company	3,973,750		59.5%
541 Lawrence Road Broomall, Pennsylvania 19008-3599
PL Capital Group	547,465	(2)	8.2
20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540
Joseph Stilwell	440,093	(3)	6.6
26 Broadway, 23rd Floor New York, New York 10004
Directors:
J. William Cotter, Jr.	30,327	(4)	*
Dennis D. Cirucci	48,749	(5)	*
Timothy E. Flatley	6,138	(6)	*
William E. Hecht	60,416	(7)	*
Peter J. Meier	24,069	(8)	*
G. Bradley Rainer	8,445	(9)	*
John A. Raggi	9,791	(10)	*
Philip K. Stonier	5,343	(11)	*
R. Cheston Woolard	5,248	(12)	*
Named Executive Officers:
William T. McGrath	578	(13)	*
All Directors and Executive Officers as a Group (11 persons)	212,658	(14)	3.2

(Footnotes on next page)

*	Represents less than 1% of our outstanding common stock.

(1)	Based upon filings made pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged.

(2)	According to filings under the Exchange Act, PL Capital Group consists of the following persons and entities which share beneficial ownership of certain of the shares: Financial Edge Fund, LP; Financial Edge-Strategic Fund, LP; PL Capital Offshore, Ltd.; PL Capital, LLC, general partner of Financial Edge Fund and Financial Edge Strategic Fund; PL Capital Advisors, LLC, the investment advisor to PL Capital Offshore, Financial Edge Fund, Financial Edge Strategic and Goodbody/PL Capital LP; Goodbody/PL Capital, LP; Goodbody/PL Capital LLC; general partner of Goodbody/PL Capital, LP; John W. Palmer, individually and as managing member of PL Capital, PL Capital Advisors and Goodbody/PL Capital, and a member of the board of directors of PL Capital Offshore; Beth Lashley, as trustee of the Doris Lashley testamentary trust;

Richard Lashley, individually and as a managing member of PL Capital, PL Capital Advisors and Goodbody/PL Capital, a member of the board of directors of PL Capital Offshore, and as holder of certain discretionary authority over an account held by Dr. Robin Lashley, his sister; and Dr. Robin Lashley, individually.

(3)	According to filings under the Exchange Act, Joseph Stilwell beneficially owns 440,093 shares of common stock, including shares which Joseph Stilwell has voting and dispositive power over and are held in the names of Stilwell Value Partners VI, L.P., Stilwell Associates, L.P., and Stilwell Offshore Ltd., in Joseph Stilwell’s capacity as the managing and sole member of Stilwell Value LLC, which is the general partner of Stilwell Value Partners VI, and Stilwell Associates, and as the managing and sole member of Stilwell Management LLC, which is the manager of Stillwell Offshore.

(4)	Includes 1,049 shares held for Mr. Cotter’s children under the Pennsylvania Uniform Gift to Minors Act, 661 shares held in a simplified employee pension program, 5,679 shares held in an IRA for the benefit of Mr. Cotter, 7,991 shares held in the trust established pursuant to the Directors’ Retirement Plan, 2,099 shares held in Mr. Cotter’s family living trust, 661 shares held in an IRA for the benefit of Mrs. Cotter and 12,187 shares held jointly with Mrs. Cotter.

(5)	Includes 18,635 shares held in the ESOP and 30,114 shares held in the Profit Sharing and 401(k) Plan.

(6)	Includes 1,549 shares held jointly with Mr. Flatley’s spouse, 3,629 shares held in an IRA for the benefit of Mr. Flatley, 661 shares held in a simplified employee pension program and 910 shares held in the trust established pursuant to the Directors’ Retirement Plan.

(7)	Includes 16,610 shares held in the ESOP, 899 shares held in the trust established pursuant to the Directors’ Retirement Plan and 42,907 shares held jointly with Mr. Hecht’s spouse.

(8)	Includes 2,754 shares held jointly with Mr. Meier’s spouse, 10,939 shares held in the ESOP and 10,376 shares held in the Profit Sharing and 401(k) Plan.

(9)	Includes 719 shares held jointly with Mr. Rainer’s spouse, 2,099 shares held by Mr. Rainer’s spouse, 4,443 shares held in an IRA for the benefit of Mr. Rainer and 1,184 shares held in the trust established pursuant to the Directors’ Retirement Plan.

(10)	Includes 2,099 shares held in an IRA for the benefit of Mr. Raggi, 5,231 shares held in the trust established pursuant to the Retirement Plan and 2,000 shares held jointly with Mr. Raggi’s spouse.

(11)	Includes 2,099 shares held in an IRA for the benefit of Mr. Stonier and 1,244 shares held in the trust established pursuant to the Directors’ Retirement Plan.

(12)	Includes 4,215 shares held jointly with Mr. Woolard’s spouse and 1,033 shares held in the trust established pursuant to the Directors’ Retirement Plan.

(13)	The indicated shares are held in the ESOP.

(14)	Includes, in the case of all directors and executive officers of Alliance Bancorp as a group, 54,133 shares of common stock which are held in the ESOP, 46,473 shares of common stock held in the Profit Sharing and 401(k) Plan and 21,766 shares of common stock held in the Directors’ Retirement Plan, which have been allocated to the accounts of participating employees.

PROPOSED MANAGEMENT PURCHASES

The following table sets forth, for each of our directors and for all of our directors and executive officers as a group, (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of shares of common stock of Alliance Bancorp as of the date of this prospectus, (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions, and (3) the total amount of Alliance Bancorp — New common stock to be held upon consummation of the conversion, in each case assuming that 3,100,000 shares of our stock are sold, which is the midpoint of the offering range. The shares being acquired by these directors and executive officers are being acquired for investment and not for re-sale.

	Number of Alliance			Total Shares of
	Bancorp-New			Alliance Bancorp-
	Shares to be	Proposed Purchase of		New Common Stock
	Received in	Alliance Bancorp-		to be Held
	Exchange for	New Stock				Percentage
	Shares of Alliance		Number of		Number of	of Shares
Name	Bancorp(1)	Amount	Shares	Amount	Shares	Outstanding(2)

Directors:
J. William Cotter, Jr.	23,658	$30,000	3,000	$266,580	26,658	*
Dennis D. Cirucci	38,029	100,000	10,000	480,290	48,029	*
Timothy E. Flatley	4,787	—	—	47,870	4,787	*
William E. Hecht	47,130	50,000	5,000	521,300	52,130	1.0%
Peter J. Meier	18,776	100,000	10,000	287,760	28,776	*
G. Bradley Rainer	6,587	20,000	2,000	85,870	8,587	*
John A. Raggi	7,637	10,000	1,000	86,370	8,637	*
Philip K. Stonier	4,168	10,000	1,000	51,680	5,168	*
R. Cheston Woolard	4,093	10,000	1,000	50,930	5,093	*
Other Executive Officers:
William T. McGrath	450	15,000	1,500	19,500	1,950	*
Suzanne J. Ricci	10,573	10,000	1,000	115,730	11,573	*

All Directors and Executive Officers as a Group (11 persons)	165,888	$355,000	35,500	$2,013,880	201,388	3.87%

*	Less than 1%.

(1)	Excludes stock options and awards that may be granted under the proposed new stock option plan and recognition and retention plan if such plans are approved by shareholders at an annual or special meeting of shareholders at least six months following the conversion and reorganization. See “Management — New Stock Benefit Plans.” With respect to Messrs. Cirucci, Meier, and McGrath and Ms. Ricci, includes shares to be purchased in Profit Sharing and 401(k) Plan of Alliance Bank.

(2)	Based on 5,208,449 shares outstanding.

THE CONVERSION AND OFFERING

The Boards of Directors of Alliance Bancorp, Alliance Bancorp — New, Alliance Mutual Holding Company and Alliance Bank all have approved the plan of conversion and reorganization. The plan of conversion and reorganization also has been conditionally approved by the Office of Thrift Supervision, and the Pennsylvania Department of Banking has approved the application of Alliance Bancorp — New in connection with the conversion and reorganization, subject in each case to approval of the plan of conversion and reorganization by the depositors of Alliance Bank and the shareholders of Alliance Bancorp. Such approvals by the Office of Thrift Supervision and the Pennsylvania Department of Banking, however, do not constitute a recommendation or endorsement of the plan of conversion and reorganization by such agency.

General

The boards of directors of Alliance Mutual Holding Company, Alliance Bancorp and Alliance Bank unanimously adopted the plan of conversion and reorganization on August 11, 2010. The plan of conversion and reorganization has been approved by the Office of Thrift Supervision and the Pennsylvania Department of Banking, subject to, among other things, approval of the plan of conversion and reorganization by the depositors of Alliance Bank and the shareholders of Alliance Bancorp. The special meetings of depositors and of shareholders have been called for this purpose on          , 2010.

The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion and reorganization, Alliance Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of Alliance Bancorp — New, a newly formed Pennsylvania corporation. Shareholders of Alliance Bancorp, other than Alliance Mutual Holding Company, will receive shares of common stock of the new holding company, also using the corporate title “Alliance Bancorp, Inc. of Pennsylvania,” in exchange for their existing shares of Alliance Bancorp common stock. Following the conversion and offering, Alliance Bancorp and Alliance Mutual Holding Company will no longer exist.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Alliance Bank and at the Northeast Regional (in Jersey City, New Jersey) and Washington D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization also is filed as an exhibit to the registration statement of which this document is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Purposes of the Conversion and Offering

Alliance Mutual Holding Company, as a mutual holding company, does not have shareholders and has no authority to issue capital stock. As a result of the conversion and offering, Alliance Bank will be structured in the form used by holding companies of commercial banks, most business entities and most stock savings institutions. The conversion to the fully public form of ownership will remove the uncertainties associated with the mutual holding company structure created by the recently enacted financial reform legislation. The conversion and offering will also be important to our future growth and performance by providing a larger capital base to support our operations and by enhancing our future access to capital markets, ability to continue to grow our asset base, through additional new branches, further acquisitions or otherwise, and enhancing our ability to diversify into other financial services related activities and to provide additional services to the public. Although Alliance Bancorp currently has the ability to raise additional capital through the sale of additional shares of Alliance Bancorp common stock, that ability is limited by the mutual holding company structure which, among other things, requires that Alliance Mutual Holding Company always hold a majority of the outstanding shares of Alliance Bancorp’s common stock.

The conversion and offering also will result in an increase in the number of shares of common stock held by public shareholders, as compared to the current number of outstanding shares of Alliance Bancorp common stock, which we expect will facilitate development of a more active and liquid trading market for our common stock. See “Market for Our Common Stock.”

Alliance Bank remains committed to controlled growth and diversification. The additional funds received in the offering will facilitate Alliance Bank’s ability to continue to grow in accordance with its business plan, through both internal growth and possible acquisitions of other institutions or through the expansion of its branch office network. We believe that the conversion and reorganization will enhance Alliance Bank’s ability to continue its growth through possible acquisitions and will support its ability to more fully serve the borrowing and other financial needs of the communities it serves.

There are also certain disadvantages to undertaking the conversion and offering at this time, although our board of directors concluded that the disadvantages did not outweigh the reasons for converting. The board of directors specifically considered that current shareholders of Alliance Bancorp will receive a lower exchange ratio for their existing shares compared to second-step transactions that take place when market and economic conditions are more favorable. However, the board of directors concluded that there is no way to know when market and economic conditions may change and whether they will change for the better in this regard. The board of directors concluded that, in light of the reasons for the conversion and offering, that it was better to proceed at this time with the transaction as it believes that the exchange ratio is fair to existing shareholders of Alliance Bancorp-New and that the offering price will be attractive to new investors, rather than waiting for market conditions to improve, which may result in a higher exchange ratio for existing shareholders of Alliance Bancorp-New but may be a less attractive valuation for new investors. In addition, our board of directors considered that, in the initial period following the conversion and offering, the additional capital generated from the conversion and offering will likely result in a lower return on equity for Alliance Bancorp-New compared to many of its peers. Finally, given the current economic slowdown and the reduced demand for new originations of loans meeting our underwriting standards, our board of directors considered that it may be a challenge for us to deploy the net proceeds from the conversion and offering as quickly as we would like. However, as previously indicated, our board of directors concluded that the reasons for undertaking the conversion and offering at this time outweighed the potential disadvantages.

In light of the foregoing, the boards of directors of Alliance Mutual Holding Company, Alliance Bancorp and Alliance Bank as well as Alliance Bancorp — New believe that it is in the best interests of such companies, the depositors of Alliance Bank and shareholders of Alliance Bancorp to continue to implement our strategic business plan, and that the most feasible way to do so is through the conversion and offering.

Description of the Conversion and Offering

The conversion and offering will result in the elimination of the mutual holding company, the creation of a new stock holding company which will own all of the outstanding shares of Alliance Bank, the exchange of shares of common stock of Alliance Bancorp by public shareholders for shares of the new stock form holding company, the issuance and sale of shares of common stock to depositors of Alliance Bank and others in the offering. The conversion and offering will be accomplished through a series of substantially simultaneous and interdependent transactions as follows:

•	Alliance Mutual Holding Company will convert from mutual to stock form and simultaneously merge with and into Alliance Bancorp, pursuant to which the mutual holding company will cease to exist and the shares of Alliance Bancorp common stock held by the mutual holding company will be canceled; and

•	Alliance Bancorp then will merge with and into the Alliance Bancorp — New with Alliance Bancorp — New being the survivor of such merger.

As a result of the above transactions, Alliance Bank will become a wholly owned subsidiary of the new holding company, and the outstanding shares of Alliance Bancorp common stock will be converted into shares of Alliance Bancorp — New common stock pursuant to the exchange ratio, which will result in the public shareholders owning in the aggregate approximately the same percentage of the Alliance Bancorp — New common stock to be outstanding upon the completion of the conversion and offering as the percentage of Alliance Bancorp common stock owned by them in the aggregate immediately prior to consummation of the conversion and offering before giving effect to (a) the payment of cash in lieu of issuing fractional exchange shares, and (b) any shares of common stock purchased by public shareholders in the offering.

Consummation of the conversion and offering is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) the Pennsylvania Department of Banking, (3) at least a majority of the total number of votes eligible to be cast by depositors of Alliance Bank at the special meeting of depositors, (4) holders of at least two-thirds of the shares of the outstanding Alliance Bancorp common stock at the special meeting of shareholders and (5) at least a majority of the outstanding shares of Alliance Bancorp common stock, excluding shares owned by Alliance Mutual Holding Company, at the special meeting of shareholders.

Effect of the Conversion and Offering on Public Shareholders

Federal regulations provide that in a conversion of a mutual holding company to stock form, the public shareholders of Alliance Bancorp will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that Alliance Bank and Alliance Mutual Holding Company demonstrate to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Alliance Bancorp common stock will, on the date of completion of the conversion and offering, be automatically converted into and become the right to receive a number of shares of common stock of the new holding company determined pursuant to the exchange ratio, which we refer to as the “exchange shares.” The public shareholders of Alliance Bancorp common stock will own the same percentage of common stock in the new holding company after the conversion and offering as they held in Alliance Bancorp prior to completion of the conversion, subject to any additional shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares.

Based on the independent valuation, the 59.5% of the outstanding shares of Alliance Bancorp common stock held by Alliance Mutual Holding Company as of the date of the independent valuation and the 40.5% public ownership interest of Alliance Bancorp, the following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the offering range:

•	the total number of shares of common stock to be issued in the conversion and offering;

•	the total shares of common stock outstanding after the conversion and offering;

•	the exchange ratio; and

•	the number of shares an owner of 100 shares of Alliance Bancorp common stock will receive in the exchange, adjusted for the number of shares sold in the offering, and the assumed value of each of such shares.

							100 Shares of
							Alliance Bancorp
					Total Shares		Common Stock
			Shares of Alliance		of Alliance		would be
			Bancorp-New stock		Bancorp-New		Exchanged for
	Shares to be		to be Exchanged		Common Stock		the Following
	Sold in the		for Current		to be Outstanding		Number of Shares
	Offering		Common Stock		after the	Exchange	of Alliance	Equivalent per
	Amount	Percent	Amount	Percent	Conversion	Ratio	Bancorp-New(1)	Share Value(2)

Minimum	2,635,000	59.5%	1,792,183	40.5%	4,427,183	0.6631	66	$6.63
Midpoint	3,100,000	59.5	2,108,449	40.5	5,208,449	0.7801	78	7.80
Maximum	3,565,000	59.5	2,424,717	40.5	5,989,717	0.8971	89	8.97
15% above the maximum	4,099,750	59.5	2,788,424	40.5	6,888,174	1.0317	103	10.32

(1)	Cash will be paid instead of issuing any fractional shares.

(2)	Represents the value of shares of Alliance Bancorp-New to be received by a holder of one share of Alliance Bancorp common stock at the exchange ratio, assuming a value of $10.00 per share.

As indicated in the table above, the exchange ratio ranges from a minimum of 0.6631 to a maximum of 0.8971 shares of Alliance Bancorp — New common stock for each share of Alliance Bancorp common stock. Under certain circumstances, the pro forma market value may be adjusted upward to reflect changes in market conditions, and, at the adjusted maximum, the exchange ratio would be 1.0317 shares of Alliance Bancorp — New common stock for each share of Alliance Bancorp common stock. Shares of Alliance Bancorp — New common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Alliance Bancorp common stock at the time of the exchange, the initial market value of the Alliance Bancorp — New common stock that Alliance Bancorp shareholders receive in the share exchange could be less than the market value of the Alliance Bancorp common stock that such persons currently own. If the conversion and offering is completed at the minimum of the offering range, each share of Alliance Bancorp would be converted into 0.6631 shares of Alliance Bancorp — New common stock with an initial value of $6.63 based on the $10.00 offering price in the conversion. This compares to the closing sale price of $      per share price for Alliance Bancorp common stock on          , 2010, as reported on the Nasdaq Global Market. In addition, as discussed in “— Effect on Shareholders’ Equity per Share of the Shares Exchanged” below, pro forma stockholders’ equity following the conversion and offering will range between $17.30 and $14.10 at the minimum and the maximum of the offering range, respectively.

Ownership of Alliance Bancorp — New After the Conversion and Offering

The following table shows information regarding the shares of common stock that Alliance Bancorp — New will issue in the conversion and offering. The table also shows the number of shares that will be owned by Alliance Bancorp public shareholders at the completion of the conversion and offering who will receive the new holding company’s common stock in exchange for their shares of Alliance Bancorp common stock. The number of shares of common stock to be issued is based, in part, on our independent appraisal.

							4,099,750 Shares
	2,635,000 Shares		3,100,000 Shares		3,565,000 Shares		Issued at Adjusted
	Issued at Minimum of		Issued at Midpoint of		Issued at Maximum of		Maximum of
	Offering Range		Offering Range		Offering Range		Offering Range(1)
		Percent of		Percent of		Percent of		Percent of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total

Purchasers in the stock offering	2,635,000	40.5%	3,100,000	40.5%	3,565,000	40.5%	4,099,750	40.5%
Alliance Bancorp public shareholders in the exchange	1,792,183	59.5	2,108,449	59.5	2,424,717	59.5	2,788,424	59.5

Total shares outstanding after the conversion and offering	4,427,183	100.0%	5,208,449	100.0%	5,989,717	100.0%	6,888,174	100.0%

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the offering range up to approximately 15% to reflect changes in market and financial conditions before the conversion and offering is completed.

Effects of the Conversion and Offering on Depositors and Borrowers

General.  Prior to the conversion and offering, each depositor of Alliance Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of Alliance Bank based upon the balance in his account, which interest may only be realized in the event of a liquidation of Alliance Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of Alliance Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, the depositors in a stock subsidiary of a mutual holding company normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that Alliance Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Alliance Bank after other claims are paid.

Continuity.  While the conversion and offering are being accomplished, the normal business of Alliance Bank of accepting deposits and making loans will continue without interruption. Alliance Bank will continue to be subject to regulation by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. After the conversion and offering, Alliance Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The current board of directors of Alliance Bancorp is composed of the same individuals who serve on the boards of directors of Alliance Mutual Holding Company and Alliance Bank. The directors of the new holding company after the conversion and offering will be the current directors of Alliance Bancorp. The senior management of Alliance Bancorp — New after the conversion and offering will consist of the current members of Alliance Bancorp’s senior management

Effect on Deposit Accounts.  Under the plan of conversion and reorganization, each depositor in Alliance Bank at the time of the conversion and offering will automatically continue as a depositor after the conversion and offering, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the accounts are withdrawn to purchase common stock to be issued in the offering. Each account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion and offering. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans.  No loan outstanding from Alliance Bank will be affected by the conversion and offering, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion and offering.

Tax Effects.  We have received an opinion of counsel or tax advisor with regard to federal and state income taxation which indicates that the adoption and implementation of the plan of conversion and reorganization described herein will not be taxable for federal or state income tax purposes to Alliance Bancorp, Alliance Mutual Holding Company, the public shareholders, or the eligible account holders, supplemental eligible account holders or other depositors, except as discussed below. See “— Tax Aspects” below and “Risk Factors” beginning on page   .

Effect on Liquidation Rights.  If Alliance Mutual Holding Company was to liquidate, all claims of Alliance Federal Mutual Holding Company’s creditors would be paid first. Thereafter, if there were any assets remaining, depositors of Alliance Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Alliance Bank immediately prior to liquidation. In the unlikely event that Alliance Bank was to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “— Liquidation Rights” below), with any assets remaining thereafter distributed to Alliance Bancorp — New as the holder of Alliance Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

The Offering

Subscription Offering.  In accordance with the plan of conversion and reorganization, non-transferable rights to subscribe for common stock in the subscription offering have been granted under the plan of conversion and reorganization to the following persons in the following order of descending priority:

•	eligible account holders,

•	Alliance Bank’s employee stock ownership plan,

•	supplemental eligible account holders, and

•	other depositors, that is depositors of Alliance Bank as of the close of business on , 2010 who are not eligible account holders or supplemental eligible account holders.

All subscriptions received will be subject to the availability of common stock after satisfaction of subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and reorganization and as described below under “— Limitations on Common Stock Purchases.” We sometimes refer to the shares of the new holding company common stock sold in this offering at the $10.00 per share purchase price as the “subscription shares.”

Priority 1: Eligible Account Holders.  Each Alliance Bank depositor with aggregate account balances of at least $50 (a “qualifying deposit”) at the close of business on June 30, 2009 will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for, in the subscription offering, up to the greater of:

•	$500,000 (50,000 shares) of common stock; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the eligible account holder’s qualifying deposits and the denominator of which is the total amount of qualifying deposits of all eligible account holders, in each case as of the close of business on the eligibility record date, June 30, 2009, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all subscribing eligible account holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of eligible account holders who are also directors or officers of Alliance Mutual Holding Company, Alliance Bancorp or Alliance Bank and their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to their increased deposits in the year preceding June 30, 2009.

To ensure proper allocation of shares of our common stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on June 30, 2009. In the event of an oversubscription, failure to list an account or providing incomplete or incorrect information could result in fewer shares being allocated than if all information had been properly disclosed. In the event of an oversubscription, the subscription rights of eligible account holders who are also our directors or executive officers and their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to their increased deposits during the year preceding June 30, 2009.

Priority 2: Employee Stock Ownership Plan.  The employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8.0% of the common stock of Alliance Bancorp — New to be outstanding after the conversion and offering, less the number of shares previously acquired by the employee stock ownership plan, as adjusted. The employee stock ownership plan intends to purchase a number of shares of Alliance Bancorp — New equal to 4.63% of the shares sold in the offering, or 143,652 shares based on the midpoint of the offering range. When combined with shares previously acquired by the employee stock ownership plan, as adjusted for the exchange ratio, the employee stock ownership plan will have acquired a number of shares equal to 7.0% of the to be outstanding shares of common stock of Alliance Bancorp — New. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offering, including subscriptions of any of Alliance Bank’s directors, officers, employees or associates. See “Management — New Stock Benefit Plans — Employee Stock Ownership Plan.” In the event that the total number of shares of common stock sold in the offering is increased to an amount greater than the number of shares representing the maximum of the offering range, the employee stock ownership plan will have a priority right to purchase any such shares exceeding the maximum of the offering range. Alternatively, our employee stock ownership plan may purchase some or all of the shares of Alliance Bancorp — New common stock that it intends to purchase in the open market after the offering is completed, subject to approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders.  Each Alliance Bank depositor with an account balance of at least $50 at the close of business on          , 2010 will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for, in the subscription offering, up to the greater of:

•	$500,000 (50,000 shares) of common stock; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the supplemental eligible account holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all supplemental eligible account holders, in each case as of the close of business on the supplemental eligibility record date, , 2010, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions of supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposit bears to the total amount of qualifying deposits of all such subscribing supplemental eligible account holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

To ensure proper allocation of common stock, each supplemental eligible account holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at          , 2010. In the event of oversubscription, failure to list an account or providing incorrect or incomplete information could result in fewer shares being allocated than if all information had been properly disclosed.

Priority 4: Other Depositors.  To the extent that there are shares remaining after satisfaction of subscriptions by eligible account holders, the employee stock ownership plan and supplemental eligible account holders, each depositor of Alliance Bank as of the close of business on          , 2010 will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for, in the subscription offering, up to $500,000 (50,000 shares) of common stock, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.”

In the event the other depositors subscribe for a number of shares which, when added to the shares subscribed for by eligible account holders, the employee stock ownership plan and supplemental eligible account holders, is in excess of the total number of shares of common stock offered, shares first will be allocated so as to permit each subscribing other depositor to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing other depositors whose subscriptions remain unfilled on a pro rata basis in the same proportion as each such other depositor’s subscription bears to the total subscriptions of all such other depositors, provided that no fractional shares shall be issued.

To ensure proper allocation of common stock, each other depositor must list on the stock order form all deposit accounts in which he or she had an ownership interest at          , 2010. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date for the Subscription Offering.  The subscription offering will expire at 2:00 p.m., Eastern Time, on          , 20  , unless we extend the offering up to 45 days or additional periods, with the

approval of the Office of Thrift Supervision. We may extend the subscription offering until          , 2010, without additional notice to you.

Community Offering.  To the extent that shares remain available for purchase after satisfaction of all subscriptions of eligible account holders, the employee stock ownership plan, supplemental eligible account holders and other depositors, we may elect to offer shares pursuant to the plan of conversion and reorganization to certain members of the general public, with preference given first to natural persons and trusts of natural persons who are residents of Delaware County and Chester County, Pennsylvania (“community residents”), then to public shareholders of Alliance Bancorp as of          , 2009 and finally to members of the general public. Such persons may purchase up to $500,000 (50,000 shares) of common stock, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.” This amount may be increased at our sole discretion. The opportunity to subscribe for shares of common stock in the community offering will be subject to our right in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.

If there are not sufficient shares available to fill the orders of community residents in the community offering, available shares will be allocated first to each community resident whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. Thereafter, unallocated shares will be allocated among the community residents whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If oversubscription is due to orders of public shareholders or the general public, shares will be allocated by applying the same allocation described above.

The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering and is expected to conclude at the same time as the subscription offering. The community offering must be completed within 45 days after the completion of the subscription offering unless otherwise extended, with the approval of the Office of Thrift Supervision.

We, in our absolute discretion, reserve the right to reject any orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering. Furthermore, in determining whether a person is a resident of a particular county and thus is eligible for priority treatment, we will consider whether he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Syndicated Community Offering.  The plan of conversion and reorganization provides that, if feasible, shares of common stock not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Stifel, Nicolaus & Company, Incorporated. In the syndicated community offering, investors will be permitted to place orders for $500,000 (50,000 shares) of common stock, subject to the overall purchase limitations. See “— Limitations on Common Stock Purchases.” We have the right to reject orders in whole or part in our sole discretion in the syndicated community offering. The syndicated community offering will terminate no more than 45 days following the completion of the subscription offering, unless we extend the offering with the approval of the Office of Thrift Supervision. We may begin the syndicated community offering at any time following the commencement of the subscription offering.

Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the offering. A syndicated community offering would be open to the general public, however, we have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering.

If a syndicated community offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager. In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Stifel, Nicolaus & Company, Incorporated or the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a sweep arrangement, provided we have received subscriptions to meet the minimum of the offering range, under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated community offering on the settlement date. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date. The sweep arrangements will meet the following conditions: (i) shares will only be sold to customers with accounts at Stifel, Nicolaus & Company, Incorporated or at another participating broker-dealer, and (ii) accounts will not be swept until the settlement date, which will occur only after the minimum number of shares are sold. Institutional investors will pay Stifel, Nicolaus & Company, Incorporated, in its capacity as sole book running manager, for shares purchased in the syndicated community offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Alliance Bancorp, Alliance Bancorp — New, Alliance Mutual Holding Company and Alliance Bank on one hand and Stifel, Nicolaus & Company, Incorporated on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commission payable by us, will be delivered promptly to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after closing, without interest. If the offering is not consummated, funds in the account will be returned promptly, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

If we are unable to find purchasers from the general public to reach the minimum of the offering range, we may make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and reorganization, and in excess of the proposed director and executive officer purchases discussed in this prospectus, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Alliance Bancorp — New common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission. If such other arrangements are approved by the Office of Thrift Supervision, we will be required to submit a post-effective amendment with the Securities and Exchange Commission and the Financial Industry Regulatory Authority, who must review and approve such other arrangements.

Execution of Orders.  We will not execute orders until at least the minimum number of shares of common stock (2,635,000 shares) have been subscribed for or otherwise sold. If the minimum number of shares have not been subscribed for or sold by          , 2010, unless such period is extended with the consent of the Office of Thrift Supervision, all funds received in the offering will be returned promptly to the subscribers with interest, and all withdrawal authorizations will be canceled. If an extension beyond          , 2010 is granted, we will notify subscribers of the extension of time and subscribers will have the right to confirm, modify or rescind their subscriptions. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled.

How We Determined the Price Per Share, the Offering Range and the Exchange Ratio

The plan of conversion and reorganization requires that the aggregate purchase price of our common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial, LC. to make such valuation. For its services in making such appraisal and any expenses incurred in connection therewith, RP Financial will receive a fee of $50,000 (plus an additional $5,000 for each appraisal update), plus reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses, arising out of its services as appraiser.

Consistent with Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between ourselves and the peer group. The peer group analysis conducted by RP Financial included a total of 10 publicly traded financial institutions with assets averaging $556 million and market capitalizations of at least $1.7 million and averaging $40 million as of August 20, 2010. The peer group is comprised of publicly traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial considered both the price-to-earnings approach and the price-to-book and price-to-tangible book value approaches and placed a lesser emphasis on the price-to-assets approaches in estimating pro forma market value. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

The appraisal has been prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

•	our present and projected operating results and financial condition and the economic and demographic conditions in Alliance Bank’s existing market area;

•	certain historical, financial and other information;

•	a comparative evaluation of our operating and financial statistics compared to with those of other similarly situated publicly-traded companies located in Pennsylvania and the Mid-Atlantic and New England regions of the United States;

•	the aggregate size of the offering of Alliance Bancorp — New common stock;

•	the impact of the conversion on our net worth and earnings potential;

•	our proposed dividend policy; and

•	the trading market for our common stock and securities of comparable companies and general conditions in the market for such securities.

In determining the amount of the appraisal, RP Financial reviewed Alliance Bancorp’s price/earnings, price/book and price/assets ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of 10 holding companies of thrift institutions. The peer group included companies with:

•	assets averaging $556 million;

•	non-performing assets averaging 1.18% of total assets;

•	equity equal to 10.1% of assets; and

•	price/earnings ratios equal to an average of 16.11x and ranging from 6.42x to 34.94x.

RP Financial’s independent valuation also utilized certain assumptions as to our pro forma earnings after the conversion and offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to our stock-based benefit plans, including the employee stock ownership plan, the recognition and retention plan and the stock option plan. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

RP Financial prepared a valuation dated August 20, 2010. RP Financial has advised us that, as of August 20, 2010, the estimated pro forma market value, or valuation range, of our common stock, including subscription shares and exchange shares issued to shareholders of Alliance Bancorp, ranged from a minimum of $44.3 million to a maximum of $59.9 million, with a midpoint of $52.0 million. The boards of directors of Alliance Bancorp, Alliance Bancorp — New and Alliance Bank have decided to offer the shares for a price of $10.00 per share. RP Financial has advised us that, based on the board establishing the parameters that the ownership interests of public shareholders be preserved in the second step transaction that as of August 20, 2010, the exchange ratio ranged from a minimum of 0.6631 to a maximum of 0.8971 with a midpoint of 0.7801 shares of the new holding company’s common stock per share of currently issued Alliance Bancorp common stock. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of Alliance Bancorp common stock owned by Alliance Mutual Holding Company and the $10.00 price per share, the minimum of the offering range is 2,635,000 shares, the midpoint of the offering range is 3,100,000 shares, the maximum of the offering range is 3,565,000 shares and 15% above the maximum of the offering range is 4,099,750 shares. RP Financial’s independent valuation will be updated before we complete our conversion and offering.

The following table presents a summary of selected pricing ratios for Alliance Bancorp — New, for the peer group and for all fully converted publicly traded savings banks and savings associations. The figures for Alliance Bancorp — New are from RP Financial’s appraisal report and they thus do not correspond exactly to the ratios presented in the “Pro Forma Data” section of this prospectus. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicate a premium of 375.2% on a price-to-earnings basis and a discount of 12.7% and 22.0%, respectively, on a price-to-book basis and price-to-tangible book basis.

	Price to		Price to	Price to
	Earnings		Book Value	Tangible Book
	Multiple(1)		Ratio(2)	Value Ratio(2)

Alliance Bancorp — New (pro forma):
Minimum	55.53	x	57.80%	57.80%
Midpoint	65.94	x	64.72	64.72
Maximum	76.55	x	70.97	70.97
Maximum, as adjusted	89.00	x	77.40	77.40
Peer group companies as of August 20, 2010:
Average	16.11	x	81.26%	90.93%
Median	14.55	x	81.87	86.75
All publicly-traded savings banks:
Average	18.54	x	70.74%	78.82%
Median	15.93	x	68.12	75.42

(1)	Ratios are based on earnings for twelve months ended June 30, 2010, and share prices as of August 20, 2010.

(2)	Ratios are based on book value as of June 30, 2010 and share prices as of August 20, 2010.

At the midpoint of the appraisal, our pro forma price to earnings and price to book ratios as of or for the twelve months ended June 30, 2010 were 65.94x and 64.72%, respectively, compared to average ratios for the peer group of 16.11x and 81.26%, respectively.

The boards of directors of Alliance Bancorp, Alliance Mutual Holding Company and Alliance Bank reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our boards of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.6631 to a maximum of 0.8971 exchange shares for each current share of Alliance Bancorp common stock, with a midpoint of 0.7801. Based upon this exchange ratio, we expect to issue between 1,792,183 and 2,424,717 exchange shares to the current holders of Alliance Bancorp common stock outstanding immediately prior to the completion of the conversion and offering. The estimated offering range and the exchange ratio may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the appraisal is updated so that our estimated pro forma market value is below $44.3 million or above $68.9 million, the maximum of the offering range, as adjusted by 15%, such appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

In the event we receive orders for common stock in excess of $35.7 million, the maximum of the valuation, and up to $41.0 million, the maximum of the estimated valuation, as adjusted by 15%, we may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Office of Thrift Supervision.

RP Financial’s valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial did not independently verify the financial statements and other information provided by us, nor did RP Financial value independently our assets or liabilities. The valuation considers us as a going concern and should not be considered as an indication of our liquidation value. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing our common stock or receiving exchange shares will thereafter be able to sell such shares at prices at or above the purchase price of $10.00 per share or in the range of the foregoing valuation of the pro forma market value thereof.

We will not make any sale of shares of common stock or issue any exchange shares unless prior to such sale or exchange, RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the pro forma market value of our common stock as of the consummation of the conversion and offering is materially incompatible with the estimated pro forma market value of Alliance Bancorp — New common stock reflected in the valuation prepared by RP Financial, LC as of August 20, 2010. If such is not the case, a new offering range may be set, a new exchange ratio may be determined based upon the new offering range, a new subscription and community offering and/or syndicated community offering may be held or such other action may be taken as we determine and the Office of Thrift Supervision may permit or require.

Depending upon market or financial conditions, the total number of shares of common stock to be issued may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price of $10.00 per share is not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In such instance, we will notify subscribers and return the amount they have submitted with their orders, with interest at our passbook savings rate of interest, or cancel their withdrawal authorization and we will resolicit orders from subscribers. Any change in the offering range must be approved by the Office of Thrift Supervision. Any change in the number of shares of common stock will result in a corresponding change in the number of exchange shares, so that upon completion of the conversion and offering the exchange shares will represent approximately 59.5% of our total outstanding shares of common stock.

An increase in the number of shares of common stock as a result of an increase in the offering range would decrease both a subscriber’s ownership interest and our pro forma net earnings and stockholders’ equity on a per share basis while increasing pro forma net earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber’s ownership interest and our pro forma net earnings and stockholders’ equity on a per share basis while decreasing pro forma net earnings and stockholders’ equity on an aggregate basis.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock which may be purchased:

(1) No less than 25 shares of common stock may be purchased;

(2) Each eligible account holder may subscribe for and purchase in the subscription offering up to the greater of (a) $500,000 (50,000 shares) of common stock or (b) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposit of all eligible account holders, in each case as of the close of business on the eligibility record date, June 30, 2009, subject to the overall limitations in clauses 7 and 8 below;

(3) The employee stock ownership plan may purchase in the aggregate up to 8.0% of the shares of common stock to be sold in the offering, including any additional shares issued in the event of an increase in the offering range;

(4) Each supplemental eligible account holder may subscribe for and purchase in the subscription offering up to the greater of (a) $500,000 (50,000 shares) of common stock or (b) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders, in each case as of the close of business on the supplemental eligibility record date,          , 20  , subject to the overall limitations in clauses 7 and 8 below;

(5) Each other depositor, that is any depositor of Alliance Bank as of the close of business on          , 2010, may subscribe for and purchase in the subscription offering up to $500,000 (50,000 shares) of common stock, subject to the overall limitations in clauses 7 and 8 below;

(6) Each person purchasing shares in the community offering or syndicated community offering may subscribe for and purchase up to $500,000 (50,000 shares) of common stock, subject to the overall limitations in clauses 7 and 8 below;

(7) Except for the employee stock ownership plan, the maximum number of shares of common stock subscribed for or purchased in all categories of the offering by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $1.0 million (100,000 shares);

(8) In addition, the maximum number of shares of common stock that may be subscribed for or purchased in all categories of the offering by any public shareholder of Alliance Bancorp, together with associates of and groups of persons acting in concert with such shareholder, when combined with any exchange shares to be received by existing shareholder and his associates may not exceed 5.0% of the total shares of common stock outstanding upon completion of the conversion and offering. However, existing shareholders will not be required to sell any shares of Alliance Bancorp common stock or be limited from receiving any exchange shares or have to divest themselves of any exchange shares or shares as a result of this limitation.

(9) No more than 27% of the total number of shares sold in the offering may be purchased by directors and officers of Alliance Bank and their associates in the aggregate, excluding purchases by the employee stock ownership plan.

We may, in our sole discretion, increase the individual or aggregate purchase limitations to up to 5.0% of the shares of common stock sold in the offering or we may decrease the individual or aggregate purchase limitations. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock in the subscription offering and who indicated a desire on their stock order form a desire to be resolicited will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. Such subscribers who wish to increase their orders will be required to pay for the additional shares requested by wire transfer.

In the event that we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5.0% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering.

In the event of an increase in the total number of shares of Alliance Bancorp — New common stock due to an increase in the offering range of up to 15%, the additional shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

•	to fill the subscription of the employee stock ownership plan;

•	in the event that there is an oversubscription by eligible account holders, to fill unfulfilled subscriptions of eligible account holders;

•	in the event that there is an oversubscription by supplemental eligible account holders, to fill unfulfilled subscriptions of supplemental eligible account holders;

•	in the event that there is an oversubscription by other depositors, to fill unfulfilled subscriptions of other depositors; and

•	to fill unfulfilled subscriptions in the community offering.

No person, together with associates of, and those acting in concert with, such person, may purchase more than the overall maximum purchase limit of $1.0 million of the shares of our common stock to be sold in the offering, which equals 100,000 shares. The term “acting in concert” is defined in the plan of conversion and reorganization to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interest in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with that other party will be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, the fact that persons reside at the same address or that such persons have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion and reorganization, our directors are not deemed to be acting in concert solely by reason of their board membership.

The term “associate” of a person is defined to mean (a) any corporation or other organization, other than Alliance Mutual Holding Company, Alliance Bancorp or Alliance Bank or a majority-owned subsidiary of Alliance Bank or Alliance Bancorp, of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any of our tax-qualified employee stock benefit plans in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries.

In addition, joint account relationships and common addresses will be taken into account in applying the overall purchase limitations. Persons having the same address or exercising subscription rights through qualifying deposit accounts registered to the same address will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert. Furthermore, we have the right, in our sole discretion, to reject any order submitted by a person whose representations we believe to be false or who we believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent the terms and conditions of the plan of conversion and reorganization.

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us on a best efforts basis in the offering by:

•	acting as our financial advisor for the conversion and offering;

•	providing administrative services and managing the Stock Information Center;

•	educating our employees regarding the offering;

•	targeting our sales efforts, including assisting in the preparation of marketing materials; and

•	soliciting orders for common stock.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $30,000 and 1.0% of the dollar amount of all shares of common stock sold in the subscription and community offering. The sales fee will be reduced by the advisory and administrative fee. No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated) shall not exceed 6.0% in the aggregate. Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in amounts not to exceed $30,000 for the subscription offering and community offering and not to exceed an additional $50,000 for the syndicated offering, and for attorney’s fees in an amount not to exceed $75,000.

In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $30,000. Under such circumstances, with our consent, Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional allowable expenses not to exceed $10,000 and additional reimbursable attorney’s fees not to exceed $20,000, provided that the aggregate of all reimbursable expenses and legal fees shall not exceed $185,000.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Alliance Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. No sales activity will be conducted in any Alliance Bank banking office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to: (1) consolidation of deposit accounts and vote calculation; (2) preparation of information for order forms and proxy cards; (3) interfacing with our financial printer; (4) recording stock order information; and (5) tabulating proxy votes. For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee of $30,000 and we will have made an advance payment of $5,000 with respect to this fee. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its acting as information agent in an amount not to exceed $5,000.

Stifel, Nicolaus & Company, Incorporated has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering. Stifel, Nicolaus & Company, Incorporated expresses no opinion as to the prices at which common stock to be issued may trade.

Lock-up Agreements

We and our directors and executive officers have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of our common stock or options, warrants or other securities exercisable, convertible or exchangeable for our common stock during the period commencing with the filing of the registration statement for the offering and conversion and ending 90 days after completion of the conversion and offering without the prior written consent of Stifel, Nicolaus & Company, Incorporated. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices or securities issued in connection with a merger or acquisition by us, we have agreed not to issue, offer to sell or sell any shares of our common stock or options, warrants or other securities exercisable, convertible or exchangeable for our common stock without the prior written consent of Stifel, Nicolaus & Company, Incorporated for a period of 90 days after completion of the conversion and offering.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering or any “stand by” underwritten public offering, a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Stifel, Nicolaus & Company, Incorporated or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Stifel, Nicolaus & Company, Incorporated or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms.  In order to purchase shares of common stock in the subscription offering or community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 2:00 p.m. Eastern Time, on          , 20  . We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without submitting full payment or without appropriate deposit account withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.

You may submit your stock order form and payment by mail using the stock order reply envelope provided; by overnight delivery to our Stock Information Center at the indicated address on the order form; or by hand- delivering your stock order form to Alliance Bank’s main office, located at 541 Lawrence Road, Broomall, Pennsylvania. We will not accept stock order forms at other Alliance Bank offices. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Alliance Bank or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of stock order forms will be final.

Payment for Shares.  Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•	Personal check, bank check or money order made payable directly to “Alliance Bancorp, Inc.”; or

•	Authorization of withdrawal from the types of Alliance Bank deposit accounts identified on the stock order form.

If you wish to pay by cash rather than by the above recommended methods, you must deliver your stock order form and payment in person to Alliance Bank’s main office located at 541 Lawrence Road, Broomall, Pennsylvania. Appropriate means for designating withdrawals from deposit accounts at Alliance Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock during the offering; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at Alliance Bank’s passbook rate subsequent to the withdrawal.

If payment is made by personal check, funds must be available in the account. Payments made by check or money order will be immediately cashed and placed in a segregated account at Alliance Bank and will earn interest calculated at Alliance Bank’s passbook rate from the date payment is received until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit Alliance Bank line of credit checks, and we will not accept wire transfers or third-party checks, including those payable to you and endorsed over to Alliance Bancorp, Inc. You may not designate on your stock order form a direct withdrawal from an Alliance Bank retirement account. See “— Using Retirement Account Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Alliance Bank deposit accounts with check-writing privileges. Please provide a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by          , 20  , in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Alliance Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Alliance Bancorp — New to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds To Purchase Shares.  A depositor interested in using funds in his or her individual retirement account(s) (IRAs) or any other retirement account at Alliance Bank to purchase common stock must do so through a self-directed retirement account. Since Alliance Bank does not offer self-directed accounts, before placing a stock order, a depositor must make a transfer of funds from Alliance Bank to a trustee (or custodian) offering a self-directed retirement account program (such as a brokerage firm). There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s retirement funds. An annual administrative fee may be payable to the new trustee. Subscribers interested in using funds in a retirement account held at Alliance Bank or elsewhere to purchase common stock should contact the Stock Information Center for assistance, preferably at least two weeks before the          , 20   offering expiration date, because processing such transactions takes additional time. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Termination of Offering.  We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest calculated at Alliance Bank’s passbook rate from the date of processing.

Persons in Non-qualified States or Foreign Countries

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion and reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization who reside in such jurisdiction is small;

•	the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify our securities for sale in such jurisdiction or to qualify a foreign corporation or file a consent to service of process in such jurisdiction; or

•	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer our common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us or our officers, directors or employees as brokers, dealers or salesmen.

Restrictions on Transfer of Subscription Rights and Shares

You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by you and only your account. If you exercise your such subscription rights, you will be required to certify that you are purchasing shares in the subscription offering solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion and offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Delivery and Exchange of Stock Certificates

Subscription and Community Offerings.  Certificates representing shares issued in connection with the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the addresses designated by such persons on the stock order form as soon as practicable following completion of the conversion and offering. Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for subscription shares are available and delivered to subscribers, subscribers may not be able to sell such shares, even though trading of the common stock of Alliance Bancorp — New will have commenced.

We will not execute orders until at least the minimum number of shares of common stock (2,635,000 shares) have been subscribed for or otherwise sold. If the minimum number of shares have not been subscribed for or sold within 45 days after the expiration date or          , 20  , unless such period is extended with the consent of the Office of Thrift Supervision, all funds received in the offering will be returned promptly to the subscribers, with interest, and all withdrawal authorizations will be canceled. If an extension beyond          , 20   is granted, we will notify subscribers of the extension of time and subscribers will have the right to confirm, modify or rescind their stock orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled.

Exchange Shares.  After completion of the conversion and reorganization, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Alliance Bancorp common stock, other than Alliance Mutual Holding Company, upon surrender of the same to the exchange agent, which is anticipated to be the transfer agent for our common stock, will receive a certificate or certificates representing the number of full shares of Alliance Bancorp — New common stock for which the shares of the Alliance Bancorp common stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the exchange ratio. The exchange agent will promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the conversion and offering evidenced shares of Alliance Bancorp and which is to be exchanged for Alliance Bancorp — New common stock based on the exchange ratio as provided in the plan of conversion and reorganization, a form of letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent, advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate or certificates evidencing Alliance Bancorp common stock. Shareholders of Alliance Bancorp should not forward common stock certificates to us or the exchange agent until they have received the transmittal letter.

No holder of a certificate theretofore representing shares of Alliance Bancorp common stock will be entitled to receive any dividends in respect of the common stock into which such shares shall have been converted until the certificate representing such shares of Alliance Bancorp common stock is surrendered in exchange for certificates representing shares of Alliance Bancorp — New common stock. In the event that we declare dividends after the conversion and offering but prior to surrender of certificates representing shares of Alliance Bancorp common stock, dividends payable in respect of shares of Alliance Bancorp — New common stock not then issued shall accrue, without interest. Any such dividends shall be paid, without interest, upon surrender of the certificates representing such shares of Alliance Bancorp common stock. We will be entitled, after the completion of the conversion and offering, to treat certificates representing shares of Alliance Bancorp common stock as evidencing ownership of the number of full shares of Alliance Bancorp — New common stock into which the shares of common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate or certificates representing shares of the new holding company’s common stock to which a holder of Alliance Bancorp common stock would otherwise be entitled as a result of the conversion and offering until such holder surrenders the certificate or certificates representing the shares of Alliance Bancorp common stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by us. If any certificate evidencing shares of common stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Required Approvals

Pursuant to Office of Thrift Supervision regulations, the plan of conversion and reorganization must be approved by (1) at least a majority of the total number of votes eligible to be cast by depositors of Alliance Bank at the special meeting of depositors, (2) holders of at least two-thirds of the outstanding shares of Alliance Bank common stock at the special meeting of shareholders and (3) at least a majority of the outstanding shares of Alliance Bancorp common stock, excluding the shares of Alliance Bancorp held by Alliance Mutual Holding Company, at the special meeting of shareholders. In addition, we must receive the final approval of the Office of Thrift Supervision and the Pennsylvania Department of Banking to complete the conversion and offering.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion and Offering

All shares of common stock purchased in connection with the conversion and offering by our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion and offering, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion and offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock pursuant to any tax-qualified employee stock benefit plan, such as the employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as a recognition and retention plan.

How You Can Obtain Additional Information — Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The toll-free telephone number is (          )          . The Stock Information Center is open Monday through Friday, from 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

Liquidation Prior to the Conversion.  In the unlikely event of a complete liquidation of Alliance Mutual Holding Company or Alliance Bancorp prior to the conversion, all claims of creditors of Alliance Bancorp, including those of depositors of Alliance Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Alliance Bancorp remaining, these assets would be distributed to shareholders, including Alliance Mutual Holding Company. Then, if there were any assets of Alliance Mutual Holding Company remaining, depositors of Alliance Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Alliance Bank immediately prior to liquidation.

Liquidation Following the Conversion.  In the unlikely event that Alliance Bancorp — New and Alliance Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by Alliance Bancorp — New pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to Alliance Bancorp — New as the holder of Alliance Bank capital stock.

The plan of conversion and reorganization, provides for the establishment, upon the completion of the conversion, of a liquidation account by Alliance Bancorp — New for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Alliance Mutual Holding Company’s ownership interest in the stockholders’ equity of Alliance Bancorp as of the date of its latest balance sheet contained in this prospectus. The plan of conversion and reorganization also provides that Alliance Bancorp — New shall cause the establishment of a bank liquidation account.

The liquidation account established by Alliance Bancorp — New is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Alliance Bancorp — New and Alliance Bank or of Alliance Bank. Specifically, in the unlikely event that Alliance Bancorp — New and Alliance Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of June 30, 2009 and          , 2010 of the liquidation

account maintained by Alliance Bancorp — New. In a liquidation of both entities, or of Alliance Bank, when Alliance Bancorp — New has insufficient assets to fund the distribution due to eligible account holders and Alliance Bank has positive net worth, Alliance Bank will pay amounts necessary to fund Alliance Bancorp — New’s remaining obligations under the liquidation account. The plan of conversion and reorganization also provides that if Alliance Bancorp — New is sold or liquidated apart from a sale or liquidation of Alliance Bank, then the rights of eligible account holders in the liquidation account maintained by Alliance Bancorp — New will be surrendered and treated as a liquidation account in Alliance Bank. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion and reorganization, after two years from the date of conversion and upon the written request of the Office of Thrift Supervision, Alliance Bancorp — New will eliminate or transfer the liquidation account and the interests in such account to Alliance Bank and the liquidation account shall thereupon become the liquidation account of Alliance Bank and not be subject in any manner or amount to creditors of Alliance Bancorp — New.

Also, under the rules and regulations of the Office of Thrift Supervision, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Alliance Bancorp — New or Alliance Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Alliance Bank on June 30, 2009 or          , 2010, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2009 or          , 2010 bears to the balance of all deposit accounts in Alliance Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2009 or          , 2010 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Alliance Bancorp — New as the sole shareholder of Alliance Bank.

Tax Aspects

We believe that the summary of the tax opinions presented below addresses all material federal income tax consequences that are generally applicable to us and the persons receiving subscription rights. One of the conditions to the completion of the conversion and offering is the receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, to the effect that the conversion and offering will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to Alliance Mutual Holding Company, Alliance Bancorp, Alliance Bancorp — New, Alliance Bank, or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by us.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to Alliance Mutual Holding Company, Alliance Bancorp, Alliance Bancorp — New and Alliance Bank to the effect that, for federal income tax purposes:

1. The conversion of Alliance Mutual Holding Company to stock form will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.

2. Alliance Mutual Holding Company will not recognize any gain or loss as a result of its conversion to stock form. (See Sections 361(a), 361(c) and 357(a) of the Code.)

3. The basis of the assets of Alliance Mutual Holding Company immediately following its conversion to stock form will be the same as the basis of such assets immediately prior to its conversion. (See Section 362(b) of the Code.)

4. The holding period of the assets of Alliance Mutual Holding Company immediately following its conversion to stock form will include the holding period of those assets immediately prior to its conversion. (See Section 1223(2) of the Code.)

5. The merger of Alliance Mutual Holding Company with and into Alliance Bancorp with Alliance Bancorp being the surviving institution (the mutual holding company merger), will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(1)(A) of the Internal Revenue Code.)

6. The constructive exchange of the eligible account holders’ and supplemental eligible account holders’ liquidation interests in Alliance Mutual Holding Company for liquidation interests in Alliance Bancorp in the mutual holding company merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54.)

7. Alliance Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to Alliance Bancorp and Alliance Bancorp’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in Alliance Bancorp or on the constructive distribution of such liquidation interest to Alliance Mutual Holding Company’s persons who are eligible account holders or supplemental eligible account holders. (Sections 361(a), 361(c), and 357(a) of the Internal Revenue Code.)

8. No gain or loss will be recognized by Alliance Bancorp upon the receipt of the assets of Alliance Mutual Holding Company in the mutual holding company merger in exchange for the constructive transfer to eligible account holders and supplemental eligible account holders of liquidation interests in Alliance Bancorp. (Section 1032(a) of the Internal Revenue Code.)

9. Eligible account holders and supplemental eligible account holders will recognize no gain or loss upon the constructive receipt of liquidation interests in Alliance Bancorp in exchange for their liquidation interests in Alliance Mutual Holding Company. (Section 354(a) of the Internal Revenue Code.)

10. The basis of the assets of Alliance Mutual Holding Company (other than the stock in Alliance Bancorp which will be cancelled) to be received by Alliance Bancorp will be the same as the basis of such assets in the hands of Alliance Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

11. The holding period of the assets of Alliance Mutual Holding Company in the hands of Alliance Bancorp will include the holding period of those assets in the hands of Alliance Mutual Holding Company. (Section 1223(2) of the Internal Revenue Code.)

12. The merger of Alliance Bancorp with and into Alliance Bancorp — New (the mid-tier holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

13. Alliance Bancorp will not recognize any gain or loss on the transfer of its assets to Alliance Bancorp — New and Alliance Bancorp — New’s assumption of its liabilities in the mid-tier holding company merger, pursuant to which shares of Alliance Bancorp — New common stock will be received in exchange for shares of Alliance Bancorp’s common stock, and eligible account holders and supplemental eligible account holders will receive liquidation interests in Alliance Bancorp — New in exchange for their liquidation interests in Alliance Bancorp.

14. No gain or loss will be recognized by Alliance Bancorp — New upon the receipt of the assets of Alliance Bancorp in the mid-tier holding company merger. (Section 1032(a) of the Internal Revenue Code.)

15. The basis of the assets of Alliance Bancorp (other than stock in Alliance Bank) to be received by Alliance Bancorp — New will be the same as the basis of such assets in the hands of Alliance Bancorp immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

16. The holding period of the assets of Alliance Bancorp in the hands of Alliance Bancorp — New will include the holding period of those assets in the hands of Alliance Bancorp. (Section 1223(2) of the Internal Revenue Code.)

17. Alliance Bancorp shareholders will not recognize any gain or loss upon their exchange of Alliance Bancorp common stock for Alliance Bancorp — New common stock, except for cash paid in lieu of fractional shares. (Section 354 of the Internal Revenue Code.)

18. The payment of cash to shareholders of Alliance Bancorp in lieu of fractional shares of Alliance Bancorp — New common stock will be treated as though the fractional shares were distributed as part of the mid-tier holding company merger and then redeemed by Alliance Bancorp — New. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

19. Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Alliance Bancorp for the liquidation accounts in Alliance Bancorp — New. (Section 354 of the Internal Revenue Code.)

20. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Alliance Bancorp — New common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account holders and other members upon distribution to them of nontransferable subscription rights to purchase shares of Alliance Bancorp — New common stock. (Section 356(a) of the Internal Revenue Code.) It is more likely than not that eligible account holders, supplemental eligible account holders and other members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

21. It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event Alliance Bancorp — New lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of interests in the bank liquidation account as of the effective date of the conversion and reorganization. (Section 356(a) of the Internal Revenue Code.)

22. It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

23. Each shareholder’s holding period in his or her Alliance Bancorp — New common stock received in the exchange will include the period during which the common stock surrendered was held,

provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

24. The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

25. No gain or loss will be recognized by Alliance Bancorp — New on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

In reaching their conclusions under items 20 and 22 above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering.

ParenteBeard LLC has issued an opinion to Alliance Mutual Holding Company, Alliance Bancorp and Alliance Bank to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the conversion and offering are not materially different than for federal tax purposes.

We received a letter from RP Financial dated          2010, which letter is not binding on the Internal Revenue Service, stating their belief that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. Furthermore, the Internal Revenue Service was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in a standard conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes, due to the factors discussed in this paragraph, that it is more likely than not that the subscription rights have no value. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and Alliance Bancorp — New may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

Unlike private rulings, an opinion is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial or administrative proceeding. If the Internal Revenue Service determines that the tax effects of the transactions contemplated by the plan of conversion and reorganization are to be treated differently from those presented in the opinion, Alliance Bancorp — New may be subject to adverse tax consequences as a result of the conversion and offering. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

RESTRICTIONS ON ACQUISITIONS OF ALLIANCE BANCORP — NEW AND
ALLIANCE BANK AND RELATED ANTI-TAKEOVER PROVISIONS

Restrictions in the Articles of Incorporation and Bylaws of Alliance Bancorp — New and Pennsylvania Law

Certain provisions of the articles of incorporation and bylaws of Alliance Bancorp — New and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in the articles of incorporation and bylaws of Alliance Bancorp — New provide, among other things:

•	that our board of directors shall be divided into classes with only one-third of its directors standing for reelection each year;

•	that special meetings of shareholders may only be called by our board of directors;

•	that shareholders generally must provide Alliance Bancorp — New advance notice of shareholder proposals and nominations for director and provide certain specified related information in the proposal;

•	that any merger or similar transaction be approved by a super-majority vote (75%) of shareholders entitled to vote unless it has previously been approved by at least two-thirds of our directors;

•	that no person may acquire or offer to acquire more than 10% of the issued and outstanding shares of any class of equity securities of Alliance Bancorp — New; and

•	the board of directors shall have the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

Provisions of the Pennsylvania Business Corporation Law of 1988, which is referred to as the PBCL in this document, applicable to Alliance Bancorp — New provide, among other things, that

•	Alliance Bancorp — New may not engage in a business combination with an “interested shareholder,” generally defined as a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;

•	holders of common stock may object to a “control transaction” involving Alliance Bancorp — New (a control transaction is defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation), and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group;” and

•	any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to Alliance Bancorp — New from the disposition of any equity securities of Alliance Bancorp — New to any person shall belong to and be recoverable by Alliance Bancorp — New when the profit is realized in a specified manner.

Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Our articles of incorporation do not provide for exemption from the applicability of these provisions. The PBCL includes additional anti-takeover provisions from which Alliance Bancorp — New has elected to exempt itself from as provided in its articles of incorporation.

The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by the board of directors of Alliance Bancorp — New but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of our board of directors or management more difficult. Furthermore, such provisions could render Alliance Bancorp — New being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of our articles of incorporation and bylaws and the PBCL is set forth below.

Board of Directors.  The articles of incorporation and bylaws of Alliance Bancorp — New require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of the common stock of Alliance Bancorp — New will not have cumulative voting in the election of directors.

Under our articles of incorporation, any vacancy occurring in our board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

The articles of incorporation of Alliance Bancorp — New provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors’ duties to Alliance Bancorp — New.

Consideration of Interests.  The PBCL provides that in discharging the duties of their respective positions, including in the context of evaluating an offer to acquire Alliance Bancorp — New, the board of directors, committees of the board and individual directors of a business corporation may consider the following:

•	the effects of any action upon any and all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

•	the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

•	the resources, intent and conduct (past, stated and potential) or any person seeking to acquire control of the corporation; and

•	all other pertinent factors.

The board of directors, committees of the board and individual directors shall not be required, in considering the best interests of the corporation or the effects of any such action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

Limitations on Liability.  The articles of incorporation of Alliance Bancorp — New provide that the personal liability of our directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PBCL as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors, but not officers, of corporations that have adopted such a provision will not be so liable, unless:

•	the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to Alliance Bancorp — New and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in our articles of incorporation limiting the personal liability of directors and officers would automatically incorporate such amendments to the law without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, our articles of incorporation would automatically incorporate such restrictions without further action by shareholders.

The provision limiting the personal liability of our directors does not eliminate or alter the duty of our directors; it merely limits personal liability for monetary damages to the extent permitted by the PBCL. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer, if he is also an officer, or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law.

The provision in our articles of incorporation which limits the personal liability of directors is designed to ensure that the ability of our directors to exercise their best business judgment in managing our affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. Such litigation, whether it is well-founded or not, can be very costly. The provision of our articles of incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable Alliance Bancorp — New to elect and retain the persons most qualified to serve as directors.

Indemnification of Directors, Officers, Employees and Agents.  The bylaws of Alliance Bancorp — New provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, or agent of Alliance Bancorp — New. Indemnification will be furnished against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such threatened, pending or completed action, suit or proceeding. In particular, indemnification will be made against judgments and settlements in derivative suits. Indemnification will be made unless a judgment or other final adjudication establishes that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The indemnification provisions also require us to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification. The rights of indemnification provided in our bylaws are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or directors or otherwise. In addition, our bylaws authorize us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Alliance Bancorp — New, whether or not we would have the power to provide indemnification to such person. By action of the Alliance Bancorp — New board, we may create and fund a trust fund or fund of any nature, and may enter into agreements with our officers and directors, for securing or insuring in any manner our obligation to indemnify or advance expenses provided for in the provisions in our bylaws regarding indemnification.

Special Meetings of Shareholders.  The articles of incorporation of Alliance Bancorp — New contain a provision pursuant to which, except as otherwise provided by law, special meetings of its shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

Shareholder Nominations and Proposals.  The bylaws of Alliance Bancorp — New provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, our principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by Alliance Bancorp — New in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the conversion and the reorganization, by January 31, 2011.

Our bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to our secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by Alliance Bancorp — New in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion and reorganization, by January 31, 2011. Our bylaws also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with our bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

The procedures regarding shareholder proposals and nominations are intended to provide the board of directors of Alliance Bancorp — New with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Alliance Bancorp — New or its shareholders.

Shareholder Action Without a Meeting.  The articles of incorporation of Alliance Bancorp — New provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a written consent setting forth the action so taken is signed by all of the shareholders entitled to vote.

Limitations on Acquisitions of Voting Stock and Voting Rights.  The articles of incorporation of Alliance Bancorp — New provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of our equity securities or (b) any securities convertible into, or exercisable for, any equity securities of Alliance Bancorp — New if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of our equity securities. The term “person” is broadly defined in our articles of incorporation to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Alliance Bancorp — New by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Alliance Bancorp — New or Alliance Bank or any trustees of such plan and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of our board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and our board of directors may cause the excess shares to be transferred to an independent trustee for sale.

Mergers, Consolidations and Sales of Assets.  For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. The articles of incorporation of Alliance Bancorp — New provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of its board of directors, in which case the majority of the votes cast standard would apply. In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

•	whether or not the “constituent” corporation, in this case, Alliance Bancorp — New, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

As holder of all of the outstanding Alliance Bank common stock after consummation of the conversion, Alliance Bancorp — New generally will be able to authorize a merger, consolidation or other business combination involving Alliance Bank without any additional approval being required of the shareholders of Alliance Bancorp — New.

Business Combinations with Interested Shareholders.  Under the PBCL, a registered corporation may not engage in a business combination with an interested shareholder except for certain types of business combinations as enumerated under Pennsylvania law. The PBCL defines a “business combination” generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an “affiliate” or “associate” thereof, on the other hand. An “interested shareholder” is defined generally to include any individual, partnership, association or corporation which is the beneficial owner, as defined, of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

Control Transactions.  The PBCL includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a “control transaction” to object to such transaction and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group.” A “control transaction” for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation, subject to certain limited exceptions. “Fair value” for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

Disgorgement by Certain Controlling Shareholders.  The PBCL includes provisions which generally provide that any “profit” realized by any person or group who is or was a “controlling person or group” with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

A “controlling person or group” for purposes of these provisions of the PBCL is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of “controlling person or group” also includes terms which are designed to facilitate a corporation’s determination of the existence of a group and members of a controlling group.

The PBCL excludes certain persons and holders from the definition of a controlling person or group, absent “significant other activities” indicating that a person or group should be deemed a controlling person or group. The PBCL similarly provides that, absent a person or group’s direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Securities Exchange Act of 1934 and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the PBCL applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and shareholders of the corporation in the prescribed manner.

Actions to recover any profit due to a registered corporation under the disgorgement provisions of the PBCL may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a shareholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a shareholder or the corporations fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the shareholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

Control-Share Acquisitions.  The PBCL includes provisions which generally require that shareholders of a registered corporation approve a “control-share acquisition,” as defined therein. Pursuant to authority contained in the PBCL, our articles of incorporation contain a provision which provides that the control-share acquisition provisions of the PBCL shall not be applicable to Alliance Bancorp — New.

Amendment of Governing Instruments.  The articles of incorporation of Alliance Bancorp — New generally provide that no amendment of the articles of incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation and bylaws) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of the directors of Alliance Bancorp — New then in office.

Our bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (removal of directors) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

Authorized Capital Stock.  The authorized capital stock of Alliance Bancorp — New consists of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. The number of authorized stock is greater than what we will issue in the conversion and reorganization. This will provide our board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

Issuance of Capital Stock to Directors, Officers and Controlling Persons.  Our articles of incorporation do not contain restrictions on the issuance of shares of capital stock to our directors, officers or controlling persons. Thus, Alliance Bancorp — New could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of Alliance Bancorp — New capital stock could be issued directly to directors or officers without shareholder approval. The Marketplace Rules of the Nasdaq Stock Market, however, generally require corporations like Alliance Bancorp — New with securities which will be listed on the Nasdaq Stock Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations. We plan to submit the proposed stock option plan and stock recognition and retention plan discussed herein to our shareholders for their approval.

The foregoing provisions of our article of incorporation and bylaws and Pennsylvania law could have the effect of discouraging an acquisition of Alliance Bancorp — New or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

In addition, certain provisions expected to be included in the proposed stock option plan and stock recognition and retention plan, each of which will not be implemented prior to the receipt of shareholder approval, provide for accelerated benefits to participants in the event of a change in control of Alliance Bancorp — New or Alliance Bank, as applicable. See “Management — New Stock Benefit Plans.” In addition, certain employment agreements to which Alliance Bank is a party provide for specified benefits in the event of a change in control. See “Management — Employment Agreements.” The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of Alliance Bancorp — New.

The board of directors of Alliance Bancorp — New believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by its board of directors. Our board of directors believes that these provisions are in the best interests of Alliance Bancorp — New and its future shareholders. In the board of directors’ judgment, our board of directors is in the best position to determine the true value of Alliance Bancorp — New and to negotiate more effectively for what may be in the best interests of shareholders. Accordingly, our board of directors believes that it is in the best interests and the best interests of our future shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of Alliance Bancorp — New and where the transaction is in the best interests of all shareholders.

Regulatory Restrictions

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days’ prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated “control factors” are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

During the conversion and for three years following the conversion and reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as Alliance Bank, without the prior written approval of the Office of Thrift Supervision, except for

•	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans of us or Alliance Bank; and

•	an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion and reorganization.

Such prohibition also is applicable to the acquisition of our common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of

10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholder. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

In addition, provisions of the Pennsylvania Banking Code prohibit any person from acquiring or making a proposal to acquire the voting rights of more than 10% of the issued and outstanding shares of the voting stock of Alliance Bancorp — New without filing an application with, and receiving prior approval from, the Pennsylvania Department of Banking.

In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion and reorganization, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See “The Conversion and Offering — Restrictions on Transfer of Subscription Rights and Shares.”

DESCRIPTION OF OUR CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. We currently expect to issue up to a maximum of 6.0 million shares of common stock, including 3.6 million shares sold in the offering and 2.4 million shares exchanged for the outstanding shares of Alliance Bancorp common stock, and no shares of preferred stock in the conversion and reorganization. Each share of common stock of Alliance Bancorp — New will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the Subscription Shares and the issuance of the Exchange Shares in accordance with the plan of conversion and reorganization, all such stock will be duly authorized, fully paid and nonassessable.

The common stock of Alliance Bancorp — New will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental authority.

Common Stock

Dividends.  We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “Our Dividend Policy.” The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights.  Upon completion of the conversion and reorganization, the holders of our common stock will possess exclusive voting rights in Alliance Bancorp — New. They will elect our board of directors and act on such other matters as are required to be presented to them under Pennsylvania law or our articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisitions of Alliance Bancorp — New and Alliance Bank and Related Anti-Takeover Provisions — Limitations on Acquisitions of Voting Stock and Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation.  In the event of any liquidation, dissolution or winding up of Alliance Bancorp — New, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including with respect to the liquidation account of Alliance Bancorp — New), all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights.  Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of our authorized preferred stock will be issued in the conversion and reorganization. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008 and for each of the years in the two-year period ended December 31, 2009 included in this prospectus and in the registration statement have been so included in reliance on the report of ParenteBeard LLC, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

RP Financial LC.  has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

TRANSFER AGENT, EXCHANGE AGENT AND REGISTRAR

The transfer agent and registrar and exchange agent for the common stock of Alliance Bancorp — New is Registrar and Transfer Company.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Elias, Matz, Tiernan & Herrick L.L.P. ParenteBeard LLC has provided an opinion to us regarding the Pennsylvania income tax consequences of the conversion. Elias, Matz, Tiernan & Herrick L.L.P. and ParenteBeard LLC have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Malizia Spidi & Fisch, P.C.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, Alliance Bancorp — New will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, Alliance Bancorp — New and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. Alliance Bancorp — New has undertaken that it will not terminate such registration for a period of at least three years following the conversion and offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Alliance Bancorp — New has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the Internet at http://www.sec.gov.

Alliance Bancorp — New has filed an application with respect to the conversion and offering with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311. Alliance Bancorp — New also has filed an application with the Pennsylvania Department of Banking with respect to the reorganization. The application may be examined at the principal office of the Pennsylvania Department of Banking at 17 North Second Street, 11th Floor, Harrisburg, Pennsylvania. This prospectus omits certain information included in that application.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements of Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Page No.

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Financial Condition as of June 30, 2010 (Unaudited), December 31, 2009 and 2008	F-3
Consolidated Statements of Income for the Six Months Ended June 30, 2010 and 2009 (Unaudited) and for the Years Ended December 31, 2009 and 2008	F-4
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income for the Six Months Ended June 30, 2010 and 2009 (Unaudited) and for the Years Ended December 31, 2009 and 2008	F-5
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2010 and 2009 (Unaudited) and for the Years Ended December 31, 2009 and 2008	F-7
Notes to Consolidated Financial Statements	F-8

All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

The registrant, Alliance Bancorp-New, is in organization and has not yet commenced operations to date; accordingly, the financial statements of the registrant have been omitted because of their immateriality.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Alliance Bancorp, Inc. of Pennsylvania

We have audited the accompanying consolidated statements of financial condition of Alliance Bancorp, Inc. of Pennsylvania and subsidiaries (“the Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009. Alliance Bancorp, Inc. of Pennsylvania’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Bancorp, Inc. of Pennsylvania and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Malvern, Pennsylvania
March 16, 2010

ALLIANCE BANCORP, INC. OF PENNSYLVANIA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,	December 31,	December 31,
	2010	2009	2008
	(Unaudited)
	(In thousands, except per share and share amounts)

ASSETS:
Cash and cash equivalents	$5,548	$5,710	$7,849
Interest-bearing deposits with depository institutions	60,908	69,226	20,459

Total cash and cash equivalents	66,456	74,936	28,308
Investment securities available for sale	28,216	28,890	37,814
Mortgage-backed securities available for sale	19,551	23,355	31,921
Investment securities held to maturity — (fair value — 2010, $22,582 (unaudited); 2009, $23,797; 2008, $23,958)	22,075	23,446	24,256
Loans receivable — net of allowance for loan losses — 2010, $4,185 (unaudited); 2009, $3,538; 2008, $3,169	283,020	285,008	278,436
Accrued interest receivable	1,963	2,045	2,028
Premises and fixed assets — net	2,572	2,531	2,764
Other real estate owned (OREO)	3,026	2,968	0
Bank owned life insurance	11,360	11,185	10,830
Federal Home Loan Bank (FHLB) stock — at cost	2,439	2,439	2,439
Deferred tax asset-net	4,676	4,546	4,328
Prepaid FDIC premium assessment	1,877	2,034	—
Prepaid expenses and other assets	1,215	833	985

TOTAL ASSETS	$448,446	$464,216	$424,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Non-interest bearing deposits	$13,213	$15,506	$13,610
Interest bearing deposits	367,997	359,748	313,657

Total deposits	381,210	375,254	327,267
FHLB Advances	5,000	32,000	37,000
Other Borrowings	8,112	3,090	4,632
Accrued expenses and other liabilities	5,557	5,427	6,311

Total liabilities	399,879	415,771	375,210

Commitments and Contingencies (Note 10)
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value; 15,000,000 shares authorized; 7,225,000 shares issued; outstanding, 2010, 6,696,476; 2009; 6,729,676 2008, 6,957,676	72	72	72
Additional paid-in capital	24,015	24,015	24,029
Retained earnings — partially restricted	29,948	29,848	28,836
Unearned shares held by Employee Stock Ownership Plan (ESOP)	(565)	(602)	(722)
Accumulated other comprehensive loss	(321)	(583)	(930)
Treasury stock, at cost: 2010, 528,524 shares; 2009, 495, 324 shares; 2008, 267,324 shares	(4,582)	(4,305)	(2,386)

Total stockholders’ equity	48,567	48,445	48,899

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$448,446	$464,216	$424,109

See notes to consolidated financial statements

ALLIANCE BANCORP, INC. OF PENNSYLVANIA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Six Months		For the Year
	Ended June 30,		Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
	(In thousands, except per share amounts)

INTEREST AND FEES AND DIVIDEND INCOME:
Loans	$8,475	$8,530	$17,024	$17,485
Mortgage-backed securities	450	674	1,230	1,494
Investment securities:
Taxable	526	731	1,467	1,379
Tax-exempt	531	601	1,171	1,091
Dividends	—	—	—	381
Balances due from depository institutions	150	68	199	712

Total interest and fees and dividend income	10,132	10,604	21,091	22,542

INTEREST EXPENSE:
Deposits	3,001	3,798	7,257	9,267
FHLB Advances and other borrowed money	786	1,185	2,252	2,434

Total interest expense	3,787	4,983	9,509	11,701

NET INTEREST INCOME	6,345	5,621	11,582	10,841
PROVISION FOR LOAN LOSSES	1,170	150	528	585

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,175	5,471	11,054	10,256

OTHER INCOME:
Service charges on deposit accounts	149	145	293	352
Management fees	168	180	360	384
Other fee income	87	82	170	169
Gain on sale of loans	—	—	—	7
Loss on sale of securities, net	—	—	—	(157)
Loss on sale of OREO, net	(20)	—	(15)	—
Impairment charge on investment securities	—	—	—	(882)
Portion of loss recognized in other comprehensive loss, net	—	—	—	—

Net impairment loss recognized in earnings	—	—	—	(882)
Increase in cash surrender value of life insurance	175	182	355	367
Other	—	1	1	1

Total other income	559	590	1,164	241

OTHER EXPENSES:
Salaries and employee benefits	3,049	2,926	5,929	5,716
Occupancy and equipment	969	954	1,801	1,968
FDIC deposit insurance premiums	328	450	756	193
Advertising and marketing	145	145	308	466
Professional fees	287	277	501	438
Loan and OREO expense	64	54	116	38
Directors fees	140	128	255	250
Provision for loss on OREO	135	—	107	—
Other noninterest expense	557	561	1,127	1,234

Total other expenses	5,674	5,495	10,900	10,303

INCOME BEFORE INCOME TAX BENEFIT	60	566	1,318	194
INCOME TAX BENEFIT	(205)	(59)	(41)	(411)

NET INCOME	$265	$625	$1,359	$605

BASIC EARNINGS PER SHARE	$0.04	$0.09	$0.20	$0.09

See notes to consolidated financial statements

ALLIANCE BANCORP, INC. OF PENNSYLVANIA AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009, and 2008, AND FOR THE SIX MONTHS ENDED JUNE 30, 2010 (UNAUDITED)

			Retained		Accumulated
		Additional	Earnings -	Unearned	Other		Total
	Common	Paid-in	Partially	Shares Held	Comprehensive	Treasury	Stockholders’	Comprehensive
	Stock	Capital	Restricted	by ESOP	Loss	Stock	Equity	Income
	(In thousands, except per share and share amounts)

Balance, January 1, 2008	72	24,041	28,975	(843)	(787)	—	51,458
ESOP shares committed to be released		(12)		121			109
Net income			605				605	605
Dividends declared-$0.24 per share			(744)				(744)
Acquisition of treasury stock (267,324 shares)						(2,386)	(2,386)
Change in liability for retirement plans, net of tax					(655)		(655)	(655)
Change in net unrealized gains on securities							—
available for sale, net of tax of(1)					512		512	512

Balance, December 31, 2008	72	24,029	28,836	(722)	(930)	(2,386)	48,899	462

ESOP shares committed to be released		(14)		120			106
Net income			1,359				1,359	1,359
Dividends declared-$0.12 per share			(347)				(347)
Acquisition of treasury stock (228,000 shares)						(1,919)	(1,919)
Change in liability for retirement plans, net of tax					453		453	453
Change in net unrealized losses on securities available for sale, net of tax(1)					(106)		(106)	(106)

Balance, December 31, 2009	72	24,015	29,848	(602)	(583)	(4,305)	48,445	2,168

ESOP shares committed to be released				37			37
Net income (unaudited)			265				265	265
Dividends declared — $0.03 per share			(165)				(165)
Acquisition of treasury stock (33,200 shares)						(277)	(277)
Other comprehensive income — net of tax expense of $135					262		262	262

Balance, June 30, 2010 (unaudited)	$72	$24,015	$29,948	$(565)	$(321)	$(4,582)	$48,567	$527

ALLIANCE BANCORP, INC. OF PENNSYLVANIA AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY — (Continued)

(1)	Disclosure of reclassification amount, net of tax, for:

	Six-Months Ended	Year Ended December 31,
	June 30, 2010	2009	2008
	(Unaudited)

Net unrealized gains (losses) arising during the year	$262	$(106)	$(174)
Add: reclassification adjustment for impairment charge included in net income (net of tax benefit of $-0-, $-0-, and $299,949, respectively)	—	—	582
Add: reclassification adjustment for net losses included in net income (net of tax benefit of $-0-, $-0-, and $53,499, respectively)	—	—	104

Change in net unrealized gains (losses) on securities available for sale	$262	$(106)	$512

See notes to consolidated financial statements

ALLIANCE BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months		For the Year
	Ended June 30,		Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
	(In thousands)

OPERATING ACTIVITIES:
Net income	$265	$625	$1,359	$605
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Provision for loan losses	1,170	150	528	585
Depreciation and amortization	247	284	512	686
Write down on OREO	135	—	107	—
ESOP shares committed to be released	37	52	106	109
Gain (loss) on sale of loans	—	—	—	(7)
Deferred tax benefit	(265)	6	(397)	(666)
Loss on sale of securities	—	—	—	157
Impairment charge on investment securities	—	—	—	882
Loss (gain) on sale of OREO	20	—	15	—
Origination of loans held for sale	—	—	—	(1,328)
Proceeds from loans sold in the secondary market	—	—	—	1,335
Changes in assets and liabilities which provided (used) cash:
Accrued expenses and other liabilities	130	160	(197)	140
Prepaid expenses and other assets	(225)	(377)	(1,882)	(227)
Increase in cash surrender value of bank owned life insurance	(175)	(182)	(355)	(367)
Accrued interest receivable	82	76	(17)	(96)

Net cash provided by (used in) provided by operating activities	1,421	794	(221)	1,808

INVESTING ACTIVITIES:
Purchase of investment securities available for sale	(12,000)	(14,000)	(31,000)	(29,500)
Purchase of investment securities held to maturity	—	(2,585)	(4,085)	(4,000)
Purchase of mortgage-backed securities	—	—	—	(4,340)
Loans originated and acquired	(20,601)	(28,002)	(65,628)	(73,733)
Proceeds from maturities and calls of investment securities	14,376	24,421	44,348	20,675
Proceeds from sale of investment securities available for sale	—	—	—	18,145
Proceeds from loans sold	—	—	500	—
Purchase of FHLB stock	—	—	—	(129)
Principal repayments of:
Loans	20,750	23,247	54,264	51,643
Mortgage-backed securities	3,870	4,840	8,876	8,258
Investment in OREO	(70)	—	(34)	—
Purchase of premises and equipment	(288)	(88)	(278)	(540)
Proceeds from sale of OREO	526	—	707	—

Net cash provided by (used in) investing activities	6,563	7,833	7,670	(13,521)

FINANCING ACTIVITIES:
Dividends paid	(165)	(177)	(347)	(744)
Increase (decrease) in deposits	5,956	14,045	47,987	(3,520)
Purchase of treasury stock	(277)	(905)	(1,919)	(2,386)
Increase (decrease) in other borrowed money	5,022	(1,531)	(1,542)	4,590
Repayment of FHLB borrowings	(27,000)	—	(5,000)	—

Net cash provided by (used in) financing activities	(16,464)	11,432	39,179	(2,060)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,480)	20,059	46,628	(13,773)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	74,936	28,308	28,308	42,079

CASH AND CASH EQUIVALENTS, END OF PERIOD	$66,456	$48,367	$74,936	$28,306

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest (credited and paid)	$3,935	$4,991	$9,537	$11,752
Income taxes	$350	$100	$300	$400
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITY
Cash paid during the period for:
Other real estate acquired in settlement of loans	$669	$2,100	$3,764	$—

See notes to consolidated financial statements

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements
for the six months ended June 30, 2010 and 2009 (unaudited)
and for the years ended December 31, 2009 and 2008.

1.	Organizational Structure and Nature of Operations

On January 30, 2007, Alliance Bank (the “Bank”) completed its reorganization to a mid-tier holding company structure and the sale by the mid-tier company, Alliance Bancorp, Inc. of Pennsylvania (“Alliance Bancorp” or the “Company”) of shares of its common stock. In the reorganization and offering, the Company sold 1,807,339 shares of common stock at a purchase price of $10.00 per share and issued 5,417,661 shares of common stock in exchange for former outstanding shares of the Bank. Each share of the Bank’s common stock was converted into 2.09945 shares of the Company’s common stock. The offering resulted in approximately $16.5 million in net proceeds to the Company.

As a result of the reorganization and offering, Alliance Mutual Holding Company (the “Holding Company”) owned 55% of the outstanding common stock of Alliance Bancorp and minority public stockholders owned the remaining 45% of the outstanding common stock of Alliance Bancorp. Following purchases of treasury stock, at June 30, 2010, the Holding Company owns 59.3% of the outstanding common stock of Alliance Bancorp and the minority public shareholders own the remaining 40.7%. The Holding Company is a federally chartered mutual holding company. The Holding Company and the Company are subject to regulation and supervision of the Office of Thrift Supervision.

The Bank is a community oriented savings bank headquartered in Broomall, Pennsylvania. The Bank operates a total of nine banking offices located in Delaware and Chester Counties, which are suburbs of Philadelphia. The Bank is primarily engaged in attracting deposits from the general public through its branch offices and using such deposits primarily to (i) originate and purchase loans secured by first liens on single-family (one-to-four units) residential and commercial real estate properties and (ii) invest in securities issued by the U.S. Government and agencies thereof, municipal and corporate debt securities and certain mutual funds. The Bank derives its income principally from interest earned on loans, mortgage-backed securities and investments and, to a lesser extent, from fees received in connection with the origination of loans and for other services. The Bank’s primary expenses are interest expense on deposits and borrowings and general operating expenses.

The Bank is subject to regulation by the Pennsylvania Department of Banking (the “Department”), as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation (the “FDIC”), which insures the Bank’s deposits up to applicable limits.

Nature of Operations — The Bank is principally in the business of attracting deposits through its branch offices and investing those deposits together with funds from borrowings and operations in single-family residential, commercial real estate, commercial business and consumer loans. The Bank is primarily supervised by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking. The Company and the Holding Company are supervised by the Office of Thrift Supervision.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation  — The consolidated financial statements of the Company include the accounts of the Bank, Alliance Delaware Corporation, which holds and manages certain investment and mortgage-backed securities, Alliance Financial and Investment Services LLC, which participates in commission fees from non-insured alternative investment products, and 908 Hyatt Street LLC, which owns and manages certain real estate properties, all are wholly owned subsidiaries of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Data — The interim financial data is unaudited. However, in the opinion of management, the interim data as of June 30, 2010 and for the six months ended June 30, 2010 and 2009 includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

results of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for a full year or any period.

Use of Estimates in the Preparation of Financial Statements  — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. It also requires the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of FHLB stock, the valuation of deferred tax assets, liability and expense of employee benefit obligations, and evaluation of investment securities for other than temporary impairment.

Segment Information — The Company has one reportable segment, “Community Banking.” All of the Bank’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Bank supports the others. For example, lending is dependent upon the ability of the Bank to fund itself with deposits and other borrowings and manage interest rate and credit risk. Accordingly, all significant operating decisions are based upon analysis of the Bank as one segment or unit.

The Company operates only in the U.S. domestic market, primarily in Pennsylvania’s Delaware and Chester Counties. For the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008, there is no one customer that accounted for more than 10% of the Bank’s revenue.

Cash and Cash Equivalents — For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits with depository institutions. As of June 30, 2010, December 31, 2009 and December 30, 2008, the Bank’s minimum reserve balance with the Federal Reserve Bank was approximately $1.5 million (unaudited), $2.0 million, and $2.3 million, respectively.

Investment and Mortgage-Backed Securities  — The Bank classifies and accounts for debt and equity securities as follows:

•	Securities Held to Maturity — Securities held to maturity are stated at cost, adjusted for unamortized purchase premiums and discounts, based on the positive intent and the ability to hold these securities to maturity considering all reasonably foreseeable conditions and events.

•	Securities Available for Sale — Securities available for sale, carried at fair value, are those securities management might sell in response to changes in market interest rates, increases in loan demand, changes in liquidity needs and other conditions. Unrealized gains and losses, net of tax, are reported as a net amount in other comprehensive income (loss) until realized.

Purchase premiums and discounts are amortized to income over the life of the related security using the interest method. The adjusted cost of a specific security sold is the basis for determining the gain or loss on the sale.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table shows the fair value and unrealized losses on investments, aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

	June 30, 2010
	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
		(Unaudited)
			(In thousands)

Securities Available for Sale
U.S. Government obligations	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	—	—	189	8	189	8

Total securities available for sale	$—	$—	$189	$8	$189	$8

Securities Held to Maturity
Municipal obligations	$—	$—	$4,464	$81	$4,464	$81

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)

Securities Available for Sale
U.S. Government obligations	$19,784	$215	$—	$—	$19,784	$215
Mortgage-backed securities	—	—	669	15	699	15

Total securities available for sale	$19,784	$215	$699	$15	$20,483	$230

Securities Held to Maturity
Municipal obligations	$2,060	$20	$3,904	$141	$5,964	$161

	December 31, 2008
	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)

Securities Available for Sale
U.S. Government obligations	$1,987	$13	$—	$—	$1,987	$13
Mortgage-backed securities	2,594	70	4,407	86	7,001	156

Total securities available for sale	$4,581	$83	$4,407	$86	$8,988	$169

Securities Held to Maturity
Municipal obligations	$9,192	$443	$1,559	$162	$10,751	$605

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not the Bank intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

impairment is separated into (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

As of June 30, 2010, management believes that the estimated fair value of the securities disclosed above is primarily dependent upon the movement in market interest rates particularly given the negligible inherent credit risk associated with these securities. These investment securities are comprised of securities that are rated investment grade by at least one bond credit rating service. Although the fair value will fluctuate as the market interest rates move, management believes that these fair values will recover as the underlying portfolios mature and are reinvested in market rate yielding investments. As of June 30, 2010, there were no U.S. government obligations in unrealized loss positions, no mortgage backed securities in a unrealized loss position for less than twelve months and 3 in a unrealized loss position greater than twelve months, and no municipal obligations in a unrealized loss position for less than twelve months and 6 in a unrealized loss position greater than twelve months. The Company does not intend to sell these securities and it is not more likely than not that we will be required to sell these securities before recovery. Management does not believe any individual unrealized loss as of June 30, 2010 represents an other-than-temporary impairment.

During 2008, due to a decline in the fair value of the Company’s investment in an $18.0 million mutual fund portfolio, the Company identified the impairment of these securities as other than temporary and recorded a loss of $882,000 as a charge against operating results. In April and July of 2008, the Company sold approximately $15.5 million and $254,000, respectively, of the mutual funds and recorded pretax losses on the sale of securities of $153,000 and $4,000, respectively. In August of 2008, the remaining $2.7 million of mutual funds were sold at fair value to Alliance Mutual Holding Company.

Federal Home Loan Bank Stock — Federal Home Loan Bank (“FHLB”) Stock, which represents the required investment in the common stock of a correspondent bank, is carried at cost. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock.

Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of its cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of its cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to the FHLB stock as of June 30, 2010.

Loans  — The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in southeastern Pennsylvania. The ability of the Bank’s debtors to honor their contract is dependent upon real estate and general economic conditions. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. The Bank defers all loan fee income, net of certain direct loan origination costs. The balance is accreted into income as a yield adjustment over the life of the loan using the interest method.

Allowance for Loan Losses — The allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Allowances are provided for specific loans when losses are probable and can be estimated. When this occurs, management considers the remaining principal balance, fair

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

value and estimated net realizable value of the property collateralizing the loan. Current and future operating and/or sales conditions are also considered. These estimates are susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating and other conditions that may be beyond management’s control.

General loan loss reserves are established as an allowance for losses based on inherent probable risk of loss in the loan portfolio. In assessing risk, management considers historical experience, volume and composition of lending conducted by the Bank, industry standards, status of nonperforming loans, general economic conditions as they relate to the market area and other factors related to the collectibility of the Bank’s loan portfolio.

Impaired loans are predominantly measured based on the fair value of the collateral. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of probable losses and impairment existing in the current loan portfolio. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the original contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Large groups of smaller balance homogeneous loans, including residential real estate and consumer loans, are collectively evaluated for impairment, except for loans restructured under a troubled debt restructuring.

Accrued Interest Receivable — Interest on loans is recognized as earned. Accrual of loan interest is discontinued and a reserve established on existing accruals if management believes that after considering collateral value, economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful.

Purchase Discounts and Premiums — Purchase discounts and premiums on loans and investment and mortgage-backed securities purchased are amortized over the expected average life of the loans and securities using the interest method.

Other Real Estate Owned — Other real estate acquired through, or in lieu of, foreclosure is initially recorded at fair value at the date of acquisition, establishing a new cost basis through a charge to the allowance for loan losses, if necessary. Revenues and expenses from operations are included in other income and other expense. Additions to the valuation allowance are included in other expense. Subsequent to foreclosure, valuations are periodically performed by management and an allowance for losses is established, if necessary, by a charge to operations if the carrying value of a property exceeds its estimated fair value less estimated costs to sell.

Bank-Owned Life Insurance — The Bank is the beneficiary of insurance policies on the lives of certain officers of the Bank. The Bank has recognized the amount that could be realized under the insurance policies as an asset in the consolidated statements of financial condition.

Premises and Equipment — Land is carried at cost. Premises and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the related assets which range from two to 40 years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful lives of the improvements or the remaining lease term. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

Income Taxes — The Bank accounts for Income Taxes in accordance with the guidance set forth in FASB ASC Topic 740, Income Taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Bank recognizes interest and penalties on income taxes as a component of income tax expense. The Company’s federal income and state tax returns for taxable years through December 31, 2006 have been closed for purposes of examination by the Internal Revenue Service and Pennsylvania Department of Revenue.

The Bank has also entered into a tax sharing agreement (under the Internal Revenue Section 1552) with the Company and Alliance Delaware Corporation. The agreement provides that the tax liability shall be apportioned among the members of the group in accordance with the ratio which that portion of the consolidated taxable income attributed to each member of the group having taxable income bears to the consolidated taxable income. The Bank had $-0-(unaudited), $-0-, and $3,600 due to the Company at June 30, 2010, December 31, 2009, and 2008, respectively.

Transfers of Financial Assets — Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Employee Benefit Plans — The Bank’s 401(k) plan allows eligible participants to set aside a certain percentage of their salaries before taxes. The Bank may elect to match employee contributions, as a profit sharing payment, up to a specified percentage of their respective salaries in an amount determined annually by the Board of Directors. The Company’s profit sharing contribution related to the plan resulted in expenses of $60,000 (unaudited), $50,000 (unaudited), $110,000, and $100,000, for the six months ended June 30, 2010 and 2009 and years ended December 31, 2009, and 2008, respectively.

The Bank also maintains a Supplemental Executive Plan and a Retirement Income Plan (the “Plans”). The accrued amount for the Plans included in other liabilities was $3.1 million at June 30, 2010 and $3.5 million, and $3.4 million at December 31, 2009, and 2008, respectively. The expense associated with the Plans for the six months ended June 30, 2010 and June 30, 2009 was $150,000 (unaudited) and $144,000 (unaudited), respectively. The expense associated with the Plans for the years ended December 31, 2009 and 2008 was $290,000 and $521,000, respectively.

Advertising Costs — The Bank follows the policy of charging the costs of advertising to expense as incurred. Advertising costs were $145,000 (unaudited) and $145,000 (unaudited) for the six months ended June 30, 2010 and June 30, 2009, respectively. Advertising costs were $308,000, and $466,000, for the years ended December 31, 2009 and 2008, respectively.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Earnings per Share — There are no convertible securities which would affect the net income (numerator) in calculating earnings per share. Basic earnings per share data are based on the weighted-average number of shares outstanding during each period. The Company’s capital structure has no potential dilutive securities.

The following table sets forth the composition of the weighted average shares (denominator) used in the basic earnings per share computation.

	For the Six Months		For the Years
	Ended June 30,		Ended December 31,
	2010	2009	2009	2008
	(Unaudited)

Net Income	$265,000	$625,000	$1,359,000	$605,000

Weighted average shares outstanding	6,709,075	6,908,427	6,854,361	7,045,768
Average unearned ESOP shares	(58,371)	(68,859)	(65,980)	(78,289)

Weighted average shares outstanding — basic	6,650,704	6,839,568	6,788,381	6,967,479

Basic earnings per share	$0.04	$0.09	$0.20	$0.09

Comprehensive Income — The Bank is required to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders’ equity.

The components of accumulated other comprehensive income (loss) are as follows:

	For the Six Months	For the Years Ended December 31,
	Ended June 30, 2010	2009	2008
	(Unaudited)

Net unrealized gain on securities	$781,316	$519,070	$625,436
Net unrealized loss on retirement plans	(1,101,813)	(1,101,813)	(1,555,480)

Total accumulated other comprehensive income (loss)	$(320,497)	$(582,743)	$(930,044)

Dividend Restriction — The Holding Company held 3,973,750 shares, or 59.3%, of the Company’s outstanding common stock, and the minority public shareholders held 40.7% of outstanding stock at June 30, 2010. The Holding Company has filed a notice with the Office of Thrift Supervision (“OTS”) to waive its right to receive cash dividends during the 2010 calendar year. The Company paid a third quarter cash dividend on August 20, 2010 to all minority public shareholders.

The Holding Company has waived receipt of past dividends paid by the Company. The dividends waived are considered as a restriction on the retained earnings of the Company. As of June 30, 2010, December 31, 2009, and December 31, 2008, the aggregate retained earnings restricted for cash dividends waived were $2,423,988, $2,185,563, and $1,708,713, respectively.

Recent Accounting Pronouncements —

The FASB has issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require: a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

measurements and describe the reasons for the transfers; and in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures: for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

In April 2010, the FASB issued ASU 2010-18, Receivables (Topic 310): Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, which codifies the consensus reached in EITF Issue No. 09-I, “Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset.” The amendments to the Codification provide that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. ASU 2010-18 does not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40. ASU 2010-18 is effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Early application is permitted. Upon initial adoption of ASU 2010-18, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. The implementation of this standard is not expected to have an impact on the Company’s consolidated financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which will help investors assess the credit risk of a company’s receivables portfolio and the adequacy of its allowance for credit losses held against the portfolios by expanding credit risk disclosures. This ASU requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators. Both new and existing disclosures must be disaggregated by portfolio segment or class. The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure. The amendments in this Update apply to all public and nonpublic entities with financing receivables. Financing receivables include loans and trade accounts receivable. However, short-term trade accounts receivable, receivables measured at fair value or lower of cost or fair value, and debt securities are exempt from these disclosure amendments. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.

The effective date of ASU 2010-20 differs for public and nonpublic companies. For public companies, the amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010. The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010. For nonpublic companies, the amendments are effective for annual reporting periods ending on or after December 15, 2011.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

3.	Investment Securities Available for Sale and Held to Maturity

The amortized cost, gross unrealized gains and losses, and the fair values of investment securities available for sale and held to maturity are shown below. Where applicable, the maturity distribution and the fair value of investment securities, by contractual maturity, are shown. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2010 (Unaudited)
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Available for Sale:
Obligations of the Federal Home Loan Bank:
Due 1 year or less	$3,000,000	$2,500	$—	$3,002,500
Due 1 year through 5 years	1,000,000	2,500	—	1,002,500
Due after 5 years through 10 years	2,996,022	86,478	—	3,082,500

Total	$6,996,022	$91,478	$—	$7,087,500

	June 30, 2010 (Unaudited)
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Obligations of Freddie Mac:
Due after 5 years through 10 years	$6,994,200	$82,630	$—	$7,076,830

Total	$6,994,200	$82,630	$—	$7,076,830

	June 30, 2010 (Unaudited)
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Obligations of Fannie Mae:
Due after 1 years through 5 years	$1,000,000	$4,690	$—	$1,004,690
Due after 5 years through 10 years	4,000,000	14,690	—	4,014,690
Due after 10 years	9,000,000	31,890	—	9,031,890

Total	$14,000,000	$51,270	$—	$14,051,270

	June 30, 2010 (Unaudited)
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Held to Maturity
Municipal Obligations:
Due after 5 years through 10 years	$4,315,846	$162,154	$—	$4,478,000
Due after 10 years	17,759,550	425,627	(80,996)	18,104,181

Total	$22,075,396	$587,781	$(80,996)	$22,582,181

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	December 31, 2009
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Available for Sale:
Obligations of the Federal Home Loan Bank:
Due 1 year or less	$1,000,000	$4,690	—	$1,004,690
Due after 5 years through 10 years	4,995,699	100,251	(16,870)	5,079,080

Total	$5,995,699	$104,941	$(16,870)	$6,083,770

	December 31, 2009
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Obligations of Freddie Mac:
Due after 1 year through 5 years	$1,000,000	$—	(15,310)	$984,690
Due after 10 years	1,000,000	—	(5,000)	995,000

Total	$2,000,000	$—	$(20,310)	$1,979,690

	December 31, 2009
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Obligations of Fannie Mae:
Due after 5 years through 10 years	$6,000,000	$2,190	$(41,250)	$5,960,940
Due after 10 years	14,999,122	2,820	(136,492)	14,865,450

Total	$20,999,122	$5,010	$(177,742)	$20,826,390

	December 31, 2009
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Held to Maturity
Municipal Obligations:
Due after 5 years through 10 years	$4,315,560	$169,914	—	$4,485,474
Due after 10 years	19,130,243	341,992	$(161,285)	19,310,950

Total	$23,445,803	$511,906	$(161,285)	$23,796,424

	December 31, 2008
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Available for Sale:
Obligations of the Federal Home Loan Bank:
Due after 1 year through 5 years	$1,000,000	$22,190	—	$1,022,190
Due after 5 years through 10 years	3,995,054	159,956	—	4,155,010

Total	$4,995,054	$182,146	$—	$5,177,200

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	December 31, 2008
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Obligations of Freddie Mac:
Due after 5 years through 10 years	$10,993,236	$35,785	$—	$11,029,021
Due after 10 years	7,493,482	25,383	(1,820)	7,517,045

Total	$18,486,718	$61,168	$(1,820)	$18,546,066

	December 31, 2008
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Obligations of Fannie Mae:
Due 1 year or less	$998,087	$33,793	$—	$1,031,880
Due after 10 years	9,967,932	58,958	—	10,026,890

Total	$10,966,019	$92,751	$—	$11,058,770

	December 31, 2008
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Obligations of Federal Farm Credit:
Due after 5 years through 10 years	$3,000,000	$43,130	$(10,940)	$3,032,190

Total	$3,000,000	$43,130	$(10,940)	$3,032,190

	December 31, 2008
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

Held to Maturity
Municipal Obligations:
Due after 5 years through 10 years	$7,638,991	$100,336	$(68,254)	$7,671,073
Due after 10 years	16,616,771	207,481	(536,999)	16,287,253

Total	$24,255,762	$307,817	$(605,253)	$23,958,326

Included in obligations of U.S. Government agencies at June 30, 2010, December 31, 2009 and December 31, 2008, were $23.1 (unaudited), $19.8 and $17.0 million, respectively, of structured notes. These structured notes were comprised of step-up bonds that provide the U.S. Government agency with the right, but not the obligation, to call the bonds on certain dates.

For the six months ended June 30, 2010, June 30, 2009 and the years ended December 31, 2009, and 2008, proceeds from sales of investment securities available for sale amounted to $-0- (unaudited), $-0- (unaudited), $-0-, and $18.1 million, respectively. For such periods, gross realized gains on sales amounted to $-0- (unaudited), $-0-(unaudited), $-0-, and $-0-, respectively, while gross realized losses amounted to $0 (unaudited), $-0- (unaudited), $-0-, and $157,349, respectively. The tax provision applicable to the net realized gain (loss) amounted to $-0- (unaudited), $-0-(unaudited), $-0-, and $(53,499), for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, and 2008, respectively. Investment securities with an aggregate carrying value of $11.4 million (unaudited), $12.0 million and $4.0 million were pledged as collateral for certain deposits at June 30, 2010, December 31, 2009 and December 31, 2008, respectively.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

4.	Mortgage-Backed Securities Available for Sale

The amortized cost, gross unrealized gains and losses, and the fair values of mortgage-backed securities available for sale are as follows:

	June 30, 2010
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

GNMA pass-through certificates	$2,035,935	$83,364	—	$2,119,299
FHLMC pass-through certificates	6,850,457	442,217	—	7,292,674
FNMA pass-through certificates	9,706,064	441,196	$(8,344)	10,138,916

Total	$18,592,456	$966,777	$(8,344)	$19,550,889

	December 31, 2009
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

GNMA pass-through certificates	$2,141,689	$79,369	—	$2,221,058
FHLMC pass-through certificates	8,379,078	418,743	—	8,797,821
FNMA pass-through certificates	11,942,817	408,396	$(15,067)	12,336,146

Total	$22,463,584	$906,508	$(15,067)	$23,355,025

	December 31, 2008
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value

GNMA pass-through certificates	$2,541,324	$30,113	$(79,638)	$2,491,799
FHLMC pass-through certificates	12,292,382	352,651	(3,968)	12,641,065
FNMA pass-through certificates	16,505,855	354,950	(72,912)	16,787,893

Total	$31,339,561	$737,714	$(156,518)	$31,920,757

At June 30, 2010, December 31, 2009 and 2008, the Bank had $4.6 million (unaudited), $3.1 million and $5.6 million, respectively, in mortgage-backed securities pledged as collateral for the treasury, tax and loan account and certain deposits. There were no sales of mortgage-backed securities in 2010, 2009 or 2008.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

5.	Loans Receivable — Net

Loans receivable consist of the following:

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)

Real estate loans:
Single-family	$110,388,291	$114,953,350	$116,682,502
Multi-family	1,208,419	1,231,148	1,281,274
Commercial	136,933,291	131,873,637	123,465,061
Land and construction	24,083,808	24,580,893	25,260,812
Commercial business	7,461,864	8,457,702	8,985,325
Consumer and other loans	7,391,676	7,613,968	5,936,821

Total loans receivable	287,467,349	288,710,698	281,611,795
Less:
Deferred fees	(261,845)	(165,384)	(6,123)
Allowance for loan losses	(4,185,376)	(3,537,736)	(3,169,118)

Loans receivable — net	283,020,128	285,007,578	278,436,554

The Bank originates loans to customers located primarily in Southeastern Pennsylvania. This geographic concentration of credit exposes the Bank to a higher degree of risk associated with this economic region. In addition, the Bank participated in the origination and sale of fixed-rate single-family residential mortgage loans in the secondary market. The Bank recognized a gain from the sale of such loans of $-0- (unaudited), $-0- (unaudited), $-0-, and $7,000 for the six months ended June 30, 2010 and June 30, 2009 and years ended December 31, 2009 and 2008, respectively.

Following is a summary of changes in the allowance for loan losses:

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)

Balance, beginning of period	$3,537,736	$3,169,118	$2,831,065
Provision charged to operations	1,170,000	528,215	585,000
Charge-offs	(522,616)	(160,661)	(365,823)
Recoveries	256	1,064	118,876

Balance, end of period	$4,185,376	$3,537,736	$3,169,118

Non-performing loans amounted to $13.1 million, $7.8 million, and $7.0 million at June 30, 2010, December 31, 2009 and December 31, 2008, respectively. Interest income that would have been recorded during the six months ended June 30, 2010, the twelve months ended December 31, 2009 and the twelve months ended December 31, 2008, if the Bank’s nonperforming loans at the end of the year had been performing in accordance with their terms was $227,000, $335,000 and $347,000, respectively. The amount of interest income that was actually recorded during 2009 and 2008 with respect to such nonperforming loans amounted to approximately $136,000 and $121,000, respectively. Loans 90 days past due and still accruing were $1.8 million, $1.4 million and $1.8 million at June 30, 2010, December 31, 2009, and December 31, 2008, respectively. Non-accrual loans were $11.3 million, $6.4 million and $5.2 million at June 30, 2010, December 31, 2009, and December 31, 2008, respectively. OREO was $3.0 million, $3.0 million and $-0- at June 30, 2010, December 31, 2009 and December 31, 2008, respectively.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

At June 30, 2010, December 31, 2009, and December 31, 2008, 100% of impaired loan balances were measured for impairment based on the fair value of the loans’ collateral.

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)

Impaired loans without a valuation allowance	$1,231,928	$1,543,035	$1,603,076

Impaired loans with a valuation allowance	$9,971,620	$4,435,158	$2,844,244

Total impaired loans	$11,203,548	$5,978,193	$4,447,320

Valuation allowance related to impaired loans	$1,171,054	$107,903	$225,435

	Six Months Ended June 30,
	2010	2009
	(Unaudited)

Average impaired loans	$9,029,500	$4,682,183
Interest income recognized on impaired loans	311,076	43,345
Interest income recognized on a cash basis on impaired loans	311,076	43,345

	Year Ended December 31,
	2009	2008

Average impaired loans	$4,687,791	$1,234,174
Interest income recognized on impaired loans	18,798	35,437
Interest income recognized on a cash basis on impaired loans	18,798	35,437

From time to time the Bank will grant loans to directors and executive officers of the Bank and Company. These loans are made under the same terms and underwriting standards as any other customer. There were outstanding balances of $1.1 million (unaudited), $6.9 million, and $5.5 million of these loans at June 30, 2010, December 31, 2009, and December 31, 2008, respectively. During 2010, there were no new loans and lines of credit issued to directors and executive officers, $42,000 in principal repayments, $109,000 of draws on existing lines of credit, and due to the resignation of a director in the second quarter of 2010, $6.1 million that was classified as a insider loan at December 31, 2009 was no longer classified as such at June 30, 2010. During 2009, there were no new loans and lines of credit issued, $92,000 in principal repayments, and $1.4 million of draws on existing lines of credit by directors and executive officers. At December 31, 2009, there was $173,000 in unused lines of credit to directors and executive officers.

6.	Premises and Equipment

Premises and equipment are summarized by major classifications as follows:

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)

Land and buildings	$4,512,173	$4,320,486	$4,187,686
Furniture and fixtures	5,603,793	5,507,255	5,476,947

Total	10,115,966	9,827,741	9,664,633
Accumulated depreciation	(7,543,932)	(7,297,191)	(6,900,280)

Net	$2,572,034	$2,530,550	$2,764,353

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Depreciation expense for the six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009 and 2008 amounted to $247,000 (unaudited), $284,000 (unaudited), $512,000, and $686,000, respectively.

7.	Deposits

Deposits consist of the following major classifications:

	June 30, 2010 (Unaudited)
	Amount	Percent
	(Unaudited)

Money market deposit accounts	$21,921,302	5.8%
Other savings deposits	42,863,636	11.2
Certificates of less than $100,000	192,475,185	50.5
Certificates of $100,000 or more	62,625,385	16.4
NOW accounts	48,111,793	12.6
Non-interest bearing accounts	13,212,877	3.5

Total	$381,210,178	100.0%

	December 31,
	2009		2008
	Amount	Percent	Amount	Percent

Money market deposit accounts	$18,663,769	5.0%	$18,066,675	5.5%
Passbook and statement savings accounts	40,891,707	10.9	39,378,369	12.0
Certificates of less than $100,000	194,567,026	51.8	167,750,651	51.3
Certificates of $100,000 or more	57,016,155	15.2	40,192,189	12.3
NOW accounts	48,609,281	13.0	48,269,172	14.7
Non-interest bearing accounts	15,506,305	4.1	13,609,911	4.2

Total	$375,254,243	100.0%	$327,266,967	100.0%

The weighted average cost of interest bearing deposits was 1.62% (unaudited), 2.17% and 2.97% at June 30, 2010, December 31, 2009, and December 31, 2008, respectively. Included in non-interest bearing deposits are the deposits of Alliance Mutual Holding Company, a related party, of $-0- (unaudited), $3,627,000 and $2,945,000 at June 30, 2010, December 31, 2009 and December 31, 2008, respectively.

A summary of certificates by scheduled maturity was as follows:

	June 30, 2010		December 31, 2009
	Amount	Percent	Amount	Percent
	(Unaudited)

2010	$103,310,516	40.50%	$200,111,806	79.50%
2011	124,456,891	48.79%	43,059,886	17.10%
2012	21,091,517	8.27%	5,231,595	2.10%
2013	5,184,764	2.02%	1,417,480	0.60%
2014	121,399	0.05%	948,222	0.40%
Thereafter	1,935,483	0.37%	814,192	0.30%

Total	$256,100,570	100.00%	$251,583,181	100.00%

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

A summary of interest expense on deposits was as follows:

	Six Months Ended June 30,
	2010	2009
	(Unaudited)

Money market deposit accounts	$79,070	$62,533
Other savings deposits	103,051	98,899
Certificates of less than $100,000	2,171,153	2,856,617
Certificates of $100,000 or more	529,814	655,901
NOW accounts	117,421	123,546

Total	$3,000,509	$3,797,496

	Twelve Months December 31,
	2009	2008

Money market deposit accounts	$133,897	$303,070
Other savings deposits	200,760	215,242
Certificates of less than $100,000	5,403,356	6,852,213
Certificates of $100,000 or more	1,282,717	1,159,037
NOW accounts	235,983	738,616

Total	$7,256,713	$9,268,178

8.	FHLB Advances

FHLB Advances were summarized as follows:

		Interest	June 30,
	Due	Rate	2010
			(Unaudited)

FHLB convertible advance	09/22/10	6.10%	$5,000,000

Total			$5,000,000

			December 31,
		Interest
	Due	Rate	2009	2008

FHLB convertible advance	07/22/09	6.19%	$—	$5,000,000
FHLB convertible advance	02/03/10	6.05	6,000,000	6,000,000
FHLB convertible advance	05/17/10	6.44	11,000,000	11,000,000
FHLB convertible advance	06/28/10	6.44	10,000,000	10,000,000
FHLB convertible advance	09/22/10	6.10	5,000,000	5,000,000

Total			$32,000,000	$37,000,000

The FHLB has an option, beginning at a predetermined date and quarterly thereafter, to convert certain advances to a floating rate advance, generally at three-month LIBOR. However, the Bank may, at its option and without any penalty, put back the advance or a portion thereof to the FHLB prior to conversion.

The FHLB offers an alternative to regular repurchase agreements. The term is variable from overnight to one year and utilizes mortgage loans as collateral in lieu of liquidity items such as government securities for collateral.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The Bank’s unused credit line with the FHLB amounted to approximately $20,000,000 at June 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, respectively. The weighted average rate on FHLB advances was 6.20% (unaudited), 6.31% and 6.30% at June 30, 2010, December 31, 2009 and December 31, 2008, respectively. The advances are collateralized by FHLB stock owned by the Bank in addition to a blanket pledge of eligible assets in an amount required to be maintained so that the estimated fair value of such eligible assets exceeds, at all times, 110% of the outstanding advances.

The following table sets forth certain information regarding borrowed funds at or for the dates indicated:

At or for the Six Months
Ended June 30, 2010
(Unaudited)

FHLB of Pittsburgh advances:
Average balance outstanding	$24,193
Maximum amount outstanding at any month-end during the period	32,000
Balance outstanding at end of period	5,000
Weighted average interest rate during the period	6.20%
Weighted average interest rate at end of the period	6.10%
Total borrowings:
Average balance outstanding	$25,369
Maximum amount outstanding at any month-end during the period	35,238
Balance outstanding at end of period	13,112
Weighted average interest rate during the period	6.20%
Weighted average interest rate at end of period	6.10%

	At or for the Year Ended December 31,
	2009	2008
	(Dollars in Thousands)

FHLB of Pittsburgh advances:
Average balance outstanding	$34,767	$37,000
Maximum amount outstanding at any month-end during the year	37,000	37,100
Balance outstanding at end of year	32,000	37,000
Weighted average interest rate during the year	6.39%	6.30%
Weighted average interest rate at end of year	6.31%	6.30%
Total borrowings:
Average balance outstanding	$34,811	$37,815
Maximum amount outstanding at any month-end during the year	37,082	39,812
Balance outstanding at end of year	32,021	37,198
Weighted average interest rate during the year	6.38%	6.27%
Weighted average interest rate at end of year	6.31%	6.30%

9.	Income Taxes

The Bank uses the experience method in computing reserves for bad debts. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allows the Bank to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Bank’s reserve for bad debts at the end of the year to an amount equal to the percentage of

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

total loans at the end of the year, computed using the ratio of the previous six years’ net chargeoffs divided by the sum of the previous six years’ total outstanding loans at year end.

Retained earnings at June 30, 2010 (unaudited), December 31, 2009 and 2008 included approximately $7.1 million, representing bad debt deductions, for which no deferred income taxes have been provided.

The Company has no liability recorded related to unrecognized tax positions. No expense has been recorded or accrued for interest or penalties.

The Company files income tax returns in the U.S. Federal jurisdiction and in Pennsylvania. With limited exception, the Company is no longer subject to U.S. Federal and Pennsylvania examinations by tax authorities before 2006.

The tax effect of temporary differences that give rise to significant portions of the deferred tax accounts, calculated at 34%, is as follows:

June 30, 2010
(Unaudited)

Deferred tax assets:
Depreciation and amortization	$128,180
Allowance for loan losses	1,422,900
Additional minimum liability for retirement plans	567,601
Securities impairment	317,900
Supplemental retirement benefits	1,226,040
Capital loss carryforward	327,760
Alternative minimum tax	1,347,000
State tax loss carryfowards	336,776
Other	213,192

Total deferred tax assets	5,887,349
Valuation allowance	(336,776)

Deferred tax liabilities:
Deferred loan fees	(88,060)
Pension Plan	(383,860)
Net unrealized gain on securities available for sale	(402,496)

Total deferred tax liabilities	(874,416)

Net deferred tax asset	$4,676,157

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	December 31,
	2009	2008

Deferred tax assets:
Depreciation and amortization	$121,380	$52,020
Allowance for loan losses	1,202,580	1,077,460
Additional minimum liability for retirement plans	567,601	801,309
Securities impairment	317,900	317,900
Supplemental retirement benefits	1,201,900	1,157,360
Capital loss carryforward	327,760	327,760
Alternative minimum tax	1,347,000	1,216,000
State tax loss carryfowards	336,776	316,225
Other	197,752	106,854

Total deferred tax assets	5,620,649	5,372,888

Valuation allowance	(336,776)	(316,225)

Deferred tax liabilities:
Deferred loan fees	(94,860)	(103,020)
Pension Plan	(375,360)	(303,280)
Net unrealized gain on securities available for sale	(267,399)	(322,196)

Total deferred tax liabilities	(737,619)	(728,496)

Net deferred tax asset	$4,546,254	$4,328,167

As of June 30, 2010 (unaudited), December 31, 2009, and December 31, 2008, the Bank had approximately $2.9 million of State NOL carryforwards expiring through 2012. The Company has recorded a full valuation allowance for these carryforwards as projected State income at the Bank is not anticipated to be sufficient to realize these benefits.

The consolidated benefit for income taxes consisted of the following for the six months ended June 30:

	2010	2009
	(Unaudited)

Current	$(75,000)	$(67,000)
Deferred	(130,000)	8,000

Total	$(205,000)	$(59,000)

The consolidated benefit for income taxes consisted of the following for the years ended December 31:

	2009	2008

Current	$356,000	$255,076
Deferred	(397,000)	(665,676)

Total	$(41,000)	$(410,600)

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The Bank’s federal income tax benefit differs from that computed at the statutory tax rate as follows:

	Six Months Ended June 30,
	2010		2009
		Percentage		Percentage
		of Pretax		of Pretax
	Amount	Income	Amount	Income
	(Unaudited)

Expense at statutory rate	$89,949	34.0%	$212,416	34.0%
Adjustments resulting from:
Tax-exempt income	(180,511)	(68.2)	(204,423)	(32.7)
Increase in cash surrender value	(59,263)	(22.4)	(62,144)	(9.9)
Other	(55,175)	(20.9)	(4,849)	(0.8)

Income tax benefit per consolidated statements of income	$(205,000)	(77.5)%	$(59,000)	(9.4)%

	Year Ended December 31,
	2009		2008
		Percentage		Percentage
		of Pretax		of Pretax
	Amount	Income	Amount	Income

Expense at statutory rate	$448,017	34.0%	$65,972	34.0%
Adjustments resulting from:
Tax-exempt income	(398,121)	(30.2)	(355,300)	(183.1)
Increase in cash surrender value	(120,783)	(9.2)	(124,753)	(64.3)
Other	29,887	2.3	3,481	1.8

Income tax benefit per consolidated statements of income	$(41,000)	(3.1)%	$(410,600)	(211.6)%

10.	Commitments and Contingencies

The Bank had approximately $9.1 (unaudited), $7.8 million and $6.4 million in outstanding loan commitments, excluding unused lines of credit and the undisbursed portion of loans in process, at June 30, 2010, December 31, 2009 and December 31, 2008, respectively, which were expected to fund within the next three months. Unused commitments under unused lines of credit amounted to $29.4 (unaudited), $30.5 million and $31.6 million at June 30, 2010, December 31, 2009, and December 31, 2008, respectively. In addition, the Bank had $849,000 (unaudited), $1.4 million, and $1.3 million in standby letters of credit at June 30, 2010, December 31, 2009 and December 31, 2008, respectively, which were secured by cash, marketable securities and real estate. All commitments are issued using the Bank’s current loan policies and underwriting guidelines and the breakdown between fixed-rate and adjustable-rate loans is as follows:

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)

Fixed-rate (ranging from 5.25% to 8.00)%	$1,826,750	$7,455,322	$3,179,750
Adjustable-rate	7,279,600	382,250	3,239,675

Total	$9,106,350	$7,837,572	$6,419,425

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Depending on cash flow, interest rate risk, risk management and other considerations, longer term fixed-rate residential loans are sold in the secondary market. There were no outstanding commitments to sell loans at June 30, 2010 (unaudited) and December 31, 2009.

On May 14, 2010, Alliance Bank, a wholly owned subsidiary of the Company, filed a complaint against New Century Bank in the United States District Court for the Eastern District of Pennsylvania claiming trademark infringement, false designation of origin and unfair competition due to New Century Bank’s unauthorized adoption and use of Alliance Bank’s registered trademark of “Customer First” in connection with providing banking and financial services, including doing business under the name “Customer 1st Bank.” Alliance Bank is seeking to enjoin New Century Bank from the use of its trademark as well as unspecified monetary damages. In its answer to the complaint, New Century Bank filed a counterclaim against Alliance Bank alleging that the trademark is invalid.

On July 27, 2010, the District Court, following evidentiary hearing and oral argument, found that Alliance Bank was likely to succeed on the merits of the trademark infringement case at trial and granted Alliance Bank’s motion for a preliminary injunction against New Century Bank prohibiting its use of the name New Century Bank prohibiting its use of the name Customer First or any similar name requiring New Century Bank to immediately modify its signage and cease using the name Customer 1st Bank in its branches or otherwise using or disseminating marketing and promotional materials that uses or features the mark Customers 1st and/or Customers 1st Bank or any logo, trade name or trademark which incorporates such a mark. New Century Bank has 30 days to appeal the order for a preliminary junction from Alliance Bank’s posting a security bond on August 2, 2010.

Expenses related to rent for office buildings for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009 and 2008 were $211,000 (unaudited), $217,000 (unaudited), $438,000, and $434,000, respectively. The Bank maintains offices at nine locations, including seven bank offices which it rents under leases expiring over the next 13 years. The following is a summary of future minimum rental payments required under all operating leases as of December 31, 2009:

Year Ending December 31,

2010	$429,063
2011	326,317
2012	252,970
2013	230,123
2014	230,870
Thereafter	1,077,690

Total minimum rental payments	$2,547,033

11.	Retirement Plans

The Bank has a defined benefit pension plan, a profit-sharing plan and a defined contribution plan under Section 401(k) of the Internal Revenue Code, all of which cover all full-time employees meeting certain eligibility requirements. The plans may be terminated at any time at the discretion of the Bank’s Board of Directors.

Pension expense was $152,000 (unaudited), $216,000 (unaudited), $388,265, and $299,506 for the six month periods ended June 30, 2010 and 2009 and the years ended 2009 and 2008, respectively. The contribution for the profit-sharing plan was $60,000 (unaudited), $50,000 (unaudited), $110,000, and $100,000 for the six month periods ended June 30, 2010 and 2009 and the years ended December 31, 2009 and 2008, respectively. There were no employer contributions to the 401(k) plan in 2010 (unaudited), 2009, and 2008.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The net pension costs for the six month periods ended June 30, 2010 and 2009 included the following components:

	For the Six Months Ended
	June 30,
	2010	2009
	(Unaudited)

Net Periodic Benefit Cost
Service Cost	$147,174	$147,938
Interest Cost	133,708	122,880
Expected Return on Plan Assets	(169,350)	(114,146)
Amortization of Prior Service Cost	6,342	6,342
Amortization of Loss	19,874	52,986

Net Periodic Benefit Cost	$137,748	$216,000

The net pension costs for the years ended December 31, 2009 and 2008 included the following components:

	2009	2008

Net Periodic Benefit Cost
Service Cost	$297,641	$295,877
Interest Cost	264,737	245,762
Expected Return on Plan Assets	(288,812)	(330,789)
Amortization of Transition Obligation/(Asset)	—	—
Amortization of Prior Service Cost	12,685	12,685
Amortization of Loss	102,014	5,971

Net Periodic Benefit Cost	$388,265	$229,506

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss)
Net loss/(gain)	$(561,200)	$1,264,076
Amortization of net loss	(102,014)	(5,971)
Amortization of prior service cost	(12,685)	(12,685)
Amortization of transition obligation	—	—

Total recognized in other comprehensive income (loss)	$(675,899)	$1,245,420

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(287,634)	$1,474,926

The estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year are $49,837 and $12,685, respectively.

	2009	2008

Key Assumptions
Discount Rate for Net Periodic Benefit Cost	6.00%	6.00%
Salary Scale for Net Periodic Benefit Cost	4.00%	4.00%
Expected Return on Plan Assets	8.00%	8.00%
Discount Rate for Plan Obligations	6.00%	6.00%
Salary Scale for Plan Obligations	4.00%	4.00%

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

A summary of reconciliation and disclosure information required under FASB ASC Topic 715, Compensation-Retirement Benefits, for the defined benefit pension plan is as follows:

	2009	2008

Change in Projected Benefit Obligation
Projected Benefit Obligation at Beginning of Year	$4,439,594	$4,354,167
Service Cost	297,641	295,877
Interest Cost	264,737	245,762
Benefits paid	(406,277)	(494,381)
Actuarial Loss	68,021	38,169

Projected Benefit Obligation at End of Year	4,663,716	4,439,594

Change in Plan Assets During Year
Fair Value of Plan Assets at Beginning of Year	3,193,874	4,183,373
Actual Return on Plan Assets	918,033	(895,118)
Employer Contributions	600,000	400,000
Benefits Paid	(406,277)	(494,381)

Fair Value of Plan Assets at End of Year	4,305,630	3,193,874

Funded Status at End of Year, included in other liabilities	$(358,086)	$(1,245,720)

Benefit Obligations at End of Year
Accumulated Benefit Obligation	$3,742,316	$3,293,549

Amounts Recognized in Accumulated Other Comprehensive Loss
Net loss	$1,082,363	$1,745,577
Prior service cost	114,167	126,852

Total	$1,196,530	$1,872,429

Expected Contributions to the Trust

The Bank plans to contribute $400,000 to the pension plan in 2010.

Expected Benefit Payments From the Trust

2010	$90,201
2011	199,605
2012	422,517
2013	144,917
2014	761,928
2015-2019	3,533,845

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Asset allocation for the pension plan includes equity securities ranging from 55% to 75%, debt securities ranging from 25% to 45% and cash and cash equivalents ranging from 0% to 10%. The following table shows the asset allocation as of December 31, 2009.

		Percentage
Investment Class		of Assets

Fixed Income Investments	$1,256,648	29.2%
Equity Investments	2,648,074	61.5%
Cash and Cash Equivalents	400,908	9.3%

Fair Value as of December 31, 2009	$4,305,630	100.0%

The Fixed income investments is 50.9% invested in a total return bond fund and 49.1% invested in a short term investment grade fund. The Equity investments consist of 10.0% small-cap mutual funds, 10.2% mid-cap mutual funds, 65.2% large-cap mutual funds, and 14.6% international mutual funds.

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

		(Level 1)	(Level 2)
		Quoted Prices in	Significant	(Level 3)
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
Description	Total	Assets	Inputs	Inputs

Cash	$400,908	$400,908	$—	$—
Mutual Funds	3,904,722	3,904,722	—	—

Total	$4,305,630	$4,305,630	$—	$—

The fair value measurements by level within the fair value hierarchy as of at December 31, 2008 are as follows:

		(Level 1)	(Level 2)
		Quoted Prices in	Significant	(Level 3)
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
Description	Total	Assets	Inputs	Inputs

Cash	$422,930	$422,930	$—	$—
Mutual Funds	2,770,944	2,770,944	—	—

Total	$3,193,874	$3,193,874	$—	$—

In July 2000, the Bank entered into a Nonqualified Retirement and Death Benefit Agreement (the “Agreement”) with certain officers of the Bank. The purpose of the Agreement is to provide the officers with supplemental retirement benefits equal to a specified percentage of final composition and a pre-retirement death benefit if the officer does not attain the specific age requirement. A summary of the reconciliation and

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

disclosure information required under FASB Topic ASC 715, Compensation-Retirement Benefits, for the Agreement is as follows:

	For the Six Months Ended June 30,
	2010	2009
	(Unaudited)

Net Periodic Benefit Cost
Service Cost	$19,730	$17,558
Interest Cost	118,246	110,588
Amortization of Loss	12,024	15,854

Net Periodic Benefit Cost	$150,000	$144,000

	Year Ended
	December 31,
	2009	2008

Change in benefit obligation during year
Benefit obligation at beginning of year	$3,888,031	$3,778,374
Service cost	37,228	35,116
Interest cost	228,518	221,939
Benefit payments	(158,792)	(158,792)
Actuarial loss	12,413	11,394

Benefit obligation at end of year	4,007,398	3,888,031

Change in plan assets during year
Fair value of plan assets at beginning of year	—	—
Employer contributions	158,792	158,792
Benefit payments	(158,792)	(158,792)

Fair value of plan assets at end of year	—	—

Funded status
Funded status (included in other liabilities)	(4,007,398)	(3,888,031)
Unrecognized net loss	472,884	484,360
Unrecognized prior service cost	—	—

Net liability recognized	$(3,534,514)	$(3,403,671)

Change in accumulated other comprehensive income
Accumulated other comprehensive income at beginning of year	$484,360	$737,068
Amortization of net loss	(23,889)	(31,710)
Actuarial gain	12,413	11,654
Amortization of prior service cost	—	(232,652)

Net change in other comprehensive income (loss)	(11,476)	(252,708)

Accumulated other comprehensive income at end of year	$472,884	$484,360

Expected cash-flow information for years after current fiscal year
2010		$167,814
2011		267,053
2012		267,053
2013		287,501
2014		338,059
2015-2019		1,901,060

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	2009	2008

Net periodic benefit cost
Service cost	$37,228	$35,116
Interest cost	228,518	221,939
Amortization of prior service cost	—	232,652
Amortization of net loss	23,889	31,710

Net periodic benefit cost	$289,635	$521,417

Key Assumptions
Discount rate during the year	6.00%	6.00%
Discount rate at end of year	6.00%	6.00%

Employee Stock Ownership Plan

The Bank has an Employee Stock Ownership Plan (“ESOP”) for the benefit of employees who meet the eligibility requirements as defined in the plan. The ESOP trust purchased 90,333 shares of common stock using proceeds of a loan from the Company. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company. The loan bears an interest rate of 8.25% with principal and interest payable quarterly in equal installments over eight years. The loan is secured by the shares of the stock purchased.

As the debt is repaid, shares are released from the collateral and allocated to qualified employees. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Statements of Financial Condition. As shares are released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. The compensation expense is recorded on a monthly basis. The Company’s expense for the ESOP was $37,000, $99,435 and $102,344 for the six months ended June 30, 2010, and the years ended December 31, 2009 and 2008, respectively.

The following table presents the components of the ESOP shares:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2010	2009	2009	2008
	(Unaudited)

Shares released for allocation	33,814	7,528	30,110	18,066
Unreleased shares	56,519	82,805	60,223	72,267

Total ESOP shares	90,333	90,333	90,333	90,333

12.	Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 2010, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2010, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the table below:

					To be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of June 30, 2010 (unaudited):
Tier 1 Capital	$47,116	10.05%	$18,755	4.00%	$23,444	5.00%
(to average assets)
Tier 1 Capital	47,116	16.06	11,733	4.00	17,599	6.00
(to risk-weighted assets)
Total Capital	50,788	17.32	23,465	8.00	29,332	10.00
(to risk-weighted assets)
As of December 31, 2009:
Tier 1 Capital	$46,815	10.17%	$18,415	4.00%	$23,019	5.00%
(to average assets)
Tier 1 Capital	46,815	15.97	11,728	4.00	17,592	6.00
(to risk-weighted assets)
Total Capital	50,353	17.17	23,456	8.00	29,320	10.00
(to risk-weighted assets)
As of December 31, 2008:
Tier 1 Capital	$45,349	10.67%	$17,007	4.00%	$21,259	5.00%
(to average assets)
Tier 1 Capital	45,349	16.33	11,107	4.00	16,660	6.00
(to risk-weighted assets)
Total Capital	48,518	17.47	22,214	8.00	27,767	10.00
(to risk-weighted assets)

The Bank’s capital at June 30, 2010, December 31, 2009 and 2008 for financial statement purposes differs from Tier 1 capital amounts by $321,000 (unaudited), $519,000 and $625,000, respectively, representing the exclusion for regulatory purposes of unrealized gains and losses on securities available for sale, and $781,000 (unaudited), $1.1 million and $1.6 million, respectively, representing the exclusion of amounts in accumulated other comprehensive loss from the application of FASB ASC Topic 715, Compensation-Retirement Benefits.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

13.	Related Party Transactions

The Bank maintains a lease agreement with the Holding Company for one of its office locations. The initial lease term expires in September 2015 and the Bank has paid $21,000 (unaudited) for both the six months ended June 30, 2010 and 2009 and $42,000 each year for the years ended December 31, 2009 and 2008. In addition, the Bank maintains a management fee agreement with the Holding Company which provides for the sharing of certain company related expenses. Such expenses include salaries and benefits, insurance expenses, professional fees and directors fees. The Bank has received management fees amounting to $168,000 (unaudited), $180,000 (unaudited), $360,000, and $384,000, for the six months ended June 30, 2010 and 2009 and years ended December 31, 2009 and 2008, respectively.

14.	Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy that prioritizes the inputs to validation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of fair value hierarchy under FASB ASC Topic 820 are as follows:

Level 1:  Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:  Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:  Prices or valuation techniques that require inputs that are both significant to fair value measurement and unobservable (i.e. support with little or no market value activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used to estimate the fair value of certain Company assets and liabilities:

Cash and Cash Equivalents (Carried at Cost),  The carrying amounts reported in the consolidated statements of financial condition for cash and short-term instruments approximate those assets’ fair values.

Investment and Mortgage-Backed Securities,  The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments.

Loans Receivable (Carried at Cost),  The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired Loans (Generally Carried at Fair Value),  Impaired loans are those in which the Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.

These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of the loan balances, net of any valuation allowance.

Other Real Estate Owned,  OREO assets are adjusted to fair value less estimated selling costs upon transfer of the loans to OREO. Subsequently, OREO assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. There assets are included as Level 3 fair values.

FHLB Stock (Carried at Cost),  The carrying amount of FHLB stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable (Carried at Cost),  The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposits (Carried at Cost),  The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FHLB Advances and Other Borrowed Money (Carried at Cost),  Fair values of FHLB advances and other borrowed money are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances and/or other borrower money with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-Balance Sheet Financial Instruments,  Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes assets measured at fair value on a recurring basis as of June 30, 2010 (unaudited), segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

		(Level 1)	(Level 2)
		Quoted Prices in	Significant	(Level 3)
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
Description	Total	Assets	Inputs	Inputs

Investment securities available for sale	$28,216	$—	$28,216	$—
Mortgage backed securities available for sale	19,551	—	19,551	—

Total	$47,767	$—	$47,767	$—

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2010 (unaudited) are as follows:

			(Level 2)
		(Level 1)	Significant	(Level 3)
		Prices in Active	Other	Significant
		Markets for	Observable	Unobservable
Description	Total	Identical Assets	Inputs	Inputs

Impaired loans	$8,801	$—	$—	$8,801
Other real estate owned	3,026	—	—	3,026

Total	$11,827	$—	$—	$11,827

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

		(Level 1)	(Level 2)
		Quoted Prices in	Significant	(Level 3)
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
Description	Total	Assets	Inputs	Inputs

Obligations of FHLB	$6,084	$—	$6,084	$—
Obligations of Freddie Mac	1,980		1,980
Obligations of Fannie Mae	20,826		20,826
Mortgage backed securities available for sale	23,355	—	23,355	—

Total	$52,245	$—	$52,245	$—

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2009 are as follows:

			(Level 2)
		(Level 1)	Significant	(Level 3)
		Prices in Active	Other	Significant
		Markets for	Observable	Unobservable
Description	Total	Identical Assets	Inputs	Inputs

Impaired loans	$4,327	$—	$—	$4,327
Other real estate owned	2,968	—	—	2,968

Total	$7,295	$—	$—	$7,295

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

		(Level 1)	(Level 2)
		Quoted Prices in	Significant	(Level 3)
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
Description	Total	Assets	Inputs	Inputs

Investment securities available for sale	$37,814	$—	$37,814	$—
Mortgage backed securities available for sale	31,921	—	31,921	—

Total	$69,735	$—	$69,735	$—

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2008 are as follows:

		(Level 1)	(Level 2)
		Quoted Prices in	Significant	(Level 3)
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
Description	Total	Assets	Inputs	Inputs

Impaired loans	$2,619	$—	$—	$2,619

The carrying amounts and estimated fair values of the Company’s assets and liabilities were as follows at June 30, 2010, December 31, 2010 and 2009.

	June 30, 2010
	Carrying	Estimated
	Amount	Fair Value
	(In thousands) (Unaudited)

Assets:
Cash and due from banks	$5,548	$5,548
Interest bearing deposits at banks	60,908	60,908
Investment securities	50,291	50,798
Mortgage-backed securities	19,551	19,511
Loans receivable	283,020	282,893
FHLB stock	2,439	2,439
Accrued interest receivable	1,963	1,963
Liabilities:
NOW and MMDA deposits(1)	$83,247	$83,247
Other savings deposits	42,863	42,863
Certificate accounts	255,100	257,198
FHLB advances & other borrowed money	13,112	13,182
Accrued interest payable	44	44
Off balance sheet instruments	—	—

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	December 31, 2009		December 31, 2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(In thousands)

Assets:
Cash and due from banks	$5,710	$5,710	$7,849	$7,849
Interest bearing deposits at banks	69,226	69,226	20,459	20,459
Investment securities	52,336	52,686	62,070	61,773
Mortgage-backed securities	23,355	23,355	31,921	31,921
Loans receivable	285,008	285,105	278,437	275,903
FHLB stock	2,439	2,439	2,439	2,439
Accrued interest receivable	2,045	2,045	2,028	2,028
Liabilities:
NOW and MMDA deposits(1)	$82,779	$82,779	$79,946	$79,946
Other savings deposits	40,892	40,892	39,378	39,378
Certificate accounts	251,583	253,534	207,943	210,852
FHLB advances & other borrowed money	35,090	32,960	41,632	47,943
Accrued interest payable	192	192	220	220
Off balance sheet instruments	—	—	—	—

(1)	Includes non-interest bearing accounts, totaling $13,213, $15,056 and $13,610 at June 30, 2010, December 31, 2009 and 2008, respectively.

15.	Condensed Financial Information — Parent Corporation Only

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2010	2009	2008
	(Unaudited)

ASSETS:
Cash and cash equivalents	$1,182,775	$1,596,689	$3,770,669
Loan receivable — ESOP	588,918	616,177	722,664
Other assets	—	—	3,600
Investment in Alliance Bank	46,795,401	46,231,757	44,419,105

Total assets	$48,567,094	$48,444,623	$48,916,038

LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES:
Total liabilities	$—	$—	$17,000
STOCKHOLDERS’ EQUITY
Total stockholders’ equity	48,567,094	48,444,623	48,899,038
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,567,094	$48,444,623	$48,916,038

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

CONDENSED INCOME STATEMENTS

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2010	2009	2009	2008
	(Unaudited)

INCOME:
Interest income	$25,503	$29,278	$56,381	$68,862

Total income	25,503	29,278	56,381	68,862
EXPENSES:
Legal Fees	8,000	12,000	24,000	32,000
Stock Related Expense	9,800	15,600	31,600	36,500
Capital stock tax	7,500	1,000	1,000	11,000

Total expenses	25,300	28,600	56,600	79,500

INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT) AND EQUITY IN UNDISTRUBUTED NET INCOME OF SUBSIDIARY	203	678	(219)	(10,638)
EQUITY IN UNDISTRUBUTED NET INCOME OF SUBSIDIARY	264,351	624,075	1,358,916	611,672
Income Tax Benefit	—	—	—	(3,600)

NET INCOME	$264,554	$624,753	$1,358,697	$604,634

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months		For The Year Ended
	June 30,		December 31,
	2010	2009	2009	2008
	(Unaudited)

OPERATING ACTIVITIES:
Net Income	$264,554	$624,753	$1,358,697	$604,634
Adjustments to reconcile net income to cash provided by (used in) operations:
Undistributed net income of subsidiary	(264,351)	(624,075)	(1,358,916)	(611,672)
Decrease (increase) in other assets	—	—	3,600	(3,600)
(Decrease) increase in other liabilities	—	(17,000)	(17,000)	17,000

Net cash (used in) provided by operating activities	203	(16,322)	(13,619)	6,362

INVESTING ACTIVITIES:
Principal repayments on ESOP loan	27,259	52,156	106,487	120,444

Net cash provided by investing activities	27,259	52,156	106,487	120,444

FINANCING ACTIVITIES:
Purchase of treasury stock	(276,920)	(904,855)	(1,919,112)	(2,385,979)
Dividends paid	(164,456)	(177,311)	(347,736)	(743,168)

Net cash used in financing activities	(441,376)	(1,082,166)	(2,266,848)	(3,129,147)

Net decrease in cash and cash equivalents	(413,914)	(1,046,332)	(2,173,980)	(3,002,341)
Cash and cash equivalents — beginning of period	1,596,689	3,770,669	3,770,669	6,773,010

Cash and cash equivalents — end of period	$1,182,775	$2,724,337	$1,596,689	$3,770,669

16.	Subsequent Events

The Company has evaluated events and transactions occurring subsequent to June 30, 2010, for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date these financial statements were issued.

On August 11, 2010, the Company announced that it has adopted a plan of conversion and reorganization (the “Plan”) pursuant to which Alliance Bank will reorganize from the two tier mutual holding company structure to the stock holding company structure and will undertake a “second step” offering of shares of common stock of a new Pennsylvania corporation formed in connection with the conversion.

Alliance Mutual Holding Company (the “MHC”), which owns approximately 59% of the outstanding common stock of the Company, will merge with and into the Company as part of the reorganization and its shares in the Company will be extinguished. The Company will then merge with and into the new Pennsylvania corporation. The new holding company will offer and sell shares of common stock in an amount representing the percentage ownership interest currently held by the MHC, based on an independent appraisal. The new holding company will offer shares of its common stock for sale to the Bank’s eligible depositors and employee stock ownership plan and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan. In addition, in connection with the conversion of the MHC, shares of the Company’s common stock held by shareholders other than the MHC

Alliance Bancorp, Inc. of Pennsylvania and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

will be exchanged for shares of common stock of the new Pennsylvania corporation pursuant to an “exchange ratio” designed to preserve their aggregate percentage ownership interest. The exchange ratio will be determined based upon the independent appraisal of the new holding company and the results of the offering.

The conversion and reorganization is subject to approval of the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC), the Bank’s depositors and regulatory agencies.

The costs associated with the stock offering will be deferred and will be deducted from the proceeds upon sale of the stock. To date, no stock offering expenses have been expensed. Approximately $87,000 of costs have been incurred and deferred. If the stock offering is unsuccessful, these costs will be expensed.

You should rely only on the information contained in this prospectus. Neither Alliance Bank nor Alliance Bancorp, Inc. of Pennsylvania has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for Alliance Bank)

Up to 3,565,000 Shares of Common Stock
(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

Stifel Nicolaus Weisel

Until          , 2010, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          , 2010

ALTERNATE PROSPECTUS FOR EXCHANGE OFFER

Explanatory Note

Alliance Bancorp, Inc. of Pennsylvania, a recently formed Pennsylvania corporation (which we refer to as “Alliance Bancorp-New”), is offering shares of its common stock for sale to eligible depositors and the public in connection with the conversion of Alliance Mutual Holding Company from the mutual holding company structure to the stock holding company structure. Concurrent with the completion of the conversion and offering, shares of the common stock of existing Alliance Bancorp, Inc. of Pennsylvania, a federal corporation (which we refer to as “Alliance Bancorp”), owned by all shareholders other than Alliance Mutual Holding Company (which we refer to as the “public shareholders”) will be canceled and exchanged for shares of common stock of Alliance Bancorp-New so that Alliance Bancorp’s existing public shareholders will own approximately the same percentage of common stock of Alliance Bancorp-New as they owned of Alliance Bancorp’s common stock immediately prior to the conversion and offering (the “Exchange Offer”). This alternate prospectus serves as the proxy statement for the special meeting of shareholders of Alliance Bancorp, at which meeting shareholders will be asked to approve the plan of conversion and reorganization, and the prospectus for the shares of Alliance Bancorp-New to be issued in the Exchange Offer. As indicated in this alternate prospectus, portions of the alternate prospectus will be identical to portions of the prospectus for the offering (which we refer to as the “offering prospectus”) included in the registration statement on Form S-1 of Alliance Bancorp-New.

This explanatory note will not appear in the final proxy statement/prospectus.

PROSPECTUS OF ALLIANCE BANCORP, INC. OF PENNSYLVANIA
(A NEW PENNSYLVANIA CORPORATION)
AND
PROXY STATEMENT OF ALLIANCE BANCORP, INC. OF PENNSYLVANIA
(A FEDERAL CORPORATION)

Alliance Bancorp, Inc. of Pennsylvania, a federal corporation (which we refer to as “Alliance Bancorp”), Alliance Bank and Alliance Mutual Holding Company are converting from the mutual holding company structure to a fully public ownership structure. Currently, Alliance Mutual Holding Company owns 59.5% of the issued and outstanding shares of Alliance Bancorp’s common stock. The remaining 40.5% of Alliance Bancorp’s outstanding shares of common stock is owned by other shareholders, who are referred to as the public shareholders. As a result of the conversion, Alliance Bancorp, Inc. of Pennsylvania, a Pennsylvania corporation which was recently formed by Alliance Bank (which we refer to as “Alliance Bancorp-New”), will become the parent holding company for Alliance Bank.

Shares of Alliance Bancorp’s common stock owned by the public will be exchanged for between 1,792,183 and 2,424,717 shares of common stock of Alliance Bancorp-New (subject to increase to 2,788,424 shares as a result of market demand, regulatory considerations or changes in financial markets) so that Alliance Bancorp’s existing public shareholders will own approximately the same percentage of the common stock of Alliance Bancorp-New as they owned of the common stock of Alliance Bancorp immediately prior to the conversion. The actual number of shares that you will receive will depend on the exchange ratio, which will depend on the percentage of Alliance Bancorp’s common stock held by the public at the completion of the conversion, the final independent appraisal of Alliance Bancorp-New and the number of shares of common stock of Alliance Bancorp-New stock sold in the offering described in the following paragraph. It will not depend on the market price of common stock. See “The Conversion and Offering — Effect of the Conversion on Public Shareholders — Effect on Outstanding Shares of Alliance Bancorp” for a discussion of the exchange ratio. Based on the $      per share closing price of Alliance Bancorp’s common stock as of the date of this proxy statement/prospectus, unless at least           shares of common stock of Alliance Bancorp-New are sold in the offering (slightly over the midpoint of the offering range), the initial value of the Alliance Bancorp-New common stock you receive in the share exchange would be less than the market value the Alliance Bancorp common stock that you currently own. See “Risk Factors — The Market Value of Alliance Bancorp-New Common Stock Received in the Share Exchange May be Less than the Market Value of Alliance Bancorp Common Stock Exchanged.”

Concurrently with the exchange offer, we are offering up to 3,565,000 shares of common stock of Alliance Bancorp-New, representing the 59.5% ownership interest of Alliance Mutual Holding Company in Alliance Bancorp, for sale to eligible depositors and the public at a price of $10.00 per share. We may increase the maximum number of shares that we sell in the offering, without notice to persons who have subscribed for shares, by up to 15%, to 4,099,750 shares, as a result of market demand, regulatory considerations or changes in financial markets. The conversion of Alliance Mutual Holding Company and the offering and exchange of common stock by Alliance Bancorp-New is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Alliance Bank will be a wholly-owned subsidiary of Alliance Bancorp-New, and both Alliance Mutual Holding Company and Alliance Bancorp will cease to exist.

Alliance Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “ALLB.” We expect that the common stock of Alliance Bancorp-New will trade under the symbol “ALLBD” for a period of 20 trading days after completion of the offering. Thereafter, the trading symbol will be “ALLB.”

The conversion and offering cannot be completed unless the shareholders of Alliance Bancorp approve the plan of conversion and reorganization. The plan of conversion and reorganization must be approved by the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock of Alliance Bancorp, other than Alliance Mutual Holding Company, and (ii) the holders of two-thirds of the votes eligible to be cast by shareholders of Alliance Bancorp, including Alliance Mutual Holding Company. Alliance Mutual Holding Company, which owns 59.5% of the outstanding common stock of Alliance Bancorp, intends to vote for the plan of conversion and reorganization. Alliance Bancorp is holding a special meeting of shareholders at the          ,

located at          ,          , Pennsylvania, on           day,          , 2010 at          :00 p.m., Eastern time, to consider and vote upon:

1. The Plan of Conversion and Reorganization of Alliance Mutual Holding Company, Alliance Bancorp, Alliance Bancorp-New and Alliance Bank;

2. The following informational proposals:

•	2A — Approval of a provision in the articles of incorporation of Alliance Bancorp-New providing for the authorized capital stock of 50,000,000 shares of common stock and 10,000,000 shares of serial preferred stock compared to 15,000,000 shares of common stock and 5,000,000 shares of preferred stock in the charter of Alliance Bancorp;

•	2B — Approval of a provision in the articles of incorporation of Alliance Bancorp-New requiring a super-majority shareholder approval for mergers, consolidations and similar transactions, unless they have been approved in advance by at least two-thirds of the board of directors of Alliance Bancorp-New;

•	2C — Approval of a provision in the articles of incorporation of Alliance Bancorp-New requiring a super-majority shareholder approval of amendments to certain provisions in the articles of incorporation and bylaws of Alliance Bancorp-New; and

•	2D — Approval of a provision in the articles of incorporation of Alliance Bancorp-New to limit the voting rights of shares beneficially owned in excess of 10% of the outstanding voting securities of Alliance Bancorp-New.

3. The adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the special meeting to approve the plan of conversion and reorganization; and

4. Any other matters that may properly come before the special meeting or any adjournment or postponement thereof (management is not aware of any such matters).

The board of directors of Alliance Bancorp unanimously recommends that its shareholders vote “FOR” the plan of conversion and reorganization, “FOR” the informational proposals and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

The provisions of the articles of incorporation which are summarized as informational proposals 2A through 2D were approved as part of the process in which the board of directors of Alliance Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only because the Office of Thrift Supervision regulations governing mutual to stock conversion do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking shareholders of Alliance Bancorp to vote with respect to each of the informational proposals, shareholders are not being asked to approve the proposed provisions for which an informational vote is requested and the proposed provisions will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals.

This document serves as the proxy statement for the special meeting of shareholders of Alliance Bancorp and the prospectus for the shares of common stock of Alliance Bancorp-New to be issued in exchange for shares of Alliance Bancorp’s common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Office of Thrift Supervision. This document does not serve as the prospectus relating to the offering by Alliance Bancorp-New of its shares of common stock in the subscription offering and any community offering or syndicated community offering, both of which will be made pursuant to a separate prospectus.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 20.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (          )          -          .

The date of this proxy statement/prospectus is           , 2010, and is first being mailed to shareholders of Alliance Bancorp, Inc. of Pennsylvania on or about           , 2010.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Alliance Bancorp-New, Alliance Bancorp, Alliance Bank and Alliance Mutual Holding Company from other documents that are not included in, or delivered with, this proxy statement/prospectus, including the plan of conversion and reorganization. This information is available to you without charge upon your written or oral request. You can obtain these documents relating to Alliance Bancorp-New, Alliance Bancorp, Alliance Bank or Alliance Mutual Holding Company by requesting them in writing or by telephone from:

Alliance Bancorp, Inc. of Pennsylvania
541 Lawrence Road
Broomall, Pennsylvania 19008
Attention: Investor Relations
(610) 353-2900

If you would like to request documents, you must do so no later than           , 2010 in order to receive them before Alliance Bancorp’s special meeting of shareholders. You will not be charged for any of these documents that you request.

For additional information, please see the section entitled “Where You Can Find Additional Information” beginning on page 44 of this proxy statement/prospectus. A copy of the plan of conversion and reorganization is available for inspection at each of Alliance Bank’s branch offices.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

i

You should rely only on the information contained in this proxy statement/prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This proxy statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Alliance Bancorp-New, Alliance Mutual Holding Company, Alliance Bancorp and Alliance Bank and their subsidiaries may change after the date of this proxy statement/prospectus. Delivery of this proxy statement/prospectus and the exchange of shares of common stock of Alliance Bancorp-New made hereunder does not mean otherwise.

ii

ALLIANCE BANCORP, INC. OF PENNSYLVANIA
541 Lawrence Road
Broomall, Pennsylvania 19008
(610) 353-2900

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on          , 2010

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Alliance Bancorp, Inc. of Pennsylvania, a federal corporation (which we refer to as “Alliance Bancorp”) will be held at the          , located at          ,          , Pennsylvania on      day,          , 2010 at     :00 p.m., Eastern time, to consider and vote upon:

1. The approval of a Plan of Conversion and Reorganization and the transactions contemplated thereby pursuant to which, among other things, Alliance Bancorp, Inc. of Pennsylvania, a newly formed Pennsylvania corporation (which we refer to as “Alliance Bancorp-New”), will offer for sale shares of its common stock, and shares of common stock of Alliance Bancorp currently held by shareholders other than Alliance Mutual Holding Company (which we refer to as the “public shareholders”) will be exchanged for shares of common stock of Alliance Bancorp-New upon the conversion of Alliance Mutual Holding Company, Alliance Bank and Alliance Bancorp from the mutual holding company structure to the stock holding company form;

2. The following informational proposals:

•	2A — Approval of a provision in the articles of incorporation of Alliance Bancorp-New providing for the authorized capital stock of 50,000,000 shares of common stock and 10,000,000 shares of serial preferred stock compared to 15,000,000 shares of common stock and 5,000,000 shares of preferred stock in the charter of Alliance Bancorp;

•	2B — Approval of a provision in the articles of incorporation of Alliance Bancorp-New requiring a super-majority shareholder approval for mergers, consolidations and similar transactions, unless they have been approved in advance by at least two-thirds of the board of directors of Alliance Bancorp-New;

•	2C — Approval of a provision in the articles of incorporation of Alliance Bancorp-New requiring a super-majority shareholder approval of amendments to certain provisions in the articles of incorporation and bylaws of Alliance Bancorp-New; and

•	2D — Approval of a provision in the articles of incorporation of Alliance Bancorp-New to limit the voting rights of shares beneficially owned in excess of 10% of the outstanding voting securities of Alliance Bancorp-New;

3. The adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the special meeting to approve the plan of conversion and reorganization; and

4. Any other matters that may properly come before the special meeting or an adjournment or postponement thereof. Management is not aware of any such other business at this time.

The provisions of the articles of incorporation which are summarized as informational proposals 2A through 2D were approved as part of the process in which the board of directors of Alliance Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only because the Office of Thrift Supervision regulations governing mutual to stock conversion do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking shareholders of Alliance Bancorp to vote with respect to each of the informational proposals, we are not required to receive the separate approval of the proposed provisions for which an informational vote is requested. The proposed provisions will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals.

The board of directors has fixed                    , 2010, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and at an adjournment or postponement thereof.

Upon written request addressed to the Secretary of Alliance Bancorp at the address given above, shareholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion and reorganization. In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the plan of conversion and reorganization, the written request should be received by Alliance Bancorp, Inc. of Pennsylvania by                    , 2010. In addition, all such documents may be obtained by calling our Stock Information Center at (          )          -          .

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen P. Lynch
Corporate Secretary

Broomall, Pennsylvania
           , 2010

QUESTIONS AND ANSWERS

FOR SHAREHOLDERS OF ALLIANCE BANCORP, INC. OF PENNSYLVANIA

You should read this document and the plan of conversion and reorganization for more information about the conversion and offering. The plan of conversion and reorganization has been conditionally approved by our regulators.

Q.	What are shareholders being asked to approve?

A. Alliance Bancorp’s shareholders as of          , 2010 are being asked to vote on the plan of conversion and reorganization. Under the plan of conversion and reorganization, Alliance Bank will convert from the mutual holding company form of ownership to the fully public stock holding company form of ownership, and as part of such conversion, a new Pennsylvania company, Alliance Bancorp-New will offer for sale, in the form of shares of it common stock, Alliance Mutual Holding Company’s 59.5% ownership interest in Alliance Bancorp. In addition to the shares of common stock to be issued to those who purchase shares in the stock offering, public shareholders of Alliance Bancorp as of the completion of the conversion, will receive shares of common stock of Alliance Bancorp-New in exchange for their existing shares. In addition, informational proposals relating to the articles of incorporation of Alliance Bancorp-New are also described in this proxy statement/prospectus. Due to Office of Thrift Supervision regulations, the proposed provisions of the articles of incorporation described in the informational proposals will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals.

Q.	What is the conversion?

A. Alliance Bank, Alliance Bancorp and Alliance Mutual Holding Company are converting from a mutual holding company structure to a fully-public ownership structure. Currently, Alliance Mutual Holding Company owns 59.5% of Alliance Bancorp’s common stock. The remaining 40.5% of common stock is owned by public shareholders. As a result of the conversion, our newly formed Pennsylvania company, also called Alliance Bancorp, Inc. of Pennsylvania, will become the parent of Alliance Bank.

Shares of common stock of Alliance Bancorp-New, representing the current 59.5% ownership interest of Alliance Mutual Holding Company in Alliance Bancorp, are being offered for sale to eligible depositors and to the public. At the completion of the conversion and offering, current public shareholders of Alliance Bancorp will exchange their shares of Alliance Bancorp common stock for shares of common stock of Alliance Bancorp-New.

After the conversion and offering are completed, Alliance Bank will become a wholly-owned subsidiary of Alliance Bancorp-New. Upon consummation of the conversion and offering, the outstanding shares of Alliance Bancorp-New will be owned by the public shareholders, who will exchange their shares for shares of Alliance Bancorp-New, as well as those persons who purchase shares in the offering for the cash purchase price of $10.00 per share. As a result of the conversion and offering, Alliance Mutual Holding Company and Alliance Bancorp will cease to exist.

See “The Conversion and Offering” beginning on page    of this proxy statement/prospectus, for more information about the conversion.

Q.	What will shareholders receive for their existing Alliance Bancorp shares?

A. As more fully described in the section entitled “The Conversion and Offering,” depending on the number of shares sold in the stock offering, each share of common stock that you own upon completion of the conversion and stock offering will be exchanged for between 1,792,183 new shares at the minimum and 2,424,717 new shares at the maximum of the offering range (cash will be paid in lieu of fractional shares). For example, if you own 100 shares of Alliance Bancorp common stock and the exchange ratio is 0.7801, after the conversion you will receive 78 shares of Alliance Bancorp-New common stock and $0.10 in cash, the value of the fractional share, based on the $10.00 per share offering price. Shareholders who hold shares in street-name

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at a brokerage firm will receive these funds in their brokerage account. Shareholders who have stock certificates will receive checks. The number of shares you will get will depend on the number of shares sold in the offering and will be based on an exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of Alliance Bancorp-New. The exchange ratio will adjust based on the number of shares sold in the offering. It will not depend on the market price of the common stock Alliance Bancorp.

Q.	What are the reasons for the conversion and offering?

A. We are pursuing the conversion for the following reasons:

•	The additional funds resulting from the offering will increase our capital (although Alliance Bank is deemed to be “well-capitalized”) and support continued growth, as well as provide increased lending capability.

•	We believe that our current mutual holding company structure has limited our opportunities to acquire other institutions because we cannot now issue stock in an acquisition in an amount that would cause Alliance Mutual Holding Company to own less than a majority of the outstanding shares of Alliance Bancorp. We expect that our conversion will facilitate our ability to acquire other institutions in the future by eliminating this requirement of majority ownership by our mutual holding company. Currently, we have no plans, agreements or understandings regarding any merger or acquisition transactions.

•	The conversion to the fully public form of ownership will remove the uncertainties associated with the mutual holding company structure created by the recently enacted financial reform legislation, which will result in a change of the federal regulator for our holding company. We believe that the conversion and offering will eliminate some of the uncertainties associated with the recent legislation, and better position us to continue to meet all future regulatory requirements, including regulatory capital requirements.

•	The conversion will increase the number of outstanding shares held by public shareholders, so we expect our stock to have greater liquidity.

Our board of directors also considered certain disadvantages in undertaking the conversion and offering at this time, as described below, but concluded that the disadvantages did not outweigh the reasons for the conversion described above.

•	Current shareholders of Alliance Bancorp will receive a lower exchange ratio for their existing shares compared to transactions that take place when market and economic conditions are more favorable. However, there is no way that our board of directors could ascertain when, or if, market or economic conditions may become more or less favorable in this regard.

•	In the initial period following the conversion and offering, the additional capital generated from the conversion and offering will likely result in a lower return on equity for Alliance Bancorp-New compared to many of its peers.

•	Given the current economic slowdown and the reduced demand for new originations of loans meeting our underwriting standards, it may be a challenge for us to deploy the net proceeds from the conversion and offering as quickly as we would like.

Q.	Why should I vote?

A. You are not required to vote, but your vote is very important. In order for us to implement the plan of conversion and reorganization, we must receive the affirmative vote of the holders of a majority of the outstanding shares of Alliance Bancorp common stock, other than shares held by Alliance Mutual Holding Company, in addition to the approval of two-thirds of all the outstanding shares. The board of directors of

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Alliance Bancorp recommends that you vote “FOR” approval of the plan of conversion and reorganization.

Q.	What happens if I don’t vote?

A. Your prompt vote is very important. Not voting will have the same effect as voting “Against” the plan of conversion and reorganization. Without sufficient favorable votes “for” the conversion, we will not proceed with the conversion and offering.

Q.	How do I vote?

A. You should sign your proxy card and return it in the enclosed proxy reply envelope. Please vote promptly. Not voting has the same effect as voting “Against” the plan of conversion and reorganization.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?

A. No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	What if I do not give voting instructions to my broker?

A. Your vote is important. If you do not instruct your broker to vote your shares by proxy, each unvoted share will have the same effect as a vote against the plan of conversion and reorganization.

Q.	How will my existing Alliance Bancorp shares be exchanged?

A. The conversion of your shares of common stock Alliance Bancorp into the right to receive shares of common stock of Alliance Bancorp-New will occur automatically on the effective date of the conversion, although you will need to exchange your stock certificate(s) if you hold shares in certificate form. As soon as practicable after the effective date of the conversion and reorganization, our exchange agent will send a transmittal form to you. The transmittal forms are expected to be mailed promptly after the effective date and will contain instructions on how to submit the stock certificate(s) representing existing shares of Alliance Bancorp common stock. No fractional shares of Alliance Bancorp-New common stock will be issued to you when the conversion is completed. For each fractional share that would otherwise be issued to a shareholder who holds a certificate, you will be paid by check an amount equal to the product obtained by multiplying the fractional share interest to which you would otherwise be entitled by $10.00. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares.

Q.	Should I submit my stock certificates now?

A. No. If you hold your certificate(s), instructions for exchanging the shares will be sent to you after completion of the conversion and offering. If your shares are held in “street name,” rather than in certificate form, the share exchange will occur automatically upon completion of the conversion and offering.

Further Questions?

For answers to other questions, please read this proxy statement/prospectus. Questions about the stock offering or voting may be directed to the Stock Information Center by calling (          )          -     , Monday to Friday, from 9:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

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SUMMARY

The following summary highlights the material information from this proxy statement/prospectus and may not contain all the information that is important to you. You should read this entire document carefully, including the sections entitled “Risk Factors” and “The Conversion and Offering” and the consolidated financial statements and the notes to the consolidated financial statements.

What This Document Is About

The boards of directors of Alliance Bancorp, Alliance Mutual Holding Company, Alliance Bank and Alliance Bancorp-New have adopted a plan of conversion and reorganization pursuant to which Alliance Bank will reorganize from a mutual holding company structure to a stock form holding company structure. As part of the conversion, Alliance Bank formed Alliance Bancorp-New. Public shareholders of Alliance Bancorp will receive shares in Alliance Bancorp-New in exchange for their shares of Alliance Bancorp common stock based on an exchange ratio. This conversion to a stock holding company structure also includes the offering by Alliance Bancorp-New of shares of its common stock to eligible depositors of Alliance Bank in a subscription offering and, if necessary, to the public in a community offering and syndicated community offering. Following the conversion and offering, Alliance Mutual Holding Company and Alliance Bancorp will no longer exist and Alliance Bancorp-New will be the parent company of Alliance Bank.

The conversion and offering cannot be completed unless the shareholders of Alliance Bancorp approve the plan of conversion and reorganization. Alliance Bancorp’s shareholders will vote on the plan of conversion and reorganization at the special meeting of shareholders of Alliance Bancorp. This document is the proxy statement used by Alliance Bancorp’s board of directors to solicit proxies for the special meeting. It is also the prospectus of Alliance Bancorp-New regarding the shares of common stock of Alliance Bancorp-New to be issued to Alliance Bancorp’s shareholders in the share exchange. This document does not serve as the prospectus relating to the offering by Alliance Bancorp-New of its shares of common stock in the subscription offering and any community offering or syndicated community offering, both of which will be made pursuant to a separate prospectus.

In addition, informational proposals relating to the articles of incorporation of Alliance Bancorp-New are also described in this proxy statement/prospectus, but, due to Office of Thrift Supervision regulations, are not required to be approved if shareholders approve the plan of conversion and reorganization. While we are asking shareholders of Alliance Bancorp to vote with respect to each of the informational proposals, we are not required to receive the separate approval of shareholders of the proposed provisions for which an informational vote is requested. The proposed provisions will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals.

The Alliance Bancorp Special Meeting

Date, Time and Place.  Alliance Bancorp will hold its special meeting of shareholders to consider and vote on the plan of conversion and reorganization at          , located at          ,          , Pennsylvania on          , 2010 at          :00 p.m., Eastern time.

Record Date.  The record date for shareholders entitled to vote at the special meeting of shareholders is                    , 2010. 6,676,476 shares of Alliance Bancorp common stock were outstanding on the record date and entitled to vote at the special meeting.

The Proposals.  Shareholders will be voting on the following proposals at the special meeting:

1. Approval of the plan of conversion and reorganization;

2. The following informational proposals:

•	2A — Approval of a provision in the articles of incorporation of Alliance Bancorp-New providing for the authorized capital stock of 50,000,000 shares of common stock and 10,000,000 shares of

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serial preferred stock compared to 15,000,000 shares of common stock and 5,000,000 shares of preferred stock in the charter of Alliance Bancorp;

•	2B — Approval of a provision in the articles of incorporation of Alliance Bancorp-New requiring a super-majority shareholder approval for mergers, consolidations and similar transactions, unless they have been approved in advance by at least two-thirds of the board of directors of Alliance Bancorp-New;

•	2C — Approval of a provision in the articles of incorporation of Alliance Bancorp-New requiring a super-majority shareholder approval of amendments to certain provisions in the articles of incorporation and bylaws of Alliance Bancorp-New; and

•	2D — Approval of a provision in the articles of incorporation of Alliance Bancorp-New to limit the voting rights of shares beneficially owned in excess of 10% of the outstanding voting securities of Alliance Bancorp-New;

3. The adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the special meeting to approve the plan of conversion and reorganization; and

4. Any other matters that may properly come before the special meeting or any adjournment or postponement thereof (management is not aware of any such matters).

The Informational Proposals.  The provisions of the articles of incorporation of Alliance Bancorp-New which are summarized as informational proposals 2A through 2D were approved as part of the process in which the board of directors of Alliance Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only because the Office of Thrift Supervision regulations governing mutual to stock conversion do not provide for votes on matters other than the plan of conversion and reorganization. The proposed provisions described in the informational proposals will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals.

Vote Required

Proposal 1: Approval of the Plan of Conversion and Reorganization.  We must obtain the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock of Alliance Bancorp, other than Alliance Mutual Holding Company, and (ii) the holders of two-thirds of the votes eligible to be cast by shareholders of Alliance Bancorp, including Alliance Mutual Holding Company.

Informational Proposals 2A through 2D Related to the Articles of Incorporation of Alliance Bancorp-New.  While we are asking you to vote with respect to each of the informational proposals, the proposed provisions will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 3: Adjournment of the special meeting, if necessary, to solicit additional proxies.  We must obtain the affirmative vote of a majority of the total votes present at the special meeting in person and by proxy to approval the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Other Matters.  We must obtain the affirmative vote of a majority of the total votes present at the special meeting in person or by proxy to approve other proposals.

As of the voting record date, the directors and executive officers of Alliance Bancorp owned           shares, or approximately     % of the outstanding shares of Alliance Bancorp common stock and Alliance Mutual Holding Company owned 3,973,750 shares, or approximately 59.5% of the outstanding shares of Alliance Bancorp common stock. Alliance Mutual Holding Company is expected to vote all of its shares “FOR” the plan of conversion and reorganization, “FOR” each of the informational proposals and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proposals.

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The board of directors of Alliance Bancorp unanimously recommends that you vote “FOR” approval of the plan of conversion and reorganization and “FOR” the other proposals described above.

The Companies

Alliance Bancorp-New

Alliance Bancorp-New is a newly formed Pennsylvania corporation. Alliance Bancorp-New is conducting this offering in connection with the conversion of Alliance Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock of Alliance Bancorp-New to be sold represent the 59.5% ownership interest in Alliance Bancorp currently owned by Alliance Mutual Holding Company. The remaining 40.5% ownership interest in Alliance Bancorp is currently owned by other shareholders (who are sometimes referred to as the “public shareholders”) and will be exchanged for shares of common stock of Alliance Bancorp-New based on an exchange ratio of 0.6631 to 0.8971. The exchange ratio may be increased to as much as 1.0317 in the event the maximum of the offering range is increased by 15%. The actual exchange ratio will be determined at the closing of the offering and will depend on the number of shares of common stock sold in the stock offering. The executive offices of Alliance Bancorp-New are located at 541 Lawrence Road, Broomall, Pennsylvania 19008, and its telephone number is (610) 353-2900.

Alliance Bank

Alliance Bank is a Pennsylvania-chartered stock savings bank operating out of its executive offices in Broomall, Pennsylvania and nine other full service offices in Delaware and Chester Counties, Pennsylvania. While the bank’s legal name is Greater Delaware Valley Savings Bank, we conduct business, and are known, as “Alliance Bank.” The bank is primarily engaged in single-family residential lending and commercial real estate lending funded by deposits and borrowings. The bank’s loan portfolio primarily consists of single family residential real estate loans and commercial real estate loans. At June 30, 2010, single-family residential real estate loans amounted to $110.4 million or 38.4% of total loans and commercial real estate loans amounted to $136.9 million or 47.6% of total loans. Alliance Bank’s main office is located at 541 Lawrence Road, Broomall, Pennsylvania 19008 and its telephone number is (610) 353-2900.

Alliance Mutual Holding Company

Alliance Mutual Holding Company is a federally chartered mutual holding company which currently is the parent of Alliance Bancorp. The principal business purpose of Alliance Mutual Holding Company is owning more than a majority of the outstanding shares of common stock of Alliance Bancorp. Alliance Mutual Holding Company currently owns 59.5% of the outstanding shares of Alliance Bancorp. Alliance Mutual Holding Company will no longer exist upon completion of the conversion and offering.

Alliance Bancorp

Alliance Bancorp is a federally chartered corporation and currently is the mid-tier stock holding company for Alliance Bank. At June 30, 2010, 59.5% of the issued and outstanding shares of Alliance Bancorp were owned by Alliance Mutual Holding Company, and the remaining 40.5% of Alliance Bancorp’s issued and outstanding shares were owned by the public shareholders. The common stock of Alliance Bancorp is registered under the Securities Exchange Act of 1934, as amended, and is publicly traded on the Nasdaq Global Market. At the conclusion of the offering and the conversion of Alliance Mutual Holding Company, Alliance Bancorp will no longer exist. The existing public shareholders of Alliance Bancorp will have their shares converted into 0.6631 to 0.8971 shares of Alliance Bancorp-New common stock. The shares of common stock being offered by Alliance Bancorp-New represent Alliance Mutual Holding Company’s current ownership interest in Alliance Bancorp. As of June 30, 2010, Alliance Bancorp had $448.4 million in total assets, $381.2 million in total deposits and $48.6 million in stockholders’ equity. The executive offices of Alliance Bancorp are located at 541 Lawrence Road, Broomall, Pennsylvania 19008, its telephone number is (610) 353-2900, and its website is www.allianceanytime.com. Information on our website should not be treated as a part of this proxy statement/prospectus.

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Our Current and Proposed Organizational Structure

We have been organized in the mutual holding company form since 1995. In January 2007, we completed our reorganization into the current two-tier mutual holding company structure. In our 2007 reorganization, existing shareholders of Alliance Bank, including Alliance Mutual Holding Company, exchanged their shares of common stock in Alliance Bank for shares of Alliance Bancorp pursuant to an exchange ratio of 2.09945 shares of Alliance Bancorp common stock for each outstanding share of Alliance Bank common stock. As a result, Alliance Bancorp became the “mid-tier” holding company for Alliance Bank. Prior to such reorganization in 2007, Alliance Bank had been a direct subsidiary of the mutual holding company. In addition, as part of the 2007 reorganization, Alliance Bancorp sold $16.5 million of its common stock, at a purchase price of $10.00 per share, in a public offering. As a result of the 2007 reorganization and offering, the ownership interest of Alliance Mutual Holding Company was reduced from 80.02% to 55.0%. As of June 30, 2010, Alliance Mutual Holding Company owned 59.5% of the issued and outstanding shares of common stock of Alliance Bancorp.

The following chart shows our current ownership structure which is commonly referred to as the “two-tier” mutual holding company structure:

Pursuant to the terms of our plan of conversion and reorganization, we are now converting from the partially public mutual holding company structure to the fully public stock holding company form of organization, in what is known as a “second-step” transaction. As part of the conversion, Alliance Bancorp-New is offering for sale the majority ownership interest in Alliance Bancorp that is currently owned by Alliance Mutual Holding Company. Upon completion of the conversion and offering, Alliance Mutual Holding Company and Alliance Bancorp will cease to exist, we will be fully owned by public shareholders and there will be no continuing interest by a mutual holding company. Upon completion of the conversion, public shareholders of Alliance Bancorp will receive shares of common stock of Alliance Bancorp-New in exchange for their shares of Alliance Bancorp.

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Following our conversion and this offering, we will be organized as a fully public holding company and our ownership structure will be as follows:

These transactions are commonly referred to as a “second-step” conversion.

Terms of the Conversion and Offering

The boards of directors of Alliance Mutual Holding Company, Alliance Bancorp and Alliance Bank unanimously adopted the plan of conversion and reorganization on August 11, 2010. The plan of conversion and reorganization has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan of conversion and reorganization by the depositors of Alliance Bank and the shareholders of Alliance Bancorp. The special meeting of shareholders has been called for this purpose on          , 2010. In order for the conversion to be completed, we also must receive the approval of our application filed with the Pennsylvania Department of Banking.

The conversion to a stock holding company structure also includes the offering by Alliance Bancorp-New of its outstanding shares to qualifying depositors of Alliance Bank in a subscription offering and to certain other persons in a community offering and/or syndicated community offering. The plan of conversion and reorganization has been included as an exhibit to the registration statement filed with the Securities and Exchange Commission See “Where You Can Find Additional Information” in this proxy statement/prospectus.

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The Exchange of Alliance Bancorp Common Stock

If you are a shareholder of Alliance Bancorp, the existing publicly traded mid-tier holding company, your shares will be cancelled and exchanged for new shares of Alliance Bancorp-New common stock. The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of Alliance Bancorp-New. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of Alliance Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

							100 Shares of
			Shares of Alliance		Total Shares of		Alliance Bancorp
			Bancorp-New		Alliance		Common Stock Would
			Stock to be		Bancorp New		be Exchanged for
			Exchanged		Common		the Following	Equivalent
	Shares to be Sold		for Current		Stock to be		Number of Shares	Per
	in the Offering		Common Stock		Outstanding After	Exchange	of Alliance	Share
	Amount	Percent	Amount	Percent	the Conversion	Ratio	Bancorp-New(1)	Value(2)

Minimum	2,635,000	59.5%	1,792,183	40.5%	4,427,183	0.6631	66	$6.63
Midpoint	3,100,000	59.5	2,108,449	40.5	5,208,449	0.7801	78	7.80
Maximum	3,565,000	59.5	2,424,717	40.5	5,989,717	0.8971	89	8.97
15% above the maximum	4,099,750	59.5	2,788,424	40.5	6,888,174	1.0317	103	10.32

(1)	Cash will be paid instead of issuing any fractional shares.

(2)	Represents the value of shares of Alliance Bancorp-New common stock to be received by a holder of one share of Alliance Bancorp common stock at the exchange ratio, assuming a value of $10.00 per share.

If you own shares of Alliance Bancorp which are held in “street name,” they will be exchanged without any action on your part. If you are the record owner of shares of Alliance Bancorp and hold certificates you will receive, after the conversion and offering is completed, a transmittal form with instructions to surrender your stock certificates. New certificates for common stock of Alliance Bancorp-New will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

No fractional shares of our common stock will be issued to any public shareholder of Alliance Bancorp upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

Dissenters’ Rights

Under federal law and regulations, current public shareholders of Alliance Bancorp do not have dissenters’ rights or appraisal rights.

Reasons for the Conversion

We are pursuing the conversion for the following reasons:

•	The additional funds resulting from the offering will increase our capital (although Alliance Bank is deemed to be “well-capitalized”) and support continued growth as well as provide increased lending capability.

•	We believe that our current mutual holding company structure has limited our opportunities to acquire other institutions because we cannot now issue stock in an acquisition in an amount that would cause Alliance Mutual Holding Company to own less than a majority of the outstanding shares of Alliance Bancorp. We expect that our conversion will facilitate our ability to acquire other institutions in the future by eliminating this requirement of majority ownership by our mutual holding company. Currently, we have no plans, agreements or understandings regarding any merger or acquisition transactions.

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•	The conversion to the fully public form of ownership will remove the uncertainties associated with the mutual holding company structure created by the recently enacted financial reform legislation.

•	The conversion will increase the number of outstanding shares held by public shareholders and we expect our stock to have greater liquidity.

Conditions to Completion of the Conversion

We cannot complete our conversion and related offering unless:

•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by depositors of Alliance Bank;

•	The plan of conversion and reorganization is approved by at least:

•	two-thirds of the outstanding shares of Alliance Bancorp common stock; and

•	a majority of outstanding shares of Alliance Bancorp common stock held by public shareholders;

•	We sell at least the minimum number of shares offered in the offering; and

•	We receive the final approval of the Office of Thrift Supervision and the Pennsylvania Department of Banking to complete the conversion and offering and related transactions.

Alliance Mutual Holding Company intends to vote its 59.5% ownership interest in favor of the conversion. In addition, as of          , 2010, directors and executive officers of Alliance Bancorp and their associates beneficially owned           shares of common stock of Alliance Bancorp or     % of the outstanding shares. They intend to vote those shares in favor of the plan of conversion and reorganization.

How We Determined the Price Per Share, the Offering Range and the Exchange Ratio

The offering range and the exchange ratio are based on an independent appraisal by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of our common stock assuming the sale of shares in this offering. RP Financial has indicated that in its opinion as of August 20, 2010, the estimated pro forma market value of the common stock of Alliance Bancorp-New was $52.1 million at the midpoint. In the offering, Alliance Bancorp-New is selling the number of shares representing the 59.5% of shares currently owned by Alliance Mutual Holding Company, which results in an offering range between $26.4 million and $35.7 million, with a midpoint of $31.0 million. The appraisal was based in part upon Alliance Bancorp’s financial condition and operations and the effect of the additional capital Alliance Bancorp-New will raise from the sale of common stock in the offering.

Subject to regulatory approval, Alliance Bancorp-New may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, Alliance Bancorp-New is offering 2,635,000 shares, and at the maximum, as adjusted, of the offering range Alliance Bancorp-New is offering 4,099,750 shares in the offering. The appraisal will be updated before the conversion is completed. If the pro forma market value of the common stock at that time is either below $44.3 million or above $68.9 million, Alliance Bancorp-New will notify subscribers, return their funds, with interest, or cancel their deposit withdrawal authorizations, and subscribers will have the opportunity to place a new order. See “The Conversion and Offering — How We Determined the Price Per Share, the Offering Range and the Exchange Ratio” for a description of the factors and assumptions used in determining the stock price and offering range.

The appraisal was based in part upon Alliance Bancorp’s financial condition and results of operations, the effect of the additional capital Alliance-Bancorp-New will raise from the sale of common stock in the offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considered comparable to us. The appraisal peer group consists of the companies listed below. Total assets are as of June 30, 2010.

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Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(In millions)

New Hampshire Thrift Bancshares, Inc. (NHTB)	Nasdaq	Newport, New Hampshire	$939
Harleysville Savings Financial Corporation (HARL)	Nasdaq	Harleysville, Pennsylvania	844
TF Financial Corporation (THRD)	Nasdaq	Newtown, Pennsylvania	721
BCSB Bancorp, Inc. (BCSD)	Nasdaq	Baltimore, Maryland	601
Central Bancorp, Inc. (CEBK)	Nasdaq	Somerville, Massachusetts	542
Elmira Savings Bank (ESBK)	Nasdaq	Elmira, New York	499
Newport Bancorp, Inc. (NFSB)	Nasdaq	Newport, Rhode Island	450
WVS Financial Corp. (WVFC)	Nasdaq	Pittsburgh, Pennsylvania	376
Rome Bancorp, Inc. (ROME)	Nasdaq	Rome, New York	330
Mayflower Bancorp, Inc. (MFLR)	Nasdaq	Middleboro, Massachusetts	256

In preparing its appraisal, RP Financial considered the information in this proxy statement/prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	our historical, present and projected operating results including, but not limited to, historical income statement information such as return on assets, return on equity, net interest margin trends, operating expense ratios, levels and sources of non-interest income, and levels of loan loss provisions;

•	our historical, present and projected financial condition including, but not limited to, historical balance sheet size, composition and growth trends, loan portfolio composition and trends, liability composition and trends, credit risk measures and trends, and interest rate risk measures and trends;

•	the economic, demographic and competitive characteristics of Alliance Bancorp’s primary market area including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, deposit market share and largest competitors by deposit market share;

•	a comparative evaluation of the operating and financial statistics of Alliance Bancorp with those of other similarly situated, publicly traded companies, which included a comparative analysis of balance sheet composition, income statement ratios, credit risk, interest rate risk and loan portfolio composition;

•	the impact of the offering on Alliance Bancorp’s consolidated stockholders’ equity and earning potential including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the reinvestment of the net proceeds of the offering, the estimated impact on the consolidated equity and earnings resulting from adoption of the employee benefit plans and the effect of higher consolidated equity on Alliance Bancorp’s future operations;

•	the impact of consolidation of Alliance Mutual Holding Company with and into Alliance Bancorp including the impact of consolidation of Alliance Mutual Holding Company’s assets and liabilities, the addition of certain expenses currently borne by Alliance Mutual Holding Company and the elimination of certain intercompany income and expenses; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total stockholders’ equity, and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total stockholders’ equity less intangible assets. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

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The following table presents a summary of selected pricing ratios for the peer group companies and for us on a reported basis as utilized by RP Financial in its appraisal. These ratios are based on earnings for the 12 months ended June 30, 2010 and book value as of June 30, 2010 for us and the peer group (other than one member of the peer group for which data was through March 31, 2010).

	Price to Earnings		Price to Book Value	Price to Tangible
	Multiple		Ratio	Book Value Ratio

Alliance Bancorp-New (pro forma)
Minimum	53.53	x	57.80%	57.80%
MidPoint	64.94	x	64.72	64.72
Maximum	76.55	x	70.97	70.97
Maximum, as adjusted	89.00	x	77.40	77.40
Peer group companies as of August 20, 2010
Average	16.11	x	81.26	90.93
Median	14.55	x	81.87	86.75

Compared to the average pricing ratios of the peer group at the maximum of the offering range, the stock of Alliance-Bancorp-New would be priced at a premium of 375.2% to the peer group on a price-to-earnings basis and a discount of 12.7% to the peer group on a price-to book value basis and 22.0% on a price to tangible book value basis. This means that, at the maximum of the offering range, a share of common stock of Alliance Bancorp-New would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value and tangible book value basis. See “Pro Forma Data” for the assumptions used to derive these pricing ratios.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range the common stock of Alliance Bancorp-New would be priced at a premium of 193.7% to the peer group on a price-to-earnings basis, discount of 28.9% to the peer group on a price-to-book basis, and a discount of 36.4% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of Alliance Bancorp-New common stock would be more expensive than the peer group on an earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and appropriate. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.6631 to a maximum of 0.8971 shares of Alliance Bancorp-New common stock for each current share of Alliance Bancorp common stock, with a midpoint of 0.7801.

Because of differences and important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. Because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price. See “Risk Factors — Our Stock Price May Decline When Trading Commences” at page 20 and “Pro Forma Data” at page 31 and “The Conversion and Offering — How We Determined the Price Per Share, The Offering Range and the Exchange Ratio” at page 33.

After-Market Performance Information

The following table presents for all “second-step” conversions that began trading from December 19, 2009 to August 20, 2010, the percentage change in the trading price from the initial trading date of the offering to the dates shown in the table. The table also presents the average and median trading prices and

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percentage change in trading prices for the same dates. This information relates to stock performance experienced by other companies that may have no similarities to us with regard to market capitalization, offering size, earnings quality and growth potential, among other factors.

The table is not intended to indicate how our common stock may perform. Data represented in the table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of price performance trends of companies that undergo “second-step” conversions. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. There can be no assurance that the price of Alliance Bancorp-New common stock will appreciate or that it will not trade below $10.00 per share. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before deciding on how to vote, please carefully read this entire proxy statement/prospectus, including “Risk Factors.”

After Market Trading Activity
Completed Second-Step Offerings
Closing Dates between December 19, 2009 and August 20, 2010

			Price Performance from Initial Trading Date
						Through
			1			August 20,
Company Name and Ticker Symbol	Closing Date	Exchange	Day	1 Week	1 Month	2010

Jacksonville Bancorp, Inc. (JXSB)	7/15/10	Nasdaq	6.5%	5.8%	3.0%	1.2%
Colonial Fin. Services, Inc. (COBK)	7/13/10	Nasdaq	0.5	(3.5)	(3.5)	(2.0)
Viewpoint Fin. Group (VPFG)	7/7/10	Nasdaq	(5.0)	(4.5)	(3.0)	(6.9)
Oneida Financial Corp. (ONFC)	7/7/10	Nasdaq	(6.3)	(6.3)	(1.3)	(4.0)
Fox Chase Bancorp, Inc. (FXCB)	6/29/10	Nasdaq	(4.1)	(4.0)	(3.2)	(6.5)
Oritani Financial Corp. (ORIT)	6/24/10	Nasdaq	3.1	(1.4)	(0.9)	(5.7)
Eagle Bancorp Montana, Inc. (EBMT)	4/5/10	Nasdaq	5.5	6.5	4.1	(6.8)
Ocean Shore Holding Co. (OSHC)	12/21/09	Nasdaq	7.5	12.3	13.1	29.8
Northwest Bancshares, Inc. (NWBI)	12/18/09	Nasdaq	13.5	13.0	14.0	9.6
Average			2.4%	2.0%	2.5%	1.0%
Median			3.1	(1.4)	(0.9)	(4.0)

THERE CAN BE NO ASSURANCE THAT THE PRICE OF ALLIANCE BANCORP-NEW COMMON STOCK WILL TRADE SIMILARLY TO THESE COMPANIES. THERE CAN ALSO BE NO ASSURANCE THAT THE PRICE OF ALLIANCE BANCORP-NEW COMMON STOCK WILL NOT TRADE BELOW $10.00 PER SHARE, PARTICULARLY AS THE PROCEEDS RAISED AS A PERCENTAGE OF PRO FORMA STOCKHOLDERS’ EQUITY MAY HAVE A NEGATIVE EFFECT ON THE PRICE PERFORMANCE OF ALLIANCE BANCORP-NEW COMMON STOCK.

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Use of Proceeds from the Sale of Common Stock

We will use the proceeds from the offering as follows:

			Percentage of Net
	Amount,	Amount,	Offering Proceeds
Use of Proceeds	at the Minimum	at the Maximum	at the Maximum
	(Dollars in Thousands)

Loan to our employee stock ownership plan	$1,221	$1,652	5.0%
Repurchase of shares for recognition and retention plan	1,771	2,396	7.3
Investment in Alliance Bank	12,036	16,502	50.0
General corporate purposes — dividend payments, possible acquisitions and stock repurchases	9,044	12,454	37.7

Total	$24,072	$33,044	100.0%

We may use the portion of the proceeds that we retain to, among other things, invest in securities, pay dividends to shareholders, repurchase shares of common stock (subject to regulatory restrictions), finance the possible acquisition of financial institutions or other businesses that are related to banking (although we have no current plans, agreements or understandings with respect to any possible acquisitions) or for general corporate purposes.

The proceeds to be contributed to Alliance Bank will be available for general corporate purposes, including to support the future expansion of operations through acquisitions of other financial institutions, the establishment of additional branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time. The proceeds to be contributed to Alliance Bank also will support its lending activities.

Benefits to Management from the Offering

Our employees, officers and directors will benefit from the offering due to various stock-based benefit plans.

•	Full-time employees, including officers, are participants in our existing employee stock ownership plan which will purchase additional shares of common stock in the offering;

•	Subsequent to completion of the offering, we intend to implement:

•	a stock recognition and retention plan; and

•	a new stock option plan;

which will benefit our employees and directors.

•	Employee Stock Ownership Plan. The employee stock ownership plan provides retirement benefits to all eligible employees of Alliance Bank. The plan will purchase a number of shares of Alliance Bancorp-New common stock equal to 4.63% of the shares sold in the offering. When combined with the shares previously acquired by the employee stock ownership plan, the employee stock ownership plan will have acquired an aggregate of 7.0% of the shares of Alliance Bancorp-New to be outstanding after the conversion and offering. Alliance Bancorp-New will make a loan to the employee stock ownership plan to finance its purchase of shares in the offering (in our discretion, subject to OTS approval, the ESOP may purchase such shares in the open market after completion of the conversion and offering). As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership

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plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•	New Stock Option and Stock Recognition and Retention Plans. We intend to implement a new stock option plan and a stock recognition and retention plan no earlier than six months after the conversion. Under these plans, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of both plans. See “Pro Forma Data” for an illustration of the effects of these plans. Under the new stock option plan, we may grant stock options in an amount up to 10.0% of the common stock of Alliance Bancorp-New to be sold in the offering. Under the stock recognition and retention plan, we may award restricted stock in an amount equal to 4.0% of the to-be outstanding shares of Alliance Bancorp-New, or 6.72% of the shares sold in the offering. The plans will comply with all applicable Office of Thrift Supervision regulations.

The following table presents the total value of all shares expected to be available for restricted stock awards under the new stock recognition and retention plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of the common stock of Alliance Bancorp-New, which depends on numerous factors.

	Value of
				275,527 Shares
	177,087 Shares	208,338 Shares	239,589 Shares	Awarded at 15%
	Awarded at Minimum	Awarded at Midpoint	Awarded at Maximum	Above Maximum of
Share Price	of Range	of Range	of Range	Range
	(Dollars in thousands)

$8.00	$1,417	$1,667	$1,917	$2,204
10.00	1,771	2,083	2,396	2,755
12.00	2,125	2,500	2,875	3,306
14.00	2,479	2,917	3,354	3,857

The following table presents the total value of all stock options expected to be made available for grant under the new stock option plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

	Value of
					409,975
		263,500 Options	310,000 Options	356,500 Options	Options Granted at
Per Share Exercise	Per Share	Granted at Minimum	Granted at Midpoint	Granted at Maximum	15% Above Maximum
Price	Option Value	of Range	of Range	of Range	of Range
		(Dollars in thousands, except per share amounts)

$8.00	$2.50	$659	$775	$891	$1,025
10.00	3.13	825	970	1,116	1,283
12.00	3.76	991	1,166	1,340	1,542
14.00	4.38	1,154	1,358	1,561	1,796

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The following table summarizes, at the minimum and the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire, the dilution resulting from these stock-based benefit plans and the total value of all restricted stock awards and stock options that are expected to be available under the anticipated new stock recognition and retention plan and stock option plan, respectively.

	Number of Shares to be Granted or Purchased				Dilution	Total Estimated Value of Grants
				As a% of	Resulting
				Common	from Issuance
			As a% of	Stock to be	of Shares for
	At Minimum	At Maximum	Shares	Outstanding	Stock-Based
	of Offering	of Offering	sold in the	After the	Benefit	At Minimum of	At Maximum of
	Range	Range	Offering	Offering	Plans(3)	Offering Range	Offering Range
	(Dollars in Thousands)

Employee stock ownership plan(1)	122,100	165,204	4.63%	2.76%	—%	$1,221	$1,652
Recognition and retention plan awards(1)	177,087	239,589	6.72	4.00	3.85	1,771	2,396
Stock options(2)	263,500	356,500	10.00	5.95	5.62	825	1,116

Total	562,687	761,293	21.35%	12.71%	9.05%	$3,817	$5,164

(1)	Assumes the value of the common stock of Alliance Bancorp-New is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $3.13, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

(3)	Represents the dilution of stock ownership interest assuming that we use newly issued shares for the proposed recognition and retention plan and new stock option plan, and that shares are sold in the offering at the midpoint of the offering range. No dilution is reflected for the employee stock ownership plan as shares for it are assumed to be purchased in the offering.

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The following table presents information regarding our existing employee stock ownership plan, and our proposed new stock option plan and recognition and retention plan. The table below assumes that 5,989,717 shares are outstanding after the offering, which includes the sale of 3,565,000 shares in the offering at the maximum of the offering range and the issuance of 2,424,717 shares in exchange for shares of Alliance Bancorp common stock using an exchange ratio of 0.8971. It is also assumed that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range.

					Percentage
					of Shares
					Outstanding
					After the
Existing and New Stock Benefit Plans	Participants	Shares(1)	Estimated Value		Conversion

Employee Stock Ownership Plan:	All Employees
Shares previously purchased(2)		254,076	$2,540,760		4.24%
Shares to be purchased in this offering		165,204	1,652,040		2.76

Total employee stock ownership plan		419,280	$4,192,800		7.00

Proposed New Recognition and Retention Plan(3)	Directors and Officers	239,589	$2,395,890		4.00

Stock Option Plans:
1996 Stock Option Plan(4)	Directors and Officers	128,543	$—	(4)	— (4)
Proposed New Stock Option Plan(5)	Directors and Officers	356,500	1,115,845		5.95

Total stock option plans		485,043	1,115,845		8.10

Total stock benefits plans		1,143,912	$7,704,535		16.95%

(1)	Shares previously purchased by the employee stock ownership plan prior to the conversion have been adjusted for the 0.8971 exchange ratio at the maximum of the offering range.

(2)	Approximately 203,373 (226,700 shares prior to adjustment for the exchange ratio) of these shares have been allocated to the accounts of participants.

(3)	The actual value of new recognition and retention plan awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)	All options previously granted under the 1996 stock option plan have been exercised or have been cancelled. No options remain outstanding under the 1996 stock option plan, and no additional options may be granted thereunder as the plan has terminated by its terms.

(5)	The fair value of stock options to be granted under the new stock option plan has been estimated at $3.13 per option using the Black-Scholes option-pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0.96%; expected life, 10 years; expected volatility, 23.23%; and risk-free interest of 2.53%.

Market For Common Stock

Alliance Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “ALLB.” We have applied to have the common stock of Alliance Bancorp-New listed for trading on the Nasdaq Global Market. For the first 20 trading days after the conversion and offering is completed, we expect Alliance Bancorp-New’s common stock to trade under the symbol “ALLBD”, thereafter it will trade under “ALLB.”

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Our Dividend Policy

We have paid quarterly cash dividends since 1995. During the quarter ended June 30, 2010, the cash dividend was $0.03 per share or $0.12 per share on an annual basis (which is equivalent to a dividend yield of 1.2% based upon the $10.00 per share purchase price in the offering). We intend to continue to pay cash dividends on a quarterly basis after we complete the conversion and the offering. We currently expect that the level of cash dividends per share after the conversion and offering will be substantially consistent with the current amount of dividends per share paid by Alliance Bancorp. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that Alliance Bancorp-New will continue to pay dividends or that they will not be reduced in the future. Additionally, we cannot guarantee that the amount of dividends that Alliance Bancorp-New will pay after the conversion will be equal to the per share dividend amount that shareholders of Alliance Bancorp currently receive.

Federal and State Income Tax Consequences

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Shareholders of Alliance Bancorp who receive cash in lieu of fractional share interests in shares of Alliance Bancorp-New will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Elias, Matz, Tiernan & Herrick L.L.P. and ParenteBeard LLC, have issued opinions to this effect, see “The Conversion and Reorganization — Tax Aspects.”

Restrictions on the Acquisition of Alliance Bancorp-New and Alliance Bank

Federal regulation, as well as provisions contained in the articles of incorporation and bylaws of Alliance Bancorp-New, contain certain restrictions on acquisitions of Alliance Bancorp-New or its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Alliance Bancorp-New. Additionally, Office of Thrift Supervision approval would be required for us to be acquired within three years after the conversion.

In addition, the articles of incorporation and bylaws of Alliance Bancorp-New contain provisions that may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

•	prohibitions on the acquisition of more than 10% of our stock;

•	limitations on voting rights of shares held in excess of 10% thereafter;

•	staggered election of only approximately one-third of our board of directors each year;

•	limitations on the ability of shareholders to call special meetings;

•	advance notice requirements for shareholder nominations and new business;

•	removals of directors only for cause and by a majority vote of all shareholders;

•	requirement of a 75% vote of shareholders for certain amendments to the bylaws and certain provisions of the articles of incorporation;

•	the right of the board of directors to issue shares of preferred or common stock without shareholder approval; and

•	a 75% vote of shareholders’ requirement for the approval of certain business combinations not approved by two-thirds of the board of directors.

For further information, see “Restrictions on Acquisitions of Alliance Bancorp-New and Alliance Bank and Related Anti-Takeover Provisions.”

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Interests of Management and Directors in Matters to be Acted Upon

Management and directors of Alliance Bancorp have an interest in the matters that will be acted upon because Alliance Bancorp-New intends to acquire additional stock for its employee stock ownership plan, to consider the implementation of a new stock recognition and retention plan and a new stock option plan. See “Interests of Certain Persons in Matters To Be Acted Upon.”

Common Stock Purchase Limitation

The number of shares of Alliance Bancorp-New common stock that you may purchase in the offering individually, and together with associates or persons acting in concert, plus any exchange shares you and they receive may not exceed 5% of the total shares of Alliance Bancorp-New common stock to be issued and outstanding at the completion of the conversion and offering, provided, however, that you will not be required to divest any of your Alliance Bancorp-New shares or be limited in the number of exchange shares you may receive.

Differences in Shareholders’ Rights

As a result of the conversion and offering, each shareholder of Alliance Bancorp will become a shareholder of Alliance Bancorp-New. Certain rights of shareholders of Alliance Bancorp-New will differ from the rights Alliance Bancorp’s shareholders currently have. See “Informational Proposals Relating to the Articles of Incorporation of Alliance Bancorp-New” and “Comparison of Shareholders’ Rights” for a discussion of these differences.

How You Can Obtain Additional Information — Stock Information Center

Questions about the stock offering or voting may be directed to the Stock Information Center by calling (          )          -          , Monday to Friday, from 9:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

FOR ASSISTANCE, PLEASE CONTACT THE STOCK INFORMATION CENTER AT (     )          -          .

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RISK FACTORS

You should consider carefully the following risk factors in deciding how to vote.

Risks Related to Our Business

[Identical to the same section in the offering prospectus]

Risks Related to the Conversion and the Exchange Offering

The Market Value of Alliance Bancorp-New Common Stock Received in the Share Exchange May Be Less than the Market Value of Alliance Bancorp Common Stock Exchanged

The number of shares of Alliance Bancorp-New common stock you receive will be based on an exchange ratio which will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Alliance Bancorp common stock held by the public prior to the conversion, the final independent appraisal of Alliance Bancorp-New common stock prepared by RP Financial and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of Alliance Bancorp common stock will own approximately the same percentage of Alliance Bancorp-New common stock after the conversion and offering as they owned of Alliance Bancorp common stock immediately prior to completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of Alliance Bancorp’s common stock.

The exchange ratio ranges from a minimum of 0.6631 to a maximum of 0.8971 shares of Alliance Bancorp-New common stock per share of Alliance Bancorp common stock. Under certain circumstances, the pro forma market value can be adjusted upward by 15.0% to reflect changes in market conditions, and, at the adjusted maximum, the exchange ratio would be 1.0317 shares of Alliance Bancorp-New common stock per share of Alliance Bancorp common stock. Shares of Alliance Bancorp-New common stock issued in the share exchange will have an initial value of $10.00 per share. The exchange ratio and the number of shares of Alliance Bancorp-New you would receive in exchange for your Alliance Bancorp shares will be determined by the number of shares we sell in the offering. The higher the number of shares sold, the higher the exchange ratio. If the offering closes at the minimum of the offering range and you own 100 shares of Alliance Bancorp common stock, you would receive 66 shares of Alliance Bancorp-New common stock, which would have an initial value of $6,600 based on the offering price, plus $3.10 cash. If the offering closes at 15% above the maximum of the offering range, you would receive 103 shares of Alliance Bancorp-New common stock for each 100 shares of Alliance Bancorp stock, with an initial value of $10,300 based on the offering price, plus $1.70 cash. We cannot tell you today whether the offering will close at the minimum or some other point in the valuation range. Depending on the exchange ratio and the market value of Alliance Bancorp common stock at the time of the exchange, the initial market value of the Alliance Bancorp-New common stock that you receive in the share exchange could be less than the market value of the Alliance Bancorp common stock that you currently own. Based on the $      per share closing price of Alliance Bancorp common stock as of the date of this proxy/prospectus, unless at least            shares of Alliance Bancorp-New common stock are sold in the offering (slightly above the mid-point of the offering range), the initial value of the Alliance Bancorp-New common stock you receive in the share exchange would be less than the market value of the Alliance Bancorp common stock you currently own. See “The Conversion and Offering — Exchange of Certificates” and “The Conversion and Offering — Effects of the Conversion on Public Shareholders.”

[The remaining risk factors are identical to the risk factors under the section “Risk Factors — Risks Related to the Offering” in the offering prospectus]

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INFORMATION ABOUT THE SPECIAL MEETING OF SHAREHOLDERS

To Be Held on          , 2010

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of Alliance Bancorp of proxies to be voted at the special meeting of shareholders to be held at          , located at          ,          , Pennsylvania on           day,          , 2010 at     :00 p.m., Eastern time, and any adjournment or postponement thereof.

The purpose of the special meeting is to consider and vote upon the plan of conversion and reorganization of Alliance Mutual Holding Company, Alliance Bancorp, Alliance Bank and Alliance Bancorp-New.

The plan of conversion and reorganization provides for a series of transactions, referred to as the conversion and offering, which will result in the elimination of the mutual holding company. The plan of conversion and reorganization will also result in the creation of a new stock form holding company which will own all of the outstanding shares of Alliance Bank, the exchange of shares of common stock of Alliance Bancorp by shareholders other than Alliance Mutual Holding Company, who are referred to as the “public shareholders,” for shares of the new stock holding company, Alliance Bancorp-New, the issuance and the sale of additional shares to depositors of Alliance Bank and others in an offering. The conversion and offering will be accomplished through a series of substantially simultaneous and interdependent transactions as follows:

•	Alliance Mutual Holding Company will convert from mutual to stock form and simultaneously merge with and into Alliance Bancorp, pursuant to which the mutual holding company will cease to exist and the shares of Alliance Bancorp common stock held by the mutual holding company will be canceled; and

•	Alliance Bancorp then will merge with and into the Alliance Bancorp-New with Alliance Bancorp-New being the survivor of such merger.

As a result of the above transactions, Alliance Bank will become a wholly-owned subsidiary of the new holding company, Alliance Bancorp-New, and the outstanding shares of Alliance Bancorp common stock will be converted into the shares of common stock of Alliance Bancorp-New pursuant to the exchange ratio, which will result in the public shareholders owning in the aggregate approximately the same percentage of the common stock of Alliance Bancorp-New to be outstanding upon the completion of the conversion and offering as the percentage of common stock of Alliance Bancorp owned by them in the aggregate immediately prior to consummation of the conversion and offering before giving effect to (a) the payment of cash in lieu of issuing fractional exchange shares, and (b) any shares of common stock purchased by public shareholders in the offering.

This proxy statement/prospectus, together with the accompanying proxy card(s), is first being mailed or delivered to shareholders of Alliance Bancorp on or about          , 2010.

Voting in favor of or against the plan of conversion and reorganization includes a vote for or against the conversion of Alliance Mutual Holding Company to a stock form holding company as contemplated by the plan of conversion and reorganization. Voting in favor of the plan of conversion and reorganization will not obligate you to purchase any common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Alliance Bank.

Record Date and Voting Rights

You are entitled to one vote at the special meeting for each share of Alliance Bancorp common stock that you owned of record at the close of business on           2010 (the “Record Date.”) On the Record Date, there were 6,676,476 shares of common stock outstanding.

You may vote your shares at the special meeting in person or by proxy. To vote in person, you must attend the special meeting and obtain and submit a ballot, which we will provide to you at the special meeting.

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To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” the proposals identified in the Notice of Special Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the board of directors determines. As of the date of this proxy statement/prospectus, we know of no other matters that may be presented at the special meeting, other than those listed in the Notice of Special Meeting.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the special meeting.

Vote Required

Proposal 1: Approval of the Plan of Conversion and Reorganization.  We must obtain the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock of Alliance Bancorp, other than Alliance Mutual Holding Company, and (ii) the holders of two-thirds of the votes eligible to be cast by shareholders of Alliance Bancorp, including Alliance Mutual Holding Company.

Informational Proposals 2A — 2D:  Related to Certain Provisions in the Articles of Incorporation of Alliance Bancorp-New.  The provisions of the articles of incorporation of Alliance Bancorp-New which are summarized as informational proposals 2A through 2D were approved by the board of directors of Alliance Bancorp as part of the process to approve the plan of conversion and reorganization. These proposals are informational in nature only because the Office of Thrift Supervision regulations governing mutual to stock conversion do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals, we are not required to receive the separate approval of shareholders of the proposed provisions for which an informational vote is being requested. The proposed provisions will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals.

Proposal 3: Adjournment of the special meeting, if necessary, to solicit additional proxies.  We must obtain the affirmative vote of a majority of the total votes present at the special meeting in person and by proxy to approval the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Other Matters.  We must obtain the affirmative vote of a majority of the total votes present at the special meeting in person or by proxy to approve other proposals.

We expect that Alliance Mutual Holding Company will vote all of the shares of Alliance Bancorp common stock that it owns in favor of the proposals to approve of the plan of conversion and reorganization, the informational proposals and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Effect of Abstentions and Broker Non-Votes

If you do not instruct your broker how to vote on the proposals, your broker is not permitted to vote on the proposals to approve the plan of conversion and reorganization or the informational proposals on your behalf and this will constitute a “broker non-vote.” Broker non-votes and abstentions will have the same effect as a vote “Against” the proposal to approve the plan of conversion and reorganization and the other proposals. Alliance Mutual Holding Company is expected to vote all of its shares to approve the plan of conversion and reorganization and the other proposals.

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Revoking Your Proxy

You may revoke your proxy at any time before it is voted by:

•	filing a written revocation of the proxy with the corporate secretary of Alliance Bancorp;

•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the special meeting, but you also must file a written revocation at the meeting with the corporate secretary of Alliance Bancorp prior to the voting.

If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the special meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of Alliance Bancorp.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the Alliance Bancorp board of directors. Alliance Bancorp will pay the costs of soliciting proxies from its shareholders. To the extent necessary to permit approval of the plan of conversion and reorganization and the other proposals being considered, directors, officers or employees of Alliance Bancorp and Alliance Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation.

The board of directors of Alliance Bancorp recommends that you promptly sign, date and mark the enclosed proxy card in favor of the adoption of the plan of conversion and reorganization and promptly return it in the enclosed self-addressed, postage-prepaid proxy reply envelope. Returning the proxy card will not prevent you from voting in person at the special meeting.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the plan of conversion and reorganization.

PROPOSAL 1 — APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

The Boards of Directors of Alliance Bancorp, Alliance Bancorp-New, Alliance Mutual Holding Company and Alliance Bank all have approved the plan of conversion and reorganization. The plan of conversion and reorganization also has been conditionally approved by the Office of Thrift Supervision, and the Pennsylvania Department of Banking has approved the application of Alliance Bancorp-New in connection with the conversion and reorganization, subject in each case to approval of the plan of conversion and reorganization by the depositors of Alliance Bank and the shareholders of Alliance Bancorp. Such approvals by the Office of Thrift Supervision and the Pennsylvania Department of Banking, however, do not constitute a recommendation or endorsement of the plan of conversion and reorganization by such agency.

General

The boards of directors of Alliance Mutual Holding Company, Alliance Bancorp and Alliance Bank unanimously adopted the plan of conversion and reorganization on August 11, 2010. The plan of conversion and reorganization has been approved by the Office of Thrift Supervision and the Pennsylvania Department of Banking, subject to, among other things, approval of the plan of conversion and reorganization by the depositors of Alliance Bank and the shareholders of Alliance Bancorp. The special meetings of depositors and of shareholders have been called for this purpose on          , 2010.

The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion and reorganization, Alliance Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and

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become a wholly owned subsidiary of Alliance Bancorp-New, a newly formed Pennsylvania corporation. Current shareholders of Alliance Bancorp, other than Alliance Mutual Holding Company, will receive shares of common stock of the new holding company, also using the corporate title “Alliance Bancorp, Inc. of Pennsylvania,” in exchange for their existing shares of Alliance Bancorp common stock. Following the conversion and offering, Alliance Bancorp and Alliance Mutual Holding Company will no longer exist.

A copy of the plan of conversion and reorganization is available for inspection at each branch office of Alliance Bank and at the Northeast Regional (in Jersey City, New Jersey) and Washington D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization also is filed as an exhibit to the registration statement of which this document is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Purposes of the Conversion and Offering

Alliance Mutual Holding Company, as a mutual holding company, does not have shareholders and has no authority to issue capital stock. As a result of the conversion and offering, Alliance Bank will be structured in the form used by holding companies of commercial banks, most business entities and most stock savings institutions. The conversion to the fully public form of ownership will remove the uncertainties associated with the mutual holding company structure created by the recently enacted financial reform legislation. The conversion and offering will also be important to our future growth and performance by providing a larger capital base to support our operations and by enhancing our future access to capital markets, ability to continue to grow our asset base, through additional new branches, further acquisitions or otherwise, and enhancing our ability to diversify into other financial services related activities and to provide additional services to the public. Although Alliance Bancorp currently has the ability to raise additional capital through the sale of additional shares of Alliance Bancorp common stock, that ability is limited by the mutual holding company structure which, among other things, requires that Alliance Mutual Holding Company always hold a majority of the outstanding shares of Alliance Bancorp’s common stock.

The conversion and offering also will result in an increase in the number of shares of common stock held by public shareholders, as compared to the current number of outstanding shares of Alliance Bancorp common stock, which we expect will facilitate development of a more active and liquid trading market for our common stock. See “Market for Our Common Stock.”

Alliance Bank remains committed to controlled growth and diversification. The additional funds received in the offering will facilitate Alliance Bank’s ability to continue to grow in accordance with its business plan, through both internal growth and possible acquisitions of other institutions or through the expansion of its branch office network. We believe that the conversion and reorganization will enhance Alliance Bank’s ability to continue its growth through possible acquisitions and will support its ability to more fully serve the borrowing and other financial needs of the communities it serves.

There are also certain disadvantages to undertaking the conversion and offering at this time, although our board of directors concluded that the disadvantages did not outweigh the reasons for converting. The board of directors specifically considered that current shareholders of Alliance Bancorp will receive a lower exchange ratio for their existing shares compared to second-step transactions that take place when market and economic conditions are more favorable. However, the board of directors concluded that there is no way to know when market and economic conditions may change and whether they will change for the better in this regard. The board of directors concluded that, in light of the reasons for the conversion and offering, that it was better to proceed at this time with the transaction as it believes that the exchange ratio is fair to existing shareholders of Alliance Bancorp-New and that the offering price will be attractive to new investors, rather than waiting for market conditions to improve, which may result in a higher exchange ratio for existing shareholders of Alliance Bancorp-New but may be a less attractive valuation for new investors. In addition, our board of directors considered that, in the initial period following the conversion and offering, the additional capital generated from the conversion and offering will likely result in a lower return on equity for Alliance Bancorp-New compared to many of its peers. Finally, given the current economic slowdown and the reduced demand for new originations of loans meeting our underwriting standards, our board of directors considered that it may

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be a challenge for us to deploy the net proceeds from the conversion and offering as quickly as we would like. However, as previously indicated, our board of directors concluded that the reasons for undertaking the conversion and offering at this time outweighed the potential disadvantages.

In light of the foregoing, the boards of directors of Alliance Mutual Holding Company, Alliance Bancorp and Alliance Bank as well as Alliance Bancorp-New believe that it is in the best interests of such companies, the depositors of Alliance Bank and shareholders of Alliance Bancorp to continue to implement our strategic business plan, and that the most feasible way to do so is through the conversion and offering.

Effect of the Conversion and Offering on Public Shareholders

Federal regulations provide that in a conversion of a mutual holding company to stock form, the public shareholders of Alliance Bancorp will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that Alliance Bank and Alliance Mutual Holding Company demonstrate to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Alliance Bancorp common stock will, on the date of completion of the conversion and offering, be automatically converted into and become the right to receive a number of shares of common stock of the new holding company determined pursuant to the exchange ratio, which we refer to as the “exchange shares.” The public shareholders of Alliance Bancorp common stock will own the same percentage of common stock in the new holding company after the conversion and offering as they hold in Alliance Bancorp, subject to any additional shares purchased by them in the offering and their receipt of cash in lieu of fractional exchange shares.

Based on the independent valuation, the 59.5% of the outstanding shares of Alliance Bancorp common stock held by Alliance Mutual Holding Company as of the date of the independent valuation and the 40.5% public ownership interest of Alliance Bancorp, the following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the offering range:

•	the total number of shares of common stock to be issued in the conversion and offering;

•	the total shares of common stock outstanding after the conversion and offering;

•	the exchange ratio; and

•	the number of shares an owner of 100 shares of Alliance Bancorp common stock will receive in the exchange, adjusted for the number of shares sold in the offering, and the assumed value of each of such shares.

							100 Shares
							of Alliance
							Bancorp
							Common Stock
							would be
					Total Shares		Exchanged for
			Shares of Alliance		of Alliance		the Following
			Bancorp-New		Bancorp-New		Number of
			Stock to be Exchanged		Common Stock		Shares of	Equivalent
	Shares to be Sold in the Offering		for Current Common Stock		to be Outstanding	Exchange	Alliance	per Share
	Amount	Percent	Amount	Percent	After the Conversion	Ratio	Bancorp-New(1)	Value(2)

Minimum	2,635,000	59.5%	1,792,183	40.5%	4,427,183	0.6631	66	$6.63
Midpoint	3,100,000	59.5	2,108,449	40.5	5,208,449	0.7801	78	7.80
Maximum	3,565,000	59.5	2,424,717	40.5	5,989,717	0.8971	89	8.97
15% above the maximum	4,099,750	59.5	2,788,424	40.5	6,888,174	1.0317	103	10.32

(1)	Cash will be paid instead of issuing any fractional shares.

(2)	Represents the value of shares of Alliance Bancorp-New common stock to be received by a holder of one share of Alliance Bancorp common stock at the exchange ratio, assuming a value of $10.00 per share.

As indicated in the table above, the exchange ratio ranges from a minimum of 0.6631 to a maximum of 0.8971 shares of Alliance Bancorp-New common stock for each share of Alliance Bancorp common stock. Under certain circumstances, the pro forma market value may be adjusted upward to reflect changes in market

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conditions, and, at the adjusted maximum, the exchange ratio would be 1.0317 shares of Alliance Bancorp-New common stock for each share of Alliance Bancorp common stock. Shares of Alliance Bancorp-New common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Alliance Bancorp common stock at the time of the exchange, the initial market value of the Alliance Bancorp-New common stock that Alliance Bancorp shareholders receive in the share exchange could be less than the market value of the Alliance Bancorp common stock that such persons currently own. If the conversion and offering is completed at the minimum of the offering range, each share of Alliance Bancorp would be converted into 0.6631 shares of Alliance Bancorp-New common stock with an initial value of $6.63 based on the $10.00 offering price in the conversion. This compares to the closing sale price of $      per share price for Alliance Bancorp common stock on          , 2010, as reported on the Nasdaq Global Market. In addition, as discussed in “— Effect on Stockholders’ Equity per Share of the Shares Exchanged” below, pro forma stockholders’ equity following the conversion and offering will range between $17.30 and $14.10 at the minimum and the maximum of the offering range, respectively.

Ownership of Alliance Bancorp-New After the Conversion and Offering

The following table shows information regarding the shares of common stock that Alliance Bancorp-New will issue in the conversion and offering. The table also shows the number of shares that will be owned by Alliance Bancorp public shareholders at the completion of the conversion and offering who will receive the new holding company’s common stock in exchange for their shares of Alliance Bancorp common stock. The number of shares of common stock to be issued is based, in part, on our independent appraisal.

	2,635,000 Shares				3,565,000 Shares		4,099,750 Shares
	Issued at		3,100,000 Shares		Issued at		Issued at Adjusted
	Minimum of		Issued at Midpoint of		Maximum of		Maximum of
	Offering Range		Offering Range		Offering Range		Offering Range(1)
		Percent		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total

Purchasers in the stock offering	2,635,000	40.5%	3,100,000	40.5%	3,565,000	40.5%	4,099,750	40.5%
Alliance Bancorp public shareholders in the exchange	1,792,183	59.5	2,108,449	59.5	2,424,717	59.5	2,788,424	59.5

Total shares outstanding after the conversion and offering	4,427,183	100.0%	5,208,449	100.0%	5,989,717	100.0%	6,888.174	100.0%

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the offering range up to approximately 15% to reflect changes in market and financial conditions before the conversion and offering is completed.

Effect on Stockholders’ Equity per Share of the Shares Exchanged.  As adjusted for the exchange ratio, the conversion and offering will increase the stockholders’ equity per share of the current shareholders of Alliance Bancorp common stock. At June 30, 2010, the stockholders’ equity per share of Alliance Bancorp common stock including shares held by Alliance Mutual Holding Company was $7.25. Based on the pro forma information set forth for June 30, 2010, in “Pro Forma Data,” pro forma stockholders’ equity per share following the conversion and offering will be $17.30, $15.45, $14.10, and $12.92 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range. As adjusted at that date for the exchange ratio, the effective stockholders’ equity per share for current shareholders would be $11.47, $12.05, $12.65 and $13.33 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range.

Effect on Earnings per Share of the Shares Exchanged.  As adjusted for exchange ratio, the conversion and offering will also increase the pro forma earnings per share attributable to the shares held by public shareholders. For the six-months ended June 30, 2010, basic earnings per share of Alliance Bancorp common stock was $0.04, which equates to net income of $0.016 per share to the 40.5%% of the outstanding shares held by public shareholders. Based on the pro forma information set forth for the six-months ended June 30,

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2010, in “Pro Forma Data,” annualized earnings per share of common stock following the conversion and offering will range from $0.06 to $0.02, respectively, for the minimum to the adjusted maximum of the offering range. As adjusted at that date for the exchange ratio, the effective annualized earnings per share for current shareholders would range from $0.04 to $0.02, respectively, for the minimum to the adjusted maximum of the offering range.

Effect on the Market and Appraised Value of the Shares Exchanged.  The aggregate subscription price of the shares of common stock received in exchange for the publicly held shares of Alliance Bancorp common stock is $17.9 million, $21.1 million, $24.2 million, and $27.9 million at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range. The last trade of Alliance Bancorp common stock on August 10, 2010, the last trading day on which a trade occurred immediately preceding the announcement of the conversion and offering, was $8.22 per share, and the price at which Alliance Bancorp common stock last traded on          , 20           was $      per share. The equivalent price per share for each share of Alliance Bancorp-New exchanged by shareholders will be $6.63, $7.80, $8.97 and $10.32 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range.

Dissenters’ and Appraisal Rights.  Neither the depositors of Alliance Bank nor the public shareholders of Alliance Bancorp common stock have dissenters’ rights or appraisal rights in connection with the conversion and offering.

Exchange of Shares

The conversion of your shares of common stock of Alliance Bancorp into the right to receive shares of common stock of Alliance Bancorp-New will occur automatically on the effective date of the conversion, although you will need to exchange your stock certificate(s) if you hold shares in certificate form. As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to you. The transmittal forms are expected to be mailed promptly after the effective date and will contain instructions on how to submit the stock certificate(s) representing existing shares of common stock of Alliance Bancorp.

No fractional shares of common stock of Alliance Bancorp-New will be issued to you when the conversion is completed. For each fractional share that would otherwise be issued to a shareholder who holds a certificate, you will be paid by check an amount equal to the product obtained by multiplying the fractional share interest to which you would otherwise be entitled by $10.00. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares. For more information regarding the exchange of your shares see “The Conversion and Offering — Delivery and Exchange of Certificates — Exchange Shares.”

Conditions to the Conversion and Offering

Consummation of the conversion and stock offering are subject to the receipt of all requisite regulatory approvals, including various approvals of the Office of Thrift Supervision and the Pennsylvania Department of Banking. No assurance can be given that all regulatory approvals will be received. Receipt of such approvals from the Office of Thrift Supervision will not constitute a recommendation or endorsement of the plan of conversion and reorganization or the stock offering by the Office of Thrift Supervision. Consummation of the conversion and stock offering also are subject to approval by the shareholders of Alliance Bancorp at the special meeting of shareholders of Alliance Bancorp and of depositors of Alliance Bank at a special meeting of depositors to be held the same day as the special meeting of shareholders.

The board of directors of Alliance Bancorp unanimously recommends that you vote “FOR” approval of the plan of conversion and reorganization.

PROPOSALS 2A TO 2D — INFORMATIONAL PROPOSALS RELATED
TO THE ARTICLES OF INCORPORATION OF ALLIANCE BANCORP-NEW

By their approval of the plan of conversion and reorganization as set forth in Proposal 1, the board of directors of Alliance Bancorp has approved each of the informational proposals numbered 2A through 2D, all

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of which relate to provisions included in the articles of incorporation of Alliance Bancorp-New. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of Alliance Bancorp, whose rights are presently governed by the charter and bylaws of Alliance Bancorp, will become shareholders of Alliance Bancorp-New, whose rights will be governed by the articles of incorporation and bylaws of Alliance Bancorp-New. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter of Alliance Bancorp and the articles of incorporation of Alliance Bancorp-New. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of the articles of incorporation of Alliance Bancorp-New which are summarized as informational proposals 2A through 2D were approved as part of the process in which the board of directors of Alliance Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Office of Thrift Supervision regulations governing mutual to stock conversion do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking shareholders of Alliance Bancorp to vote with respect to each of the informational proposals, shareholders are not being asked to approve the proposed provisions for which an informational vote is requested and the proposed provisions will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals.

Informational Proposal 2A — Approval of a Provision in the Articles of Incorporation of Alliance Bancorp-New Providing for the Authorized Capital Stock of 50,000,000 shares of Common Stock and 10,000,000 Shares of Serial Preferred Stock Compared to 15,000,000 Shares of Common Stock and 5,000,000 Shares of Preferred Stock in the Charter of Alliance Bancorp.

Alliance Bancorp’s authorized capital stock consists of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. The articles of incorporation of Alliance Bancorp-New authorize 50,000,000 shares of common stock and 10,000,000 shares of serial preferred stock.

At June 30, 2010, there were 6,676,476 issued and outstanding shares of common stock of Alliance Bancorp and no outstanding shares of preferred stock. At the maximum of the offering range, we expect to issue an aggregate of 5,208,449 shares of common stock of Alliance Bancorp-New in the offering and as exchange shares. At the maximum of the offering range, an additional 356,500 shares of common stock of Alliance Bancorp-New will be reserved for issuance under the new stock option plan which is contemplated.

All authorized and unissued shares of common stock of Alliance Bancorp-New and preferred stock following the conversion and offering will be available for issuance without further action of the shareholders, unless such action is required by applicable law or the listing standards of The Nasdaq Stock Market or the listing standards of any other stock exchange on which securities of Alliance Bancorp-New may then be listed. The board of directors of Alliance Bancorp-New currently has no plans for the issuance of additional shares of common stock, other than the issuance of shares of pursuant to the terms of the proposed new stock option plan.

This increase in the number of authorized shares of capital stock may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Alliance Bancorp-New, if such attempts are not approved by the board of directors. In the event that a tender offer or other takeover attempt is threatened, the board of directors could issue shares of stock from authorized and unissued shares in order to dilute the stock ownership of persons seeking to take control of the company.

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Informational Proposal 2B — Approval of a Provision in the Articles of Incorporation of Alliance Bancorp-New Requiring a Super-Majority Shareholder Approval for Mergers, Consolidations and Similar Transactions, Unless They Have Been Approved in Advance by at Least Two-Thirds of the Board of Directors of Alliance Bancorp-New.

The charter of Alliance Bancorp does not provide for a super-majority vote for approval of mergers, consolidations or similar transactions. However, federal regulations currently require the approval of two-thirds of the board of directors of Alliance Bancorp and the holders of two-thirds of the outstanding stock of Alliance Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets.

For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. The articles of incorporation of Alliance Bancorp-New provides that mergers, consolidations, share exchanges, asset sales, voluntary dissolutions and other similar transactions must be approved by the affirmative vote of 75% of the shares entitled to vote in an election, unless the action has been recommended by at least two-thirds of the board of directors, in which case a vote of a majority of the votes cast by shareholders would be sufficient. The board of directors of Alliance Bancorp-New believes that these types of fundamental transactions generally should be first considered and approved by the board of directors as the board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions. This provision in the articles of incorporation of Alliance Bancorp-New makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, unless it is supported by two-thirds of the board of directors of Alliance Bancorp-New. Thus, it may be deemed to have an anti-takeover effect.

Informational Proposal 2C — Approval of a Provision in the Articles of Incorporation of Alliance Bancorp-New Requiring a Super-Majority Shareholder of Amendments to Certain Provisions in the Articles of Incorporation and Bylaws of Alliance Bancorp-New.

No amendment of the current charter of Alliance Bancorp may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of Alliance Bancorp-New generally provide that no amendment of the articles of incorporation may be made unless it is first approved by the board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation and bylaws) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of the directors of Alliance Bancorp-New then in office.

The current bylaws of Alliance Bancorp may be amended by a majority vote of the full board of directors or by a majority vote of the votes cast by the shareholders at any legal meeting. The bylaws of Alliance Bancorp-New may similarly be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (removal of directors) and 3.12 (nominations of directors) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

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These limitations on amendments to specified provisions of the articles of incorporation and bylaws of Alliance Bancorp-New are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders of Alliance Bancorp-New to amend those provisions, Alliance Mutual Holding Company, as a 59.5% shareholder of Alliance Bancorp, currently can effectively block any shareholder proposed change to the charter or bylaws of Alliance Bancorp.

These provisions in the articles of incorporation of Alliance Bancorp-New could have the effect of discouraging a tender offer or other takeover attempt where to ability to make fundamental changes through amendments to the articles of incorporation or bylaws is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation and bylaws will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of Alliance Bancorp-New and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

Informational Proposal 2D — Approval of a Provision in the Articles of Incorporation of Alliance Bancorp-New to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of the Outstanding Voting Securities of Alliance Bancorp-New.

The articles of incorporation of Alliance Bancorp-New provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of Alliance Bancorp-New or (b) any securities convertible into, or exercisable for, any equity securities of Alliance Bancorp-New if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of Alliance Bancorp-New. The term “person” is broadly defined in the articles of incorporation to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Alliance Bancorp-New by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Alliance Bancorp-New or Alliance Bank and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of the board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and the board of directors may cause the excess shares to be transferred to an independent trustee for sale.

The current charter of Alliance Bancorp contains a provision which restricts voting rights of certain 10% shareholders in the manner set forth above for a period of five years following the reorganization and formation of the mid-tier holding company structure in January 2007, which will expire in January 2012.

This provision in the articles of incorporation of Alliance Bancorp-New is intended to limit the ability of any person to acquire a significant number of shares of common stock of Alliance Bancorp-New and thereby gain sufficient voting control so as to cause Alliance Bancorp-New to effect a transaction that may not be in the best interests of Alliance Bancorp-New and its shareholders generally. This provision will not prevent a shareholder from seeking to acquire a controlling interest in Alliance Bancorp-New, but it will prevent a shareholder from voting more than 10% of the outstanding shares of common stock unless that shareholder has first persuaded the board of directors of the merits of the course of action proposed by the shareholder. The board of directors of Alliance Bancorp-New believes that fundamental transactions generally should be first considered and approved by the board of directors as the board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that the board of directors’ ability to make the initial assessment could be impeded if a single shareholder could acquire a sufficiently large voting interest so as to control a shareholder vote on any given proposal. This provision in the articles of incorporation of Alliance Bancorp-New makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, because it can prevent a holder

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of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The board of directors of Alliance Bancorp unanimously recommends that you vote “FOR” approval of the Informational Proposals 2A through 2D.

PROPOSAL 3 — ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion and reorganization at the time of the special meeting, the plan of conversion and reorganization may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Alliance Bancorp at the time of the special meeting to be voted for an adjournment, if necessary, Alliance Bancorp has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors of Alliance Bancorp recommends that you vote “FOR” approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and reorganization.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

[Identical to the same section in the offering prospectus]

RECENT DEVELOPMENTS OF ALLIANCE BANCORP

[Identical to the same section in the offering prospectus]

FORWARD LOOKING STATEMENTS

[Identical to the same section in the offering prospectus]

USE OF PROCEEDS

[Identical to the same section in the offering prospectus]

OUR DIVIDEND POLICY

[Identical to the same section in the offering prospectus]

MARKET FOR OUR COMMON STOCK

[Identical to the same section in the offering prospectus]

REGULATORY CAPITAL REQUIREMENTS

[Identical to the same section in the offering prospectus]

OUR CAPITALIZATION

[Identical to the same section in the offering prospectus]

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PRO FORMA DATA

[Identical to the same section in the offering prospectus]

31.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

[Identical to the same section in the offering prospectus]

BUSINESS

[Identical to the same section in the offering prospectus]

REGULATION

[Identical to the same section in the offering prospectus]

TAXATION

[Identical to the same section in the offering prospectus]

MANAGEMENT

[Identical to the same section in the offering prospectus]

BENEFICIAL OWNERSHIP OF COMMON STOCK

[Identical to the same section in the offering prospectus]

PROPOSED MANAGEMENT PURCHASES

[Identical to the same section in the offering prospectus]

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the directors or executive officers of Alliance Bancorp or Alliance Bancorp-New, nor any person who has held such a position since January 1, 2009, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the special meeting of shareholders of Alliance Bancorp other than the interests described below that certain persons may receive if Proposal 1 — Approval of the Plan of Conversion and Reorganization is approved and the conversion and offering is completed.

Stock Benefit Plans

Full-time employees, including officers, are participants in our existing employee stock ownership plan which will purchase additional shares of common stock in the offering. The employee stock ownership plan provides retirement benefits to all eligible employees of Alliance Bank. The plan will purchase a number of shares of Alliance Bancorp-New common stock equal to 4.63% of the shares of common stock of Alliance Bancorp-New to be sold in the offering. When combined with the shares previously acquired by the employee stock ownership plan, the employee stock ownership plan will have acquired an aggregate of 7.0% of the shares of Alliance Bancorp-New to be outstanding after the conversion and offering. Alliance Bancorp-New will make a loan to the employee stock ownership plan to finance its purchase of shares in the offering. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan.

Alliance Bancorp-New intends to implement a stock option plan, providing for grants of stock options, and a stock recognition and retention plan, providing for awards of restricted stock to key employees, officers

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and directors. Applicable regulations prohibit the implementation of these plans until six months after the conversion and offering. Alliance Bancorp-New will be required to obtain the approval of the holders of a majority of the outstanding shares of Alliance Bancorp-New in order to implement these plans.

If the stock option plan and recognition and retention plan are implemented and approved by the shareholders of Alliance Bancorp within one year of the completion of the conversion, the number of options granted or shares of restricted stock awarded under these stock-based incentive plans may not exceed 10.0% (as adjusted to into account the options for 143,287 shares previously reserved under the 1996 stock option plan of Alliance Bank) and 4.0%, respectively, of the shares of common stock to be issued and outstanding upon consummation of the conversion and offering. We expect that any shares required for restricted stock awards would be purchased in the open market following shareholder approval of the plan. Funds necessary for stock purchases would be provided by Alliance Bancorp-New. We anticipate that awards under the stock option plan and recognition and retention plan would vest over a five-year period measured from the award date and that compensation expense would be recognized over the vesting period.

[The remainder of this section is identical to the section “Summary — Benefits to Management in the Offering” in the offering prospectus]

THE CONVERSION AND OFFERING

[Identical to the same section in the offering prospectus]

COMPARISON OF SHAREHOLDERS’ RIGHTS

General.  As a result of the conversion and reorganization, current holders of common stock of Alliance Bancorp will become shareholders of Alliance Bancorp-New. There are certain differences in shareholder rights arising from distinctions between the federal charter and bylaws of Alliance Bancorp and the Pennsylvania articles of incorporation and bylaws for Alliance Bancorp-New and from distinctions between laws with respect to federally-chartered savings and loan holding companies and Pennsylvania law.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of Alliance Bancorp-New and the Pennsylvania Business Corporation Law of 1988, which we refer to as the PBCL in this proxy statement/prospectus.

Authorized Capital Stock.  The authorized capital stock of Alliance Bancorp-New consists of 50,000,000 shares of common stock and 10,000,000 shares of serial preferred stock. The current authorized capital stock of Alliance Bancorp consists of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. The number of authorized shares of stock of Alliance Bancorp is greater than what will be issued in the conversion and offering. This will provide the board of directors of Alliance Bancorp-New with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

Issuance of Capital Stock.  Currently, pursuant to applicable laws and regulations, Alliance Mutual Holding Company is required to own not less than a majority of the outstanding common stock of the publicly traded Alliance Bancorp. There will be no such restriction applicable to Alliance Bancorp-New following consummation of the conversion and offering, as Alliance Mutual Holding Company will cease to exist.

The articles of incorporation of Alliance Bancorp-New do not contain restrictions on the issuance of shares of capital stock to its directors, officers or controlling persons, whereas the current charter of Alliance Bancorp restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, Alliance Bancorp-New could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of capital stock could be issued directly to directors or officers without shareholder approval. The Marketplace Rules of the NASDAQ Stock

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Market, however, generally require corporations like Alliance Bancorp-New with securities which are listed on the NASDAQ Stock Market to obtain shareholder approval of stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations. We plan to submit the stock compensation plans discussed herein to shareholders for their approval.

Neither the current charter and bylaws of Alliance Bancorp nor the articles of incorporation and bylaws of Alliance Bancorp-New provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights.  Both the current charter and bylaws of Alliance Bancorp and the articles of incorporation and bylaws of Alliance Bancorp-New prohibit cumulative voting by shareholders in elections of directors.

For additional information relating to voting rights, see “— Limitations on Acquisitions of Voting Stock and Voting Rights” below.

Payment of Dividends.  The ability of Alliance Bank to pay dividends on its capital stock is restricted by Pennsylvania and federal laws and regulations and by tax considerations related to savings banks. Although Alliance Bancorp-New is not subject to these restrictions as a Pennsylvania corporation, such restrictions will indirectly affect it because dividends from Alliance Bank will be a primary source of funds for the payment of dividends to shareholders.

The PBCL generally provides that, unless otherwise restricted in a corporation’s bylaws, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto:

•	the corporation would be unable to pay its debts as they become due in the usual course of its business; or

•	the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of the corporation of shareholders whose preferential rights are superior to those receiving the distribution.

Board of Directors.  The current charter and bylaws of Alliance Bancorp and the articles of incorporation and bylaws of Alliance Bancorp-New each require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under the current bylaws of Alliance Bancorp, any vacancies in the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the directors to fill vacancies may only serve until the next annual meeting of shareholders. However, under the articles of incorporation of Alliance Bancorp-New, any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Under the current bylaws of Alliance Bancorp, any director may be removed only for cause by vote of the holders of a majority of the outstanding voting shares at a meeting of shareholders called for such purpose. The articles of incorporation of Alliance Bancorp-New provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors’ duties to the corporation.

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Powers of Directors.  The PBCL provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the following:

•	the effects of any action upon any and all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

•	the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

•	the resources, intent and conduct (past, stated and potential) or any person seeking to acquire control of the corporation; and

•	all other pertinent factors.

The board of directors, committees of the board and individual directors shall not be required, in considering the best interests of the corporation or the effects of any such action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

Neither the current charter nor bylaws of Alliance Bancorp nor federal law contain provisions similar to the foregoing provisions described above.

Limitations on Liability.  The articles of incorporation of Alliance Bancorp-New provide that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PBCL as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, unless:

•	the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to Alliance Bancorp-New and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

If Pennsylvania law was amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in the articles of incorporation limiting the personal liability of directors and officers would automatically incorporate such authorities without further action by shareholders. Similarly, if Pennsylvania law was amended in the future to restrict the ability of a corporation to limit the personal liability of directors, the articles of incorporation would automatically incorporate such restrictions without further action by shareholders.

The provision limiting the personal liability of directors does not eliminate or alter the duty of the directors of Alliance Bancorp-New; it merely limits personal liability for monetary damages to the extent permitted by the PBCL. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to law.

The provision in the articles of incorporation of Alliance Bancorp-New which limits the personal liability of directors is designed to ensure that the ability of directors to exercise their best business judgment in managing the corporation’s affairs is not unreasonably impeded by exposure to the potentially high personal

35

costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of the articles of incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable Alliance Bancorp-New to elect and retain the persons most qualified to serve as directors.

Currently, federal law does not permit federally-chartered savings and loan holding companies like Alliance Bancorp to limit the personal liability of directors in the manner provided by the PBCL and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents.  The current charter and bylaws of Alliance Bancorp do not contain any provision relating to indemnification of directors and officers. Under present Office of Thrift Supervision regulations, however, Alliance Bancorp must indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of Alliance Bancorp or its shareholders. Alliance Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Alliance Bancorp is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The bylaws of Alliance Bancorp-New provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, or agent of Alliance Bancorp-New. Indemnification will be furnished against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such threatened, pending or completed action, suit or proceeding. In particular, indemnification will be made against judgments and settlements in derivative suits. Indemnification will be made unless a judgment or other final adjudication establishes that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The indemnification provisions also require Alliance Bancorp-New to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding, provided that the indemnified person undertakes to repay Alliance Bancorp-New if it is ultimately determined that such person was not entitled to indemnification. The rights of indemnification provided in the bylaws of Alliance Bancorp-New are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or directors or otherwise. In addition, the bylaws of Alliance Bancorp-New bylaws authorize it to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Alliance Bancorp-New, whether or not Alliance Bancorp-New would have the power to provide indemnification to such person. The board of directors of Alliance Bancorp-New may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers and directors, for securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the bylaws regarding indemnification.

Special Meetings of Shareholders.  The current bylaws of Alliance Bancorp provide that special meetings of the shareholders, unless otherwise prescribed by regulations of the Office of Thrift Supervision, may be called by the chairman, the president, a majority of the board of directors or the holders of not less than one-

36

tenth of the outstanding capital stock of Alliance Bancorp entitled to vote at the meeting. The articles of incorporation of Alliance Bancorp-New contain a provision pursuant to which, except as otherwise provided by law, special meetings of shareholders only may be called by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

Shareholder Nominations and Proposals.  The current bylaws of Alliance Bancorp generally provide that shareholders may submit nominations for election as director at least five days prior to an annual meeting of shareholders, and any shareholder may propose new business to be taken up at an annual or special meeting by filing such in writing with Alliance Bancorp at least five days before the date of any such meeting.

The bylaws of Alliance Bancorp-New provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, the principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by Alliance Bancorp-New in connection with the immediately preceding annual meeting of shareholders, or the case of the first annual meeting following the conversion and reorganization, January 31, 2011.

The bylaws of Alliance Bancorp-New also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by Alliance Bancorp-New in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion and reorganization, January 31, 2011. The bylaws also require that the notice must contain certain information in order to be considered. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

The procedures regarding shareholder proposals and nominations are intended to provide the board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Alliance Bancorp-New or its shareholders.

Shareholder Action Without a Meeting.  The current bylaws of Alliance Bancorp provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. The articles of incorporation of Alliance Bancorp-New similarly provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a written consent setting forth the action so taken is signed by all of the shareholders entitled to vote.

Shareholder’s Right to Examine Books and Records.  A federal regulation which is currently applicable to Alliance Bancorp provides that shareholders may inspect and copy specified books and records of a federally-chartered savings and loan holding company after proper written notice for a proper purpose. The PBCL similarly provides that a shareholder may inspect books and records for any proper purpose upon written verified demand stating the purpose of the inspection.

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Limitations on Acquisitions of Voting Stock and Voting Rights.  The articles of incorporation of Alliance Bancorp-New provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of Alliance Bancorp-New or (b) any securities convertible into, or exercisable for, any equity securities of Alliance Bancorp-New if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of Alliance Bancorp-New. The term “person” is broadly defined in the articles of incorporation to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Alliance Bancorp-New by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Alliance Bancorp-New or Alliance Bank and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of the board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and the board of directors may cause the excess shares to be transferred to an independent trustee for sale.

The current charter of Alliance Bancorp contains a provision which restricts voting rights of certain 10% shareholders in the manner set forth above for a period of five years following the reorganization and formation of the mid-tier holding company structure in January 2007.

Mergers, Consolidations and Sales of Assets.  Federal regulation currently requires the approval of two-thirds of the board of directors of Alliance Bancorp and the holders of two-thirds of the outstanding stock of Alliance Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits Alliance Bancorp to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	The charter of Alliance Bancorp is not changed;

•	each share of Alliance Bancorp stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of Alliance Bancorp after such effective date; and

•	either: (a) no shares of voting stock of Alliance Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of Alliance Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Alliance Bancorp outstanding immediately prior to the effective date of the transaction.

For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. The articles of incorporation of Alliance Bancorp-New provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of the board of directors (in which case the majority vote standard would apply). In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

•	whether or not the constituent corporation, in this case, Alliance Bancorp-New, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles

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of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

As holder of all of the outstanding Alliance Bank common stock after consummation of the conversion and reorganization, Alliance Bancorp-New generally will be able to authorize a merger, consolidation or other business combination involving Alliance Bank without the approval of the shareholders of Alliance Bancorp-New.

Business Combinations with Interested Shareholders.  Under the PBCL, a registered corporation may not engage in a business combination with an interested shareholder except for certain types of business combinations as enumerated under Pennsylvania law. The PBCL defines a “business combination” generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an “affiliate” or “associate” thereof, on the other hand. An “interested shareholder” is defined generally to include any individual, partnership, association or corporation which is the beneficial owner (as defined) of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

Neither the current charter and bylaws of Alliance Bancorp nor federal laws and regulations contain a provision which restricts business combinations between Alliance Bancorp and any interested shareholder in the manner set forth above.

Control Transactions.  The PBCL includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a “control transaction” to object to such transaction and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group.” A “control transaction” for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation, subject to certain limited exceptions. “Fair value” for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

Neither the current charter or bylaws of Alliance Bancorp nor federal law contain provisions similar to the control transaction provisions described above.

Disgorgement by Certain Controlling Shareholders.  The PBCL includes provisions which generally provide that any “profit” realized by any person or group who is or was a “controlling person or group” with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group:

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(1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

A “controlling person or group” for purposes of these provisions of the PBCL is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of “controlling person or group” also includes terms which are designed to facilitate a corporation’s determination of the existence of a group and members of a controlling group.

The PBCL excludes certain persons and holders from the definition of a controlling person or group, absent “significant other activities” indicating that a person or group should be deemed a controlling person or group. The PBCL similarly provides that, absent a person or group’s direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Exchange Act and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the PBCL applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and shareholders of the corporation in the prescribed manner.

Actions to recover any profit due to a registered corporation under the disgorgement provisions of the PBCL may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a shareholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a shareholder or the corporation shall fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the shareholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

Neither the current charter or bylaws of Alliance Bancorp nor federal law contain provisions similar to the disgorgement provisions described above.

Control-Share Acquisitions.  The PBCL includes provisions which generally require that shareholders of a registered corporation approve a “control-share acquisition,” as defined. Pursuant to authority contained in the PBCL, the articles of incorporation of Alliance Bancorp-New contain a provision which provides that the control-share acquisition provisions of the PBCL shall not be applicable to it. The effect of this exclusion is to also exempt Alliance Bancorp-New from certain provisions of the PBCL which provide statutory rights to severance compensation to any “eligible employee” of a registered corporation whose employment is terminated other than for willful misconduct, (a) within 90 days before shareholders’ approval of voting rights for the “control shares” of an “acquiring person” (generally, a “control share approval”), if the termination was pursuant to a formal or informal agreement, arrangement or understanding with such acquiring person or (b) within 24 months after a “control share approval.”

Neither the current charter or bylaws of Alliance Bancorp nor federal law contain provisions similar to the control-share acquisition and severance provisions described above.

Dissenters’ Rights of Appraisal.  A federal regulation which is applicable to Alliance Bancorp generally provides that a shareholder of a federally-chartered savings and loan holding company which engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such

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institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the shareholders of a federally-chartered savings and loan holding company which is listed on a national securities exchange or quoted on NASDAQ are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

After the conversion and reorganization, the rights of appraisal of dissenting shareholders of Alliance Bancorp-New will be governed by Pennsylvania law. Pursuant to the PBCL, a shareholder of a Pennsylvania corporation generally has the right to dissent from any merger or consolidation involving the corporation or sale of all or substantially all of the corporation’s assets, and to obtain fair value for his shares, subject to specified procedural requirements. However, no such appraisal rights are generally available for shares which are listed on a national securities exchange or held of record by more than 2,000 shareholders, provided that such exception will not apply and dissenters’ rights will be available in the case of (a) shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares, (b) shares of any preferred class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class, or (c) shares of the same class which are classified and treated differently and receive special treatment in the transaction and such special treatment is not approved by a vote of the majority of the shares of each group that is to receive such special treatment. Alliance Bancorp currently has approximately 530 shareholders of record and its common stock is listed on the NASDAQ Global Market. Following, the conversion and offering, it is expected that the common stock of Alliance Bancorp-New will be listed on the NASDAQ Global Market.

Amendment of Governing Instruments.  No amendment of the current charter of Alliance Bancorp may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of Alliance Bancorp-New generally provide that no amendment of the articles of incorporation may be made unless it is first approved by the board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation and bylaws) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of the directors of Alliance Bancorp-New then in office.

The current bylaws of Alliance Bancorp may be amended by a majority vote of the full board of directors or by a majority vote of the votes cast by the shareholders at any legal meeting. The bylaws of Alliance Bancorp-New may similarly be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (removal of directors) and 3.12 (nominations of directors) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

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RESTRICTIONS ON ACQUISITION OF ALLIANCE BANCORP-NEW AND
ALLIANCE BANK AND RELATED ANTI-TAKEOVER PROVISIONS

Restrictions in the Articles of Incorporation and Bylaws of Alliance Bancorp-New and Pennsylvania Law

Certain provisions of the articles of incorporation and bylaws of Alliance Bancorp-New and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in the articles of incorporation and bylaws of Alliance Bancorp-New provide, among other things,

•	that the board of directors shall be divided into classes with only one-third of its directors standing for reelection each year;

•	that special meetings of shareholders may only be called by the board of directors;

•	that shareholders generally must provide Alliance Bancorp-New advance notice of shareholder proposals and nominations for director and provide certain specified related information in the proposal;

•	that any merger or similar transaction be approved by a super-majority vote (75%) of shareholders entitled to vote unless it has previously been approved by at least two-thirds of the directors;

•	that no person may acquire more than 10% of the issued and outstanding shares of any class of equity securities of Alliance Bancorp-New; and

•	the board of directors shall have the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

Provisions of the PBCL applicable to Alliance Bancorp-New provide, among other things, that

•	Alliance Bancorp-New may not engage in a business combination with an “interested shareholder,” generally defined as a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances,

•	holders of common stock may object to a “control transaction” involving Alliance Bancorp-New, generally defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation, and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group,” and

•	any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to Alliance Bancorp from the disposition of any equity securities to any person shall belong to and be recoverable by Alliance Bancorp-New when the profit is realized in a specified manner.

For a discussion of these and other provisions of the PBCL and the articles of incorporation and bylaws of Alliance Bancorp-New, see “Comparison of Shareholders’ Rights.”

The foregoing provisions of the articles of incorporation and bylaws of Alliance Bancorp-New and Pennsylvania law could have the effect of discouraging an acquisition of Alliance Bancorp-New or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

In addition, certain provisions of the proposed stock option plan and stock recognition and retention plan of Alliance Bancorp-New, each of which will not be implemented prior to the receipt of shareholder approval provide for accelerated benefits to participants in the event of a change in control of Alliance Bancorp-New or Alliance Bank, as applicable. See “Management — Executive Compensation” and “— New Benefit Plans.” In addition, certain employment agreements to which Alliance Bank is a party provide for specified benefits in the event of a change in control. See “Management — Executive Compensation — Employment Agreements.”

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The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of Alliance Bancorp-New.

The board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the board of directors. The board of directors believes that these provisions are in the best interests of Alliance Bancorp-New us and its future shareholders. In the board of directors’ judgment, the board of directors is in the best position to determine the corporation’s true value and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, the board of directors believes that it is in the best interests of Alliance Bancorp-New and the best interests of its future shareholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the corporation’s true value and where the transaction is in the best interests of all shareholders.

Regulatory Restrictions

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days’ prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated “control factors” are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

During the conversion and for three years following the conversion and reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as Alliance Bank, without the prior written approval of the Office of Thrift Supervision, except for

•	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans of Alliance Bancorp-New or Alliance Bank; and

•	an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion and reorganization.

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Such prohibition also is applicable to the acquisition of the common stock of Alliance Bancorp-New. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

In addition, provisions of the Pennsylvania Banking Code prohibit any person from acquiring or making a proposal to acquire the voting rights of more than 10% of the issued and outstanding shares of the voting stock of Alliance Bancorp-New without filing an application with, and receiving prior approval from, the Pennsylvania Department of Banking.

In addition to the foregoing, the plan of conversion and reorganization prohibits any person, prior to the completion of the conversion and reorganization, from offering, or making an announcement of an intention to make an offer, to purchase subscription rights or common stock. See “The Conversion and Offering — Restrictions on Transfer of Subscription Rights and Shares.”

DESCRIPTION OF OUR CAPITAL STOCK

[Identical to the same section in the offering prospectus]

EXPERTS

[Identical to the same section in the offering prospectus]

TRANSFER AGENT, EXCHANGE AGENT AND REGISTRAR

[Identical to the same section in the offering prospectus]

LEGAL AND TAX OPINIONS

[Identical to the same section in the offering prospectus]

REGISTRATION REQUIREMENTS

[Identical to the same section in the offering prospectus]

WHERE YOU CAN FIND ADDITIONAL INFORMATION

[Identical to the same section in the offering prospectus]

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next annual meeting of shareholders of Alliance Bancorp, which is expected to be held in April 2011 in the event that the conversion and offering is not consummated must be received at the main office of Alliance Bancorp no later than November 25, 2010. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

To the extent the conversion and offering is not consummated before 2011 annual meeting of shareholders, shareholder proposals which are not submitted for inclusion in Alliance Bancorp’s proxy materials

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pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article VII, Section 15 of Alliance Bancorp’s bylaws, which provides that any new business to be taken up at the annual meeting must be stated in writing and filed with the corporate secretary at least five days before the date of the annual meeting.

Following consummation of the conversion and offering, the bylaws of Alliance Bancorp-New will govern the procedures for shareholder proposals for business to be considered at an annual meeting of shareholders of Alliance Bancorp-New. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice thereof in writing to the corporate secretary of Alliance Bancorp-New. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of Alliance Bancorp-New not later than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion and reorganization, January 31, 2011. The bylaws also require that the notice must contain certain information in order to be considered.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

[Identical to the same section in the offering prospectus]

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PROSPECTUS SUPPLEMENT

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

Alliance Bank Profit Sharing/401(k) Plan

(Participation Interests in up to 318,019 shares of common stock of
Alliance Bancorp, Inc. of Pennsylvania)

This prospectus supplement is being provided to employees of Alliance Bank who are participants in the Alliance Bank Profit Sharing/401(k) Plan (the “Plan”). This supplement relates to the election by Plan participants to invest all or a part of their Plan accounts in the common stock of Alliance Bancorp, Inc. of Pennsylvania, a newly organized corporation which is incorporated in the Commonwealth of Pennsylvania (“Alliance Bancorp-New”).

Alliance Mutual Holding Company is reorganizing from the mutual to stock form of organization. In connection with the conversion, the common stock of the existing federally chartered mid-tier holding company for Alliance Bank, which is also known as Alliance Bancorp, Inc. of Pennsylvania (“Alliance Bancorp”) held by existing stockholders other than Alliance Mutual Holding Company will be exchanged for shares of common stock of Alliance Bancorp-New. In addition, Alliance Bancorp-New is offering shares of its common stock for sale at a purchase price of $10.00 per share.

As a participant in the Plan, you may direct the trustee to use the monies held in your individual Plan account to purchase shares of Alliance Bancorp-New common stock in its offering by transferring amounts currently allocated to your account under the Plan to the employer stock fund (other than amounts you presently have invested in the employer stock fund), subject to the limitations and other conditions of such offering. Because the Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly.

The prospectus dated           2010 of Alliance Bancorp-New, which is attached to this prospectus supplement, includes detailed information with respect to Alliance Bancorp-New, Alliance Bancorp, Alliance Mutual Holding Company, Alliance Bank and the offering of Alliance Bancorp-New common stock. This prospectus supplement should be read only in conjunction with the attached prospectus.

For a discussion of certain factors you should consider before investing, see “Restrictions on Resale” at page S-12 in this prospectus supplement and “Risk Factors” beginning on page 20 in the prospectus.

Neither the Securities and Exchange Commission nor any state or federal agency has approved these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The participation interests are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. This type of investment involves risk and you may lose some or all of your investment.

The date of this prospectus supplement is           2010.

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ii

THE OFFERING

Summary of the Reorganization

Alliance Mutual Holding Company is reorganizing from the mutual to the stock form of organization. Following the reorganization, Alliance Bancorp-New will be wholly-owned by the public and Alliance Bancorp-New will own all of the issued and outstanding shares of Alliance Bank common stock. You may use your Plan account to subscribe for shares of Alliance Bancorp-New as described in this prospectus supplement.

Securities Offered

The securities offered by this prospectus supplement are participation interests in the Plan. At June 30, 2010, the Plan had approximately $3.18 million in assets which approximately $3.18 million could be used to purchase up to 318,019 shares (at a purchase price of $10.00 per share) of the common stock of Alliance Bancorp-New subject to the limitations and conditions of the offering. The shares of common stock of Alliance Bancorp currently held in the Plan will be exchanged for shares of common stock of Alliance Bancorp-New pursuant to an exchange ratio, as is more fully discussed in “The Conversion and Offering” section of the prospectus. Only employees of Alliance Bank may become participants in the Plan. The common stock to be issued hereby is conditioned on the completion of the conversion and offering. Your investment in the common stock of Alliance Bancorp-New in the offering is subject to the priority purchase rights applicable to you, as set forth in the Plan of Conversion and Reorganization, and as described below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the conversion and offering and the financial condition, results of operation and business of Alliance Bancorp is contained in the attached prospectus. This prospectus supplement should be read with the attached prospectus. The address of the principal executive office of Alliance Bancorp-New and Alliance Bank is 541 Lawrence Road, Broomall, Pennsylvania 19008. The telephone number of Alliance Bank is (610) 353-2900.

Election to Purchase Common Stock in the Offering; Priorities

You may direct the transfer of all or part of the funds which represent your beneficial interest in the assets of the Plan to be invested in the employer stock fund. The Plan trustee will subscribe for common stock offered for sale in connection with the reorganization according to your directions. In the event the offering is oversubscribed, i.e., there are more orders for common stock of Alliance Bancorp-New than shares available for sale in the offering, and the Plan trustee is unable to use the full amount allocated by you to purchase common stock in the offering, depending on your purchase priority, the amount that is not invested in common stock of Alliance Bancorp-New will be returned to the other investments of the Plan pursuant to your existing investment directions. If you choose not to direct the investment of your Plan account balance to purchase shares of common stock of Alliance Bancorp-New in the offering, your Plan account balance will remain in the other investment options of the Plan as previously directed.

You are permitted to use funds allocated to your Plan account to purchase shares of common stock of Alliance Bancorp-New in the subscription offering to the extent that you fall into one of the following orders of priority:

•	Depositors of Alliance Bank with an aggregate balance of $50 or more at the close of business on June 30, 2009 get first priority;

•	Alliance Bank’s employee stock ownership plan gets second priority;

•	Depositors of Alliance Bank with an aggregate balance of $50 or more at the close of business on , 2010 get third priority; and

•	Other depositors of Alliance Bank with an aggregate balance of $50 or more at the close of business on , 2010 get fourth priority.

If you do not qualify in the subscription offering, your order will be treated as a community offering order.

Common stock so purchased will be allocated to your Plan account.

The limitations on the amount of common stock that you may purchase in the offering, as described in the attached prospectus, see “The Conversion and Offering — Limitations on Common Stock Purchases,” will be calculated based on the aggregate amount directly purchased by you in the offering together with the amount purchased with funds allocated to your Plan account.

How to Use Plan Funds and Funds Held Outside the Plan to Invest in the Offering

Accompanying this prospectus supplement is a Special Investment Election Form attached as Annex A. The Special Investment Election Form will enable you to direct that all or a portion of your beneficial interest in the Plan be used to invest in the common stock of Alliance Bancorp-New. If you wish to invest all or part of your beneficial interest in the assets of the Plan in common stock of Alliance Bancorp-New issued in the offering, you should complete the Special Investment Election Form and return it to Joseph M. Vetter no later than 4:00 p.m., Eastern time on           2010. In order to purchase shares outside the Plan (in your name or through an IRA), you must complete and return a stock order form, along with payment by check or by authorizing a withdrawal from your Alliance Bank deposit account(s) to be received by the Stock Information Center no later than 4:00 p.m., Eastern time, on           2010. If you do not have a stock order form, or have other questions about purchasing stock outside the Plan, contact the Stock Information Center by calling (          )          -          .

Deadline for Delivery of Special Investment Election Form

The Special Investment Election Form must be returned to Alliance Bank, 541 Lawrence Road, Broomall Pennsylvania 19008, Attn: Joseph M. Vetter no later than 4:00 p.m. on           2010. If you do not wish to purchase the common stock of Alliance Bancorp-New in the offering through the Plan, please fill out the Special Investment Election Form and check the box for “No Election” in Section 5 of the form.

Irrevocability of Election to Participate in the Offering

After you return the investment election form, your directions to transfer amounts credited to your Plan account to purchase shares of common stock in the offering is irrevocable.

Direction to Purchase Common Stock After the Offering

After the offering, you will continue to be able to direct the investment of your plan contributions in the investment options available under the Plan, including the common stock of Alliance Bancorp-New (the percentage invested in any option must be a whole percent). You may change the allocation of your interest in the various investment options offered under the Plan at any time. Special restrictions may apply to transfers directed to or from the common stock of Alliance Bancorp-New if you are an executive officer, director or principal shareholder of Alliance Bancorp-New and are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Alliance Bancorp-New.

Purchase Price of Common Stock

The funds you allocate for the purchase of common stock in the offering will be used in full by the Plan trustee to purchase whole shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock in the offering will be $10.00 per share, the same price as paid by all other persons who purchase shares of common stock in the offering. You will not be charged a commission to purchase shares of common stock in the offering. You will not be permitted to purchase fractional shares of Alliance Bancorp common stock in the offering. Any cash not used to purchase whole shares of common stock in the offering will be reinvested in the existing investment funds of the Plan, in accordance with your then existing investment election for future contributions to the Plan.

After the offering, common stock purchased by the Plan trustee will be acquired in open market transactions or from the treasury stock account of Alliance Bancorp-New. The prices paid by the trustee for shares acquired in the open market may be higher than the $10.00 per share offering price and will be for “adequate consideration” which means the fair market value of the common stock as quoted on the Nasdaq Global Market.

Nature of a Participant’s Interest in Common Stock

The common stock will be held in the name of the Plan, as trustee, and will be allocated to your individual account under the Plan. Therefore, earnings with respect to your Plan account should not be affected by the investment designations (including investments in Alliance Bancorp-New common stock) of other participants.

DESCRIPTION OF THE PLAN

Introduction

The Plan was originally adopted by Alliance Bank effective as of July 1, 1984. The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended. Alliance Bank has obtained a ruling from the IRS dated May 26, 1992 that the Plan is qualified under Section 401(a) of the Internal Revenue Code, and its related trust is tax exempt under Section 501(a) of the Internal Revenue Code.

Employee Retirement Income Security Act

The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefits Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained under Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Applicable federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to the termination of your employment with Alliance Bank. A substantial federal tax penalty also may be imposed on distributions made prior to you attaining the age 59 1/2.

Reference to Full Text of Plan

The following is a summary of the Plan and does not contain all of the detailed information in the Plan. Copies of the Plan are available to all employees by request from Alliance Bank, 541 Lawrence Road, Broomall, Pennsylvania, 19008, Attention: Joseph M. Vetter, Director of Human Resources. You are urged to read carefully the full text of the Plan. To the extent that any conflict may exist between the terms and conditions of the Plan and the description in this prospectus supplement, the terms and conditions in the Plan shall control.

Eligibility and Participation

An employee of Alliance Bank is eligible to become a participant in the Plan after completing one year of service with Alliance Bank and attaining age 21. A year of service is defined as a twelve (12) consecutive month period during which an employee completes at least 1,000 hours of service with Alliance Bank. The plan year is the calendar year, January 1 to December 31.

As of June 30, 2010, there were approximately 77 employees eligible to participate in the Plan, and 49 employees participating by making elective deferral contributions.

Contributions Under the Plan

401(k) Contributions.  As a Plan participant, you are permitted to elect to reduce your compensation initially pursuant to the Alliance Bank Profit Sharing/401(k) Plan Enrollment Form and may change your contributions later by submitting a Contribution Change Form or by contacting Joseph M. Vetter at (610) 359-6940. Contribution changes are permitted once per month. The amount you elect is subject to certain restrictions and limitations, as discussed below, not to exceed $16,500 for 2010 or such higher amount as may be periodically set by the IRS and have such amount contributed to the Plan on your behalf. If you are 50 years or older, you can also make “catch up” contributions of up to $5,500 in 2010. Your pre-tax employee contributions are transferred by Alliance Bank to the trustee and credited to your Plan account. The Plan defines “compensation” as your total compensation that is subject to income tax withholding and paid to you during the year, excluding severance, income realized upon the exercise of stock options, income realized upon the vesting of restricted property or the making of an election under section 83(b) of the Internal Revenue Code. Generally, you may elect to modify the amount contributed to your Plan account, however, special restrictions apply to the employer stock fund if you are subject to Section 16 of the Securities Exchange Act of 1934.

Roth 401(k) Contributions.  Commencing July 1, 2010, you are permitted to make Roth 401(k) deferrals under the Plan. Roth 401(k) deferrals are subject to income taxes in the year of deferral. However, the deferrals, and in most cases, earnings on such deferrals, are not subject to federal income taxes when distributed to you.

After-Tax Contributions.  You are not permitted to make after-tax contributions under the Plan.

Employer Contributions.  Alliance Bank, in its sole discretion, may make a contribution matching all or some portion of your pre-tax employee contribution. Furthermore, Alliance Bank, in its sole discretion, may also make other discretionary contributions to the Plan. Alliance Bank has not elected to make matching contributions under the Plan and there can be no assurance that we will do so in the future.

Limitations on Contributions

Limitation on Annual Additions and Benefits.  Pursuant to the requirements of the Internal Revenue Code, the Plan provides that the amount of contributions and forfeitures allocated to your Plan account during any calendar year generally may not exceed the lesser of 100% of compensation for the calendar year or $49,000 (for 2010) (adjusted for increases in the cost of living as permitted by the Internal Revenue Code).

Limitation on 401(k) Plan Contributions.  By law, your total deferrals under the Plan may not exceed $16,500 for 2010, adjusted for increases in the cost of living as permitted by the Internal Revenue Code. Contributions in excess of this limitation will be included in gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan, unless the excess deferral (together with any income allocable thereto) is distributed by April 15th of the following year in which the excess deferral is made. Any income on the excess deferral that is distributed by April 15th of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the taxable year in which the excess deferral is made.

Limitation on Plan Contributions for Highly Compensated Employees.  Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of salary deferrals and matching contribution that may be made to the Plan in any calendar year on behalf of highly compensated employees (as defined below) in relation to the amount of salary deferrals and matching contribution made by or on behalf of all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who, during the calendar year or the preceding year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of Alliance Bancorp), or (2) for the preceding year had compensation from the employer in excess of $110,000 (for 2010), and if the employer so elects was in the top-group of employees for such preceding year. An employee is in the top-paid group of employees for any year if such employee is in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during such year. Such dollar amounts are adjusted annually to reflect increases in the cost of living.

In order to prevent the disqualification of the Plan, any amount contributed by highly compensated employees that exceeds the average deferral limitation in any calendar year must be distributed to such highly compensated employees before the close of the following calendar year. However, the employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions, either are recharacterized or are distributed before the close of the first 2 1/2 months following the calendar year to which such excess contributions relate.

Top-Heavy Plan Requirements.  If for any calendar year the Plan is a top-heavy plan, then Alliance Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees. In general, the Plan will be regarded as a “top-heavy plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees (for 2010) generally include any employee who, at any time during the calendar year, was (1) an officer of Alliance Bank having annual compensation in excess of $160,000 (for 2010), (2) a 5% owner of Alliance Bancorp (i.e., owns directly or indirectly more than 5% of the stock of Alliance Bancorp, or stock possessing more than 5% of the total combined voting power of all stock of Alliance Bancorp or (3) a 1% or greater owner of Alliance Bancorp having annual compensation in excess of $150,000.

Loans

You are permitted to borrow money from your account. The loan amount must be at least $1,000 and is limited to a maximum of 50% of your vested account balance, up to a maximum of $50,000. The interest rate on the loan will remain fixed for the life of the loan. You can borrow for any reason up to a maximum term of 60 months. If you are borrowing to purchase a residence, your loan may have a term of up to 180 months. You may have up to two outstanding loans at any time and refinancing is not permitted.

Investment of Contributions

General.  All amounts credited to your accounts under the Plan are held in a trust. A trustee appointed by Alliance Bank’s Board of Directors administers the trust. The Plan offers you the following investment choices:

Goldman Sachs FS Prime Obligations FST
Vanguard Short Term Investment Grade
Vanguard Balanced Index
Vanguard 500 Index Investor
American Funds Growth Fund of America R5
Neuberger Berman Mid Cap Growth Inv
Alger Small Cap Growth A Load Waived
Alliance Bancorp, Inc. of Pennsylvania Stock Fund
Vanguard Prime Money Market Inv
Metropolitan West Total Return Bond I
American Beacon Large Cap Value Inst
Thornburg Value R5
RiverSource Mid Cap Value R4
Columbia Small Cap value II Z
Thornburg International Value R5

You are permitted to elect (in increments of 1%) to have your participation interest invested either in the common stock of Alliance Bancorp-New or among the other funds listed above.

The net gain (or loss) of the funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the trust) will be determined at least daily during the calendar year. For purposes of such allocations, all assets of the trust are valued at their fair market value.

Funds.  The annual percentage return on these funds for the prior five years was:

Fund	2009	2008	2007	2006	2005

Goldman Sachs FS Prime Obligations FST	0.4	2.6	5.3	5.0	3.1
Vanguard Short Term Investment Grade	14.0	(4.7)	5.9	5.0	2.2
Vanguard Balanced Index	20.1	(22.2)	6.2	11.0	4.7
Vanguard 500 Index Investor	26.5	(37.0)	5.4	15.6	4.8
American Funds Growth Fund of America R5	34.9	(38.9)	11.3	11.2	14.5
Neuberger Berman Mid Cap Growth Inv	29.2	(41.0)	21.6	14.6	13.4
Alger Small Cap Growth A Load Waived	44.4	(46.0)	16.0	19.0	16.1
Vanguard Prime Money Market Inv	0.5	2.8	5.1	4.9	3.0
Metropolitan West Total Return Bond I	17.3	(1.3)	6.5	7.2	3.3
American Beacon Large Cap Value Inst	27.5	(39.4)	3.2	19.0	9.9
Thornburg Value R5	45.7	(41.4)	6.5	22.4	—
RiverSource Mid Cap Value R4	39.9	(44.3)	10.5	17.1	16.9
Columbia Small Cap value II Z	25.1	(33.6)	3.0	17.0	9.0
Thornburg International Value R5	31.9	(41.7)	28.1	26.1	—
Alliance Bancorp Employer Stock Fund	13.4	4.8	—	—	—

A brief summary of such funds is as follows:

Goldman Sachs FS Prime Obligations FST — The investment seeks to maximize current income to the extent consistent with the preservation of capital and the maintenance of liquidity. The fund invests in U.S. Government Securities, obligations of U.S. banks, commercial paper and other short-term obligations of U.S. companies, states, municipalities and other entities and repurchase agreements. It invests up to 10% of total assets in other investment companies and only invests in U.S. banks.

Vanguard Short Term Investment Grade — The investment seeks to provide current income. The fund invests at least 80% of assets in short and intermediate term corporate bonds and other corporate fixed income obligations. It typically maintains an average weighted maturity of between one and four years. The fund may also invest in U.S. government securities, bank obligations, commercial paper, repurchase agreements, and dollar-denominated foreign securities.

Vanguard Balanced Index — The fund seeks to track the performance of a broad, market-weighted bond index and a benchmark index that measures the investment return of the overall U.S. stock market. The fund employs a passive management or investment approach designed to track the performance of two benchmark indexes. With approximately 60% of assets, it seeks to track the investment performance of the MSCI® US Broad Market index, which represents 99.5% or more of the total market capitalization of all the U.S. common stocks. The fund also seeks to track the investment performance of the Barclays Capital U.S. Aggregate Float Adjusted index with 40% of assets.

Vanguard 500 Index Investor — The investment seeks to track the performance of a benchmark index that measures the investment return of large-capitalization stocks. The fund employs a passive management investment approach designed to track the performance of the Standard & Poor’s 500 index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. It invests all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

American Funds Growth Fund of America R5 — The investment seeks capital growth by investing in common stocks. The fund invests primarily in common stocks and seeks to invest in companies that appear to offer superior opportunities for growth of capital. It may also hold cash or money market instruments. The fund may invest up to 25% of its assets in securities of issuers domiciled outside the United States.

Neuberger Berman Mid Cap Growth Inv — The investment seeks growth of capital. The fund normally invests at least 80% of net assets, plus the amount of any borrowings for investment purposes, in common stocks of mid-capitalization companies, which it defines as those with a total market capitalization within the market capitalization range of the Russell Midcap index at the time of purchase.

Alger Small Cap Growth A Load Waived — The investment seeks long-term capital appreciation. The fund normally invests at least 80% of net assets, plus any borrowings for investment purposes, in equity securities of companies that, at the time of purchase of the securities, have total market capitalization within the range of companies included in the Russell 2000 Growth index or the S&P Small-Cap 600 index, as reported by the indexes as of the most recent quarter-end.

Vanguard Prime Money Market Inv — The investment seeks to provide current income while maintaining liquidity and a stable share price of $1. The fund invests primarily in high-quality, short-term money market instruments, including certificates of deposit, banker’s acceptances, commercial paper, and other money market securities. To be considered high-quality, a security generally must be rated in one of the two highest credit-quality categories for short-term securities by at least two nationally recognized rating services. The fund invests more than 25% of its assets in securities issued by companies in the financial services industry.

Metropolitan West Total Return Bond I — The investment seeks to maximize long-term total return. The fund pursues its objective by investing, under normal circumstances, at least 80% of net assets in investment grade fixed income securities or unrated securities that are determined by the Adviser to be of similar quality. Up to 20% of the fund’s net assets may be invested in securities rated below investment grade. Under normal conditions, the portfolio duration is two to eight year and the dollar-weighted average maturity ranges from two to fifteen years.

American Beacon Large Cap Value Inst — The investment seeks long-term capital appreciation and current income. The fund normally invests at least 80% of its assets in equity securities of large market capitalization U.S. companies. These companies generally have market capitalizations similar to the market capitalization of the companies in the Russell 1000 index at the time of investment. The investments may include common stocks, preferred stocks, securities convertible into U.S. common stocks, U.S. dollar-denominated ADRs, and U.S. dollar-denominated foreign stocks traded on U.S. exchanges.

Thornburg Value R5 — The investment seeks long-term capital appreciation. The fund invests primarily in domestic equity securities selected on a value basis. It may also invest in foreign securities and American depositary receipts.

RiverSource Mid Cap Value R4 — The investment seeks long-term capital appreciation. The fund normally invests at least 80% of assets in equity securities of medium-sized companies whose market capitalizations at the time of purchase fall within the range of the Russell Midcap Value index. It may invest up to 25% of its assets in foreign investments. The fund may invest up to 20% of its assets in stocks of smaller or larger companies, preferreds, convertibles, or other debt securities.

Columbia Small Cap value II Z — The investment seeks long-term growth of capital. The fund normally invests at least 80% of its net assets in equity securities of companies that have market capitalizations in the range of the companies in the Russell 2000 Value Index at the time of purchase that the Advisor believes are undervalued and have the potential for long-term growth. It may invest up to 20% of total assets in foreign securities and also may invest in real estate investment trusts.

Thornburg International Value R5 — The investment seeks long-term capital appreciation. The fund normally invests at least 75% of its assets in foreign securities or depository receipts of foreign securities. It may invest in developing countries. The fund typically makes equity investments in the following three types of companies: basic value companies with well established businesses whose stock is under valued; Consistent earner companies when they are selling at valuations below historic norms; and Emerging franchises that are in the process of establishing a leading position in a product, service or market expecting growth at an above average rate.

Alliance Bancorp, Inc. of Pennsylvania Employer Stock Fund — The employer stock fund consists primarily of investments in common stock of Alliance Bancorp. Alliance Bancorp is a federally chartered majority-owned subsidiary of Alliance Mutual Holding Company. Following the offering, Alliance Bancorp, a federal corporation, will cease to exist, but will be succeeded by a new Pennsylvania corporation with the name Alliance Bancorp, Inc. of Pennsylvania, which will be 100% owned by its public shareholders, including Alliance Bancorp’s tax-qualified plans.

Shares of Alliance Bancorp which were held in the Alliance Bancorp employer stock fund prior to the conversion and offering will be converted into new shares of common stock of Alliance Bancorp-New, in accordance with the exchange ratio. The trustee will use all amounts reallocated to the employer stock fund in the special election to acquire shares in the conversion and common stock offering. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the employer stock fund, including cash dividends paid on common stock held in the employer stock fund, to purchase shares of common stock of Alliance Bancorp-New. It is expected that all purchases will be made at prevailing market prices.

Vesting

You are always 100% vested in your pre-tax employee contributions and the earnings thereon under the Plan. However, your vested interests in any matching or other discretionary contributions allocated to your Plan account is determined in accordance with the following schedule, based on the number of years of service you complete:

Years of Service	Vested Percentage

1	20%
2	40%
3	60%
4	80%
5	100%

If you leave Alliance Bank’s employment prior to complete vesting, you will forfeit the unvested portion of your Plan account, if any. If you are rehired within five years, you may become vested in the previously forfeited amount. The allocation of forfeitures is done as of December 31 of each year.

Distribution Upon Retirement or Disability

Upon retirement or disability, you may elect to have your vested account balance distributed in a single lump-sum payment. Payment of your benefits must generally begin no later than the April 1 following the calendar year in which you attain age 70 1/2 or the calendar year in which you retire.

Distribution Upon Death

If you die before your entire vested interest has been distributed, benefits will be paid to your surviving spouse in a single lump-sum payment. If you are an unmarried participant, or you are a married participant with special consent to the designation of a beneficiary other than your spouse, payment of benefits to your chosen beneficiary will be in a single lump-sum payment.

Distribution Upon Termination of Employment

After termination of employment with Alliance Bank, you are entitled to distribution of your vested Plan account upon the earlier of death, disability, or attainment of the Plan’s normal retirement age. However, you may elect to receive a distribution of your vested Plan account after termination prior to death, disability, or the attainment of the Plan’s normal retirement age.

Non-alienation of Benefits

Except with respect to federal income tax withholdings and qualified domestic relations orders, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Reports to Plan Participants

The Plan administrator will furnish to you a quarterly statement showing the balance in your Plan account as of the end of that period, the amount of contributions allocated to your Plan account for that period, and the adjustments to your account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

Plan Administration

Alliance Bank is the named fiduciary of the Plan for purposes of ERISA. Reliance Trust Company currently serves as trustee of the Plan’s trust. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator.

The Plan is administered by a Plan administrator who is one or more persons appointed by and who serve at the pleasure of Alliance Bank. Currently, the Plan administrator is Alliance Bank. The address and telephone number of the administrator is 541 Lawrence Road, Broomall, Pennsylvania 19008, 610-359-6900. The administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

Alliance Bank intends to continue the Plan indefinitely. Nevertheless, Alliance Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, if you are affected by the termination you will have a fully vested interest in your Plan account. Alliance Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Alliance Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA and/or the Internal Revenue Code.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Plan trust assets to another plan, the Plan requires that each participant will (if either the Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

General.  The following is a brief summary of certain federal income tax aspects of the Plan. Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

As a “qualified retirement plan,” the Internal Revenue Code affords special tax treatment which includes the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. Alliance Bank expects that it will adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Internal Revenue Code.

You are urged to consult your tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

Lump-Sum Distribution.  A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made: (1) within one taxable year to the participant or beneficiary; (2) on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and (3) consists of the balance to the credit of the participant under this Plan and all other profit sharing plans, if any, maintained by Alliance Bank. The portion of any lump-sum distribution that is required to be included in the participant’s or beneficiary’s taxable income for federal income tax purposes consists of the entire amount of such lump-sum distribution less the amount of after-tax contributions, if any, made by the participant to any other profit sharing plans maintained by Alliance Bank which is included in such distribution.

Averaging Rules.  The portion of the total taxable amount of a lump-sum distribution that is attributable to participation in the Plan or in any other profit-sharing plan maintained by Alliance Bank and referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes.

If you turned 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments. You also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in the Plan treated as a long-term capital gain and taxed at a rate of 20%.

Common Stock Included in Lump-Sum Distribution.  If a lump-sum distribution includes our common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost to the Plan. The tax basis of such common stock to the participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the IRS.

Distribution: Rollovers and Direct Transfers to Another Qualified Plan or to a Traditional or Roth IRA.  Virtually all distributions from the Plan may be rolled over to another qualified retirement plan or to a traditional or Roth IRA without regard to whether the distribution is a lump-sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified plan or to a traditional or Roth IRA. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to a traditional IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. If you roll over your distribution to a Roth IRA, the taxable amount of your distribution will be included in your taxable income in the year of the distribution. The principal types of distributions which do not constitute eligible rollover distributions are (1) an annuity type distribution made over the life expectancy of the participant (or participant and another) or for a period of 10 years or more, (2) a minimum distribution required by Section 401(a)(9) of the Internal Revenue Code, or (3) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution.

ERISA and Other Qualification

As noted above, the Plan is subject to certain provisions of ERISA, and was submitted to the IRS for a determination that it is qualified under the Internal Revenue Code.

We have provided a brief description of the material federal income tax aspects of the Plan which are of general application under the Internal Revenue Code. This is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from Plan.

Restrictions on Resale

Any person receiving shares of Alliance Bancorp-New common stock under the Plan who is an “affiliate” of Alliance Bancorp-New as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933, as amended, (e.g., our directors, executive officers and substantial stockholders) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1934 assuming the availability of a registration statement, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933. Any person who may be an “affiliate” of Alliance Bancorp-New may wish to consult with counsel before transferring any common stock he or she owns. In addition, you are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of common stock when acquired under the Plan, or other sales of common stock.

Persons who are not deemed to be our “affiliates” at the time of resale will be free to resell any shares of common stock allocated to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933 or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An “affiliate” of Alliance Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Alliance Bancorp-New. Normally, a director, principal officer or major stockholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Alliance Bancorp-New at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933 or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the Nasdaq Global Market during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when Alliance Bancorp is current in filing the reports required of it under the Securities Exchange Act of 1934.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Alliance

Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within two business days after a change occurs, or annually in certain limited situations, on a Form 5 within 45 days after the close of the registrant’s fiscal year. Investment in our common stock in the Plan by officers, directors and persons beneficially owning more than ten percent of the common stock must be reported to the SEC on the Forms 4 or Forms 5 filed by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Alliance Bancorp-New of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the assets available for Plan benefits at December 31, 2009, is available upon written request to the Plan Administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the common stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D. C., which firm acted as special counsel for Alliance Bancorp-New, Alliance Bancorp, Alliance Mutual Holding Company and Alliance Bank in connection with the reorganization and offering.

ANNEX A

ALLIANCE BANK PROFIT SHARING/401(k) PLAN
Special Investment Election Form

Name of Plan Participant:           Social Security Number:

1. INSTRUCTIONS.  This Special Investment Election Form provides your directions to sell certain investments in your Alliance Bank Profit Sharing/401(k) Plan account (except those already invested in the employer stock fund) for the purpose of purchasing the common stock of Alliance Bancorp-New in connection with the mutual to stock conversion and reorganization of Alliance Mutual Holding Company and issuance of common stock by Alliance Bancorp-New.

To direct the investment of all or part of the funds credited to your account to the employer stock fund of Alliance Bancorp-New, you should complete and submit this form to Joseph M. Vetter, Director of Human Resources, no later than 4:00 p.m. on           2010. A representative for Alliance Bank will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Joseph M. Vetter at (610) 359-6940. If you do not complete and return this form to Alliance Bank by 4:00 p.m. on           2010, the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment directions.

2. INVESTMENT DIRECTIONS.  As directed below, I hereby authorize the sale of the funds currently credited to my account and the purchase of common stock of Alliance Bancorp-New with such proceeds. The total dollar amount transferred from existing investment funds must be in increments of $10. For example, you may transfer $1,000 or $1,010, but you may not transfer $1,001 or $1,011. No later than the end of the subscription and community offering period (and if applicable, any syndicated community offering), the amount that you elect to transfer from your existing account balances for the purchase of Alliance Bancorp-New common stock in the stock offering will be removed from your existing account and transferred to a money market fund pending the closing of the stock offering. Following the offering period, we will determine whether all or a portion of your order will be filled. If the value of the fund(s) you select is insufficient to cover your order, then your order will be reduced accordingly. Your investment directions are subject to market risk.

Plan Investment Funds	Dollar Amount

Goldman Sachs FS Prime Obligations FST	Sell $
Vanguard Short Term Investment Grade	Sell $
Vanguard Balanced Index	Sell $
Vanguard 500 Index Investor	Sell $
American Funds Growth Fund of America R5	Sell $
Neuberger Berman Mid Cap Growth Inv	Sell $
Alger Small Cap Growth A Load Waived	Sell $
Vanguard Prime Money Market Inv	Sell $
Metropolitan West Total Return Bond I	Sell $
American Beacon Large Cap Value Inst	Sell $
Thornburg Value R5	Sell $
RiverSource Mid Cap Value R4	Sell $
Columbia Small Cap value II Z	Sell $
Thornburg International Value R5	Sell $
Total $

3. PURCHASER INFORMATION.  If you are an Eligible Account Holder or Supplemental Eligible Account Holder, as indicated below, you can direct your current balances in the Plan to purchase the common stock of Alliance Bancorp-New. To the extent your order cannot be filled with common stock of Alliance

A-1

Bancorp-New, the amount (including earnings, if any) not used to purchase common stock will be transferred and reinvested in the existing investment funds of the Plan, in accordance with your then existing investment election for future contributions to the Plan. Please contact Joseph M. Vetter at (610) 359-6940 for more information. Please indicate your status.

a. ☐	Eligible Account Holder — Check here if you were a depositor with $50.00 or more on deposit with Alliance Bank as of June 30, 2009.

b. ☐	Supplemental Eligible Account Holder — Check here if you were a depositor with $50.00 or more on deposit with Alliance Bank as of 2010, but are not an Eligible Account Holder.

4. PURCHASE LIMITATIONS.  The following restrictions apply to the aggregate number of shares you may request to purchase in the reorganization and stock offering, including your purchases in the Plan:

•	Minimum number of shares: 25 shares ($250)

•	Maximum number of shares (subject to certain adjustments): 50,000 shares ($500,000)

•	Maximum number of shares for associates or group: 100,000 shares ($1,000,000)

•	Maximum number of shares for associates or groups including shares of Alliance Bancorp currently owned: 5.0% of the total shares of common stock outstanding upon completion of the conversion and offering

See “The Offering — Limitations on Common Stock Purchases” in the accompanying prospectus for more information.

5. INVESTMENT ELECTION.  I, the undersigned participant in the Plan, make the following investment election (complete the boxes below if you choose to purchase shares in the offering, or mark the “No Election” box with an “X” and sign where indicated if you do not wish to purchase shares in the offering):

Number of Shares of		Total Amount Due
Alliance Bancorp	Price Per Share	from Page A-1

X $10.00 =

☐	No Election. I elect not to purchase shares of Alliance Bancorp common stock in the offering through the Plan.

6. ACKNOWLEDGMENT OF PARTICIPANT.  I understand that this Special Investment Election Form shall be subject to all of the terms and conditions of the Alliance Bank Profit Sharing/401(k) Plan and the Plan of Conversion and Reorganization of Alliance Mutual Holding Company. I acknowledge that I have received a copy of the prospectus and the prospectus supplement.

ACKNOWLEDGMENT OF ELECTION BY PARTICIPANT AND RECEIPT BY EMPLOYER:

By:
Signature of Participant

Date:	Date:

A-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Filing fees (OTS, Nasdaq, FINRA, Pennsylvania and SEC)*	$100,000
Printing, postage, mailing and EDGAR expenses	250,000
Legal fees	400,000
Accounting fees and expenses	125,000
Appraiser’s fees and expenses	55,000
Business plan fees and expenses	45,000
Marketing agent expenses (including legal fees)(1)	185,000
Records agent fees and expenses	30,000
Transfer agent fees and expenses	17,500
Certificate printing	12,500
Miscellaneous	20,000

Total	$1,240,000

*	Estimated

(1)	In addition to the foregoing expenses, Stifel, Nicolaus & Company, Incorporated will receive fees based on the number of shares sold in the conversion and offering. Based upon the assumptions and the information set forth under “Pro Forma Data” and “The Conversion and Offering — Marketing Arrangements” in the Prospectus, it is estimated that such fees will be $1.0 million, $1.2 million, $1.4 million and $1.6 million at the minimum, minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively.

Item 14.	Indemnification of Directors and Officers.

Article VI of the Registrant’s Bylaws provides as follows:

6.1 Indemnification in Third Party Actions.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding.

6.2 Indemnification in Derivative Actions.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action or suit.

6.3 Procedure for Effecting Indemnification.  Indemnification under Sections 6.1 or 6.2 shall be automatic and shall not require any determination that indemnification is proper, except that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court in which the action was brought or by any other appropriate court to have constituted willful misconduct or recklessness.

6.4 Advancing Expenses.  Expenses incurred by a person who may be indemnified under Section 6.1 or 6.2 shall be paid by the Corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

6.5 Indemnification of Employees, Agents and Other Representatives.  The Corporation may, at the discretion and the extent determined by the Board of Directors of the Corporation, (i) indemnify any person who neither is nor was a director or officer of the Corporation but who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether brought by or in the right of the Corporation), by reason of the fact that the person is or was an employee, agent or other representative of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding and (ii) pay such expenses in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking of the kind described in Section 6.4.

6.6 Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

6.7 Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.8 Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

6.9  Modification.  The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.8 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

6.10 Proceedings Initiated by Indemnified Persons.  Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

6.11 Savings Clause.  If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the Board of Directors or the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Alliance Bancorp, Inc. of Pennsylvania maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of Alliance Bancorp, Inc. of Pennsylvania and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such. The policy contains various reporting requirements and exclusions.

The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 15.	Recent Sales of Unregistered Securities

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

No.	Description

1.1	Form of Agency Agreement with Stifel, Nicolaus & Company, Incorporated
1.2	Engagement Letter with Stifel, Nicolaus & Company, Incorporated(1)
2.1	Plan of Conversion and Reorganization(1)
3.1	Articles of Incorporation of Alliance Bancorp, Inc. of Pennsylvania(1)
3.2	Bylaws of Alliance Bancorp, Inc. of Pennsylvania(1)
4.0	Form of Stock Certificate of Alliance Bancorp, Inc. of Pennsylvania(1)
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality
8.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters(1)
8.2	Opinion of ParenteBeard LLC re: Pennsylvania tax matters
10.1	Alliance Mutual Holding Company Amended and Restated Directors Retirement Plan(2)
10.2	Greater Delaware Valley Savings d/b/a Alliance Bank Supplemental Executive Retirement Plan 409A Restatement(2)

No.	Description

10.3	Greater Delaware Valley Savings d/b/a Alliance Bank Endorsement Split Dollar Insurance Agreement(3)
10.4	Amended and Restated Employment Agreement, dated May 21, 2008, between Alliance Bank and Dennis D. Cirucci(4)
10.5	Amended and Restated Employment Agreement, dated May 21, 2008, between Alliance Bank and Peter J. Meier(4)
10.6	Amended and Restated Employment Agreement, dated May 21, 2008, between Alliance Bank and Suzanne J. Ricci(4)
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0 and Exhibit 8.1, respectively)
23.2	Consent of ParenteBeard LLC
23.3	Consent of RP Financial, LC(1)
24.0	Power of Attorney (previously included in Signature Page of this Registration Statement)
99.1	Subscription Order Form and Instructions
99.2	Additional Solicitation Material
99.3	Appraisal Report of RP Financial, LC(1)
99.4	Letter of RP Financial, LC regarding subscription rights(1)
99.5	Letter of RP Financial, LC regarding liquidation rights(1)
99.6	Form of proxy card for Alliance Bancorp — New

(1)	Previously provided.

(2)	Incorporated herein by reference from the Current Report on Form 8-K of Alliance Bancorp, Inc. of Pennsylvania (File No. 001-33189) filed with the Securities and Exchange Commission on December 18, 2008.

(3)	Incorporated herein by reference from the Registration Statement on Form S-1 of Alliance Bancorp, Inc. of Pennsylvania (File No. 333-136853) filed with the Securities and Exchange Commission filed on August 23, 2006, as amended.

(4)	Incorporated herein by reference from the Current Report on Form 8K of Alliance Bancorp, Inc. of Pennsylvania (File No. 001-33189) filed with the Securities and Exchange Commission on May 23, 2008.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Broomall, Pennsylvania on October 21, 2010.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

By:	/s/ Dennis D. Cirucci
Dennis D. Cirucci
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dennis D. Cirucci Dennis D. Cirucci	President and Chief Executive Officer (principal executive officer)	October 21, 2010

/s/ Peter J. Meier Peter J. Meier	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	October 21, 2010

/s/ William E. Hecht* William E. Hecht	Chairman of the Board	October 21, 2010

/s/ J. William Cotter, Jr.* J. William Cotter, Jr.	Director	October 21, 2010

/s/ John A. Raggi* John A. Raggi	Director	October 21, 2010

/s/ Philip K. Stonier* Philip K. Stonier	Director	October 21, 2010

/s/ G. Bradley Rainer* G. Bradley Rainer	Director	October 21, 2010

/s/ R. Cheston Woolard* R. Cheston Woolard	Director	October 21, 2010

/s/ Timothy E. Flatley* Timothy E. Flatley	Director	October 21, 2010

*	By Dennis D. Cirucci pursuant to power of attorney.